  As filed with the Securities and Exchange Commission on December 5, 1997
                                                      Registration No. 333-37487
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                   PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             ___________________
                            AIRTRAN AIRLINES, INC.


                            AIRTRAN HOLDINGS, INC.
                             AIRTRAN AIRWAYS, INC.
                           VALUJET MANAGEMENT CORP.
                             VALUJET CAPITAL CORP.
                       VALUJET CORPORATE PARTNERS, L.P.
                                VALUJET I, LTD.
                      VALUJET RESERVATION PARTNERS, L.P.
                               VALUJET II, LTD.
                           VALUJET INVESTMENT CORP.
            (Exact name of registrant as specified in its charter)

                              __________________

         AirTran Airlines, Inc. - Nevada                      4512                            AirTran Airlines, Inc. - 88-0290707
              Other Registrants - *                (Primary Standard Industrial                       Other Registrants - *
        (State or other Jurisdiction of             Classification Code Number                (I.R.S. Employer Identification No.)
        incorporation or organization)

            AirTran Airlines, Inc.                      * See Chart                                    Michael D. Acks
     1800 Phoenix Boulevard, Suite 126                on following page                       1800 Phoenix Boulevard, Suite 126
           Atlanta, Georgia 30349                                                                   Atlanta, Georgia 30349
              (770) 907-2580                                                                            (770) 907-2580
           Other Registrants - *                                                               (Address, including zip code, and
     (Address, including zip code, and                                                       telephone number including area code,
   telephone number including area code,                                                            of agent for service)
of registrant's principal executive offices)

                           ________________________


                                  Copies to:
                           Robert B. Goldberg, Esq.
                Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                      3490 Piedmont Road, N.E., Suite 400
                            Atlanta, Georgia 30305
                                (404) 233-2800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

 ===========================================================================================================================
 Title of Each Class of Securities to be Registered   Amount to be   Proposed Maximum     Proposed Maximum       Amount of
                                                       Registered       Offering Price    Aggregate Offering    Registration
                                                                     Per Security  (1)         Price               Fee
----------------------------------------------------------------------------------------------------------------------------

10 1/2% Senior Secured Notes due 2001                  $80,000,000        100%               $80,000,000      $24,242.42(3)
----------------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees (2)                                 (2)                (2)                  (2)            (2)
===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) The Issuer's parent Company and wholly-owned subsidiaries (the "Guarantors") have guaranteed on an unsecured, senior basis, jointly and severally, the payment of the principal of premium, if any, and interest on the 10 1/2% Senior Secured Notes being registered hereby (the "Subsidiary Guarantees"). The Guarantors are registering the guarantees. Pursuant to Rule 457(n) under the securities Act of 1933, as amended, no separate fee is payable for the registration of the Guarantees.


(3)  Previously paid.


                            _______________________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective sate until the registrant shall file a futher amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                              Cover Page - Page 2


                 Information on Registrants Guaranteeing Notes



=====================================================================================================
                                                                             Address, Including Zip
                                      State or Other        I.R.S.           Code, and Telephone
                                      Jurisdiction of       Employer         Number Including Area
                                      Incorporation or      Identification   Code, of Principal
Name                                  Organization          No.              Executive Offices
-----------------------------------------------------------------------------------------------------
AirTran Holdings, Inc. (3)            Nevada                58-2189551       (1)
-----------------------------------------------------------------------------------------------------
AirTran Airways, Inc.                 Delaware              65-0440712       (4)
-----------------------------------------------------------------------------------------------------
ValuJet Investment Corp.              Nevada                88-0339721       (2)
-----------------------------------------------------------------------------------------------------
ValuJet Capital Corp.                 Nevada                88-0339719       (2)
-----------------------------------------------------------------------------------------------------
ValuJet Corporate Partners, L.P.      Georgia               58-2179372       (1)
-----------------------------------------------------------------------------------------------------
ValuJet Reservation Partners, L.P.    Georgia               58-2179373       (1)
-----------------------------------------------------------------------------------------------------
ValuJet Management Corp.              Nevada                58-2179370       (1)
-----------------------------------------------------------------------------------------------------
ValuJet I, Ltd.                       Nevada                88-0339723       (2)
-----------------------------------------------------------------------------------------------------
ValuJet II, Ltd.                      Nevada                88-0339725       (2)
=====================================================================================================


(1) 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349; telephone (770) 907-2580

(2) 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128; telephone (702) 256-4332


(3)  Formerly known as ValuJet, Inc.


(4) 6280 Hazeltine National Drive; Orlando, Florida 32822; telephone (407) 859-1579.

                            AIRTRAN AIRLINES, INC.

                             Cross Reference Sheet
    Pursuant to Item 501(b) Of Regulation S-K, showing the location in the Prospectus of the information required by Part I of Form S-4.

Item Number and Caption in Form S-4                                   Location or Caption in Prospectus
-----------------------------------                                   ---------------------------------
A.  INFORMATION ABOUT THE TRANSACTION.
    1.   Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus...........................    Cover Page of Registration Statement; Cross
                                                                      Reference Sheet; Outside Front Cover Page
    2.   Inside Front and Outside Back Cover Pages of
         Prospectus...............................................    Inside Front Cover Page; Outside Back Cover Page

    3.   Risk Factors, Ratio of Earnings to Fixed Charges
         and Other Information....................................    Prospectus Summary; Risk Factors; Business of
                                                                      ValuJet; Selected Consolidated Financial  and
                                                                      Operating Data

    4.   Terms of the Transaction.................................    Prospectus Summary; The Exchange Offer;
                                                                      Description of the Exchange Notes; United States
                                                                      Federal Income Tax Consequences of the Exchange
                                                                      of Notes

    5.   Pro Forma Financial Information..........................    Prospectus Summary; Selected Consolidated
                                                                      Financial and Operating Data

    6.   Material Contacts with the Company being Acquired            Not Applicable

    7.   Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters                Not Applicable

    8.   Interests of Named Experts and Counsel...................    Legal Matters

    9.   Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities               Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT.
    10   Information With Respect to S-3 Registrants..............    Prospectus Summary; Risk Factors; Capitalization;
                                                                      Management's Discussion and Analysis of Financial
                                                                      Condition and Results of Operations; Selected
                                                                      Consolidated Financial and Operating Data;
                                                                      Business of ValuJet; Management; Principal
                                                                      Stockholders; Description of the Exchange Notes;
                                                                      Financial Statements

    11   Incorporation of Certain Information by Reference........    Incorporation of Certain Information by Reference

    12   Information With Respect to S-2 or S-3 Registrants.......    Not Applicable

    13   Incorporation of Certain Information by Reference........    Not Applicable

    14   Information With Respect to Registrants Other
         Than S-2 or S-3 Registrants..............................    Prospectus Summary; Risk Factors; Capitalization;
                                                                      Management's Discussion and Analysis of Financial
                                                                      Condition and Results of Operations; Selected
                                                                      Consolidated Financial and Operating Data;
                                                                      Business of ValuJet; Management; Principal
                                                                      Stockholders; Description of the Exchange Notes;
                                                                      Financial Statements; Supplemental Guarantor
                                                                      Financial Statements

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
    15   Information With Respect to S-3 Companies................    Not Applicable

    16   Information With Respect to S-2 or S-3 Companies.........    Not Applicable

    17   Information With Respect to Companies Other
         Than S-2 or S-3 Companies................................    Not Applicable

D.  VOTING AND MANAGEMENT INFORMATION.
    18.  Information if Proxies, Consents or Other Authorizations
         are to be Solicited..........................................     Not Applicable

    19.  Information if Proxies, Consents or Other Authorizations are
         not to be Solicited or in an Exchange Offer..................     Management

                SUBJECT TO COMPLETION, DATED DECEMBER ___, 1997

PROSPECTUS
                             AIRTRAN AIRLINES, INC.
[LOGO]


                               OFFER TO EXCHANGE
                     10 1/2% Senior Secured Notes Due 2001
                                      for
             All Outstanding 10 1/2% Senior Secured Notes Due 2001
           The Exchange Offer will expire at 5:00 p.m., New York Time on __________________, 1998, unless extended.

   AirTran Airlines, Inc., a Nevada corporation formerly known as ValuJet Airlines, Inc. ("ValuJet Airlines" or the "Issuer") , hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $80,000,000 of its registered 10 1/2% Series B Senior Secured Notes Due 2001 (the "Exchange Notes") for up to an aggregate principal amount of $80,000,000 of its outstanding unregistered 10 1/2% Senior Secured Notes Due 2001 (the "Outstanding Notes"). The terms of the Exchange Notes are identical in all material respects to those of the Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined herein) governing the Outstanding Notes. The Exchange Notes and the Outstanding Notes are sometimes referred to collectively as the "Notes".


   The Exchange Notes will mature on April 15, 2001 and will not be redeemable prior to their maturity. The Exchange Notes will be guaranteed (the "Guarantees") by the parent of ValuJet Airlines, AirTran Holdings, Inc. formerly known as ValuJet, Inc. (the "Company" or "ValuJet"), and by each of the Company's other subsidiaries (the Company and such other subsidiaries being sometimes referred to herein as the "Guarantors"). If a Change of Control occurs, each holder will have the right to require the Issuer to repurchase its Exchange Notes at a repurchase price equal to 101% of their principal amount plus accrued interest to the repurchase date.


   The Exchange Notes and the Guarantees will be senior obligations of the Issuer and the Guarantors, respectively, ranking pari passu with all other existing and future unsubordinated indebtedness of the Issuer and the Guarantors. As of September 30, 1997, the Company had approximately $243.0 million of indebtedness outstanding. The Exchange Notes will be secured by a first priority security interest in 17 Stage 3 DC-9 aircraft, seven Stage 2 DC-9 aircraft, three spare engines and four hush kits after their purchase by ValuJet Airlines. The Notes will be effectively subordinated to all other existing and future secured indebtedness of the Issuer and the Guarantors to the extent of the collateral securing such other indebtedness.

   The Issuer will accept for exchange any and all Outstanding Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York time, on __________________, 1998, unless extended by the Issuer in its sole discretion (the "Expiration Date"). The Exchange Offer will not in any event be extended to a date beyond ____________, 1998. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date. If the Issuer terminates the Exchange Offer and does not accept for exchange any Outstanding Notes with respect to the Exchange Offer, the Issuer will promptly return the Outstanding Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Outstanding Notes may be tendered only in integral multiples of $1,000.

   SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      ___________________________________


              The date of this Prospectus is December ____, 1997.

(cover page continued)

   Interest on the Exchange Notes will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998. Holders of the Exchange Notes will receive interest on April 15, 1998, from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes from the most recent date to which interest has been paid thereon to the date of exchange thereof.

   The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated August 13, 1997 (the "Registration Rights Agreement") by and among the Issuer, the Company and UBS Securities, LLC, as the initial purchaser (the "Initial Purchaser") with respect to the initial sale of the Outstanding Notes. Based on positions taken by the staff of the Securities and Exchange Commission (the "Commission") that have been enunciated in no-action letters issued in Exxon
                                                                       -----
Capital Holdings Corp. (available April 13, 1989) and Morgan Stanley & Co. Inc.
----------------------                                -------------------------
(available June 5, 1991), among others, the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than any such holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that the Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such Exchange Notes and is not engaged in and does not intend to engage in a distribution of the Exchange Notes. Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters. Each broker-dealer that
         --------------
receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Outstanding Notes if such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

   Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes or the price at which holders would be able to sell the Exchange Notes. The Issuer does not intend to list the Exchange Notes for trading on any national securities exchange or over-the-counter market system. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchaser has advised the Issuer that it currently intends to make a market in the Exchange Notes offered hereby. However, the Initial Purchaser is not obligated to do so and any market making may be discontinued at any time without notice.

   The Issuer will not receive any proceeds from the Exchange Offer. The Issuer has agreed to pay certain expenses incident to the Exchange Offer.

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER, OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER OR THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Available Information..................................................................     3
Incorporation of Certain Information by Reference......................................     4
Prospectus Summary.....................................................................     5
Risk Factors...........................................................................    19
Use of Proceeds........................................................................    29
Capitalization.........................................................................    30
The Exchange Offer.....................................................................    31
Selected Consolidated Financial and Operating Data.....................................    39
Pro Forma Condensed Combined Financial Information.....................................    42
Management's Discussion and Analysis of Financial Condition and Results of Operations..    46
Business of ValuJet....................................................................    70
Business of Airways....................................................................    86
Management.............................................................................    91
Principal Stockholders.................................................................    94
Description of the Exchange Notes......................................................    97
Certain United States Federal Income Tax Consequences of the Exchange of Notes.........   124
Plan of Distribution...................................................................   124
Legal Matters..........................................................................   125
Experts................................................................................   125
Supplemental Guarantor Financial Statements............................................   125
Index to Financial Statements..........................................................   F-1

                             AVAILABLE INFORMATION

   The Issuer and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can be obtained from the Company upon request.

   The Issuer has agreed to file with the Commission, to the extent permitted, and distribute to holders of the Exchange Notes reports, information and documents specified in Section 13 and 15(d) of the Exchange Act, so long as the Exchange Notes are outstanding, whether or not the Issuer is subject to such informational requirements of the Exchange Act. While any Exchange Notes remain outstanding, the Issuer will make available, upon request, to any holder of the Exchange Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Vice President - Controller of the Company at 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349, telephone number (770) 907-2580.


   All operations of the Company are conducted by AirTran Airlines, Inc. and AirTran Airways, Inc., wholly owned subsidiaries of the Company, and all of AirTran Airlines' subsidiaries. Separate financial statements of the Issuer and of the Guarantors who are subsidiaries of the Issuer are not presented because the Company and all of the Issuer's subsidiaries will guarantee the Exchange Notes on a full, unconditional and joint and several basis and management of the Company has determined that separate financial statements would not be material to investors.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


   The following documents heretofore filed by the Company with the Commission are hereby incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (iii) the Company's current reports on Form 8-K dated July 10, 1997 and August 13, 1997; and (iv) all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the quarter covered by the Registrant's Quarterly Report on Form 10-Q for its quarter ended September 30, 1997. All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date which is 90 days after the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                 ____________________________________________

                            SAFE HARBOR STATEMENTS

   Statements made by the Company in this Prospectus regarding the Company's ability to increase its service levels, to maintain its low cost structure and to become profitable again are forward-looking statements and are not historical facts. Instead they are estimates or projections involving numerous risks and uncertainties including, but not limited to, governmental approval of increases in service by the Company, the utilization level of the Company's aircraft, the level of those costs which are beyond the Company's control, the effect of the Company's accounting policies, the Company's ability to hire and retain qualified personnel under its new compensation program and results of pending lawsuits. These risks and uncertainties could potentially cause the Company's implementation of additional service to be delayed or the Company's costs to exceed present estimates. The Company disclaims any obligation to update or correct any of its forward-looking statements.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the information and financial statements (including the notes thereto) included elsewhere or incorporated by reference in this Prospectus. Prospective investors should carefully consider the factors set forth in "Risk Factors." Unless the context otherwise requires, all references to the "Company" or "ValuJet" shall include ValuJet, Inc., its wholly owned subsidiary (AirTran Airlines, Inc.) and its other subsidiaries.

                                  THE COMPANY

   The Company, through its wholly owned subsidiary, AirTran Airlines, Inc. (formerly known as ValuJet Airlines, Inc.), operates an affordable, no frills, limited frequency, scheduled airline serving short haul markets primarily in the eastern United States. The Company believes that its low cost, no frills philosophy allows it to offer among the lowest fares in its markets and generate its own traffic by stimulating incremental demand with fare conscious travelers.

   The Company commenced flight operations in October 1993 with two DC-9
aircraft serving three cities from Atlanta with eight flights per day.   Prior
to June 17, 1996, the Company offered service to 31 cities from Atlanta, Washington, D.C. (Dulles Airport), Boston and Orlando and operated up to 320 flights per peak day with its fleet of 51 aircraft. The Company's operations were interrupted by the suspension of the Company's service on June 17, 1996, pursuant to a consent order entered into with the United States Federal Aviation Administration ("FAA") following the accident involving Flight 592 on May 11, 1996, and the ensuing extensive adverse media coverage and intense FAA scrutiny into the Company's maintenance and safety procedures.

   Prior to the Company's resumption of service, the Company undertook a thorough review of operations, implemented several measures to respond to the concerns that were raised by the FAA and reaffirmed its focus on the safety of its aircraft and operations. These measures included: (i) creating a new position of Senior Vice President of Maintenance and Engineering reporting directly to the President of ValuJet Airlines; (ii) implementing intensified performance, safety and compliance-assurance audits of key maintenance subcontractors, together with revised procedures for qualification, inspection and supervision of all maintenance contractors; (iii) creating an in-house organization to supervise all engineering and maintenance planning functions;
(iv) instituting improved maintenance training procedures that require more hours for initial DC-9 familiarization and orientation training, expanded on-the-job and initial avionics training, mandatory recurrent training for all ValuJet and outstation contract mechanics, and new courses for inspectors, lead mechanics and maintenance managers; (v) reviewing thoroughly all aircraft prior to reintroducing them into service, including, in each case, reconfirming compliance with all Airworthiness Directives, correcting aircraft-specific FAA inspection findings and performing special emphasis "B" checks; and (vi) expanding training for customer service and station personnel.

   Upon implementation of the Company's response outlined above and receipt of FAA approval, the Company resumed limited operations with service between Atlanta and four other cities as of September 30, 1996. The Company has continued to work with the FAA since that time to recertify aircraft and expand its flight operations. As of August 31, 1997, the FAA has approved 31 of the Company's DC-9 series 30 aircraft for flight and the Company operates a total of 200 flights per peak day of which 182 flights per peak day are between Atlanta and 23 other cities. Additional service is offered between Washington, D.C. (Dulles Airport) and Boston and Chicago and between Boston and Philadelphia.


   As a result of the accident, the suspension of operations and subsequent reduced service levels, the Company recorded net losses of $41.5 million for the year ended December 31, 1996, and $42.3 million in the first nine months of 1997. The Company attributes these losses to substantial nonrecurring expenses incurred in connection with the accident, the allocation of fixed costs over fewer available seat miles ("ASMs") as a result of the Company's reduced flight operations, and lower revenues resulting from reduced flight operations, lower load factors and reduced average fares.


   Since the Company resumed service on September 30, 1996, its principal near-term objective has been to return to profitability by increasing flight operations and regaining its low historic cost level per ASM. The Company's operating cost per ASM was 6.77c for the year ending December 31, 1995.
Although the Company's operating cost per ASM (excluding those expenses classified as shutdown and other nonrecurring expenses) increased to 10.24c during first quarter 1997, the Company reported that its operating cost per ASM declined to 8.22c and 8.11c for second and third quarters of 1997, respectively. The Company's goal is to continue to reduce its cost per ASM through the end of 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                        MERGER WITH AIRWAYS CORPORATION


   On July 10, 1997, the Company entered into a merger agreement with Airways Corporation ("Airways"). Under the merger agreement, the Company acquired Airways on November 17, 1997 through a merger of Airways with and into the Company (the "Merger"). In connection with the Merger, the Company changed its name to AirTran Holdings, Inc. In anticipation of the Merger, the name of ValuJet Airlines was changed to AirTran Airlines, while Airways' operating subsidiary, AirTran Airways Inc. ("AirTran"), will continue to operate under its current name. The Company has announced that it will move its headquarters to Airways' existing headquarters in Orlando, Florida. While the Company intends to initially operate ValuJet Airlines and AirTran under separate operating certificates, it may also merge these two operating subsidiaries at a later date (the Merger and such subsequent merger being referred to herein as the "Airways Acquisition").


   The Company believes that the Airways Acquisition will enable it to operate more competitively and profitably in the eastern United States. Like ValuJet Airlines, AirTran operates lower cost, used aircraft and targets fare conscious leisure travelers with a limited flight frequency, no-frills product. Both airlines rely on achieving and maintaining operating costs below industry averages in order to offer low fares. The Company believes that the combined entity can achieve significant financial and operating synergies and cost savings in the first twelve months after the Merger by eliminating certain redundant operations, reducing personnel and taking advantage of economies of scale in maintenance operations and fuel purchasing. The 11 Boeing 737-200 aircraft operated by AirTran will provide increased revenue opportunities for the Company through their longer flight range and greater seating capacity as compared with the Company's DC-9 aircraft. The Company expects that the change in name and product image that will accompany the Merger will further increase its revenue opportunities. In addition, the Company believes that the Airways Acquisition will afford it a competitive advantage in the consolidating airline industry.


   The purchase price paid by the Company in the Merger consisted of approximately 9.1 million shares of common stock of the Company. The Merger will also result in an increase in the consolidated debt of the Company of $9.4 million as of September 30, 1997 (which amount reflects the preexisting debt of Airways), and the assumption by the Company on a consolidated basis of certain off balance sheet operating lease obligations of Airways. In addition, as a result of the Merger, a loan of $12.7 million from the Company to AirTran will be converted into an intercompany loan. As part of the Merger, the Company will acquire cash and cash equivalents and restricted cash held by Airways of approximately $15.2 million, as of September 30, 1997. The Company will also acquire all other assets of Airways, including four Boeing 737's currently owned by Airways, three of which are Stage 3 aircraft, Airways' fixed base operation located in Grand Rapids, Minnesota, and Airways' hangar located in Orlando,
Florida.   See "Risk Factors -- Risks Associated with Merger" and "Summary Pro
Forma Condensed Combined Financial Information." There can be no assurance that the Company will be able to realize the expected benefits from the Merger.

                                   STRATEGY

   In order to return to profitability and resume growth, the Company intends to pursue a three-pronged strategy (i) to maintain its traditional cost and value leadership in the markets that it serves, (ii) to reposition its brand image with its target value-conscious customers to address the long-term adverse effects of the May 1996 accident and the subsequent suspension of operations and
(iii) to gradually expand capacity as market demand warrants.

   The Company's strategy is to provide a safe, reliable, customer friendly alternative for affordable air transportation. The Company's operating strategy is based on its commitment to offer everyday low fares that stimulate demand from leisure and fare conscious business travelers. The key elements in this strategy are a simple fare structure and a competitive low cost structure based on a ticketless distribution system, a fleet of low cost DC-9 aircraft and relatively low labor costs. For the customer, "simple" means the service is easy to understand and use, including a simplified fare structure, with everyday low prices, simplified reservations and check-in procedures and a ticketless process. In contrast, today's airline industry is characterized by complex fares, schedules, reservations, check-in procedures and, in most cases, physical ticketing.

   The Company's service is intended to satisfy the basic air transportation needs of the Company's targeted customers who are short haul leisure travelers visiting friends and relatives or vacationing and fare conscious business travelers. The Company believes that the basic air transportation needs of its targeted customers can be satisfied by providing a limited number of flights

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

--------------------------------------------------------------------------------


per day (currently up to nine frequencies), baggage service, in-flight beverages and the ability to make advance reservations. The Company avoids what it believes to be unnecessary and nonproductive costs such as meals, a frequent flyer program, airport clubs or other amenities offered by many of its competitors.

   The Company's pricing structure and affordable fares are intended to stimulate new demand for air travel by leisure customers and fare conscious business travelers who would have otherwise used ground transportation or not travel. The Company's simple fare system incorporates a predictable, "everyday low pricing" fare structure designed to provide its customers with substantial savings over its competitors based on walk-up fares and further savings by purchasing seats in advance or by flying during off peak times. In the first six months of 1997, the Company's average fare in its markets was substantially less than the average fare in those markets prior to the Company's commencement of operations. The Company believes it has historically generated its own traffic through low fare market stimulation rather than pursuing the more traditional airline approach of competing for market share with existing carriers.


   The Company's thrifty and informal brand image has traditionally complemented its position as the cost and value leader in its target markets. While the Company believes that its basic business model remains viable, it believes that its name and image have been significantly impaired by the accident in May 1996, the subsequent suspension of operations and the resulting adverse media exposure. As a result, the Company has commenced the implementation of a program to enhance its image. In anticipation of the Merger, ValuJet Airlines has changed its name to AirTran Airlines, is repainting its aircraft with the AirTran logo and is changing its marketing accordingly. In addition, the Company is reconfiguring its aircraft to provide 16 business class seats on each aircraft and commenced to offer advance seat selection beginning in fourth quarter 1997. This program is being implemented during the second half of 1997 and is expected to result in the incurrence of material expenses during the period.


   Once the Company reestablishes profitability and a favorable brand image, the Company intends to pursue a prudent growth strategy. The Company has entered into a contract with the Boeing Company to purchase 50 new MD-95 aircraft, to be delivered from 1999 through 2002, with options to purchase an additional 50 aircraft. The MD-95 will have 115 seats consisting of 16 business class seats and 99 coach seats. The Company estimates that the MD-95 aircraft, which have a slightly larger seating capacity, increased fuel efficiency and lower maintenance costs than the Company's DC-9 aircraft, will provide a cost per ASM lower than the DC-9 fleet, even after taking into account the aircraft's higher acquisition cost. The Company is the "launch" customer of the MD-95 aircraft. As the launch customer, the Company anticipates that this contract will provide material value in terms of acquisition cost and manufacturer financing assistance. The Company determined that the MD-95 aircraft offers the optimum balance between operating cost and revenue opportunity.

                                  COLLATERAL

   As security for the Notes, the Company has granted to the Trustee for the benefit of the Holders of the Notes a security interest in 17 Stage 3 DC-9 aircraft and seven Stage 2 DC-9 aircraft (the "Collateral Aircraft"), together with the installed engines, three spare engines, four hush kits after their purchase by ValuJet Airlines (which are to be installed on such aircraft) and all warranties of any manufacturer with respect thereto. The Collateral Aircraft were manufactured between 1967 and 1976 and have an average number of take-off and landing cycles of approximately 57,300. A portion of the proceeds of the sale of the Outstanding Notes will be applied to the purchase of hush kits for four of such Stage 2 Collateral Aircraft. The Company has obtained two appraisals of the estimated aggregate market value of the Collateral Aircraft as of July 1997 and of the estimated aggregate future market value of such aircraft in 2001. The average of the appraisals reflect an aggregate current value of $116.1 million and an aggregate future value of $90.7 million.

   As additional security for the Notes, the Company has granted to the Trustee for the benefit of the Holders of the Notes a security interest in certain monies and securities deposited or required to be deposited with the Trustee; in certain insurance policies covering loss or damage to the aircraft; and in all proceeds of the foregoing Collateral Aircraft, monies and securities and insurance policies (collectively, the "Collateral").

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

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                              THE EXCHANGE OFFER

The Exchange Notes.........   The form and terms of the Exchange Notes are
                              identical in all material respects to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such registration rights described below under "Description of the Exchange Notes."

The Exchange Offer.........   The Company is offering to exchange up to
                              $80,000,000 aggregate principal amount of registered 10 1/2% Series B Senior Secured Notes due 2001 (the "Exchange Notes") for up to $80,000,000 aggregate principal amount of its outstanding unregistered 10 1/2% Senior Secured
                              Notes due 2001 (the "Outstanding Notes").
                              Outstanding Notes may be exchanged only in integral multiples of $1,000.


Expiration Date; Withdrawal
  of Tender................   The Exchange Offer will expire at 5:00 p.m., New
                              York time, on _______________, 1998, or such later
                              date and time to which it is extended by the Company. The Exchange Offer will not in any event be extended to a date beyond ___________, 1998.
                              The tender of Outstanding Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


Certain Conditions to the
 Exchange Offer............   The Exchange Offer is subject to certain customary
                              conditions, which may be waived by the Company.
                              See "The Exchange Offer - Certain Conditions to the Exchange Offer."

Procedures for Tendering
 Outstanding Notes.........   Each holder of Outstanding Notes wishing to accept
                              the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Outstanding Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Interest on the Exchange
 Notes.....................   The Exchange Notes will bear interest at the rate
                              of 10 1/2% per annum, payable semi-annually on April 15 and October 15, commencing April 15,
                              1998, to holders of record on the immediately preceding April 1 and October 1, respectively.
                              Holders of the Exchange Notes will receive interest on April 15, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Outstanding Notes from the most recent date to which interest has been paid thereon to the date of exchange thereof. Interest on the Outstanding
                              Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Special Procedures for
 Beneficial Owners.........   Any beneficial owner whose Outstanding Notes are
                              registered in the name of a broker, dealer, commercial bank, trust Company or other nominee and who wishes to tender such Outstanding Notes in the Exchange Offer should contact such registered holder

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
 Procedures................   Holders of Notes who wish to tender their
                              Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Outstanding
                              Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -
                              Guaranteed Delivery Procedures."

Registration Requirements..   The Company has agreed to use its best efforts to
                              consummate the Exchange Offer to offer holders of the Outstanding Notes an opportunity to exchange their Outstanding Notes for the Exchange Notes which will be issued without legends restricting the transfer thereof. If the Company is not permitted to effect the Exchange Offer under certain previously enunciated positions of the staff of the Commission, or in certain other circumstances, the Company has agreed to file a shelf registration statement (the "Shelf
                              Registration Statement") covering resales of the Outstanding Notes and to use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep the Shelf
                              Registration Statement effective until two years after the effective date thereof.

Certain Federal Income Tax
 Considerations............   For a discussion of certain federal income tax
                              considerations relating to the exchange of Notes, see "United States Federal Income Tax Consequences of the Exchange of Notes."

Use of Proceeds............   There will be no proceeds to the Company from the
                              exchange of Notes pursuant to the Exchange Offer.

Exchange Agent.............   The Bank of New York is the Exchange Agent. The
                              address and telephone number of the Exchange Agent are set forth in "The Exchange Offer - Exchange
                              Agent."


                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES


Notes Offered..............   $80.0 million principal amount of 10 1/2% Series B
                              Senior Secured Notes due 2001 issued by ValuJet
                              Airlines and guaranteed by the Company, ValuJet
                              Airlines' subsidiaries and AirTran Airways.

Maturity Date..............   April 15, 2001.

Interest Payment Dates.....   April 15 and October 15 of each year, commencing
                              April 15, 1998.

Change of Control..........   Upon the occurrence of a Change of Control, each
                              Holder of Exchange Notes will have the right to require the Issuer to purchase all or a portion of such holder's Exchange Notes at 101% of the principal amount thereof, together with accrued and unpaid interest (if any) to the date of purchase. See "Description of the Exchange Notes -
                              Certain Covenants - Change of Control."

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

--------------------------------------------------------------------------------

Guarantees.................   The Company and each of the Issuer's subsidiaries
                              other than the Issuer, until such subsidiaries cease to be Restricted Subsidiaries under the Indenture, will fully and unconditionally guarantee jointly and severally on a senior basis the due and punctual payment of all amounts due under the Exchange Notes. The Company will cause any future restricted subsidiary to be a Guarantor while it is a Restricted Subsidiary. See "Risk
                              Factors -- Fraudulent Conveyance."

                              The Exchange Notes will be senior secured obligations of the Issuer and will rank pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer and senior in right of payment to existing and future subordinated indebtedness of the Issuer. The Exchange Notes will have the benefit of the security interests described under "-- Security". The Exchange Notes will be effectively subordinated to other senior secured indebtedness of the Issuer with respect to the assets securing such indebtedness of the Issuer. The Guarantees will rank pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness of the Guarantors and will rank senior in right of payment to any existing and future subordinated indebtedness of the Guarantors. The Guarantees will be effectively subordinated to all existing and future secured indebtedness of the Guarantors to the extent of the collateral securing such indebtedness.

Security...................   As security for the Notes, the Issuer has given to
                              the Trustee for the equal and ratable benefit of the Holders of the Notes a first priority security interest in: (i) all right, title and interest of the Issuer in and to 17 Stage 3 DC-9 aircraft and 7 Stage 2 DC-9 aircraft together with the engines relating thereto, three spare engines, four hush kits after their purchase by ValuJet Airlines
                              (which are to be installed on such aircraft) and all warranties of any manufacturer with respect thereto; (ii) all monies and securities deposited or required to be deposited with the Trustee pursuant to any term of the Indenture or required to be held by the Trustee thereunder; (iii) all policies covering loss or damage to the aircraft that are made payable to the Trustee; and (iv) all proceeds of the foregoing (collectively, the "Collateral"). See "Risk Factors -- Limitations
                              Regarding Aircraft Collateral."

Certain Restrictions.......   The Indenture restricts, among other things, the
                              ability of the Company and its Restricted
                              Subsidiaries (including the Issuer) (i) to incur additional indebtedness, (ii) to pledge or dispose of assets, (iii) to engage in transactions with affiliates, (iv) to make distributions on and repurchases of its Common Stock and to make certain other restricted payments, (v) to have restrictions on the ability of Restricted
                              Subsidiaries to make dividend or other payments and (vii) to merge or consolidate with or transfer all or substantially all its assets to another entity. The restrictions referred to above are subject to certain significant exceptions. In addition, the Company is entitled to designate certain subsidiaries as unrestricted subsidiaries which will generally not be subject to such restrictions and will not be Guarantors. See
                              "Description of the Exchange Notes."

     For additional information regarding the Exchange Notes, see "Description of the Exchange Notes" and "United States Federal Income Tax Consequences of the Exchange of Notes."

                                 RISK FACTORS

     See "Risk Factors", below, for a discussion of certain factors that should be considered by holders of Outstanding Notes prior to tendering Outstanding Notes in the Exchange Offer.

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

--------------------------------------------------------------------------------

                     SUMMARY FINANCIAL AND OPERATING DATA

   The following summary financial and operating data of the Company for the period from July 10, 1992 (date of inception) to December 31, 1992 and for the years ended December 31, 1993, 1994, 1995 and 1996, are derived from the audited consolidated financial statements of the Company. The financial and operating data for the nine month periods ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. The summary financial data of Airways for the years ended March 31, 1995, 1996 and 1997, which follows the information regarding the Company, are derived from the audited consolidated financial statements of Airways, and the summary financial and operating data of Airways for the six month periods ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals which Airways considers necessary for a fair presentation of the financial position and the results of operations for these periods. Airways' operating results for the six months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.

                                                           VALUJET, INC.


                                Period from
                                 Inception
                              (July 10, 1992)                           Year ended                             Nine Months
                              to December 31                            December 31                         Ended September 30
                                                ----------------------------------------------------------------------------------
                                  1992(a)          1993(a)          1994         1995      1996 (b)          1996(b)       1997
                              ----------------  --------------  -------------  ---------  -----------  ----------------  ---------
STATEMENTS OF OPERATIONS DATA:                        (dollars in thousands)
Operating revenues.........              -      $    5,811         $133,901   $367,757   $  219,636      $  191,523      $  141,100
Operating expenses:
   Flight operations.......              -             474            6,967     16,273       16,479          13,272          13,998
   Aircraft fuel...........              -             977           21,775     55,813       46,691          39,183          33,373
   Maintenance.............              -             732           14,862     47,330       49,500          38,167          40,906
   Station operations......              -           1,199           20,198     49,931       42,018          32,895          35,343
   Passenger services......              -             228            3,942     10,363        8,879           7,626           6,370
   Marketing and
    advertising............              -           1,097            6,546      8,989        8,426           6,923           8,115
   Sales and reservations..              -             967           11,325     31,156       18,378          15,495          11,345
   General and
    administrative.........          $  23             866            5,039     10,617       13,659          10,946           9,272
   Employee bonus.........               -               -            5,146     14,382        1,245           1,245               -
   Depreciation............              -             138            3,555     15,147       17,551          13,296          20,508
   Arrangement fee for
    aircraft transfers.....              -               -                -          -      (13,036)        (13,036)              -
   Gain on insurance recovery            -               -                -     (1,094)      (2,815)         (2,815)              -
   Gain (loss) on sale of
    assets...................            -               -                -          -      ( 3,934)         (2,335)       (    275)
   Rebranding expenses.....              -               -                -          -            -               -             325
   Shutdown and other
    nonrecurring
      expenses.............              -               -                -          -       67,994          54,663           9,338
                                     -----      ----------         --------   --------   ----------      ----------      ----------
Total operating expenses...             23           6,678           99,355    258,907      271,035         215,525         188,618
                                     -----      ----------         --------   --------   ----------      ----------      ----------
Operating income (loss)....            (23)           (867)          34,546    108,850     ( 51,399)        (24,002)       ( 47,518)

   Interest expense........              -             112            2,388      6,579       22,186          15,822          19,854
   Interest income.........              -             (85)          (1,423)   ( 5,555)    (  7,653)       (  6,799)        ( 4,913)
                                     -----      ----------         --------   --------   ----------      ----------      ----------
Income (loss) before
 income taxes..............            (23)           (894)          33,581    107,826      (65,932)        (33,025)       ( 62,459)

   Provision for income
    taxes..................              -               -           12,849     40,063     ( 24,463)        (12,173)       ( 20,114)
                                     -----      ----------         --------   --------    ---------      ----------      ----------
Net income (loss)..........           ($23)          ($894)        $ 20,732   $ 67,763    ($ 41,469)     $  (20,852)      $( 42,345)
                                     =====      ==========         ========   ========    =========      ==========      ==========
Ratio of earnings to fixed
 charges (c)...............            -(d)            -(d)            9.5x      11.0x          -(d)            -(d)            -(d)
                                     -----      ----------         --------   --------   ----------      ----------      ----------

BALANCE SHEET DATA (END OF
 PERIOD):
Cash and cash equivalents..          $ 495      $   13,247         $ 85,078   $127,947   $  150,013      $  178,986      $  123,210
Working capital............            482          10,284           58,585     63,523      168,555         182,650         112,756
Property and equipment, net              -          13,458           71,880    196,954      162,572         171,273         195,198
Total assets...............            495          30,264          173,039    346,741      417,187         454,353         372,176
Total debt.................              -          10,397           46,965    109,038      244,706         273,867         242,958
Stockholders' equity.......            482          15,143           93,117    162,065      123,400         143,742          81,419


                                              See footnotes beginning on page 13

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

________________________________________________________________________________


                                                                                                       Nine Months
                                                          Year ended December 31,                   Ended September 30,
                                                      --------------------------------------------------------------------
                                                         1994         1995         1996            1996            1997
                                                      ---------     ---------    ---------       ---------       ---------
OPERATING DATA (E):
Revenue passengers enplaned........................   2,040,892     5,177,629    3,003,883       2,523,728       2,206,242
Revenue passenger miles (RPM)(thousands)...........     940,546     2,624,298    1,534,439       1,313,048       1,101,672
Available seat miles (ASM)(thousands)..............   1,470,614     3,812,696    2,689,127       2,320,043       2,066,495
Load factor........................................        64.0%         68.8%        57.1%           57.0%           53.3%
Break-even load factor excluding shutdown
   and other nonrecurring expenses.................        44.6%         45.8%        57.0%           50.8%           75.1%
Average fare.......................................       $63.48        $68.10       $69.81          $72.73          $60.68
Passenger yield....................................        13.77cents    13.44cents   13.67cents      13.98cents      12.15cents
Total revenue per ASM..............................         9.05cents     9.62cents    8.12cents       8.32cents       6.83cents
Operating cost per ASM excluding shutdown
   and other nonrecurring expenses.................         6.71cents     6.77cents    7.50cents       6.99cents       8.70cents
Completion factor..................................        99.5%         99.0%        90.3%           95.2%           99.1%
Aircraft in service (end of period)................          22            42           15               4              31
Cities served (end of period)......................          17            26           18               5              22
Average passenger trip length (miles)..............         461           507          511             520             499
Average stage length (miles).......................         444           497          501             511             466





_______________________________________________________________________________

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                              AIRWAYS CORPORATION


                                                                                                              Six Months
                                                                      Year ended March 31                  Ended September 30
                                                          --------------------------------------        ----------------------
                                                            1995           1996         1997              1996         1997
                                                          -------        -------      --------          ---------    ---------
STATEMENTS OF OPERATIONS DATA:.....                               (dollars in thousands)
Operating revenues.................                       $  9,607       $ 68,361   $  102,623          $  51,998      $  50,674
Operating expenses.................                         16,028         66,867      114,745             59,846         55,749
                                                          --------       --------   ----------          ---------      ---------
Operating income (loss)............                         (6,421)         1,494      (12,122)           ( 7,848)       ( 5,075)
    Interest expense...............                              -            524        1,507                782          1,087
    Interest income and other......                            (59)        (1,007)      (  984)           (   621)       (   375)
                                                          --------       --------   ----------          ---------      ---------
Income (loss) before income taxes..                         (6,362)         1,977      (12,645)           ( 8,009)       ( 5,787)
    Provision for income taxes.....                         (2,866)           790       (5,654)           ( 3,604)          (218)
                                                          --------       --------   ----------          ---------      ---------
Net income (loss)..................                        ($3,496)      $  1,187      ($6,991)          ($ 4,405)      ($ 5,569)
                                                          ========       ========   ==========          =========      =========

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents..........                       $    961       $ 16,437   $    2,354          $  11,399      $   5,170
Working capital....................                          2,058          3,212       (7,144)            (1,257)       (22,617)
Property  and equipment, net.......                          2,211         29,458       37,698             30,425         38,866
Total assets.......................                         13,544         69,654       73,948             62,326         75,770
Total debt.........................                              -         13,851       13,696             14,310         22,080
Stockholders' equity...............                          7,690         24,363       17,641             20,111         12,150

OPERATING DATA:
Revenue passengers enplaned........                         87,000        685,000    1,089,000            573,257        559,841
RPMs (thousands)...................                         80,783        605,130      932,305            497,099        480,029
ASMs (thousands)...................                        180,480        974,642    1,426,873            753,048        705,534
Load factor........................                           44.8%          62.1%        65.3%              66.0%          68.0%
Passenger yield....................                            9.8c          10.7c        10.7c              10.2c          10.1c
Aircraft in service (end of
 period)...........................                              4             10           10                 10             11
Average stage length (miles).......                            880            873          832                871            718

___________________________

(a) The Company's flight operations commenced October 26, 1993. Prior to that time, the Company was in the development stage.

(b) The Company's operations were suspended from June 18, 1996 until September 30, 1996 as a result of a consent order entered into between the Company and the FAA.

(c) For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor.


(d) For the periods ending December 31, 1992, December 31, 1993, December 31, 1996, September 30, 1996 and September 30, 1997, the Company's earnings were insufficient to cover fixed charges by $23,000, $894,000, $65.9 million, $33.0 million and $62.5 million, respectively.

(e) All operating data other than total revenue per ASM and total cost per ASM refers to scheduled service. The terms included in Operating Data have the meanings indicated below:

     "REVENUE PASSENGERS ENPLANED" represents the number of paid passengers boarded.
     "REVENUE PASSENGER MILES" or "RPMS" represents the number of miles flown by revenue passengers on scheduled flights.
     "AVAILABLE SEAT MILES" or "ASMS" represents the number of seats available for passengers on scheduled flights multiplied by the number of miles those seats are flown.
     "LOAD FACTOR" represents revenue passenger miles divided by scheduled service ASMs.
     "BREAK-EVEN LOAD FACTOR" represents the percentage of revenue passenger miles which must be flown for the airline to break-even after operating and interest expenses but without regard to amounts payable under the employee bonus program which will be paid at the discretion of the Company only if the Company is profitable. Break-even load factor is calculated by taking total expenses less employee bonuses and non-passenger revenue, divided by scheduled service ASMs, divided by passenger yield

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     "AVERAGE FARE" represents passenger revenue divided by revenue passengers enplaned.
     "PASSENGER YIELD" represents the total passenger revenue divided by RPMs. "TOTAL REVENUE PER ASM" represents total revenues divided by total available seat miles (including charter service ASMs).
     "OPERATING COST PER ASM EXCLUDING SHUTDOWN AND OTHER NONRECURRING EXPENSES" represents total operating expenses (other than shutdown and other nonrecurring expenses) divided by total available seat miles (including charter service ASMs).
     "COMPLETION FACTOR" represents the percentage of scheduled flights actually flown by the Company.
     "AVERAGE PASSENGER TRIP LENGTH" represents the distance computed by dividing passenger miles by revenue passengers enplaned.
     "AVERAGE STAGE LENGTH" represents the scheduled aircraft miles flown divided by the total number of departures.




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


   The following unaudited pro forma condensed combined financial statements of ValuJet and Airways give effect to (i) the sale by ValuJet of $80.0 million of the Notes on August 13, 1997, and the application of the proceeds as set forth below, and (ii) the sale by ValuJet of the Notes as described in (i) above and the Merger as if such transactions had occurred as of January 1, 1996 and 1997 with respect to the statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and as of September 30, 1997 with respect to the balance sheet. ValuJet received approximately $77.5 million of net proceeds from the Notes, after deduction of the initial purchaser's discount and expenses of the debt offering. The net proceeds, along with approximately $6.2 million of ValuJet's cash were used to repay $68.5 million of secured debt of ValuJet and to pay the fees and expenses (approximately $6.0 million) incurred by ValuJet in connection with a consent solicitation to the holders of ValuJet's 10 1/4% senior notes and will also be used to purchase approximately $9.2 million of hush kits for up to four of ValuJet's Stage 2 DC-9 aircraft. The Merger is reflected using the purchase method of accounting for business combinations. The pro forma condensed combined financial information is provided for comparative purposes only and does not purport to be indicative of the results that would have been obtained if the events set forth above had been effected on the dates indicated or of those results that may be obtained in the future. The pro forma condensed combined financial information with respect to the Merger is based on preliminary estimates of values and transaction costs which may be incurred in connection with the Merger. The actual recording of the Merger will be based on final appraisals, values and transaction costs. Accordingly, the actual recording of the transaction can be expected to differ from these pro forma condensed combined financial statements. However, ValuJet's management believes the asset and liability valuations and allocations utilized for the Merger will not be materially different from the pro forma information presented herein.


   For purposes of preparing the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996, Airways' operating results for the nine months ended September 30, 1997 and the year ended March 31, 1997, were combined with ValuJet's operating results for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Accordingly, Airways' operating results for the three months ended March 31, 1997 are included in the nine months ended September 30, 1997 and in the year ended December 31, 1996 pro forma results. Airways' revenues and net income for that three month period were $29,777,000 and $277,000, respectively.


                                 BALANCE SHEET
                              SEPTEMBER 30, 1997


                                                      Pro Forma     Pro Forma
                                ValuJet   Airways    Adjustments    Combined
                                --------  -------  ---------------  ---------
                                                    (in thousands)
ASSETS
Current assets:
   Cash and cash equivalents..  $123,210  $ 5,170                    $128,380
   Restricted cash............         0   10,048                      10,048
   Accounts receivable, net...     7,775    4,510     $ (1,416)(a)     10,869
   Notes receivable...........    12,700        0      (12,700)(a)          0
   Inventory..................     7,812      923                       8,735
   Prepaid items..............       688    3,598                       4,286
   Income tax receivable......    12,684        0                      12,684
   Deferred tax asset.........         0    4,449       (3,375)(d)          0
                                                        (1,074)(b)
   Other current assets.......     1,764        0                       1,764
                                --------  -------     --------       --------
Total current assets..........   166,633   28,698      (18,565)       176,766

Property and equipment, net...   195,198   40,711                     235,909
Debt issuance costs...........    10,345        0                      10,345
Goodwill, net.................         0    1,677       (1,677)(c)     61,647
                                                        61,647(f)
Deferred tax asset............         0    4,166       (4,166)(d)          0
Other assets, net.............         0      518         (518)(b)          0
                                --------  -------     --------       --------
Total assets..................  $372,176  $75,770     $ 36,721       $484,667
                                ========  =======     ========       ========

--------------------------------------------------------------------------------

________________________________________________________________________________


                                                                      Pro Forma     Pro Forma
                                              ValuJet    Airways     Adjustments    Combined
                                              --------  ---------  ---------------  ---------
                                                              (in thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable and accrued
        expenses............................  $ 35,354  $ 19,900      $  3,250 (e)   $ 57,088
                                                                        (1,416)(a)
   Air traffic liability....................     8,913    15,942                       24,855
   Deferred tax liability...................       485         0                          485
   Short-term notes payable.................         0    12,700       (12,700)(a)          0
   Current portion of long-term debt........     9,125     2,489                       11,614
   Current portion of maintenance reserves..         0       284          (284)(b)          0
                                              --------  --------      --------       --------
Total current liabilities...................    53,877    51,315       (11,150)        94,042

Long-term debt less current
      maturities............................   233,833     6,891                      240,724

Maintenance reserves........................         0     2,620        (2,620)(b)          0
Deferred taxes..............................     3,047     2,794        (2,602)(d)      2,207
                                                                          (192)(b)
                                                                          (840)(e)
Stockholders' equity:
   Preferred stock..........................         0         0                            0
   Common stock.............................        55        91           (91)(f)         64
                                                                             9 (f)
   Additional paid-in capital...............    77,601    26,696       (26,696)(f)    143,867
                                                                        63,466 (f)
                                                                         2,800 (f)
   Retained earnings (deficit)..............     3,763   (14,637)       14,637 (f)      3,763
                                              --------  --------      --------       --------
Total stockholders' equity..................    81,419    12,150        54,125        147,694
                                              --------  --------      --------       --------
Total liabilities and
     stockholders' equity...................  $372,176  $ 75,770      $ 36,721       $484,667
                                              ========  ========      ========       ========


                           STATEMENTS OF OPERATIONS
                     (in thousands except per share data)


                                                                        Nine Months Ended September 30, 1997
                                                    -------------------------------------------------------------------------------

                                                                 Pro Forma       ValuJet                    Pro Forma     Pro Forma
                                                    ValuJet      Adjustments    As Adjusted    Airways      Adjustments   Combined
                                                    -------      -----------    -----------    -------      -----------   --------
Revenues...................................        $141,100                       $141,100     $80,451                    $221,551

Operating expenses.........................         188,618                        188,618      84,803       $  (333)(l)   274,522
                                                                                                                (107)(m)
                                                                                                               1,541 (n)
                                                   ---------      -------         --------     -------       -------      --------
Operating income (loss)....................         (47,518)                       (47,518)     (4,352)       (1,101)      (52,971)
   Interest expense........................          19,854       $(3,699)(g)       22,735       1,457                      24,192
                                                                    5,250 (h)
                                                                    1,330 (i)
   Interest income.........................          (4,913)                        (4,913)       (557)                     (5,470)
                                                   --------       -------         --------     -------       -------      --------
Income (loss) before
 income taxes..............................         (62,459)       (2,881)         (65,340)     (5,252)       (1,101)      (71,693)
Income tax expense
 (benefit).................................         (20,114)         (922)(j)      (21,036)         41           117 (o)   (20,878)
                                                   --------       -------         --------     -------       -------      --------
Net income (loss)..........................        $(42,345)      $(1,959)        $(44,304)    $(5,293)      $(1,218)     $(50,815)
                                                   ========       =======         ========     =======       =======      ========

Net income (loss) per share................          $(0.77)                        $(0.77)     $(0.58)                     $(0.79)
                                                   ========                       ========     =======                     =======

Weighted average shares
      outstanding..........................          54,923                         54,923       9,054                      63,991
                                                   ========                       ========     =======                    ========
Ratio of earnings to
  fixed charges (p)........................                                                                                   --(q)
                                                                                                                          ========


                                     -16-
________________________________________________________________________________

________________________________________________________________________________


                                                           Year Ended
                          -----------  -----------  ----------  ---------  ---------------  -----------
                          December 31,  Pro Forma    ValuJet    March 31,
                             1996        Adjust-        As        1997        Pro Forma      Pro Forma
                            ValuJet       ments      Adjusted    Airways     Adjustments     Combined
                          -----------  -----------  ----------  ---------  ---------------  -----------
Revenues..................  $219,636                 $219,636   $102,623                     $ 322,259

Operating expenses........   271,035   $   750 (k)    271,785    114,745      $(443)(l)        387,999
                                                                               (143)(m)
                                                                              2,055 (n)
                          ----------   -------       --------   --------    -------           ---------
Operating loss............   (51,399)     (750)       (52,149)   (12,122)    (1,469)           (65,740)
   Interest expense.......    22,186    (5,917)(g)     26,796      1,507                        28,303
                                         8,400 (h)
                                         2,127 (i)
   Interest income........    (7,653)                 ( 7,653)    (  984)                       (8,637)
                          ----------   -------       --------   --------    -------           --------
Loss before income taxes..   (65,932)   (5,360)       (71,292)   (12,645)    (1,469)           (85,406)
Income tax benefit........   (24,463)   (1,876)(j)    (26,339)    (5,654)       155 (o)        (31,838)
                          ----------   -------       --------   --------    -------           --------
Net loss..................  $(41,469)  $(3,484)      $(44,953)  $ (6,991)   $(1,624)          ($53,568)
                          ==========   =======       ========   ========    =======           ========

Net loss per share........    $(0.76)                  $(0.82)    $(0.77)                       $(0.84)
                          ==========                 ========   ========                      ========

Weighted average shares
      outstanding.........    54,702                   54,702      9,029                        63,770
                          ==========                 ========   ========                      ========
Ratio of earnings to
   fixed charges(p).......                                                                       --(q)
                                                                                              ========


                    NOTES TO PRO FORMA FINANCIAL STATEMENTS


(a) Reflects the elimination of amounts due to/from ValuJet and Airways.
(b) Reflects the reversal of preoperating costs and maintenance reserves, and the related deferred tax amounts, to conform accounting policies.
(c) Reflects the reversal of Airways' historical excess of cost over fair value of the net tangible assets acquired ("goodwill").
(d) Reflects the reversal of Airways' net deferred tax asset.
(e) Reflects the accrual of estimated merger costs with the related income tax effect.
(f) Reflects the excess of cost over the estimated fair value of the net tangible assets acquired in the Merger, the elimination of Airways' historical common stock, additional paid-in capital and retained deficit, the value of the Common Stock issued to the Airways stockholders and the value of options issued to Airways option holders in the Merger.


          Number of shares issued to acquire Airways                         9,067,937
          Per share price at date of Agreement and joint press release            7.00
                                                                            ----------
          Value of stock                                                    $   63,476
          Value of Airways options                                               2,800
          Transaction costs                                                      3,250
                                                                            ----------
          Purchase price                                                        69,526
          Less estimated fair value of net tangible assets acquired              7,879
                                                                            ----------
          Excess of cost over fair value of net tangible assets acquired    $   61,647
                                                                            ==========


    Excess of cost over fair value of the net tangible assets acquired is presented in the pro forma balance sheet utilizing estimated amounts at September 30, 1997 and will be determined at the Effective Date. Such amount will also be allocated according to the estimated fair values of assets at the Effective Date.

(g) Reflects the elimination of interest on $68.5 million of debt refinanced by the $80.0 million secured debt offering.
(h) Reflects interest on the $80.0 million of 10 1/2% senior secured notes.
(i) Reflects the amortization of debt issuance costs.
(j) Reflects the income tax effect of the pro forma adjustments.
(k) Reflects the effect of expensing certain transaction costs.
(l) Reflects the reversal of historical amortization of preoperating costs of Airways.
(m) Reflects the reversal of historical amortization of goodwill of Airways.
(n) Reflects the amortization of goodwill resulting from the Merger by use of the straight line method over a 30-year period.
(o) Reflects the income tax effect of the pro forma adjustments.
(p) For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor.
(q) For the periods ending September 30, 1997 and December 31, 1996, the pro forma combined earnings were insufficient to cover fixed charges by $71.7 million and $85.4 million, respectively.

                                     -17-
________________________________________________________________________________

COMPARATIVE PER SHARE DATA

    The following table sets forth certain comparative per share data relating to net income and book value on (i) an historical basis for ValuJet and Airways, and (ii) a pro forma combined basis per share of ValuJet Common Stock, giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger. The ValuJet and Airways pro forma combined information gives effect to the Merger on a purchase accounting basis and is based upon the Exchange Ratio of one share of ValuJet Common Stock for each share of Airways Common Stock. The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.


    The information shown below for the year ended December 31, 1996 is derived from the audited consolidated financial statements of ValuJet for the period then ended and the audited consolidated financial statements of Airways for the year ending on the ensuing March 31 and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the respective notes thereto, and the pro forma financial information included herein. The information shown below for the nine months ended September 30, 1997 is derived from the unaudited consolidated financial statements of ValuJet and Airways, including the respective notes thereto, and should be read in conjunction with, and is qualified in its entirety by, the pro forma financial information included herein. See "Pro Forma Condensed Combined Financial Information."


                                                    Nine Months        Year ended
                                                       Ended          December 31,
Income (loss) per share                         September 30, 1997       1996(1)
                                                -------------------  ---------------
  ValuJet historical..........................               $(.77)         $(.76)
  Airways historical..........................                (.58)          (.77)
  ValuJet and Airways pro forma combined (2)..                (.79)          (.84)
Book Value per Share (Period End)
  ValuJet historical..........................                1.48
  Airways historical..........................                1.34
  ValuJet and Airways pro forma combined (2)..                2.30


(1) ValuJet's fiscal year end is December 31 and Airways' fiscal year end is March 31. Consequently, the data included for Airways as of the date indicated is based on audited financial statements of Airways for the year ending on March 31, 1997.

(2) Represents the combined results of ValuJet and Airways giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger as if such transactions had occurred as of January 1, 1996 and 1997, with respect to the statements of operations for the year ended December 31, 1996, and the nine months ended September 30, 1997, respectively, and as of September 30, 1997, with respect to the balance sheet. The Merger is reflected using the purchase method of accounting for business combinations.

                                 RISK FACTORS

    Prior to tendering Outstanding Notes in the Exchange Offer, holders of Outstanding Notes should read this entire Prospectus carefully and should consider, among other things, the risks and the speculative factors inherent in and affecting the Company's business described below and throughout this Prospectus.

RISKS RELATED TO THE COMPANY

    Accident/Suspension of Operations


    As a result of the accident involving Flight 592, the ensuing adverse media coverage and intensive FAA scrutiny, the Company suspended its operations on June 17, 1996, pursuant to a consent order entered into with the FAA. The Company now faces the following additional risk factors: (i) the suspension of operations has resulted in the failure of the Company to meet certain financial covenants (the fixed charge coverage ratio) under certain of its secured debt instruments. All of this debt was repaid from the proceeds of the Notes; (ii) there can be no assurance that the Company will be able to regain and maintain its low cost structure or to recover sufficient customer acceptance in order to regain profitability; (iii) if the Company regains profitability, the Company may have increased costs or reduced customer support which could decrease the Company's profitability indefinitely; (iv) the expansion of the Company's operations will likely be subject to FAA and DOT approval for an indefinite period of time; and (v) the occurrence of one or more subsequent incidents or accidents involving the Company's aircraft would likely have a substantial adverse effect on the Company's public perception and future operations.

    Recent Operating Losses


    The Company has realized net losses in each of its last six quarters. The Company's earnings before fixed charges for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1997 were inadequate to cover fixed charges by approximately $65.9 million and $62.5 million, respectively. Continued failure by the Company to cover fixed charges in the future could result in a failure to meet the Company's debt service obligations, restrictions on the Company's activities or other material adverse effects on the Company's financial condition and results of operations. The Company's consolidated leverage and recent history of losses may adversely affect the Company's ability to obtain financing on terms satisfactory to the Company in the future.

    Ability to Repay Indebtedness At Maturity


    The Company had approximately $243.0 million of Indebtedness on a consolidated basis as of September 30, 1997. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness, secured or unsecured, by the Company and its subsidiaries. Subject to limitations under the Indenture, the Company expects that it and its subsidiaries will incur substantial additional indebtedness in the future in connection with the acquisition of additional aircraft and for other purposes. As a result, a substantial portion of the Company's cash flow is, and will continue to be, devoted to debt service. The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Notes.

    The entire principal amount of the Notes becomes due on April 15, 2001, at which time the entire principal amount of the Company's Senior Notes due 2001
(initial principal amount of $150.0 million) will also become due.   The Company
does not expect to generate sufficient cash flow from operations to repay all $230.0 million of such indebtedness and, accordingly, in order to repay this indebtedness, the Company will likely need to seek refinancing through additional equity or debt or a combination thereof. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to the Company. If no such financing were available, the Company could be forced to default on its debt obligations and, as an ultimate remedy, seek protection under the Federal bankruptcy laws.

    The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures. The degree to which the

Company will be leveraged following the Offering could have important consequences to the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available to the Company for its operations; (ii) the Company's ability to obtain additional financing in the future for aircraft purchases, capital expenditures, working capital or general corporate purposes could be limited, and (iii) the Company's increased vulnerability to adverse general economic and industry conditions.

    Limited Operating History

    The Company began flight operations on October 26, 1993, and was profitable for the two years prior to the May 11, 1996 accident. The Company's operations since September 30, 1996 have been constrained by a phased return to service of its aircraft fleet as the return to service of each aircraft is subject to FAA approval. There can be no assurance that the Company will be able to regain and maintain its profitability based on its limited period of operations. The Company's success in the future will depend on the Company's ability to continue to stimulate air traffic and attract customers in its markets and to maintain a low cost structure that will allow the Company to operate profitably its low fare, no frills, limited frequency service.

    Atlanta Market Dominance by Delta Air Lines, Inc.

    The Atlanta market which is the Company's principal hub is currently dominated by Delta Air Lines, Inc. ("Delta"), which presently offers more than 600 flights per day from Atlanta. During 1996, Delta enplaned approximately 78% of all passengers at Atlanta's Hartsfield International Airport. There can be no assurance that the Company will be able to be successful in light of Delta's Atlanta market dominance.


    Airways leases five gates at Orlando from Delta and also obtains ground handling services from Delta. Airways has entered into a code-sharing agreement with Comair under which Comair operates certain flights using AirTran's flight reservation designator code and trademarks. Comair is a regional airline affiliated with Delta that provides service to Delta under a separate code-sharing agreement. There can be no assurance that Delta will not seek to alter or terminate its relationship with Airways or to influence the code-sharing relationship between Airways and Comair. Airways believe that gates are available from the Orlando Airport Commission and that it could obtain ground handling services from other providers. See "Risk Factors -- Reliance on Others" below.

    Litigation

    As a result of the accident and suspension of operations, several class action suits have been filed by stockholders against the Company and various officers and directors alleging, among other things, misrepresentations under applicable securities laws. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of the Company's stock. Although the Company denies that it has violated any of its obligations under the federal securities laws, there can be no assurance that the Company will not sustain
material liability under such or related lawsuits.   See "Business of ValuJet -
Litigation."

    Numerous lawsuits have also been filed against the Company seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. The Company's insurance carrier has assumed defense of these lawsuits under a reservation of rights. See "Business of ValuJet - Litigation." The Company maintains $750.0 million of liability insurance per occurrence with a major group of independent insurers that provides facilities for all forms of aviation insurance for many major airlines. Although the Company believes, based on the information currently available to it, that such coverage will be sufficient to cover claims associated with this accident and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the amount of insurance available therefor or that all damages awarded will be covered by insurance.

    Several governmental inquiries and investigations have been launched in connection with the loss of Flight 592, including investigations by the DOT, the NTSB, the U.S. Attorney's Office in Atlanta, Georgia and Miami, Florida and certain state agencies in Florida. Although the Company does not believe, based on information currently available to it, that such investigations and inquiries will result in any finding of criminal wrongdoing on its part, the investigations have not yet been concluded and the possibility of such a finding cannot be ruled out. The Company may also be named as a partially responsible party and/or be assessed civil penalties in connection with the accident and/or the results of ensuing investigations. Any such findings or penalties could be material. In addition, it is possible that the Company could be indirectly affected by negative publicity related to charges of wrongdoing, if any, against others acting on behalf of the Company at the time of the accident.

    On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against the Company in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether the Company was entitled to exercise a termination right contained in its lease Agreement.

    In May 1997, the State of Florida filed suit against the Company and its insurers in the United States District Court for the Southern District of Florida seeking recovery of costs incurred relating to the accident involving Flight 592. the Company's insurance carrier has assumed defense of this suit on the Company's behalf. The Company does not believe that it is obligated for such amounts and has filed a motion to dismiss this lawsuit. However, the suit is in its preliminary stages and there can be no assurance that the Company will not sustain material liability under such suit.

    Aging Aircraft; Maintenance and Reliability


    ValuJet Airlines' entire fleet consists of DC-9 aircraft manufactured between 1967 and 1976 and having an average number of take-off and landing cycles per aircraft of approximately 57,300, which is higher than the industry average. Airways' entire fleet consists of Boeing 737-200 aircraft manufactured between 1968 and 1985. Because many aircraft components are required to be replaced after specified numbers of flight hours or take-off and landing cycles and because new aviation technology may be required to be retrofitted, in general, the cost to maintain aging aircraft will exceed the cost to maintain newer aircraft. The Company believes that its cost to maintain its aircraft in the long-term will be consistent with industry experience for this aircraft type and age used by comparable airlines. However, since the resumption of the Company's service in September 1996, the Company has incurred higher than usual maintenance expenses as a result of expenses related to reactivating its aircraft. Amendments to FAA regulations are under consideration which would require certain heavy maintenance checks and other additional maintenance requirements for aircraft operating beyond certain operational limits. It is likely that these maintenance requirements will apply to the aircraft operated by the Company, although it is uncertain whether the proposed amendments will require any changes to the heavy maintenance procedures already utilized by the Company. In addition, the Company will be required to comply with any other future regulations or Airworthiness Directives issued with respect to aging aircraft. There can be no assurance that the Company's costs of maintenance (including costs to comply with aging aircraft requirements) will not materially increase in the future.

    The Company believes that its aircraft are mechanically reliable based on the percentage of scheduled flights completed. However, there can be no assurance that the Company's aircraft will continue to be sufficiently reliable over longer periods of time. Furthermore, given the age of the Company's fleet, any public perception that the Company's aircraft are less than completely reliable could have a material adverse effect on the Company's business.
Various incidents involving the Company's aircraft prior to May 1996, the accident involving Flight 592 and the suspension of operations have further contributed to a negative public perception as to the safety of the Company's aircraft and operations. See"Risk Factors -- Risks Related to the Company -- Accident/Suspension of Operations."

    Various FAA findings and safety violations by the Company discovered by the FAA in connection with its special scrutiny of the Company led to the consent order under which the Company's operations were suspended. Although the Company has satisfied the FAA sufficiently to justify a return of its operating certificate, the Company continues to be subject to a high level of FAA scrutiny and there can be no assurance that the Company will be able to avoid violations in the future. See "Business of ValuJet -- Maintenance and Repairs" and "Business of ValuJet -- Government Regulation."

    Risks Associated With Merger


    As a result of the Merger, the Company will face the following additional risks: (i) the usual risks associated with the combination of two businesses;
(ii) risks associated with the name change and possible loss of market recognition; (iii) Airways has a limited operating history and has incurred losses during two of its three fiscal years of operations; (iv) although the Company is seeking to achieve various economies of scale and cost savings synergies, there can be no assurance that the

Company will be able to realize such benefits; (v) the FAA and DOT may elect to monitor AirTran more closely and may seek to impose limitations on AirTran's operations that are not currently in effect; and (vi) AirTran operates Boeing 737-200 aircraft, thereby adding a second aircraft type to the fleets to be operated by the Company's operating subsidiaries. In addition, the Company expects to incur material expenses (estimated to be up to $10 million during the second half of 1997) in connection with the marketing program being implemented by the Company in connection with the Merger. See "Business of ValuJet -- Strategy."

    Stage 3 Compliance


    To satisfy FAA rules regarding allowable noise levels, each new entrant airline must have at least 50% of its fleet in compliance with Stage 3 noise level requirements during 1997. The balance of each airline's fleet must be brought into compliance with Stage 3 noise requirements in phases, with 75% compliance required by December 31, 1998, and full compliance by December 31, 1999. As of August 31, 1997, only 18 of the Company's 42 aircraft meet the Stage 3 requirements. As of August 31, 1997, the Company complies with Stage 3 requirements by virtue of 16 of the 31 operating aircraft complying with these requirements. Six of Airways' 11 aircraft currently satisfy the Stage 3 requirements. However, compliance with Stage 3 requirements could be affected by the planned disposition of certain of the Company's aircraft. See "Business of ValuJet - Aircraft." The Company intends to meet its Stage 3 noise requirement obligations by installing hush kits on Stage 2 aircraft and acquiring Stage 3 aircraft. For a discussion of the cost of Stage 3 hush kits, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Although the Company does not believe that there will be a problem in installing the hush kits or acquiring Stage 3 aircraft on a timely basis, there can be no assurance that the Company will be able to do so or that failure to do so will not have a material adverse effect on the Company's business.

    Low Fuel Efficiency of the Company's Fleet


    The Company's DC-9-32 aircraft and Airways' Boeing 737-200 aircraft are relatively fuel inefficient compared to newer aircraft and industry averages. A significant increase in the price of jet fuel would therefore result in a disproportionately higher increase in the Company's average total costs than that of its competitors using more fuel efficient aircraft. Fuel costs also are affected by increases in taxes imposed on sale of fuel. For example, in August 1993, the federal taxes on domestic fuel were increased by 4.3 cents per gallon. The Company estimates that a 1c increase in fuel cost would increase the Company's fuel expenses by approximately $79,000 per month based on the Company's current fuel consumption rate.

    The cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world. The Company has no Agreement with any fuel suppliers assuring the availability and price stability of fuel. Consequently, the future cost and availability of fuel to the Company cannot be predicted, and substantial price or tax increases or the unavailability of adequate supplies could have a material adverse effect on the Company's business.

    Aircraft Acquisition Expenditures


    The Company has contracted with the Boeing Company ("Boeing") to purchase 50 MD-95 aircraft to be delivered from 1999 to 2002. The total cost of the MD-95 aircraft to be provided by Boeing will exceed $1.0 billion. While Boeing has committed to provide assistance with respect to the financing of the aircraft to be acquired, the Company will be required to obtain the financing from other sources. While the Company believes that financing for these aircraft will be available, there can be no assurances that such additional financing will remain available when needed or be available on attractive terms.

    For a summary of some of the Company's capital requirements under its aircraft acquisition program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    As a result of the accident involving Flight 592, the resulting heightened FAA scrutiny, customer acceptance concerns and the requirement that the FAA approve additional aircraft, the Company's continuing expansion has been and may continue to be delayed. Accordingly, the Company may not be able to utilize all the aircraft it has committed to purchase. Although the Company has obtained attractive purchase terms from Boeing, if the Company cannot use such aircraft, it may be required to sell or lease such aircraft on terms which will depend upon market conditions at the time. There can be no assurance that the Company will not suffer a financial loss from any such sales or leases. See "Risk Factors -- Risks Related to the Company -Accident/ Suspension of Operations."

    Employee Relations


    The Company believes it operates with lower labor costs than many established airlines, principally due to greater flexibility in the utilization of personnel. There can be no assurance that the Company will be able to maintain these advantages for any extended period of time. Many airline industry employees are represented by labor unions. The Company's employees are non-union other than the Company's flight attendants and mechanics. The Association of Flight Attendants ("AFA") and one former flight attendent have filed a lawsuit against the Company. See "Business of ValuJet -- Litigation." There can be no assurance that there will not be further unionization or that the existing level of unionization of the Company's employees will not materially increase the Company's costs.


    Airways has 33 mechanics and ten maintenance stores personnel represented by the International Association of Machinists (IAM). Contract negotiations are underway with the mechanics. The remainder of the employees at Airways are non-union. Union organizing activity directed at various employee groups is ongoing; therefore, there can be no assurance that the current labor environment will continue.

    Risks of Expansion

    The Company intends to expand its operations into new markets, subject to FAA and DOT approval. Although the Company's low fare service had previously been accepted in the Company's markets, there can be no assurance that its service will continue to be accepted in its markets, particularly in light of the accident involving Flight 592 and greater competition in the Company's markets. Furthermore, the Company's continued expansion will require substantial additional capital expenditures, thereby increasing the risks associated with expansion.

    Nontraditional Distribution System and Reliance on Automation

    The Company employs a computerized airline reservation system designed to meet its specifications. Under this system, the Company does not issue traditional airline tickets; instead at the time of sale/reservation, the Company provides its customers with a confirmation number similar to the systems used by hotels and car rental agencies. Furthermore, the Company does not participate in the Airline Reporting Corporation ("ARC"), the airline industry collection agent for travel agency sales. The Company bills and collects directly from travel agents based on sales information generated through its automation system at the time of the travel agent reservation. The Company relies on its computerized information and reservation system as an important factor in its business strategy. In the event of unanticipated problems, the Company might experience system breakdowns, delays and additional, unbudgeted expense to remedy the defect or to replace the defective system with an alternative system. Any material failure of such system could materially adversely affect the Company's business.

    Airport Access


    The Company's markets are located primarily in the eastern United States. Access to certain "slot" controlled airports (such as Washington's National, New York's Kennedy and LaGuardia and Chicago's O'Hare) is limited and there can be no assurance that the Company would be able to obtain or maintain access to such airports at an acceptable cost. Any condition which would deny or limit the Company's access to the airports it serves or seeks to serve may have a material adverse effect on the Company's business.

    Reliance on Others

    The Company has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including aircraft maintenance, ground facilities, baggage handling and personnel training. The Company will likely need to enter into similar agreements in any new markets it decides to serve. All of these agreements are subject to termination after notice. The Company's reliance upon others to provide essential services on behalf of the Company may result in relative inability to control the efficiency, timeliness and quality of contract services. For example, the Company's reliance on SabreTech, Inc. for certain maintenance work appears to have contributed to the accident involving Flight
592. Management expects that the Company will be required to rely on such contractors for some time in the future.


    AirTran contracts with Delta to provide ground handling service and five gates at Orlando International Airport. In addition, AirTran contracts for ground handling services with Delta at the Cincinnati Airport. The contracts under which those services are performed are cancelable by either party provided the requisite notice provisions are met. Although no notice has been given to date that Delta intends to cancel these contracts, there can be no assurance that Delta will not serve notice at a later date of its intention to cancel, forcing AirTran to find alternate gates in Orlando and make alternate arrangements for ground handling in Orlando and Cincinnati.


    AirTran entered into a code share agreement with Comair on June 19, 1997 wherein AirTran sells through flights from Airtran cities (other than Cincinnati and Orlando) to nine Comair destinations in Florida and Nassau under the tradename "AirTran Florida Connection." Comair is owned 25% by Delta and has its own code share agreement with Delta under which through passengers from Delta cities fly on Comair to its destinations, tradenamed "The Delta Connection." The code share agreement that AirTran has with Comair can be canceled by either party, provided the requisite notice provisions are met. Although no notice has been given to date that Comair intends to cancel this contract, there can be no assurance that they will not serve notice at a later date of their intention to cancel, forcing AirTran to stop selling those routes and potentially reducing AirTran's traffic and revenue.

    Risk of Loss

    As evidenced by the crash of Flight 592 on May 11, 1996, the Company is exposed to potential catastrophic losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. The Company is required by the Department of Transportation ("DOT") to carry liability insurance on each of its aircraft. The Company currently maintains liability insurance in the amount of $750.0 million per occurrence. Although the Company currently believes its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that the Company will not be forced to bear substantial losses from accidents. The Company's cost of insurance substantially increased after the accident. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the Company. Moreover, any aircraft accident, even if fully insured, could cause and has caused a public perception that some of the Company's aircraft are less safe or reliable than other aircraft, which could have and has had a material adverse effect on the Company's business.

    Dependence on Executive Officers


    The Company is dependent on the services of D. Joseph Corr (President and Chief Executive Officer) and its other executive officers. The loss of services of these officers could materially and adversely affect the business of the Company and its future prospects. The Company does not, and does not presently intend to, maintain key man life insurance on any of the Company's officers.

RISKS RELATED TO THE INDUSTRY AND THE COMPANY

    Competition and Competitive Reaction

    The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978 (the "Deregulation Act"), which has substantially eliminated government authority to regulate domestic routes and fares, and has increased the ability of airlines to compete with respect to destination, flight frequencies and fares. The Company competes with airlines which presently serve the Company's current and proposed routes and which are larger and have greater name recognition and greater financial resources than the Company. The Company may also face competition from airlines which may begin serving any of the markets the Company serves or may subsequently serve, from an expansion of existing low fare service offered by current competitors, from new low cost airlines that may be formed to compete in the low fare market and from ground transportation alternatives.

    Other airlines may meet or price their fares below the Company's fares or introduce new non-stop service between cities served by the Company on a one-stop basis, and prevent the Company from attaining a share of the passenger traffic necessary to maintain profitable operations. The Company's ability to meet price competition depends on its ability to operate at costs equal to or lower than its competitors or potential competitors. In addition, competitors with greater financial resources than the Company may price their fares below the Company's fares or increase their service which could have a material adverse effect on the Company's business.

    Recent legislation imposes taxes on domestic airline transportation equal to a per segment flown charge (initially $1.00 to be increased to $3.00 by 2003) plus a percentage of the ticket price (initially 9% to be decreased to 7.5% in 1999). These taxes will likely have a greater effect on leisure travelers. Since the Company relies to a large extent on leisure travelers, such a tax increase may affect the Company to a greater extent than the Company's competitors who rely more heavily on business travelers.


    Delta Express, a low cost/low fare division of Delta, entered service in several of Airways' markets in 1996. As a result of the intense competitive environment generated by Delta Express and by Southwest Airlines' entry into certain markets, Airways withdrew service from Nashville, Hartford and Providence. Airways presently is engaged in competition with Delta Express on its route to Islip, New York. Furthermore, Delta is the largest carrier in Orlando, accounting for 31% of enplanements (based on February 1997 data). There can be no assurance that Airways will not face greater competition from Delta, Delta Express and Southwest Airlines in the future.

    Cyclical Nature of Airline Industry

    The airline industry is highly sensitive to general economic conditions. Because a substantial portion of airline travel (both business and personal) is leisure travel, the industry tends to experience severe adverse financial results during general economic downturns. Any prolonged general reduction in airline passenger traffic may adversely affect the Company, particularly since the Company is substantially dependent on leisure travel and on the stimulation of additional discretionary air travel.

    Federal Regulation

    The Company has the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an operating certificate from the FAA; however, the continuation of such authority is subject to continued compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. The FAA has the authority to bring proceedings to enforce the safety laws and regulations under the Federal Aviation Act of 1958, as amended (the "Aviation Act"), including the assessment of civil penalties, suspension or revocation of the Company's authority to operate and the pursuit of criminal sanctions. The DOT has similar authority with regard to enforcement of the economic laws and regulations under the Aviation Act. No assurance can be given with respect to the cost of compliance with all present and future rules and regulations and the effect on the business of the Company, particularly its expansion plans and aircraft acquisition program.

    Extraordinary regulatory review of the Company's operations by the FAA followed the accident involving Flight 592 on May 11, 1996, and various FAA findings and violations of FAA safety rules ultimately resulted in the consent order under which the Company's operations were suspended on June 17, 1996. In the consent order, the FAA alleged that the Company violated various federal regulations relating to aircraft maintenance, maintenance manuals, training, record keeping and reporting and the Company agreed to present a plan to the FAA specifying the methods by which it would demonstrate to the FAA its qualifications to hold an air carrier operating certificate. The Company implemented several operating and administrative changes to address the FAA's concerns and to subsequently satisfied the FAA with respect to the safety violations referenced in the consent order. The FAA returned the Company's operating certificate to it on August 29, 1996. The Company is likely to be subject to increased and continuing regulatory scrutiny which could affect the Company's operations, acquisition program and expansion plans indefinitely.

    Unauthorized Parts

    The Company has heavy aircraft maintenance as well as engine and component overhaul performed by FAA approved contract maintenance providers. Each of the contractors as well as the Company has procedures in place to ensure the use of authorized materials during the performance of maintenance. A risk exists that through fraud or negligence unauthorized parts could be used on any air carrier's aircraft including those of the Company.

LIMITATIONS REGARDING AIRCRAFT COLLATERAL

    The Company's obligations under the Notes and the Collateral Agreement are secured by, among other things, the Aircraft.

    Aging Collateral


    The Notes will be secured by 24 DC-9 series 30 aircraft (the "Aircraft") manufactured between 1967 and 1976 and having an average number of take-off and landing cycles of aircraft of approximately 57,300. As of the current time, the Aircraft have been certificated by the manufacturer for flight up to approximately 102,000 cycles. One of these Aircraft is currently being stored and is not being currently operated by this Company. The Company is currently offering to lease out or sell such Aircraft. Of these 24 Aircraft, 17 comply with the Stage 3 noise requirements at this time. The age of and number of cycles operated by the Aircraft materially affect their value and will affect the amount realizable by the holders of the Notes in the event the Aircraft are foreclosed upon.

    Appraisals of Aircraft; Realizable Values

    Appraisals in respect of the Aircraft have been prepared by BK Associates Inc. ("BK Associates") and Aviation Solutions, Inc. ("AvSolutions"). According to the appraisals of these firms, the Aircraft had an aggregate appraised value of $119.6 million and $112.5 million, respectively, in July 1997 and estimated future value in 2001 of $93.7 million and $87.7 million, respectively. The appraisals were prepared without a physical inspection of the Aircraft. See
"Description of the Aircraft and the Appraisals."   However, an appraisal is
only an estimate of value and should not be relied upon as a measure of realizable value; the proceeds realized upon a sale of any Aircraft may be less than the appraised value thereof. The value of the Aircraft in the event of the exercise of remedies under the Collateral Agreement will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise pursuant to the Collateral Agreement would be sufficient to satisfy in full payments due on the Notes. If such proceeds were not sufficient to pay or repay all amounts due under the Notes, the then holders of the Notes (to the extent not repaid from the proceeds of the sale of the Aircraft) would bear their allocable percentage of such insufficiency and any resultant loss.

    Effect of Bankruptcy on Exercise of Remedies

    The right of the Indenture Trustee to repossess and dispose of any of the Aircraft following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case relating to the Company were to have commenced prior to the Indenture Trustee's having repossessed and disposed of such Collateral Aircraft. Under Title 11 of the United States Code (the "Bankruptcy Code"), a secured creditor, such as the Indenture Trustee, is prohibited from repossessing its collateral from a debtor in reorganization, or from disposing of collateral repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy

Code permits the debtor in reorganization to continue to retain and to use the collateral even though the debtor is in default, provided that the secured creditor is given "adequate protection" for its interest in the collateral. The protections afforded by Section 1110 of the Bankruptcy Code will not generally be available to the Indenture Trustee. Provisions of bankruptcy laws in foreign jurisdictions in which the Aircraft are operated or registered may also limit the Indenture Trustee's ability to repossess the Aircraft.

    Repossession

    The Indenture does not contain any general geographic restriction on the Company's (or any lessee's) ability to operate the Aircraft. Although the Company has no current intention to do so, the Company is also permitted, upon compliance with the Indenture, to register the Aircraft in the foreign jurisdictions set forth in the Indenture (the "Permitted Countries") and to lease the Aircraft to certain Permitted Air Carriers consisting of those operating in the United States and the Permitted Countries. While the Indenture Trustee's rights and remedies in the event of a default under the Indenture include the right to repossess the Aircraft, it may be difficult, expensive and time-consuming for the Indenture Trustee to obtain possession of the Aircraft, particularly when an Aircraft located outside the United States has been registered in a foreign jurisdiction or is leased to a foreign operator. Any such exercise of the right to repossess the Aircraft may be subject to the limitations and requirements of applicable law, including the need to obtain consents or approvals for deregistration or reexport of the Aircraft, which may be subject to delays and to political risk. When a defaulting lessee or other permitted transferee is the subject of a bankruptcy, insolvency or similar event, such as protective administration, additional limitations may apply.

    Despite the limitations contained in the Indenture on Permitted Air Carriers and reregistration, certain jurisdictions in which aircraft may be operated or registered may not accord recognition to, or recognize the priority of, the Indenture or may have no specific laws providing for the creation, recognition or registration of mortgages over aircraft such as the Indenture, or may accord higher priority to certain other liens or other third party rights over the Aircraft. Some or all of these factors could limit the benefits to the Indenture Trustee of the security interest in the Aircraft.

    Maintenance

    The Company is responsible for the maintenance, service, repair and overhaul of the Aircraft, but only to the extent described in the Indenture. The failure of the Company (or any lessee) to adequately maintain, service, repair or overhaul the Aircraft may adversely affect the value of such Aircraft and, thus, upon a liquidation of the Aircraft may affect the proceeds available to repay the holders of the Notes. Under the Indenture, the applicable maintenance standards will vary depending upon the jurisdiction in which an Aircraft is registered and if an Aircraft is leased. Notwithstanding compliance by the Company (or any lessee) with its obligations under the Indenture to adequately maintain, service, repair or overhaul the Aircraft, the value of the Aircraft may deteriorate. Such a deterioration in the value of the Aircraft would not, in and of itself, constitute a breach by the Company of its obligations under the Indenture. See "Description of the Exchange Notes -- Covenants Relating to the Aircraft -- Registration and Maintenance."

    Insurance

    The Company is responsible for the maintenance of public liability, property damage and all-risk aircraft hull insurance on the Aircraft to the extent described in the Indenture. The failure of the Company to adequately insure the Aircraft, or the retention of self-insurance amounts, will affect the proceeds which could be obtained upon an Event of Loss and, thus, may affect the proceeds available to repay the holders of the Notes.

    With respect to any insurance required, the Company may maintain deductibles or self-insurance amounts similar to those maintained by the Company with respect to other aircraft owned or leased, and operated, by the Company, in each case similar to such Aircraft; provided, however, that, in the case of required all-risk aircraft hull insurance, such deductibles and self-insurance are subject to certain maximum amounts. See "Description of the Exchange Notes -- Covenants Relating to the Aircraft -- Insurance."

RISKS RELATED TO THE OFFERING

    Fraudulent Conveyance


    The Subsidiary Guarantees may be subject to review under federal or state fraudulent transfer law. To the extent that a court were to find that (x) the Subsidiary Guarantees were incurred by any Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor, or a Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) any Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantees and any Subsidiary guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the Subsidiary Guarantees,
(iii) was engaged or about to engage in a business or transaction for which the remaining assets of a Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate the Subsidiary Guarantees in favor of a Subsidiary Guarantor's creditors. If the Subsidiary Guarantees are subordinated, payments of principal and interest on the Notes generally would be subject to the prior payment in full of all indebtedness of the Subsidiary Guarantors. Among other things, a legal challenge of the Subsidiary Guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by a Subsidiary Guarantor as a result of the issuance by the Company of the New Notes. The extent (if any) to which a particular Subsidiary Guarantor may be deemed to have received such benefits may depend on the Company's use of the Offering proceeds, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the Subsidiary Guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. Based upon financial and other information currently available to it, the Company presently believes that the Subsidiary Guarantees are being incurred for proper purposes and in good faith, and that the Subsidiary Guarantors (i) are solvent and will continue to be solvent after issuing the Subsidiary Guarantees, (ii) will have sufficient capital for carrying on their business after such issuance and (iii) will be able to pay their debts as they mature. There can be no assurance, however, that a court would necessarily agree with these conclusions, or determine that any particular Subsidiary Guarantor received fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee.

Absence of Public Market

    There is no existing market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders to sell the Notes, or the price at which holders would be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Notes has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchaser of the Outstanding Notes has advised the Company that it currently intends to make a market in the Notes; however, it is not obligated to do so and any market making may be discontinued at any time without notice. The Outstanding Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) market. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them.

    Consequences of Failure to Exchange; Possible Adverse Effect on Trading Market for Outstanding Notes

    Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. Subject to the obligation by the Company to file a Shelf Registration Statement covering resales of Outstanding Notes in certain circumstances, the Company does not intend to register the

Outstanding Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. In addition, any holders of Outstanding Notes who tender in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Additionally, as a result of the Exchange Offer, it is expected that a substantial decrease in the aggregate principal amount of Outstanding Notes outstanding will occur. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Notes. See "The Exchange Offer" and "Description of the Exchange Notes - Registration Covenant; Exchange Offer."


                                USE OF PROCEEDS

    This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except as otherwise described herein under "The Exchange Offer - Terms of the Exchange Offer." The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                CAPITALIZATION


    The following table sets forth the consolidated capitalization and cash and cash equivalents of the Company as of September 30, 1997, (i) on an historical basis and (ii) as adjusted to give effect to the Merger. This table should be read in conjunction with the financial statements and related notes appearing elsewhere herein.




                                                 September 30, 1997
                                            ------------------------------
                                                             As Adjusted
                                                Actual       for Merger (1)
                                            ------------    ---------------
                                                (dollars in thousands)
CASH AND CASH EQUIVALENTS                      $123,210     $138,428(2)
                                               ========     ========
SHORT-TERM DEBT:

      Current maturities of long-term debt     $  9,125     $ 11,614

LONG-TERM DEBT:

      Secured debt                                3,833       10,724
      10  1/2%senior secured notes due 2001      80,000       80,000
      10 1/4% senior notes due 2001             150,000      150,000
                                               --------     --------
                                                233,833      240,724
                                               --------     --------
           Total debt                           242,958(1)   252,338(1)

STOCKHOLDERS' EQUITY:

     Common stock, $.001 par value;
     1,000,000,000 shares authorized;
     55,005,740 shares issued and
     outstanding and 64,073,677
     issued and outstanding as
     adjusted  ..............................        55           64
     Additional paid-in capital..............    77,601      143,867
     Retained earnings.......................     3,763        3,763
                                               --------     --------

      Total stockholders' equity.............    81,419      147,694
                                               --------     --------

           Total capitalization..............  $324,377     $400,032
                                               ========     ========






(1) The 10 1/4% senior notes dues 2001 ($150.0 million outstanding principal balance) are the primary obligation of the Company and are guaranteed by ValuJet Airlines, the Company's other subsidiaries and any future restricted subsidiaries. All other debt (other than debt to be assumed in connection with the Merger) is the primary obligation of ValuJet Airlines.
(2) Cash and cash equivalents of Airways includes restricted cash of $10.0 million.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were sold by the Company on August 13, 1997 to the Initial Purchaser, who sold the Outstanding Notes to certain institutional investors in reliance on Rule 144A and Regulation D promulgated by the Commission under the Securities Act. In connection with the sale of the Outstanding Notes, the Company and the Initial Purchaser entered into the Registration Rights Agreement, pursuant to which the Company agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Notes for senior secured debt securities of the Company with terms substantially identical to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) within 60 days after the date of original issuance of the Outstanding Notes and (ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 150 days after such issue date. If applicable law or the positions taken by the staff of the Commission that have been enunciated in the no-action letters issued in Exxon Capital Holdings Corp. (available April 13, 1989) and
                 ----------------------------
Morgan Stanley & Co. Inc. (available June 5, 1991), among others, do not permit
-------------------------
the Company to cause the registration statement containing this Prospectus to become effective or to effect the Exchange Offer, the Company will use its best efforts to cause to become effective the Shelf Registration Statement with respect to the resale of the Outstanding Notes and to keep the Shelf Registration Statement effective until two years after the effective date thereof. The interest rate on the Outstanding Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Description of the Exchange Notes - Registration Covenant; Exchange Offer". Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means the registered holder of the Outstanding Notes or any other person who has obtained a properly completed bond power from the registered holder.

     Each holder of the Outstanding Notes who wishes to exchange such Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) at the time of the commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate", as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Description of the Exchange Notes - Registration Covenant; Exchange Offer". Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters.
                      --------------

RESALE OF EXCHANGE NOTES

     Based on positions taken by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such positions taken by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

    This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for

Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Outstanding Notes properly tendered and not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered pursuant to the Exchange Offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Outstanding Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

     As of the date of this Prospectus, $80,000,000 aggregate principal amount of the Outstanding Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Outstanding Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.

     The Company shall be deemed to have accepted for exchange properly tendered Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the applicable provisions of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "- Certain Conditions to the Exchange Offer".

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer - Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York time on ____________________, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Exchange Offer will not in any event be extended beyond _____________, 1998.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "- Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate of 10 1/2% per annum, payable semi-annually, on each April 15 and October 15, commencing April 15, 1998. Holders of Exchange Notes will receive interest on April 15, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued and unpaid interest on the Outstanding Notes from October 15, 1997 to the date of exchange thereof for Exchange Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Outstanding Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall reasonably deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable judgment. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York time, on the Expiration Date. In addition, either (i) Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer - Exchange Agent" prior to 5:00 p.m., New York time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an Agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust Company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Outstanding Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder of Outstanding Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust Company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such

Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer -Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Outstanding Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "- Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                             The Bank of New York
                            101 Barclay Street, 21W
                           New York, New York 10286
                       Attn:  Corporate Trust Operations
                                 By Facsimile:
                                (212) 815-5915
                       (For Eligible Institutions Only)
                          Confirm by Telephone: [Add]

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $75,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees, printing costs and related fees and expenses.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Outstanding Notes, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following selected consolidated financial and operating data for the period from July 10, 1992 (date of inception) to December 31, 1992 and for the years ended December 31, 1993, 1994, 1995 and 1996, are derived from the audited consolidated financial statements of the Company. The financial and operating data for the nine month periods ended September 30, 1996 and 1997, are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial
position and results of operations for these periods.   Operating results for
the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year. The selected financial data of Airways for the years ended March 31, 1995, 1996 and 1997, which follows the information regarding the Company, are derived from the audited consolidated financial statements of Airways, and the selected financial and operating data of Airways for the six month periods ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals which Airways considers necessary for a fair presentation of the financial position and the results of operations for these periods. Airways' operating results for the six months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                 VALUJET, INC.

                                 Period from
                                  Inception
                               (July 10, 1992)                             Year ended                           Nine months ended
                                     to                                   December 31                             September 30
                                                  ------------------------------------------------------  --------------------------
                             December 31, 1992 (a)    1993 (a)        1994          1995       1996(b)         1996(b)      1997
                             -----------------    --------------  -------------  ---------  ------------  ------------- ------------
                                                                     (dollars in thousands)
STATEMENTS OF OPERATIONS
 DATA:
Operating revenues.........           0            $ 5,811         $133,901       $367,757    $ 219,636    $191,523      $ 141,100
Operating expenses:
 Flight operations.........           0                474            6,967         16,273       16,479      13,272         13,998
 Aircraft fuel.............           0                977           21,775         55,813       46,691      39,183         33,373
 Maintenance...............           0                732           14,862         47,330       49,500      38,167         40,906
 Station operations........           0              1,199           20,198         49,931       42,018      32,895         35,343
 Passenger services........           0                228            3,942         10,363        8,879       7,626          6,370
 Marketing and advertising.           0              1,097            6,546          8,989        8,426       6,923          8,115
 Sales and reservations....           0                967           11,325         31,156       18,378      15,495         11,345
 General and administrative       $  23                866            5,039         10,617       13,659      10,946          9,272
 Employee bonus............           0                  0            5,146         14,382        1,245       1,245              0
 Depreciation..............           0                138            3,555         15,147       17,551      13,296         20,508
 Arrangement fee for
  aircraft transfers.......           0                  0                0              0      (13,036)    (13,036)             0
 Gain on insurance recovery           0                  0                0         (1,094)      (2,815)     (2,815)             0
    Gain (loss) on sale of
     assets................           0                  0                0              0       (3,934)     (2,335)          (275)
 Rebranding expenses.......           -                  -                -              -            -           -            325
 Shutdown and other
  nonrecurring
    expenses...............           0                  0                0              0       67,994      54,663          9,338
                                  -----            -------         --------       --------    ---------    --------      ---------
Total operating expenses...          23              6,678           99,355        258,907      271,035     215,525        188,618
                                  -----            -------         --------       --------    ---------    --------      ---------
Operating income (loss)....         (23)              (867)          34,546        108,850      (51,399)    (24,002)       (47,518)
 Interest expense..........           0                112            2,388          6,579       22,186      15,822         19,854
 Interest income...........           0                (85)          (1,423)        (5,555)      (7,653)     (6,799)        (4,913)
                                  -----            -------         --------       --------    ---------     --------     ---------
Income (loss) before
 income taxes..............         (23)             (894)           33,581        107,826      (65,932)    (33,025)       (62,459)
 Provision for income taxes           0                 0            12,849         40,063      (24,463)    (12,173)       (20,114)
                                  -----           -------          --------       --------    ---------     --------     ---------
Net income (loss)..........        ($23)            ($894)         $ 20,732       $ 67,763     ($41,469)   $ 20,852       ($42,345)
                                  =====           =======          ========       ========    =========     ========     =========
Ratio of earnings to fixed
 charges (c)...............        - (d)            - (d)             9.5x           11.0x        - (d)         -(d)          - (d)
                                  -----           -------         --------        --------   ---------       --------    ---------

BALANCE SHEET DATA (END OF
 PERIOD):
Cash and cash equivalents..       $ 495          $13,247          $ 85,078        $127,947   $ 150,013     $178,986      $ 123,210
Working capital............         482           10,284            58,585          63,523     168,555      182,650        112,756
Property and equipment, net           0           13,458            71,880         196,954     162,572      171,273        195,198
Total assets...............         495           30,264           173,039         346,741     417,187      454,353        372,176
Total debt.................           0           10,397            46,965         109,038     244,706      273,867        242,958
Stockholders' equity.......         482           15,143            93,117         162,065     123,400      143,742         81,419

                                                        See footnotes on page 41

                                                                                                      Nine Months
                                                   Year ended December 31                         Ended September 30
                                             -------------------------------------------      ----------------------------
                                                1994            1995            1996             1996             1997
                                             -----------     -----------     -----------      -----------      -----------
OPERATING DATA (E):
Revenue passengers enplaned................   2,040,892      5,177,629       3,003,883        2,523,728         2,206,242
Revenue passenger miles (RPM)(thousands)...     940,546      2,624,298       1,534,439        1,313,048         1,101,672
Available seat miles (ASM)(thousands)......   1,470,614      3,812,696       2,689,127        2,320,043         2,066,495
Load factor................................        64.0%          68.8%           57.1%            57.0%             53.3%
Break-even load factor excluding shutdown
   and other nonrecurring expenses.........        44.6%          45.8%           57.0%            50.8%             75.1%
Average fare...............................  $    63.48      $   68.10       $    69.81       $   72.73        $    60.68
Passenger yield............................       13.77cents     13.44cents       13.67cents       13.98cents       12.15cents
Total revenue per ASM......................        9.05cents      9.62cents        8.12cents       8.32cents         6.83cents
Operating cost per ASM excluding shutdown
   and other nonrecurring expenses.........        6.71cents      6.77cents        7.50cents       6.99cents         8.70cents
Completion factor..........................        99.5%          99.0%            90.3%           95.2%             99.1%
Aircraft in service (end of period)........          22             42               15               4                31
Cities served (end of period)..............          17             26               18               5                22
Average passenger trip length (miles)......         461            507              511             520               499
Average stage length (miles)...............         444            497              501             511               466

                              AIRWAYS CORPORATION

                                                                                                   Six Months
                                                  Year ended March 31                          Ended September 30
                                       -----------------------------------------           ---------------------------
                                          1995           1996           1997                 1996             1997
                                       -----------    -----------    -----------           --------        -----------
STATEMENTS OF OPERATIONS DATA:                     (dollars in thousands)
Operating revenues...................    $  9,607       $ 68,361     $  102,623            $ 51,998        $ 50,674
Operating expenses...................      16,028         66,867        114,745              59,846          55,749
                                         --------       --------     ----------            --------        --------
Operating income (loss)..............      (6,421)         1,494        (12,122)             (7,848)         (5,075)
    Interest expense.................           -            524          1,507                 782           1,087
    Interest income and other........         (59)        (1,007)        (  984)               (621)           (375)
                                         --------       --------     ----------             --------       --------
Income (loss) before income taxes....      (6,362)         1,977        (12,645)             (8,009)         (5,787)
    Provision for income taxes.......      (2,866)           790         (5,654)             (3,604)           (218)
                                         --------       --------     ----------             --------       --------
Net income (loss)....................     ($3,496)      $  1,187        ($6,991)            ($4,405)        ($5,569)
                                         ========       ========     ==========             ========       ========

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents............    $    961       $ 16,437     $    2,354            $ 11,399        $  5,170
Working capital......................       2,058          3,212         (7,144)             (1,257)        (22,617)
Property  and equipment, net.........       2,211         29,458         37,698              30,425          38,866
Total assets.........................      13,544         69,654         73,948              62,326          75,770
Total debt...........................           -         13,851         13,696              14,310          22,080
Stockholders' equity.................       7,690         24,363         17,641              20,111          12,150

OPERATING DATA:
Revenue passengers enplaned..........      87,000        685,000      1,089,000             573,257         559,841
RPMs (thousands).....................      80,783        605,130        932,305             497,099         480,029
ASMs (thousands).....................     180,480        974,642      1,426,873             753,048         705,534
Load factor..........................        44.8%          62.1%         65.3%                66.0%           68.0%
Passenger yield......................         9.8cents      10.7cents     10.7cents            10.2cents       10.1cents
Aircraft in service (end of period)..           4             10            10                   10              11
Average stage length (miles).........         880            873           832                  871             718


_____________________________________
(a) The Company's flight operations commenced October 26, 1993. Prior to that time, the Company was in the development stage.

(b) The Company's operations were suspended from June 18, 1996 until September 30, 1996 as a result of a consent order entered into between the Company and the FAA.

(c) For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor.


(d) For the periods ending December 31, 1992, December 31, 1993, December 31, 1996, September 30, 1996 and September 30, 1997, the Company's earnings were insufficient to cover fixed charges by $23,000, $894,000, $65.9 million $33.0 million and $62.5 million, respectively.

(e) All operating data other than total revenue per ASM and total cost per ASM refers to scheduled service. See Note (e) to the table under "Prospectus Summary, Summary Financial and Operating Data" for the definition of the terms included in Operating Data.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements of the Company and Airways give effect to (i) the sale by the Company of $80.0 million of the Notes on August 13, 1997, and the application of the proceeds received, and (ii) the sale by the Company of the Notes as described in (i) above and the Merger as if such transactions had occurred as of January 1, 1996 and 1997 with respect to the statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and as of September 30, 1997 with respect to the balance sheet. The Company received approximately $77.5 million of net proceeds from the Notes, after deduction of the initial purchaser's discount and expenses of the debt offering. The net proceeds, along with approximately $6.2 million of the Company's cash were used to repay $68.5 million of secured debt of the Company and to pay the fees and expenses (approximately $6.0 million) incurred by the Company in connection with a consent solicitation to the holders of the Company's 10 1/4% senior notes and will also be used to purchase approximately $9.2 million of hush kits for up to four of the Company's Stage 2 DC-9 aircraft. The Merger is reflected using the purchase method of accounting for business combinations.
The pro forma condensed combined financial information is provided for comparative purposes only and does not purport to be indicative of the results that would have been obtained if the events set forth above had been effected on the dates indicated or of those results that may be obtained in the future. The pro forma condensed combined financial information with respect to the Merger is based on preliminary estimates of values and transaction costs which may be incurred in connection with the Merger. The actual recording of the Merger will be based on final appraisals, values and transaction costs. Accordingly, the actual recording of the transaction can be expected to differ from these pro forma condensed combined financial statements. However, ValuJet's management believes the asset and liability valuations and allocations utilized for the Merger will not be materially different from the pro forma information presented herein.


     For purposes of preparing the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996, Airways' operating results for the nine months ended September 30, 1997 and the year ended March 31, 1997, were combined with ValuJet's operating results for the nine months ended September 30, 1997 and the year ending December 31, 1996, respectively. Accordingly, Airways' operating results for the three months ended March 31, 1997 are included in the nine months ended September 30, 1997 and in the year ended December 31, 1996 pro forma results. Airways' revenues and net income for that three month period were $29,777,000 and $277,000, respectively.

                                 BALANCE SHEET

                               SEPTEMBER 30, 1997


                                                      Pro Forma     Pro Forma
                                ValuJet   Airways    Adjustments    Combined
                                --------  -------  ---------------  ---------
                                               (in thousands)
ASSETS
Current assets:
   Cash and cash equivalents..  $123,210  $ 5,170                    $128,380
   Restricted cash............         0   10,048                      10,048
   Accounts receivable, net...     7,775    4,510     $ (1,416)(a)     10,869
   Notes receivable...........    12,700               (12,700)(a)          0
   Inventory..................     7,812      923                       8,735
   Prepaid items..............       688    3,598                       4,286
   Income tax receivable......    12,684        0                      12,684
   Deferred tax asset.........         0    4,449       (3,375)(d)          0
                                                        (1,074)(b)
   Other current assets.......     1,764        0                       1,764
                                --------  -------     --------       --------
Total current assets..........   166,633   28,698      (18,565)       176,766

Property and equipment, net...   195,198   40,711                     235,909
Debt issuance costs...........    10,345        0                      10,345
Goodwill, net.................         0    1,677       (1,677)(c)     61,647
                                                        61,647 (f)
Deferred tax asset............         0    4,166       (4,166)(d)          0
Other assets, net.............         0      518         (518)(b)          0
                                --------  -------     --------       --------
Total assets..................  $372,176  $75,770     $ 36,721       $484,667
                                ========  =======     ========       ========

                                                                Pro Forma       Pro Forma
                                        ValuJet    Airways     Adjustments      Combined
                                        --------  ---------  ---------------  -------------
                                                          (in thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable and accrued
       expenses.......................  $ 35,354  $ 19,900      $  3,250 (e)   $ 57,088
                                                                  (1,416)(a)
  Air traffic liability...............     8,913    15,942                       24,855
  Deferred tax liability..............       485         0                          485
  Short-term notes payable............         0    12,700       (12,700)(a)          0
  Current portion of long-term debt...     9,125     2,489                       11,614
  Current portion of maintenance
       reserves.......................         0       284          (284)(b)          0
                                        --------  --------      --------       --------
Total current liabilities.............    53,877    51,315       (11,150)        94,042

Long-term debt less current
      maturities......................   233,833     6,891                      240,724

Maintenance reserves..................         0     2,620        (2,620)(b)          0
Deferred taxes........................     3,047     2,794        (2,602)(d)      2,207
                                                                    (192)(b)
                                                                    (840)(e)
Stockholders' equity:
   Preferred stock....................         0         0                            0
   Common stock.......................        55        91           (91)(f)         64
                                                                       9 (f)
   Additional paid-in capital.........    77,601    26,696       (26,696)(f)    143,867
                                                                  63,466 (f)
                                                                   2,800 (f)
   Retained earnings (deficit)........     3,763   (14,637)       14,637 (f)      3,763
                                        --------  --------      --------       --------
Total stockholders' equity............    81,419    12,150        54,125        147,694
                                        --------  --------      --------       --------
Total liabilities and
     stockholders' equity.............  $372,176  $ 75,770      $ 36,721       $484,667
                                        ========  ========      ========       ========


                           STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                                              Nine Months Ended September 30, 1997
                             ----------------------------------------------------------------------------------------------------
                                                           Pro Forma       ValuJet                     Pro Forma      Pro Forma
                                     ValuJet             Adjustments    As Adjusted     Airways       Adjustments      Combined
                             ------------------------  ---------------  ------------  ------------  ---------------  ------------
Revenues...................                 $141,100                       $141,100      $ 80,451                    $ 221,551

Operating expenses.........                  188,618                        188,618        84,803       $  (333)(l)    274,522
                                                                                                           (107)(m)
                                                                                                          1,541 (n)
                                           ---------      -----------      ---------      --------      -----------  ---------
Operating income (loss)....                  (47,518)                       (47,518)       (4,352)       (1,101)       (52,971)
  Interest expense.........                   19,854      $ (3,699)(g)       22,735         1,457                       24,192
                                                             5,250 (h)
                                                             1,330 (i)
  Interest income..........                   (4,913)                        (4,913)         (557)                      (5,470)
                                            --------      ------------      --------      --------      ----------   ----------
Income (loss) before
 income taxes..............                  (62,459)       (2,881)         (65,340)       (5,252)       (1,101)       (71,693)
Income tax expense
 (benefit).................                  (20,114)         (922)(j)      (21,036)           41           117(o)     (20,878)
                                            --------       -------         --------      --------   -----------      ---------
Net income (loss)..........                 $(42,345)      $(1,959)        $(44,304)     $ (5,293)      $(1,218)     $ (50,815)
                                            ========       =======         ========      ========   ===========      =========

Net income (loss) per share                   $(0.77)                        $(0.77)       $(0.58)                      $(0.79)
                                            ========                       ========      ========                    =========

Weighted average shares
    outstanding............                   54,923                         54,923         9,054                       63,991
                                            ========                       ========      ========                    =========

Ratio of earnings to
    fixed charges (p)......                                                                                             -- (q)
                                                                                                                    ==========

                                                         Year Ended
                                                 ---------------------------
                                           December 31,  Pro Forma     ValuJet         March 31,
                                              1996        Adjust-         As             1997         Pro Forma     Pro Forma
                                             ValuJet       ments       Adjusted        Airways       Adjustments    Combined
                                         ------------  ------------  -----------     -----------     -----------   -----------
Revenues...............................     $219,636                   $219,636        $102,623                       $ 322,259

Operating expenses.....................      271,035      $   750(k)    271,785         114,745        $(443)(l)        387,999
                                                                                                        (143)(m)
                                                                                                       2,055 (n)
                                            --------       -------      --------        --------     -----------     -----------
Operating loss.........................      (51,399)        (750)      (52,149)        (12,122)      (1,469)           (65,740)
 Interest expense......................       22,186       (5,917)(g)    26,796           1,507                          28,303
                                                            8,400 (h)
                                                            2,127 (i)
 Interest income.......................     (  7,653)                   ( 7,653)         (  984)                        ( 8,637)
                                            --------       -------      --------        --------     -----------       ---------
Loss before income taxes...............      (65,932)      (5,360)      (71,292)        (12,645)      (1,469)           (85,406)
Income tax benefit.....................      (24,463)      (1,876)(j)   (26,339)         (5,654)         155 (o)        (31,838)
                                            --------       -------      --------        --------     -----------       ---------
Net loss...............................     $(41,469)     $(3,484)     $(44,953)       $ (6,991)     $(1,624)          ($53,568)
                                            ========       =======      ========        ========     ===========       =========

Net loss per share.....................       $(0.76)                    $(0.82)         $(0.77)                         $(0.84)
                                            ========                    ========        ========                       =========

Weighted average shares
   outstanding.........................       54,702                     54,702           9,029                          63,770
                                            ========                    ========       ========                        =========
Ratio of earnings to
   fixed charges(p)....................                                                                                      -- (q)
                                                                                                                     ===========


                    NOTES TO PRO FORMA FINANCIAL STATEMENTS


(a)  Reflects the elimination of amounts due to/from ValuJet and Airways.
(b) Reflects the reversal of preoperating costs and maintenance reserves, and the related deferred tax amounts, to conform accounting policies.
(c) Reflects the reversal of Airways' historical excess of cost over fair value of the net tangible assets acquired ("goodwill").
(d)  Reflects the reversal of Airways' net deferred tax asset.
(e) Reflects the accrual of estimated merger costs with the related income tax effect.
(f) Reflects the excess of cost over the estimated fair value of the net tangible assets acquired in the Merger, the elimination of Airways' historical common stock, additional paid-in capital and retained deficit, the value of the Common Stock issued to the Airways stockholders and the value of options issued to Airways option holders in the Merger.


          Number of shares issued to acquire Airways                         9,067,937
          Per share price at date of Agreement and joint press release            7.00
                                                                            ----------
          Value of stock                                                    $   63,476
          Value of Airways options                                               2,800
          Transaction costs                                                      3,250
                                                                            ----------
          Purchase price                                                        69,526
          Less estimated fair value of net tangible assets acquired              7,879
                                                                            ----------
          Excess of cost over fair value of net tangible assets acquired    $   61,647
                                                                            ==========


     Excess of cost over fair value of the net tangible assets acquired is presented in the pro forma balance sheet utilizing estimated amounts at September 30, 1997 and will be determined at the Effective Date. Such amount will also be allocated according to the estimated fair values of assets at the Effective Date.


(g) Reflects the elimination of interest on $68.5 million of debt refinanced by the $80.0 million secured debt offering.
(h)  Reflects interest on the $80.0 million of 10 1/2% senior secured notes.
(i)  Reflects the amortization of debt issuance costs.
(j)  Reflects the income tax effect of the pro forma adjustments.
(k)  Reflects the effect of expensing certain transaction costs.
(l) Reflects the reversal of historical amortization of preoperating costs of Airways.
(m)  Reflects the reversal of historical amortization of goodwill of Airways.
(n) Reflects the amortization of goodwill resulting from the Merger by use of the straight line method over a 30-year period.
(o)  Reflects the income tax effect of the pro forma adjustments.
(p) For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges and (ii) fixed charges consist of interest expense incurred, plus the portion of rent expense under operating leases deemed by the Company to be representative of the interest factor.
(q) For the periods ending September 30, 1997 and December 31, 1996, the pro forma combined earnings were insufficient to cover fixed charges by $71.7 million and $85.4 million, respectively.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income and book value on (i) an historical basis for ValuJet and Airways, and (ii) a pro forma combined basis per share of ValuJet Common Stock, giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger. The ValuJet and Airways pro forma combined information gives effect to the Merger on a purchase accounting basis and is based upon the Exchange Ratio of one share of ValuJet Common Stock for each share of Airways Common Stock. The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.


     The information shown below for the year ended December 31, 1996 is derived from the audited consolidated financial statements of ValuJet for the period then ended and the audited consolidated financial statements of Airways for the year ending on the ensuing March 31 and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of ValuJet and Airways, including the respective notes thereto, and the pro forma financial information included herein. The information shown below for the nine months ended September 30, 1997 is derived from the unaudited consolidated financial statements of ValuJet and Airways, including the respective notes thereto, and should be read in conjunction with, and is qualified in its entirety by, the pro forma financial information included herein. See "Pro Forma Condensed Combined Financial Information."



                                                    Nine Months       Year ended
                                                       Ended         December 31,
Income (loss) per share                         September 30, 1997      1996(1)
                                                -------------------     --------
  ValuJet historical..........................           $(.77)         $(.76)
  Airways historical..........................            (.58)          (.77)
  ValuJet and Airways pro forma combined (2)..            (.79)          (.84)
Book Value per Share (Period End)
  ValuJet historical..........................            1.48
  Airways historical..........................            1.34
  ValuJet and Airways pro forma combined (2)..            2.30


(1) ValuJet's fiscal year end is December 31 and Airways' fiscal year end is March 31. Consequently, the data included for Airways as of the date indicated is based on audited financial statements of Airways for the year ending on March 31, 1997.


(2) Represents the combined results of ValuJet and Airways giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger as if such transactions had occurred as of January 1, 1996 and 1997, with respect to the statements of operations for the year ended December 31, 1996, and the nine months ended September 30, 1997, respectively, and as of September 30, 1997, with respect to the balance sheet. The Merger is reflected using the purchase method of accounting for business combinations.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


    The following chart indicates the service offered by the Company from December 1993 through September 1997:


                                                           Number of
                          Total Number    Number of Peak-   Cities
        As of             of Aircraft      Day Flights      Served
-----------------------  --------------   ---------------  ---------
   December 31, 1993           6                 34            8
   March 31, 1994             10                 70           13
   June 30, 1994              14                 92           15
   September 30, 1994         16                114           17
   December 31, 1994          22                124           17
   March 31, 1995             27                184           23
   June 30, 1995              28                208           24
   September 30, 1995         34                228           26
   December 31, 1995          42                268           26
   March 31, 1996             47                286           28
   June 30, 1996              51                  0           (1)
   September 30, 1996         46 (2)             16           (3)
   December 31, 1996          43 (4)            124           18
   March 31, 1997             42 (5)            148           21
   June 30, 1997              42 (6)            184           24
   September 30, 1997         42 (7)            200           22


________________________

   (1) Service suspended to all markets as of June 17, 1996
   (2) Of which 4 had been approved for service by the FAA
   (3) Service resumed on September 30, 1996 to Atlanta, Fort Lauderdale, Orlando, Tampa and Washington, D.C.
   (4) Of which 15 had been approved for service by the FAA
   (5) Of which 24 had been approved for service by the FAA
   (6) Of which 30 had been approved for service by the FAA


   (7) Of which 31 had been approved for service by the FAA

   On May 11, 1996, ValuJet tragically lost its Flight 592 en route from Miami to Atlanta. There were no survivors. The accident resulted in extensive media coverage calling into question the safety of low-fare airlines in general and ValuJet in particular. In response to the accident, the FAA conducted an extraordinary review of the ValuJet's operations. On June 17, 1996, ValuJet entered into a consent order with the FAA under which: (i) ValuJet agreed to suspend operations until such time as ValuJet was able to satisfy the FAA as to various regulatory compliance concerns identified by the FAA as a result of its intensive inspections of ValuJet's operations, (ii) the FAA agreed to work with ValuJet in order to reestablish operations with up to 15 aircraft initially and
(iii) ValuJet paid $2.0 million to the FAA to compensate it for the costs of the special inspections conducted. In order to reduce costs while ValuJet prepared its plan to restore service, ValuJet furloughed more than 90% of its personnel (approximately 3,600 of 4,000) for several weeks. On August 29, 1996, the FAA returned ValuJet's operating certificate and the Department of Transportation ("DOT") issued a "show cause" order regarding ValuJet's fitness as an air carrier. The DOT gave its final approval on September 26, 1996, and ValuJet resumed operations with service between Atlanta and four other cities on September 30, 1996.

   Other effects of the accident, ensuing adverse media coverage, intensive FAA scrutiny and suspension of operations include the following:

   1. The suspension of operations resulted in the failure of ValuJet to meet certain financial covenants under certain of ValuJet's secured debt. All of this debt was repaid with the proceeds of ValuJet's $80,000,000 secured debt offering. See "-- Liquidity and Capital Resources" below.

   2. The expansion of ValuJet's operations will remain subject to FAA and DOT approval for an indefinite period of time. FAA approvals are required to increase the number of aircraft on ValuJet's operating certificate and to commence service to any new market.

   3. ValuJet is unable to predict how significantly the accident and suspension of operations will affect load factors and yield or the length of time during which load factors and yield will be impacted. During first quarter 1997, ValuJet's load factor was 53.9% compared to 58.0% for first quarter 1996 and its average fare was $60.47 compared to $72.01 for first quarter 1996. ValuJet has commenced the implementation of a program to enhance its image. See "Business of ValuJet -- Strategy."

   4. In 1996, ValuJet refunded fares paid by customers affected by ValuJet's changing schedules and by those who otherwise chose to change their travel plans.

   5. ValuJet's cost per ASM has increased and is likely to remain inflated to some extent to reflect the cost of additional maintenance procedures and infrastructure adopted by ValuJet as well as lower aircraft utilization levels.

   6. ValuJet may reduce its workforce permanently if reduced traffic levels continue and ValuJet is unable to reestablish its previous service levels.

   7. The aircraft lost was insured for $4.0 million, which was in excess of book value. ValuJet carries $750.0 million of liability insurance. Although ValuJet believes that such insurance will be sufficient to cover all claims arising from the accident, there can be no assurance that all claims will be covered or that the aggregate of all claims will not exceed such insurance limits.

   8. Several stockholder lawsuits have been filed against ValuJet and certain of its officers and directors alleging, among other things, violation of federal securities laws. While ValuJet denies that it has violated any of its obligations under the federal securities laws, there can be no assurance that ValuJet will not sustain material liability under such or related lawsuits. See "Business of ValuJet -- Litigation."

   9. Various governmental authorities are conducting investigations of the circumstances surrounding the accident. ValuJet is cooperating with the authorities in connection with these investigations. See "Business of ValuJet -
- Litigation."


   As a result of the accident, the ensuing extraordinary review of ValuJet's operations by the FAA, the suspension of operations in June 1996 and the current and prospective FAA imposed limitation on the number of aircraft that may be operated by ValuJet, ValuJet's results for periods prior to May 11, 1996 are not necessarily indicative of the results to be expected in future periods. ValuJet's operations for 1996 are also not indicative of future operations as a result of the suspension of operations for a significant portion of 1996. ValuJet's operations for the first nine months of 1997 may not be indicative of future operations as a result of the reduced level of service, ValuJet's ownership of more aircraft than may be used and additional infrastructure to support larger operations during the first nine months of 1997.


   On July 10, 1997, the Company entered into a merger agreement with Airways Corporation ("Airways"). Under the merger agreement, the Company has acquired Airways through a merger of Airways with and into the Company effective on November 17, 1997. In anticipation of the Merger, the name of ValuJet Airlines has been changed to "AirTran Airlines." In connection with the Merger, the
Company changed its name to AirTran Holdings, Inc.   Airways' operating
subsidiary (AirTran Airways, Inc. or "AirTran") will continue to operate under its current name. The Company has announced that it will move its headquarters to Airways' existing headquarters in Orlando, Florida. While the Company intends to initially operate AirTran Airlines and AirTran Airways under separate operating certificates, it may also merge these two operating subsidiaries at a later date.


   The Company believes that the Airways acquisition will enable it to operate more competitively and profitably in the eastern United States. Like ValuJet Airlines, AirTran operates lower cost, used aircraft and targets fare conscious leisure travelers with a limited flight frequency, no-frills product. Both airlines rely on achieving and maintaining operating costs below industry averages in order to offer low fares. The Company believes that the combined entity can achieve significant financial and operating synergies and cost savings in the first twelve months after the Merger by eliminating certain redundant operations, reducing personnel and taking advantage of economies of scale in maintenance operations and fuel purchasing. The 11 Boeing 737-200 aircraft operated by AirTran will provide increased revenue opportunities for the Company through their longer flight range and greater seating capacity as compared with the Company's DC-9 aircraft. The Company expects that the change in name and product image that will accompany the Merger will further increase its revenue opportunities. In addition, the Company believes that the Airways acquisition will afford it a competitive advantage in the consolidating airline industry.


   The purchase price paid by the Company in the Merger consisted of approximately 9.1 million shares of common stock of the Company. The Merger will also result in an increase in the consolidated debt of the Company of $9.4 million as of September 30, 1997 (which amount reflects the preexisting debt of Airways), and the assumption by the Company on a consolidated basis of certain off balance sheet operating lease obligations of Airways. In addition, as a result of the Merger, a loan of $12.7 million from the Company to AirTran will be converted into an intercompany loan. As part of the Merger, the Company will acquire cash and cash equivalents and restricted cash held by Airways of approximately $15.2 million, as of September 30, 1997. The Company will also acquire all other assets of Airways, including four Boeing 737's currently owned by Airways, three of which are Stage 3 aircraft, Airways' fixed based operations, located in Grand Rapids, Minnesota and Airways' hangar, located in Orlando, Florida. There can be no assurance that the Company will be able to realize the expected benefits from the Merger.


VALUJET RESULTS OF OPERATIONS


   The following discussion relates to the results of operations of the Company for the periods indicated and does not include a discussion of the results of operations of Airways which has merged into the Company as of November 17, 1997.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 31, 1994

                                    Year Ended December 31, 1994             Year Ended December 31, 1995
                                    ------------------------------          ------------------------------
                                                 % of                                    % of
                                    Amount     Revenues    Per ASM          Amount     Revenues    Per ASM
                                    ------     --------    -------          ------     --------    -------
                                    (000)                                    (000)
OPERATING REVENUES                 $133,901      100.0%      9.05cents     $367,757     100.0%       9.62cents
                                   ========     ======      =====          ========     =====       =====

EXPENSE CATEGORY

Flight operations                  $  6,967        5.2%      0.47cents     $ 16,273       4.4%       0.42cents
Aircraft fuel                        21,775       16.3       1.47            55,813      15.2        1.46
Maintenance                          14,862       11.1       1.00            47,330      12.9        1.24
Station operations                   20,198       15.1       1.37            49,931      13.6        1.31
Passenger services                    3,942        2.9       0.27            10,363       2.8        0.27
Marketing and advertising             6,546        4.9       0.44             8,989       2.4        0.23
Sales and reservations               11,325        8.5       0.77            31,156       8.5        0.81
General and administrative            5,039        3.8       0.34            10,617       2.9        0.28
Employee bonuses                      5,146        3.8       0.35            14,382       3.9        0.38
Depreciation                          3,555        2.7       0.24            15,147       4.1        0.40
Other expenses (income), net            965        0.7       0.06               (70)     (0.0)      (0.00)
Shutdown and other nonrecurring           0        0.0       0.00                 0       0.0        0.00
                                   --------     ------      -----          --------     -----       -----

Total Expenses                     $100,320       75.0%      6.78cents     $259,931      70.7%       6.80cents
                                   ========     ======      =====          ========     =====       =====

                                             Year Ended December 31, 1996
                                             ----------------------------
                                                         % of
                                             Amount   Revenues   Per ASM
                                             ------   --------   -------
                                              (000)
OPERATING REVENUES                           $219,636   100.0%    8.12cents
                                             ========   ======    =====

EXPENSE CATEGORY

Flight operations                            $ 16,479     7.5%    0.61cents
Aircraft fuel                                  46,691    21.3     1.73
Maintenance                                    49,500    22.5     1.83
Station operations                             42,018    19.1     1.55
Passenger services                              8,879     4.0     0.33
Marketing and advertising                       8,426     3.8     0.31
Sales and reservations                         18,378     8.4     0.68
General and administrative                     13,659     6.2     0.51
Employee bonuses                                1,245     0.6     0.05
Depreciation                                   17,551     8.0     0.65
Other expenses (income), net                   (5,252)   (2.4)   (0.19)
Shutdown and other nonrecurring                67,994    31.0     2.51
                                             --------   ------   ------

Total Expenses                               $285,568   130.0%   10.57cents
                                             ========   ======   ======


OPERATING REVENUES
------------------

   Total operating revenues for the year ended December 31, 1996 were approximately $219.6 million as compared to $367.8 million and $133.9 million for the years ending December 31, 1995 and 1994, respectively. The decrease from 1995 to 1996 is a result of ValuJet's reduced service level and suspension of operations during the second and third quarters of 1996. The increase over 1994 is due to ValuJet flying more available seat miles (ASMs) during 1996. ValuJet flew 2.7 billion ASMs in 1996 as compared to 3.8 billion and 1.5 billion in 1995 and 1994, respectively. ValuJet's load factors for 1996, 1995 and 1994 were 57.1%, 68.8% and 64.0%, respectively. The lower load factor in 1996 is due in part to the accident and ensuing circumstances. ValuJet's average fare was $69.81 for 1996, $68.10 for 1995 and $63.48 for 1994 due to the absence of the 10% federal excise tax for a substantial part of 1996.

EXPENSES
--------

   Flight operations expenses include all expenses related directly to the operation of the aircraft other than aircraft fuel, maintenance expenses and passenger services expenses. Expenses for hull insurance and compensation of pilots (exclusive of bonuses) are included in flight operations. Flight operations expenses were higher, on a per ASM basis, for the year ended December 31, 1996 than the previous two years due to the extended period of time that ValuJet's operations were suspended, the additional training costs incurred at restart and the change in ValuJet's compensation structure in September 1996, which reduced the percentage of compensation represented by bonuses and shifted this cost to base pay charged to each department. The cost of hull insurance also increased substantially as of October 1, 1996. Certain flight operations administrative costs were also incurred during the period of the suspension with no corresponding ASMs being generated over which to spread these costs.

   Aircraft fuel expenses include both the direct cost of the fuel as well as the costs of delivering fuel into the aircraft. Fuel expense, on a per ASM basis, was higher for 1996 than either of the previous two years due to an increase in the average price of fuel. The average price of fuel increased from $0.58 per gallon for 1994 to $0.60 per gallon for 1995 to $0.71 per gallon for 1996. This approximate 20% increase in the price per gallon of fuel accounts for the 18% increase in fuel cost per ASM.

   Maintenance expenses include all administrative costs of the maintenance department as well as normal recurring maintenance performed during the year. Expenses for engine overhaul and certain scheduled heavy maintenance procedures are included in this cost. Most non-routine maintenance costs performed during the suspension of operations are included in the nonrecurring expense line item. Maintenance expenses for the year ended December 31, 1996 were higher, on a per ASM basis, than both 1995 and 1994 due to the suspension of operations during the second and third quarters of 1996 and the reduced level of service once ValuJet was able to resume operations. ValuJet also had a lower utilization rate on the aircraft it operated which results in the spreading of certain fixed costs over fewer ASMs or block hours. In 1996, ValuJet maintained or paid storage costs on many more aircraft than it was able to operate. Certain maintenance administrative costs were also incurred during the period of the suspension of operations with no ASMs being generated over which to spread these costs.

   Station operations expenses include all expenses incurred at the airports, as well as station operations administration and liability insurance. Certain facility rental expense related to non-operating stations as a result of the suspension of operations are included in shutdown and other nonrecurring expenses. Station operations expenses were higher, on a per ASM basis, for the year ended December 31, 1996 than in 1995 and 1994 due largely to the suspension of operations and the inefficiencies generated from restarting operations on a limited basis. Many station facilities were not fully utilized during the fourth quarter due to the limited operations. Another factor which contributed to a higher 1996 station operations expense was an increase in insurance costs as of October 1, 1996. Certain station operations administrative costs were also incurred during the period of the suspension of operations with no ASMs being generated over which to spread these costs.

   Passenger services expenses include flight attendant wages and benefits and catering expenses. Also included are the costs for flight attendant training and flight attendant overnight expenses. The increase in passenger services expenses for the year ended December 31, 1996, on a per ASM basis, over 1995 and 1994 is due to the restructuring of the compensation policy as it relates to flight attendants. The flight attendants' salary levels were adjusted upward and the regular quarterly bonus portion of their compensation was eliminated. This change caused passenger services expense to be higher while reducing the amount of bonus expense.

   Marketing and advertising expenses include all advertising expenses and wages and benefits for the marketing department. Marketing and advertising expenses for the year ended December 31, 1996, as a percentage of revenue, were higher than 1995 and lower than 1994. These expenses were higher in 1996 than 1995 due to the additional advertising costs incurred at the resumption of operations being spread over a reduced revenue base caused by lower service levels and load factors. Certain marketing administrative costs were also incurred during the period of the suspension of operations with no ASMs being generated over which to spread these costs.

   Sales and reservations expenses include all of the costs related to recording a sale or reservation. These expenses include wages and benefits for reservationists, rent, telecommunication charges, credit card fees and travel agency commissions. Sales and reservations expenses for the year ended December 31, 1996 were 8.4% of revenue as compared to 8.5% for each of 1995 and 1994.

   General and administrative expenses include the wages and benefits for ValuJet's executive officers and various other administrative personnel. Also included are costs for office supplies, legal expenses, bad debts, accounting and other miscellaneous expenses. General and administrative costs for 1996 were higher than each of 1995 and 1994 due to the shift in compensation structure to one based to a larger extent on base salaries and also due to increased legal fees.

   The amount of bonus expense for the year ended December 31, 1996 reflects the change in salary structure as of September 1996 to a structure based less on bonus and more on base salary and the fact that ValuJet had a net loss from the second quarter 1996 through the end of the year. The amount charged to 1996 approximates the amount paid to those employees in the quarterly pool for the first quarter of 1996. The actual amount to be paid and the form of such payout are at the sole discretion of ValuJet's Board of Directors.

   Depreciation expense includes depreciation on aircraft and ground equipment, but does not include any amortization of start-up and route development costs as all of these costs are expensed as incurred. Depreciation expense for the year ended December 31, 1996 was higher than each of the previous two years as additional aircraft and other property have been acquired. During 1996, ValuJet made the decision to dispose of certain idled aircraft. Subsequent to the decision to sell or lease out such aircraft, no depreciation was recorded on aircraft held for sale. Depreciation on aircraft idled as a result of the suspension of operations and reduced operations and not yet returned to service has been recorded in shutdown and other nonrecurring expenses.

   Shutdown and other nonrecurring expenses include costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule from May 19, 1996 to June 17, 1996, the suspension of operations from June 17, 1996 to September 29, 1996 and the reduced schedule from September 30, 1996 to December 31, 1996. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of ValuJet's operations including legal fees, payments to the FAA, inspection related costs and maintenance in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of abandoned or idled facilities and costs of personnel idled as a result of the reduced and suspended operations from May through December 1996 are included in shutdown and other nonrecurring expenses. Personnel costs include full wages, salaries and benefits that were provided to idled employees during the reduction and suspension of operations.

   A summary of such costs is as follows:

     Maintenance                                            $27,750,000
     Legal and other consulting                               8,843,000
     Facilities rental                                        6,114,000
     Wages, salaries and benefits, excluding maintenance      4,895,000
     Depreciation                                            11,054,000
     FAA remediation                                          2,000,000
     Other                                                    7,338,000
                                                            -----------
                                                            $67,994,000
                                                            ===========

   ValuJet also incurred additional shutdown and nonrecurring expenses in the first quarter of 1997 as a result of idled aircraft and facilities due to the reduced level of service attributable to ValuJet's Agreement with the FAA.

   No accrual was provided for costs to be incurred in future periods related to aircraft depreciation and maintenance and rental costs associated with temporarily idled facilities as such costs will be recognized as they are incurred. There was no accrual for salaries and wages in connection with the June 18, 1996 furlough of employees at December 31, 1996 as such employees were paid through June 30, 1996 with no additional severance benefits provided.

   Other expenses (income), net include interest income and interest expense as well as certain property transactions. During the year ended December 31, 1996, interest expense exceeded interest income by approximately $14,534,000 due to increasing debt levels attributable to the acquisition of aircraft and the completion of the issuance of $150.0 of million 10 1/4% Notes. During 1996, ValuJet also recognized $13.0 million of income as an arrangement fee for aircraft transfers, a $2.8 million gain from insurance recovery and a $3.9 million gain on the sale of aircraft.


QUARTER ENDED SEPTEMBER 30, 1997


   The following is a description of the revenues and costs incurred by category for the three months ended September 30, 1997 compared to the three months ended June 30, 1997. Any comparison of the Company's results of operations for the quarter ended September 30, 1997 with the quarter ended September 30, 1996 would not be meaningful as the Company had only one day of operations during the quarter ended September 30, 1996.

                                                               Three Months Ended
                                   --------------------------------------------------------------------------
                                           June 30, 1997                           September 30, 1997
                                   ---------------------------------          -------------------------------
                                               Percent of       Per                       Percent of     Per
                                    Amount     Revenues         ASM           Amount      Revenues       ASM
                                    ------     ----------      -----          ------      ----------    -----
                                    (000)                                     (000)
Total operating revenues           $47,759       100.0%        6.82cents      $56,413       100.0%      6.61cents
                                   =======       =====         =====          =======       =====       =====

Expense Category:
----------------
Flight operations                  $ 4,801        10.1%        0.69cents      $ 5,094         9.0%      0.59cents
Aircraft fuel                       10,716        22.4         1.53            13,521        24.0       1.58
Maintenance                         10,534        22.1         1.50            16,266        28.8       1.91
Station operations                  12,132        25.4         1.73            12,858        22.8       1.51
Passenger services                   2,122         4.4         0.30             2,552         4.5       0.30
Marketing and advertising            2,875         6.0         0.41             2,888         5.1       0.34
Sales and reservations               3,723         7.8         0.53             4,544         8.1       0.53
General and administrative           3,347         7.0         0.48             3,129         5.6       0.37
Employee bonuses                         0         0.0         0.00                 0         0.0       0.00
Depreciation                         7,362        15.4         1.05             8,261        14.6       0.97
Nonrecurring expenses                    0         0.0         0.00                 0         0.0       0.00
Other expenses, net                  4,811        10.1         0.69             5,587         9.9       0.65
                                   -------       -----         ----           -------       -----       -----

Total expenses                     $62,423       130.7%        8.91cents      $74,700       132.4%      8.75cents
                                   =======       =====         ====           =======       =====       =====



OPERATING REVENUES
------------------


   Total operating revenues for the quarter ended September 30, 1997 were approximately $56.4 million as compared to $47.8 million for the quarter ended June 30, 1997. The increase from second quarter 1997 to third quarter 1997 is a result of the Company's increased service level during the third quarter of 1997. The Company flew 853 million ASMs during the third quarter of 1997 as compared to 701 million ASMs during the second quarter of 1997. The Company's load factors for the three month periods ending September 30, 1997 and June 30, 1997 were 51.6% and 54.9%, respectively. The Company believes that the lower load factor in the third quarter 1997 is due to a lower load factor in September 1997. The Company's average fare was $62.39 for the three months ending September 30, 1997 and $58.92 for the three months ending June 30, 1997.


EXPENSES
--------


   Flight operations expenses include all expenses related directly to the operation of the aircraft other than aircraft fuel, maintenance expenses and passenger services expenses. Expenses for hull insurance and compensation of pilots are included in flight operations. Flight operations expenses were lower, on a per ASM basis, for the quarter ended September 30, 1997 than the quarter ended June 30, 1997 due to increased service levels over which to spread the cost of hull insurance.


   Aircraft fuel expenses include both the direct cost of the fuel as well as the costs of delivering fuel into the aircraft. Fuel expense, on a per ASM basis, was higher for the third quarter 1997 than the second quarter 1997 due to an increase in fuel burn from 837 gallons per hour to 849 gallons per hour. The average price of fuel remained constant at $0.67 per gallon.


   Maintenance expenses include all administrative costs of the maintenance department as well as normal recurring maintenance performed during the year. Expenses for engine overhaul and certain scheduled heavy maintenance procedures are included in this cost. Maintenance expenses for the quarter ended September 30, 1997 were higher, on a per ASM basis, than the quarter ended June 30, 1997 due to the timing of certain heavy maintenance procedures.


   Station operations expense includes all expenses incurred at the airports, as well as station operations administration and liability insurance. Station operations expenses were lower, on a per ASM basis, for the third quarter 1997 than the second quarter 1997 due to increased service levels during the third quarter 1997.

   Passenger services expenses include flight attendant wages and benefits and catering expenses. Also included are the costs for flight attendant training and flight attendant overnight expenses. Passenger services expenses remained flat as a percentage of revenue and on a per ASM basis from second quarter 1997 to the third quarter 1997.


   Marketing and advertising expenses include all advertising expenses and wages and benefits for the marketing department. Marketing and advertising expenses for the third quarter 1997, as a percentage of revenue, were lower than the second quarter 1997 due to reduced advertising in the third quarter 1997 due to a brand relaunch planned at the end of the third quarter 1997 with most significant expenses scheduled to be incurred during the fourth quarter
1997.


   Sale and reservations expenses include all of the costs related to recording a sale or reservation. These expenses include wages and benefits for reservationists, rent, telecommunication charges, credit card fees and travel agency commissions. Sales and reservations expenses for the quarter ended September 30, 1997 were 8.1% of revenue as compared to 7.8 % for the quarter ended June 30, 1997. The increase from the second quarter 1997 to the third quarter 1997 is due to additional costs incurred related to a change in reservation systems used by the Company.


   General and administrative expenses include the wages and benefits for the Company's executive officers and various other administrative personnel. Also included are costs for office supplies, legal expenses, bad debts, accounting and other miscellaneous expenses. General and administrative costs for the third quarter 1997 were lower, on a per ASM basis, than the second quarter 1997 due to the increased service levels during the third quarter 1997 over which to spread these costs.


   There was no expense recorded in the second or third quarter 1997 related to bonuses as the Company did not have income. The actual amount to be paid and the form of such payout are at the sole discretion of the Company's Board of Directors.


   Depreciation expense includes depreciation on aircraft and ground equipment, but does not include any amortization of start-up and route development costs as all of these costs are expensed as incurred. Depreciation expense for the quarter ended September 30, 1997 was higher than the quarter ended June 30, 1997 due to the return of aircraft to operating specifications (previously classified as assets held for sale) as well as additional purchases of property and equipment during the third quarter 1997.


   During the quarter ended September 30, 1997, interest expense exceeded interest income by approximately $5.5 million due to increasing debt levels attributable to the completion in August 1997 of the issuance of $80 million 10 1/2% senior secured notes due 2001. Also included in other expense, net for the third quarter 1997 is a $225,000 gain on the sale of engines and $325,000 of rebranding expenses (new signage, uniforms, etc.).


NINE MONTHS ENDED SEPTEMBER 30, 1997


   Since the Company's operations were suspended for all but one day of third quarter 1996, any comparison of the Company's operations for the nine months ended September 30, 1997 with the nine months ended September 30, 1996 (reflecting only six months of active operations) would not be meaningful.

COMPARISON OF QUARTERS ENDED JUNE 30, 1997 AND JUNE 30, 1996

                                                         Three Months Ended

                                       June 30, 1996                       June 30, 1997
                              -------------------------------      ------------------------------
                                         Percent of      Per                  Percent of     Per
                               Amount    Revenues        ASM        Amount    Revenues       ASM
                              --------   ----------     -----      --------   -----------   -----
                               (000)                                 (000)
Total operating revenues       $ 81,217    100.00%      8.28cents   $47,759     100.0%       6.82cents
                               ========    ======       =====       =======     =====       =====

Expense Category:
----------------

Flight operations              $  5,415       6.7%      0.55cents   $ 4,801      10.1%       0.69cents
Aircraft fuel                    17,061      21.0       1.74         10,716      22.4        1.53
Maintenance                      15,807      19.4       1.61         10,534      22.1        1.50
Station operations               14,749      18.2       1.51         12,132      25.4        1.73
Passenger services                3,632       4.5       0.37          2,122       4.4        0.30
Marketing and advertising         2,223       2.7       0.23          2,875       6.0        0.41
Sales and reservations            6,547       8.1       0.67          3,723       7.8        0.53
General and administrative        4,272       5.3       0.44          3,347       7.0        0.48
Employee bonuses                   (550)     (0.7)     (0.06)             0       0.0        0.00
Depreciation                      6,695       8.2       0.68          7,362      15.4        1.05
Nonrecurring  expenses           31,623      38.9       3.23              0       0.0        0.00
Other expenses, net             (11,133)    (13.7)     (1.14)         4,811      10.1        0.69
                               --------    ------      -----        -------     -----       -----

Total expenses                 $ 96,341     118.6%      9.83cents   $62,423     130.7%       8.91cents
                               ========    ======      =====        =======     =====       =====

OPERATING REVENUES
------------------

   Total operating revenues for the quarter ended June 30, 1997 were approximately $47.8 million as compared to $81.2 million for the quarter ended June 30, 1996. The decrease from 1996 to 1997 is a result of ValuJet's reduced service level during the second quarter of 1997. ValuJet flew 701 million ASMs during the second quarter of 1997 as compared to 980 million ASMs during the second quarter of 1996. ValuJet's load factors for the three month periods ending June 30, 1997 and 1996 were 54.9% and 55.7%, respectively. ValuJet believes that the lower load factor in 1997 is due in part to publicity related to the accident and increased competition. ValuJet's average fare was $58.92 for the three months ending June 30, 1997 and $73.79 for the three months ending June 30, 1996 due to ValuJet offering numerous sales during 1997.

EXPENSES
--------

   Flight operations expenses were higher, on a per ASM basis, for the quarter ended June 30, 1997 than the quarter ended June 30, 1996 due to the higher cost of hull insurance since October 1, 1996.

   Fuel expense, on a per ASM basis, was lower for the second quarter 1997 than the second quarter 1996 due to a decrease in the average price of fuel. The average price of fuel decreased from $0.72 per gallon for the second quarter 1996 to $0.67 per gallon for the second quarter 1997. This approximate 7% decrease in the price per gallon of fuel as well as a decrease in fuel burn per block hour from 858 gallons to 837 gallons over the same period accounts for the 12% decrease in fuel cost per ASM.

   Maintenance expenses for the quarter ended June 30, 1997 were lower, on a per ASM basis, than the quarter ended June 30, 1996 due to the reduced level of service during the second quarter 1997 and the timing of certain heavy maintenance procedures. ValuJet also incurred substantial expenses during the second quarter 1996 related to the FAA increased inspections.

   Station operations expenses were higher, on a per ASM basis, for the second quarter 1997 than the second quarter 1996 due largely to the inefficiencies generated from restarting operations on a limited basis. Many of the station facilities were not fully utilized during the second quarter 1997 due to the limited operation. Another factor which contributed to a higher 1997 station operations expense was an increase in insurance costs as of October 1, 1996. Insurance costs for the second quarter 1997 were .28 cents per ASM compared to
 .08 cents per ASM for the second quarter 1996.

   Passenger services expenses remained flat as a percentage of revenue from second quarter 1996 to second quarter 1997 and decreased on a per ASM basis over the same period as a result of the timing and amount of purchase of catering supplies.

   Marketing and advertising expenses for the second quarter 1997, as a percentage of revenue, were higher than the second quarter 1996 due to the additional advertising costs incurred at the resumption of operations into various markets being spread over a reduced revenue base caused by lower service levels and load factors.

   Sales and reservations expenses for the quarter ended June 30, 1997 were 7.8% of revenue as compared to 8.1% for the quarter ended June 30, 1996.

   General and administrative costs for the second quarter 1997 were higher, on a per ASM basis, than the second quarter 1996 due to the shift in compensation structure to one based to a larger extent on base salaries and the reduced level of ASMs over which to spread these costs.

   There was no expense recorded in the second quarter 1997 related to bonuses as ValuJet did not have income. The actual amount to be paid and the form of such payout are at the sole discretion of ValuJet's Board of Directors.

   Depreciation expense for the quarter ended June 30, 1997 was higher than the quarter ended June 30, 1996 due to the return of aircraft to operating specifications and to depreciation on non-performing assets being recorded in the shutdown and other nonrecurring expenses line item for the second quarter 1996.

   Shutdown and other nonrecurring expenses include costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule from May 19, 1996 to June 17, 1996 and the suspension of operations subsequent to June 17, 1996. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of ValuJet's operations including legal fees, payments to the FAA, inspection related costs and maintenance in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of abandoned or idled facilities and costs of personnel idled as a result of the reduced and suspended operations during May and June 1996 are included in shutdown and other nonrecurring expenses. Personnel costs include full wages, salaries and benefits that were provided to idled employees during the reduction and suspension of operations.

     A summary of such costs is as follows:                                 Quarter Ended June 30
                                                                           1996              1997
                                                                      ---------------- -----------------
          Maintenance                                                   $ 7,855,000              $   0
          Legal and other consulting                                      6,317,000                  0
          Facilities rental                                               4,109,000                  0
          Wages, salaries and benefits, excluding maintenance             3,916,000                  0
          Depreciation                                                    1,480,000                  0
          FAA remediation                                                 2,000,000                  0
          Other                                                           5,946,000                  0
                                                                        -----------              -----

                                                                        $31,623,000              $   0
                                                                        ===========              =====

    No accrual was provided for costs to be incurred in future periods related to aircraft depreciation and maintenance and rental costs associated with temporarily idled facilities as such costs were recognized as they were incurred. There was no accrual at June 30, 1996 for salaries and wages in connection with the June 18, 1996 furlough of employees as such employees were paid through June 30, 1996 with no additional severance benefits provided.

    During the quarter ended June 30, 1997, interest expense exceeded interest income by approximately $4,811,000 due to increasing debt levels attributable to the completion in April 1996 of the issuance of $150 million 10 1/4% senior notes due 2001.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

                                                          Six Months Ended
                              -------------------------------------------------------------------------
                                           June 30, 1996                          June 30, 1997
                              ---------------------------------       ---------------------------------
                                            Percent of     Per                       Percent of     Per
                               Amount       Revenues       ASM          Amount       Revenues       ASM
                              --------      --------      -----        --------      --------      -----
                                (000)                                   (000)
Total operating revenues       $191,212     100.00%        8.25cents   $ 84,687        100.0%        6.98cents
                               ========     ======        =====        ========        =====        =====

Expense Category:
----------------
Flight operations              $ 12,933        6.8%        0.56cents   $  8,904         10.5%        0.73cents
Aircraft fuel                    39,137       20.4         1.69          19,852         23.4         1.64
Maintenance                      31,419       16.4         1.35          24,640         29.1         2.03
Station operations               32,641       17.1         1.41          22,485         26.6         1.85
Passenger services                7,624        4.0         0.33           3,817          4.5         0.31
Marketing and advertising         6,507        3.4         0.28           5,227          6.2         0.43
Sales and reservations           15,442        8.1         0.67           6,801          8.0         0.56
General and administrative        8,161        4.3         0.35           6,143          7.2         0.51
Employee bonuses                  1,245         .7         0.05               0          0.0         0.00
Depreciation                     13,211        6.9         0.57          12,247         14.5         1.01
Nonrecurring  expenses           31,623       16.5         1.36           9,338         11.0         0.77
Other expenses, net             (10,576)      (5.5)       (0.46)          9,405         11.2         0.78
                               --------     ------        -----        --------        -----        -----

Total expenses                 $189,367       99.1%        8.16cents   $128,859        152.2%       10.62cents
                               ========     ======        =====        ========        =====        =====

OPERATING REVENUES
------------------

   Total operating revenues decreased approximately 56% ($106,525,000) from the six months ended June 30, 1996 to the six months ended June 30, 1997. This decrease was due to several factors. The average number of flights decreased from 222 flights per day to 127 flights per day during the same period due to reduced service levels attributable to the suspension of operations and FAA approval process for aircraft and markets. Total available seat miles (ASMs) decreased 48% from the six months ending June 30, 1996 to the six months ending June 30, 1997 and revenue passenger miles (RPMs) decreased 50% during the same period. The decreases in ASMs and RPMs were attributable to reduced service levels subsequent to the accident.

EXPENSES
--------

   Expenses for flight operations per ASM increased from approximately .56c per ASM for the six months ended June 30, 1996 to .73c per ASM for the six months ended June 30, 1997 due to ValuJet's higher training costs during the first quarter of 1997 and ValuJet's increased cost for hull insurance during the six month period ending June 30, 1997. Hull insurance increased from .06 cents per ASM for the first six months of 1996 to .19 cents per ASM for the first six months of 1997.

   Aircraft fuel cost decreased approximately 3% on a per ASM basis from the first six months of 1996 to the first six months of 1997 primarily due to a decrease in the fuel burn per block hour. ValuJet's average fuel cost increased from approximately $.70 per gallon for the six months ended June 30, 1996 to approximately $.71 per gallon for the six months ended June 30, 1997 while fuel burn per block hour decreased from 846 gallons to 837 gallons over the same period. Fuel expenses were also impacted by additional ferrying and positioning flights made necessary as a result of the FAA intensive investigations during the second quarter of 1996.

   Maintenance expenses were higher on a per ASM basis from the first six months of 1996 to the first six months of 1997. Maintenance expenses in prior periods were lower as a result of aircraft recently acquired by ValuJet entering service immediately following a scheduled maintenance check, therefore, no scheduled maintenance was required during the first several months of each aircraft's operations. Due to ValuJet's use of a continuous overhaul program, ValuJet's aircraft are generally scheduled for some level of overhaul procedures within twelve months of the purchase date. ValuJet's maintenance expenses were also negatively impacted by the number of aircraft which were put into heavy maintenance during the first quarter of 1997 in anticipation of their return to service.

   Station operations expenses increased on a per ASM basis from the six months ended June 30, 1996 to the six months ended June 30, 1997, primarily due to inefficiencies in the use of ValuJet's station assets, primarily related to airport gate usage. The second quarter 1997 costs were also higher, on a per ASM basis, due to a substantial increase in liability insurance costs as of October 1, 1996, from .08 cents per ASM for the first six months of 1996 to .21 cents per ASM for the first six months of 1997.

   Passenger services expenses decreased from .33 cents per ASM to .31 cents per ASM from the first six months of 1996 to the first six months of 1997.

   Marketing and advertising expenses, as a percentage of revenues, increased from 3.4% in the first six months of 1996 to 6.2% in the first six months of 1997 due to ValuJet halting all advertising as of May 11, 1996 and a lower revenue base during the first six months of 1997 over which to spread these costs.

   Sales and reservations expenses remained flat from the six month period ending June 30, 1996 to the six month period ending June 30, 1997, decreasing from 8.1% of revenue to 8.0% of revenue.

   General and administrative costs for the six months ending June 30, 1997 were higher, on a per ASM basis, than the six months ending June 30, 1996 due to the shift in compensation structure to one based to a larger extent on base salaries and the reduced level of ASMs over which to spread these costs.

   Depreciation expense for the six months ended June 30, 1997 was higher than the six months ended June 30, 1996 due to the return of aircraft to operating specifications and to depreciation on nonperforming assets being recorded in the shutdown and other nonrecurring expenses line item for the second quarter 1996.

   Shutdown and other nonrecurring expenses for the six months ended June 30, 1996, include costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule from May 19, 1996 to June 17, 1996 and the suspension of operations subsequent to June 17, 1996. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of ValuJet's operations including legal fees, payments to the FAA, inspection related costs and maintenance in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of abandoned or idled facilities and costs of personnel idled as a result of the reduced and suspended operations during May and June 1996 are included in shutdown and other nonrecurring expenses. Personnel costs include full wages, salaries and benefits that were provided to idled employees during the reduction and suspension of operations.

     A summary of such costs is as follows:                                   Six Months Ended June 30
                                                                            1996                   1997
                                                                      --------------------------------------
          Maintenance                                                    $ 7,855,000             $7,300,000
          Legal and other consulting                                       6,317,000                      0
          Facilities rental                                                4,109,000                      0
          Wages, salaries and benefits, excluding maintenance              3,916,000                      0
          Depreciation                                                     1,480,000              2,038,000
          FAA remediation                                                  2,000,000                      0
          Other                                                            5,946,000                      0
                                                                         -----------             ----------

                                                                         $31,623,000             $9,338,000
                                                                         ===========             ==========

   ValuJet incurred shutdown and nonrecurring expenses in the six months ended June 30, 1997 as a result of idled aircraft and facilities due to the reduced level of service attributable to ValuJet's agreement with the FAA and continued excess maintenance associated with the extensive FAA inspections.

   No accrual was provided for costs to be incurred in future periods related to aircraft depreciation and maintenance and rental costs associated with temporarily idled facilities as such costs were recognized as they were incurred. There was no accrual at June 30, 1996 for salaries and wages in connection with the June 18, 1996 furlough of employees as such employees were paid through June 30, 1996 with no additional severance benefits provided.

   During the six months ended June 30, 1997, interest expense exceeded interest income by approximately $9,500,000 due to increasing debt levels attributable to the issuance during April 1996 of $150 million of 10 1/4% senior notes due 2001.


AIRWAYS RESULTS OF OPERATIONS


   The following discussion relates to the results of operations of Airways for the periods indicated and does not reflect the Merger.


   Airways generated operating (loss) income of $(12,122,000) and $1,494,000 for the years ended March 31, 1997 ("1997") and March 31, 1996 ("1996"), respectively, a reduction of $13,616,000. Pre-tax (loss) income, as a percentage of total revenues, was (12.3%) in 1997 and 2.9% in 1996. The dramatic reduction, year over year, is the result of four separate factors. First, demand in AirTran's segment of the travel industry was negatively affected by the accident on May 11, 1996 involving a ValuJet aircraft. Second, Airways initiated an intensive and costly review of maintenance and other operations systems and processes to enhance system safety, reliability and efficiency. Third, fuel prices increased dramatically during the year. Lastly, Airways realigned its route system partly in response to the entry into Orlando of other competing major airlines and partly to leave underperforming markets.


   Airways achieved operating income (loss) of $1,494,000 and ($6,421,000) for the years ended 1996 and March 31, 1995 ("1995"), respectively, an improvement of $7,915,000. Pre-tax income, as a percentage of total revenues, was 2.9% in 1996 and (66.2)% in 1995. The dramatic change, year over year, is principally the result of AirTran's move from startup mode to full fledged operations.


AIRWAYS SELECTED OPERATING DATA FOR YEARS ENDED MARCH 31, 1997, 1996 AND
1995


   The table below sets forth selected operating data for Airways for its fiscal years ended March 31, 1997, 1996 and 1995.

                                                                  YEAR ENDED MARCH 31,
                                                  -----------------------------------------------------
                                                        1997                1996              1995
                                                      --------            --------           -------
Available seat miles (1)                            1,426,873,000       974,642,000        180,480,000
Revenue passenger miles (2)                           932,305,000       605,130,000         80,783,000
Load factor (3)                                              65.3%             62.1%              44.8%
Yield per revenue passenger mile (4)               $        0.107      $      0.107       $      0.098
Passenger enplanements                                  1,089,000           685,000             87,000
Departures                                                 13,569             8,861              1,627
Miles                                                  11,295,000         7,739,000          1,432,000
Block hours (5)                                            30,578            21,078              3,405
Average stage length (miles) (6)                              832               873                880
Average daily aircraft utilization (hours)                    8.4               8.9                4.9
Aircraft (end of period)                                       10                10                  4
Full-time equivalent employees (end of period)                592               429                194



__________
(1) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(2) The number of scheduled miles flown by revenue passengers.
(3) Revenue passenger miles divided by available seat miles.
(4) Passenger revenue divided by revenue passenger miles.
(5) The number of hours aircraft were flown as measured from the time of pushback from the gate to the time of arrival at the next airport's gate.
(6) The average length of the routes flown on AirTran's scheduled route system.


   The table below sets forth the major components of operating revenue and expenses per ASM for Airways as a comparison among the three years 1997,1996 and 1995.



                                            YEAR ENDED MARCH 31,
                                         ---------------------------
                                           1997     1996      1995
                                         --------  -------  --------
Operating revenue:
   Passenger                             $ 0.070    $0.067  $ 0.044
   Charter                                 0.000     0.002    0.007
   Other                                   0.002     0.001    0.003
                                         -------    ------  -------
Total operating revenue                    0.072     0.070    0.053
                                         -------    ------  -------
Operating expenses:
   Flight operations                       0.032     0.024    0.036
   Maintenance                             0.018     0.012    0.016
   Aircraft and traffic services           0.012     0.014    0.013
   Reservations, sales, and marketing      0.012     0.012    0.010
   General and administrative              0.004     0.003    0.011
   Depreciation and amortization           0.003     0.002    0.003
                                         -------    ------  -------
Total operating expense                    0.080      .067    0.089
                                         -------    ------  -------
Operating income                         $(0.008)   $0.003  $(0.035)
                                         =======    ======  =======

AIRWAYS COMPARISON OF YEARS ENDED MARCH 31, 1997, 1996 AND 1995


OPERATING REVENUES


   Total passenger revenues were $100,077,000 and $64,894,000 in 1997 and 1996, an increase of $35,183,000 or 54.2%. The increase is a result of having the entire fleet for twelve months of 1997 whereas in 1996, the fleet was building up to that level through February 1996.


   ASMs were 1,426,873,000 and 974,642,000 in 1997 and 1996, respectively, an increase of 452,231,000 or 46.4%. This was principally the result of the growth in departures and AirTran's fleet but was mitigated somewhat by shorter stage lengths in 1997. Revenue Passenger Miles ("RPMs") were 932,305,000 and 605,130,000 in 1997 and 1996, respectively, an increase of 327,175,000 or 54.1%.
This was driven by the increased capacity and improved load factor in 1997. Load factors were 65.3% and 62.1% in 1997 and 1996, respectively, an increase of 3.2 percentage points.


   AirTran also had charter revenue which is derived from making its airplanes available to charter operators when they would otherwise not be efficiently used. Charter revenues were $402,000 and $1,692,000 in 1997 and 1996, respectively, a decrease of $l,290,000 or 76.2%. Often when the fleet is expanded and additional aircraft are delivered, there is a period of adjustment for the schedule during which aircraft utilization would drop; during such times, Airways endeavors to use the aircraft in charter operations to minimize this cost. During 1996, four aircraft were delivered whereas none were delivered during 1997 accounting for the reduction in 1997.


   In addition, the consolidated operations include other revenues, principally cancellation revenue, change fees, liquor sales and the sales of the FBO which, collectively, were $2,144,000 and $1,775,000 in 1997 and 1996, respectively, an increase of $369,000 or 20.8%. The increase in other revenues is the result of increased sales by the FBO and reduced cancellation revenue for AirTran. The FBO sold one of the aircraft that it had been holding for sale for $175,000 and continued to market its inventory of spare parts successfully during 1997. AirTran experienced lower cancellation revenue in 1997 as a result of offering vouchers for later travel to passengers who otherwise would have had to forfeit their fare.


   Total passenger revenues were $64,894,000 and $7,896,000 in 1996 and 1995, respectively. The increase of $56,998,000 or 721.9% in 1996 reflects the fact that AirTran had just commenced scheduled operations in the third quarter of 1995.


   ASMs were 974,642,000 and 180,480,000 in 1996 and 1995, respectively, an increase of 794,162,000 or 440.0%. This was principally the result of the growth in departures and AirTran's fleet. RPMs were 605,130,000 and 80,783,000 in 1996 and 1995, respectively, an increase of 524,347,000 or 649.1%. This was the result of the increased ASMs as well as stronger load factors on existing routes in 1996. Load factors were 62.1% and 44.8% in 1996 and 1995, respectively, an increase of 17.3 percentage points.


   Charter revenues were $1,692,000 and $1,241,000 in 1996 and 1995, respectively, an increase of $451,000 or 36.3%. The increase reflects full year operations and more aircraft during the year but the relatively small increase also reflects the deliberate shift to scheduled service in 1996.


   Other revenues were $1,775,000 and $470,000 in 1996 and 1995, respectively, an increase of $1,305,000 or 277.7%. The increase in other revenues is principally the result of full year operations.


OPERATING EXPENSES


   Flight operations expense includes expenses related directly to the operation of aircraft except for depreciation and amortization of aircraft and aircraft improvements. Expenses for hull insurance, crew salaries and their overnight expenses, aircraft fuel and flight operations administration are all included in flight operations. Flight operations expenses were $45,507,000 and $26,913,000 in 1997 and 1996, respectively, an increase of $18,594,000 or 69.1%. Departures were 13,569 and 8,861 in 1997 and 1996, respectively, an increase of 4,708 or 53.1% which, together with the increased ASMs, drove a significant portion of
the increase in flight operations expense.   Flight operations expense increased
significantly more than operating activity because of several factors. Fuel prices escalated dramatically during 1997 causing fuel expense to increase by $3,500,000 more than it otherwise would have. Also, Airways embarked upon a program of intense scrutiny of its aircraft and its maintenance and operational procedures during 1997. In order to facilitate that work without disrupting its schedule of operations, Airways entered into wet leases of aircraft for use during the periods when Airways' aircraft were not available. The wet leases cost Airways $3,322,000.


   Flight operations expenses were $26,913,000 and $6,429,000 in 1996 and 1995, respectively, an increase of $20,484,000 or 318.6%. Departures were 8,861 and 1,627 in 1996 and 1995, respectively, an increase of 7,234 or 444.6% which, together with the increased ASMs, drove the increase in flight operations expense. Better aircraft utilization and reduced fleet ownership costs mitigated the increase, year over year, in flight operations expense. AirTran purchased four aircraft in 1996 which shifts fleet ownership costs to depreciation from flight operations expense.


   Maintenance expense includes all expenses related to the upkeep of aircraft. Such expenses include labor, parts, supplies and contract maintenance. The direct cost of airframe and engine overhauls are generally expensed and, for leased aircraft, paid monthly to the lessors in the form of reserves. For owned aircraft, AirTran reserves on a per flight hour basis for future maintenance that becomes due in the ordinary course. These reserves are recorded on AirTran's balance sheet each month as the aircraft are flown. The reserves are then available for major overhauls when they occur. When aircraft are first delivered to Airways and shortly thereafter, the cost of overhauls of engines and airframes that may be required to render them fully serviceable is capitalized and amortized over the period remaining until the next scheduled overhaul. Maintenance expenses were $25,851,000 and $12,112,000 in 1997 and 1996, respectively, an increase of $13,739,000 or 113.4%. Maintenance expense was dramatically higher during 1997 as a result of the following: Firstly, block hours (which are a cost driver for maintenance) were 30,578 and 21,078 in 1997 and 1996, respectively, an increase of 9,500 or 45.1%. Secondly, Airways invested heavily in overhauling engines, airframes and related equipment. Much of its equipment has been substantially improved and serviceable lives extended. To that extent, those expenditures were capitalized and are recorded in fixed assets on the balance sheet. Nonetheless, $3,400,000 more was spent on repairs that were identified and necessary in the circumstances but which did not significantly extend the useful lives of the underlying assets. Those repairs were charged to expense in 1997. Thirdly, to facilitate the engine overhauls, Airways entered into short term leases for replacement engines which cost Airways $950,000 more in 1997 than in 1996. Lastly, the previously mentioned independent review of the aircraft and the maintenance procedures and records cost Airways $2,700,000.


   Maintenance expenses were $12,112,000 and $2,845,000 in 1996 and 1995, respectively, an increase of $9,267,000 or 325.7%. Maintenance expense is a semi-variable cost; facilities cost and administrative salaries are relatively fixed while reserve expense is driven principally by block hours. Block hours were 21,078 and 3,405 in 1996 and 1995, respectively, an increase of 17,673 or 519.0%. The increased block hours, year over year, contributed substantially to the increased maintenance expense.


   Aircraft and traffic servicing expense includes all expenses incurred at airports, including landing fees, facilities rental, station labor, passenger liability insurance, ground handling services and catering expenses. Aircraft and traffic servicing expenses were $16,742,000 and $10,169,000 in 1997 and 1996, respectively, an increase of $6,573,000 or 64.6%. The increase is driven largely by the increased number of flights, passengers, block hours and higher load factors. As a consequence of Airways' extensive internal reviews and renovations of aircraft, the operating reliability suffered during parts of 1997. This triggered the need to purchase alternative transportation, costing $1,700,000 more in 1997, for passengers who would have otherwise not been able to travel to their destinations.


   Aircraft and traffic servicing expenses were $10,169,000 and $2,390,000 in 1996 and 1995, respectively, an increase of $7,779,000 or 325.5%. The increase was driven by the increased number of flights, markets served, passengers, block hours and higher load factors.

   Reservations and sales expense includes all sales, marketing and advertising expenses as well as the cost of reservations. Reservation expense includes salaries of reservations personnel, computer reservation system expenses and travel agent commissions. Reservations and sales expenses were $16,739,000 and $11,901,000 in 1997 and 1996, respectively, an increase of $4,838,000 or 40.7%.
Although travel agency commission, advertising expense and reservation expenses increased, they did not increase proportionately with revenue. The increases were mitigated by the shift of customer mix toward passengers booking directly with AirTran on its toll-free 1-800-AIR-TRAN reservations line as opposed to a travel agency. This reduced Airways' CRS fees and commissions by nearly $1,000,000 compared to what they would have been if the shift in bookings had not occurred. In addition, Airways' marketing department established several cooperative advertising arrangements with other companies to moderate its advertising expense in 1997.


   Reservations and sales expenses were $11,901,000 and $1,830,000 in 1996 and 1995, respectively, an increase of $10,071,000 or 550.3%. The increase was due to increased travel agent commissions, advertising and reservation activity associated with higher passenger volume and increased sales of future tickets. The increased activity was caused by the expansion of AirTran's service into new markets and higher load factors on existing routes in 1996. AirTran had passenger volume of 685,000 and 87,000 in 1996 and 1995, respectively, an increase of 598,000 or 687.4%.


   General and administrative expense includes the wages and benefits for executive officers and various other administrative personnel. Also included are costs for office supplies, legal expenses, accounting and miscellaneous expenses. General and administrative expenses were $5,185,000 and $3,623,000 in 1997 and 1996, respectively, an increase of $1,562,000 or 43.1%. The principal cause of the increased expense in 1997 was the continued development of headquarters and administrative infrastructure to support AirTran's expanding operation.


   General and administrative expenses were $3,623,000 and $2,012,000 in 1996 and 1995, respectively, an increase of $1,611,000 or 80.1%. The principal cause of the increased expense in 1996 was the development of headquarters and administrative infrastructure to support AirTran's expanding operation. In addition, AirTran introduced a program of profit sharing for all full time employees during 1996 which, due to AirTran's profitability, contributed to the increase.


   Depreciation and amortization expenses include depreciation on equipment, aircraft and aircraft improvements and amortization of leasehold improvements, goodwill and aircraft and loan acquisition costs. Depreciation and amortization expenses were $4,721,000 and $2,149,000 in 1997 and 1996, respectively, an increase of $2,572,000 or 119.7%. Purchases of four aircraft largely completed in the latter part of 1997, were the principal cause of the increase.


   Depreciation and amortization expenses were $2,149,000 and $522,000 in 1996 and 1995, respectively, an increase of $1,627,000 or 311.7%. Purchases of aircraft completed in the latter part of 1996 were the principal cause of the increased depreciation expense.


AIRWAYS OVERVIEW OF THREE AND SIX MONTH PERIODS ENDED SEPTEMBER 30, 1997


   Airways generated operating losses of $4,901,000 and $7,366,000 for the quarters ended September 30, 1997 and 1996 respectively, a decrease in operating loss of $2,465,000. Pre-tax loss, as a percentage of total revenues, was 22.8% and 32.6% for the two quarters, respectively.


   Airways generated operating losses of $5,075,000 and $7,848,000 for the six months ended September 30, 1997 and 1996 respectively, a decrease in operating loss of $2,773,000. Pre-tax loss, as a percentage of total revenues, was 11.4% and 15.4% for the two six month periods, respectively.


AIRWAYS SELECTED OPERATING DATA FOR THREE AND SIX MONTH PERIODS ENDED SEPTEMBER 30, 1997


   The table below sets forth selected operating data for the quarters ended September 30, 1997 and 1996.

                                                                         Quarters ended
                                                         -----------------------------------------------
                                                         September 30,   September 30,     Percentage
                                                              1997            1996           Change
                                                         --------------  --------------  ---------------
Available seat miles (1)                                   345,341,000     380,846,000             (9.3)
Revenue passenger miles (2)                                234,880,000     232,609,000              1.0
Load factor (3)                                                  68.0%           61.1%              6.9
Yield per revenue passenger mile (4)                      $      0.097    $      0.096              1.0
Passenger enplanements                                         272,125         270,149               .7
Departures                                                       3,846           3,558              8.1
Miles                                                        2,725,821       3,029,864            (10.0)
Block Hours (5)                                                  7,627           8,073             (5.5)
Average stage length (miles) (6)                                   709             852            (16.8)
Average daily aircraft utilization (hours)                         8.0             8.8             (9.0)
Aircraft (end of period)                                            11              10             10.0
Full-time equivalent employees (end of period)                     587             516             13.8




The table below sets forth the same data for the six months ended September 30, 1997 and 1996.


                                                                              Six months ended
                                                             --------------------------------------------------
                                                              September 30,   September 30,      Percentage
                                                                   1997            1996            Change
                                                              --------------  --------------  -----------------
Available seat miles (1)                                        705,534,000     753,048,000               (6.3)
Revenue passenger miles (2)                                     480,029,000     497,099,000               (3.4)
Load factor (3)                                                       68.0%           66.0%                2.0
Yield per revenue passenger mile (4)                           $      0.101    $      0.102               (1.0)
Passenger enplanements                                              559,841         573,257               (2.3)
Departures                                                            7,777           6,864               13.3
Miles                                                             5,584,495       5,981,377               (6.6)
Block Hours (5)                                                      15,456          15,965               (3.2)
Average stage length (miles) (6)                                        718             871              (17.6)
Average daily aircraft utilization (hours)                              7.5             8.7              (13.8)
Aircraft (end of period)                                                 11              10               10.0
Full-time equivalent employees (end of period)                          587             516               13.8



___________


(1) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.


(2) The number of scheduled miles flown by revenue passengers.


(3) Revenue passenger miles divided by available seat miles. Year over year percent change is measured only as percentage points difference.


(4) Passenger revenue divided by revenue passenger miles.


(5) The number of hours aircraft flown as measured from the time of pushback from the gate to the time of arrival at the next airport's gate.


(6) The average length of the routes flown on AirTran's scheduled route system.

The table below sets forth the major components of operating revenue and expenses per ASM for Airways:



                                                                       For the quarter                    For the six months
                                                                       ended September                     ended September
                                                                ------------------------------      ----------------------------
                                                                    1997              1996              1997            1996
                                                                ------------      ------------      ------------    ------------
Operating revenue:
 Passenger                                                      $ .066            $ .058             $ .069               $ .068
 Charter                                                          .000              .000               .001                 .000
 Other                                                            .002              .002               .002                 .001
                                                                ------            ------             ------               ------
  Total operating revenue                                         .068              .060               0.72                 .069
                                                                ------            ------             ------               ------
Operating expenses:
 Flight operations                                                .031              .031               .030                 .031
 Maintenance                                                      .019              .019               .017                 .018
 Aircraft and traffic servicing                                   .011              .011               .011                 .011
 Reservations, sales, and marketing                               .012              .011               .012                 .012
 General and administrative                                       .005              .005               .004                 .004
 Depreciation and amortization                                    .006              .003               .005                 .003
                                                                ------            ------             ------               ------
  Total operating expense                                         .083              .080               .079                 .079
                                                                ------            ------             ------               ------
   Operating loss                                               $(.014)           $(.019)            $(.007)              $(.010)
                                                                ======            ======             ======               ======



AIRWAYS RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996


OPERATING REVENUES


   Total passenger revenues were $22,854,000 and $22,289,000 for the quarters ended September 30, 1997 and 1996, respectively, an increase of $565,000 or 2.5%. The increase is due to a combination of 1% growth in revenue passenger miles flown and 1% increase in the yield on each revenue passenger mile flown.


   Total passenger revenues were $48,404,000 and $50,846,000 for the six months ended September 30, 1997 and 1996, respectively, a decrease of $2,442,000 or 4.8%. The decrease is due to the fact that the Easter Holidays fell in the fourth quarter of fiscal year 1996 while it normally falls in April or the first quarter of each fiscal year.


   ASMs were 345,341,000 and 380,846,000 for the quarters ended September 30, 1997 and 1996, respectively, a decrease of 35,505,000 or 9.3%. This was principally the result of AirTran's rescheduling of the aircraft to make one available at all times to serve as a spare to maintain AirTran's completion factors and reliability performance. Revenue Passenger Miles ("RPM's") were 234,880,000 and 232,609,000 for the quarters ended September 30, 1997 and 1996, respectively, an increase of 2,271,000 or 1.0%. This was caused by sharply higher load factors offset by the reduced capacity. Load factors were 68.0% and 61.1% for the quarters ended September 30, 1997 and 1996, respectively, an increase of 6.9 percentage points.


   AirTran also had charter revenue which is derived from making its airplanes available to charter operators when they would otherwise not be efficiently used. Charter revenues were $68,000 and $66,000 for the quarters ended September 30, 1997 and 1996, respectively, an increase of $2,000 or 3.0%


   Charter revenues were $630,000 and $89,000 during the six months ended September 30, 1997 and 1996 respectively, an increase of $541,000 or 607.9% primarily due to increased charter demand to Nassau, Bahamas.


   In addition, the consolidated operations include other revenues, principally cancellation revenue, change fees, liquor sales and the sales of the FBO which, collectively, were $700,000 and $631,000 for the quarters ended September 30, 1997 and 1996, respectively, an increase of $69,000 or 10.9%.

   Other revenues were $1,640,000 and $1,063,000 for the six months ended September 30, 1997 and 1996, an increase of $577,000 or 54.3%.


OPERATING EXPENSES


   Flight operations expense includes expenses related directly to the operation of aircraft except for depreciation and amortization of aircraft and aircraft improvements. Expense for hull and liability insurance, crew salaries and their overnight expenses, aircraft fuel and flight operations administration are all included in flight operations. Flight operations expenses were $10,536,000 and $11,741,000 for the quarters ended September 30, 1997 and 1996, respectively, a decrease of $1,205,000 or 10.3%. The decrease in expense was principally due to $1,100,000 of rent expense for aircraft leased by AirTran, on a short term basis, during last year's second quarter to ensure the reliability of its schedule. In addition, total block hours decreased by 5.5%, and fuel prices were down year over year while payroll and insurance costs increased over last year's second quarter.

   Flight operations expenses were $21,017,000 and $23,522,000 for the six months ended September 30, 1997 and 1996, respectively, a decrease of $2,505,000 or 10.6%. The decrease in expense was due to $1,700,000 of rent expense for short term aircraft leases last year. Block hours decreased by 3.2%, accounting for the remaining reduction in expense.


   Maintenance expense includes all expenses related to the upkeep of aircraft. Such expenses include labor, parts, supplies and contract maintenance. The direct costs of airframe and engine overhauls are generally expensed and, for leased aircraft, paid monthly to the lessors in the form of reserves. For owned aircraft, AirTran reserves on a per flight hour basis for future maintenance that becomes due in the ordinary course. These reserves are recorded on AirTran's balance sheet each month as the aircraft are flown. The reserves are then available for major overhauls when they occur. When aircraft are first delivered to AirTran, and shortly thereafter, the cost of overhauls of engines and airframes that may be required to render them fully serviceable is capitalized and amortized over the period remaining until the next scheduled overhaul. Maintenance expenses were $6,417,000 and $7,389,000 for the quarters ended September 30, 1997 and 1996, respectively, a decrease of $972,000 or 13.2%. The decrease is the result of several factors, some increasing expense and some decreasing:


   . AirTran spent $1,175,000 more last year in connection with the extensive reviews conducted on the aircraft and maintenance records by independent consultants.


   . Block hours (which normally are a cost driver for maintenance) were down 446 hours or 5.5% resulting in a decrease in maintenance expense.


   . AirTran also invested heavily in engines, airframes and related equipment during last year's second quarter and charged those costs to expense.


   . On the other hand, in this year's second quarter, AirTran recorded $600,000 of additional reserve expense related to heavy maintenance not provided for by reserves on the balance sheet.


   Maintenance expenses were $11,863,000 and $13,881,000 for the six months ended September 30, 1997 and 1996, respectively, a decrease of $2,018,000 or 14.5%. The decrease is the result of several factors, some increasing expense and some decreasing:


   . AirTran spent $1,400,000 more last year on reviews of its aircraft and records.


   .   Block hours were down 509 hours or 3.2%.


   . AirTran also invested heavily in engines, airframes and related equipment during last year's second quarter and charged those costs to expense.


   .   AirTran recorded $600,000 of additional reserve expense.


   Aircraft and traffic servicing expense includes all expenses incurred at airports, including landing fees, facilities rental, station labor, ground handling services and catering expenses. Aircraft and traffic servicing expenses were $3,689,000 and $4,247,000 for the quarters ended September 30, 1997 and 1996, respectively, a decrease of $558,000 or 13.1%. Although AirTran had 8.1% more flights during this year's second quarter, which increased some expenses, the cost of interrupted trips for AirTran's passengers dropped by $587,000 or

85.1% from the prior year. The significant decrease is largely a consequence of AirTran's improved operating performance, having completed over 99% of flights in this year's second quarter. Last year, the extensive internal reviews and renovations of aircraft that were taking place caused the interruptions.


   Aircraft and traffic servicing expenses were $7,598,000 and $8,257,000 for the six months ended September 30, 1997 and 1996, respectively, a decrease of $659,000 or 8.0%. Although AirTran had 13.3% more flights during this year's six months, the cost of interrupted trips for AirTran's passengers dropped by $1,506,000 or 89.1% from the prior year.


   Reservations, sales and marketing expense includes those departments' wages and salaries, computer reservation system costs, communication expenses and travel agency commissions. Reservations, sales and marketing expenses were $4,143,000 and $4,167,000 for the quarters ended September 30, 1997 and 1996, relatively unchanged from last year's second quarter.


   Reservations, sales and marketing expenses were $8,494,000 and $9,356,000 for the six months ended September 30, 1997 and 1996, respectively, a decrease of $862,000 or 9.2%. This decrease was principally driven by a shift in the mix of AirTran's business toward more direct reservations being made on AirTran's 1-800-AIR-TRAN number as opposed to through travel agencies. This shift reduces travel agency commissions and their charges for computer reservation services. Additionally, AirTran's marketing dollars have been significantly more targeted this year and have been augmented by cooperative advertising programs initiated this year. Offsetting some of these decreases is a significant increase in staffing costs in the reservations center to accommodate the increased demand.



   General and administrative expense includes the wages and benefits for Airways' executive officers and administrative personnel as well as costs for the headquarters office, legal, accounting and miscellaneous expenses. General and administrative expenses were $1,637,000 and $1,720,000 for the quarters ended September 30, 1997 and 1996, respectively, a decrease of $83,000 or 4.8%.


   General and administrative expenses were $3,039,000 and $2,639,000 for the six months ended September 30, 1997 and 1996, respectively, an increase of $400,000 or 15.2%. AirTran established a procurement function since the prior year, charged to general and administrative expenses, which, together with bringing legal counsel in-house, caused a sharp rise in administrative salary expense. This was partially offset by lower outside legal fees and also lower salary costs in maintenance as many of the procurement staffpersons were transferred to general and administrative from maintenance.


   Depreciation and amortization expense includes depreciation on equipment, airframes, engines and aircraft modifications and amortization of leasehold improvements, goodwill and loan acquisition costs. Depreciation and amortization expense were $2,101,000 and $1,088,000 for the quarters ended September 30, 1997 and 1996, respectively, an increase of $1,013,000 or 93.1%. The increase is primarily due to the capitalization of portions of engine overhaul costs incurred after an engine was acquired between overhaul intervals. Property and equipment at September 30, 1997 and 1996, respectively, were $48,455,000 and $43,890,000, an increase of $4,565,000 or 10.4%. More of the fixed assets added during the past year have shorter useful lives. Largely, they represent capitalized improvements to aircraft and engines which will benefit AirTran until the next scheduled overhaul causing depreciation expense to increase more rapidly than the underlying fixed assets.


   Depreciation and amortization expense were $3,738,000 and $2,191,000 for the six months ended September 30, 1997 and 1996, respectively, an increase of $1,547,000 or 70.6% caused by the same additions to fixed assets.

LIQUIDITY AND CAPITAL RESOURCES


   For the nine months ended September 30, 1997, ValuJet used cash flow from operations of approximately $3.7 million, primarily attributable to the $42.3 million net loss which was offset by various fluctuations in certain balance sheet accounts. The Company also used cash of approximately

$17.4 million to acquire property and equipment, which includes the purchase of engines and rotable parts as well as deposits on the MD-95 aircraft. Cash was generated from the disposal of property and equipment of approximately $3.2 million. Approximately $9.0 million of cash was used in financing activities primarily due to debt repayment of approximately $81.7 million offset by the net proceeds of the Notes of approximately $72.4 million . As of September 30 , 1997, ValuJet had cash and cash equivalents of approximately $123.2 million and working capital of approximately $112.8 million. Taking into account the Merger on a pro forma basis, the Company would have had as of September 30, 1997, cash and cash equivalents (exclusive of $10.0 million of restricted cash) of $128.4 million and working capital of $82.7 million.


   ValuJet has contracted with the Boeing Company ("Boeing") for the purchase of 50 MD-95 aircraft, at a cost of approximately $1.0 billion (subject to adjustments for inflation), for delivery in 1999 to 2002. Approximately $7.6 million and $31.7 million of cash and notes payable will be paid in progress payments during 1997 and 1998, respectively. The balance of the purchase price after all progress payments is required to be paid or financed upon delivery of each aircraft. If ValuJet exercises its option to acquire up to an additional 50 MD-95 aircraft, additional payments will be required. ValuJet may finance up to 90% of the cost or appraised value of each of these aircraft. Although Boeing has agreed to provide assistance with respect to the financing of aircraft to be acquired, ValuJet will be required to obtain the financing from other sources. ValuJet believes that with the assistance to be provided by Boeing, aircraft related debt financing should be available when needed. However, there is no assurance that ValuJet will be able to obtain sufficient financing on attractive terms. If it is unable to do so, ValuJet could be required to modify its aircraft acquisition plans or to incur higher than anticipated financing costs, which could have a material adverse effect on ValuJet's results of operations and cash flows.


   ValuJet's compliance with Stage 3 noise requirements will require substantial additional capital expenditures over the next several years. By December 31, 1999, all of ValuJet's aircraft must be brought into compliance with Stage 3 requirements. ValuJet intends to meet its Stage 3 noise requirement obligations by installing hush kits on Stage 2 aircraft and acquiring Stage 3 aircraft. ValuJet expects that FAA certified hush kits will cost approximately $2.3 million per aircraft or approximately $55.0 million for a fleet of 24 non-hushed DC-9-30 aircraft as of September 30, 1997. Approximately $7.3 million of the proceeds from ValuJet's sale of the Notes will be used to finance 80% of the cost of four hush kits. ValuJet may be able to finance a portion of the cost of the remaining hush kits to be acquired and plans to make the balance of payments on these hush kits from cash flow from operations and from cash reserves. ValuJet expects to pay the debt service on any such loans out of cash flow generated from operations during the term of the financing. The phase-in period for full compliance with Stage 3 (through December 31, 1999) and the expected terms of financing, if available, should allow ValuJet to spread the payments for Stage 3 compliance over a number of years.


   Prior to August 1997, a substantial number of ValuJet's secured notes allowed the lender to accelerate payment if specific financial ratios (concerning debt to equity, net worth, fixed charge coverage and current ratio) were not maintained. Although ValuJet was in violation of the fixed charge coverage ratio as of December 31, 1996, ValuJet subsequently entered into agreements with six of the seven affected lenders for a waiver or reset of this financial test for each quarter in 1997. ValuJet made all payments under such secured debt when due and no prepayment event was declared by any lender. In addition, ValuJet believes that it may have failed to meet certain of the reset financial maintenance covenants as of June 30, 1997. However, no such determination was made as all such debt was repaid with the proceeds of the issuance of the Notes. During August 1997, ValuJet completed the issuance of the Notes. Approximately $68.5 million of the proceeds of the Notes was used to prepay and replace secured debt, including debt to seven bank lenders whose secured aircraft loans contained various financial maintenance covenants. As result of this new financing, ValuJet no longer has any debt outstanding with financial maintenance covenants.


   As of September 30, 1997, ValuJet's debt related to asset financing totaled approximately $93.0 million with respect to which ValuJet's aircraft and certain other equipment are pledged as security. This amount includes the $80 million of the Notes and approximately $13 million of other aircraft bank mortgage financings. In addition, ValuJet has $150.0 million of 10 1/4% senior unsecured notes ("10 1/4% Senior Notes") outstanding. The principal balances of the Notes and 10 1/4% Senior Notes are due in 2001 and interest is payable semi-annually. ValuJet's debt (other than the 10 1/4% Senior Notes and the Notes) has final maturities ranging from 1998 to 2001, with scheduled debt amortization as follows: fourth quarter 1997 -- $1.6 million, 1998--$6.6 million, 1999--$3.0 million, 2000--$1.4 million, 2001--$400,000.


   Certain of ValuJet's secured debt, excluding the Notes, bears interest at fixed rates ranging from 8.0% to 9.78% per annum and is repayable in consecutive
monthly or quarterly installments over a two- to four year period.   Certain
other notes have a variable rate of interest based on the London interbank offered rate (LIBOR) plus 2.26% to 2.75%.


   Although ValuJet Airlines owns all of its aircraft and does not have any lease commitments relating to its aircraft fleet, AirTran has leased seven of its 11 aircraft. In addition, Airways had approximately $9.4 million of debt (other than debt to the Company) as of September 30, 1997.

   Although ValuJet has sufficient cash assets to pay its recurring obligations and debt service for an extended period of time, ValuJet's failure to resume profitable operations may result in defaults under ValuJet's debt and the acceleration of ValuJet's debt. In such event, there can be no assurance that ValuJet would be able to satisfy all of its obligations on a timely basis.


   The Company believes that the ValuJet name and image were significantly impaired by the accident in May 1996, the subsequent suspension of operations and the resulting adverse media exposure. As a result, the Company has commenced the implementation of a program to enhance its image. In anticipation of the Merger and to seek to increase revenue opportunities of both ValuJet Airlines and AirTran, the parties entered into a Code Share Agreement and License Agreement in September 1997. The Code Share Agreement permits the airlines to use a single designator code in the Official Airline Guide and in reservations systems. The License Agreement provides the Company the non-exclusive use of the name "AirTran Airlines," AirTran's designator code "FL" and AirTran's service marks. In order to begin to capitalize on this joint marketing program, the Company's operating subsidiary, ValuJet Airlines, has changed its name to AirTran Airlines, is repainting its aircraft with the AirTran logo and is changing its marketing accordingly. In addition, the Company is reconfiguring its aircraft to provide 16 business class seats in each aircraft and will commence to offer advance seat selection beginning in fourth quarter 1997. This program is being implemented during the second half of 1997 and is expected to result in the incurrence of up to $10 million of expenses for advertising, promotion, aircraft repainting, the reconfiguration of aircraft to add business class seating, new signage and new uniforms during the period.


   In addition, the Company expects to incur an additional $4.0 million of nonrecurring expenses in the fourth quarter of 1997 attributable to costs associated with the reactivation into scheduled service of nine DC-9-30 aircraft. Additionally, the Company anticipates reporting larger than usual maintenance expenditures in the fourth quarter resulting from aircraft undergoing scheduled maintenance "C" checks.

   As a result of the accident and suspension of operations, several class action suits have been filed by stockholders against ValuJet and various officers and directors alleging, among other things, misrepresentations under applicable securities laws. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of ValuJet's stock. See "Business of ValuJet -- Litigation." Although management of ValuJet intends to defend these actions vigorously, any litigation contains elements of uncertainty and there can be no assurance that ValuJet will not sustain material liability under such or related lawsuits.


   Numerous lawsuits have also been filed against ValuJet seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. ValuJet's insurance carrier has assumed defense of these lawsuits under a reservation of rights.

  As all claims are handled independently by ValuJet's insurance carrier, ValuJet cannot reasonably estimate the amount of liability which might finally exist. As a result, no accruals for losses and the related claim for recovery from ValuJet's insurance carrier have been reflected in ValuJet's financial statements. ValuJet maintains $750.0 million of liability insurance per occurrence with a major group of independent insurers that provides facilities for all forms of aviation insurance for many major airlines. Although ValuJet believes, based on the information currently available to it, that such coverage is sufficient to cover claims associated with this accident and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the amount of insurance available therefor or that all damages awarded will be covered by insurance.


   Safe Harbor Statements. Statements made by the Company in this Prospectus regarding the Company's ability to increase its service levels, to maintain its low cost structure and to become profitable again and with respect to the effect on the Company of litigation are forward-looking statements and are not historical facts. Instead they are estimates or projections involving numerous risks and uncertainties including, but not limited to, governmental approval of increases in service by the Company, the utilization level of the Company's aircraft, the level of those costs which are beyond the Company's control, the effect of the Company's accounting policies, the Company's ability to hire and retain qualified personnel under its new compensation program and the results of pending lawsuits. These risks and uncertainties could potentially cause the Company's implementation of additional service to be delayed or the Company's costs to exceed present estimates. The Company disclaims any obligation to update or correct any of its forward-looking statements.

                              BUSINESS OF VALUJET

GENERAL

     ValuJet, through its wholly owned subsidiary, AirTran Airlines, Inc. operates an affordable, no frills, limited frequency, scheduled airline serving short haul markets primarily in the eastern United States. ValuJet believes that its low cost, no frills philosophy allows it to offer among the lowest fares in its markets and generate its own traffic by stimulating incremental demand with fare conscious travelers.

     ValuJet commenced flight operations in October 1993 with two DC-9 aircraft serving three cities from Atlanta with eight flights per day. The success of ValuJet's business model allowed it to grow rapidly. During 1995, ValuJet achieved revenues of $367.8 million and net income of $67.8 million. Prior to June 17, 1996, ValuJet offered service to 30 cities from Atlanta, Washington, D.C. (Dulles Airport), Boston and Orlando and operated up to 320 flights per peak day with its fleet of 51 aircraft.

     ValuJet's operations were interrupted by the suspension of ValuJet's service on June 17, 1996, pursuant to a consent order entered into with the FAA following the accident involving Flight 592 on May 11, 1996 and the ensuing extensive adverse media and intense FAA scrutiny into ValuJet's maintenance and safety procedures.

     Prior to ValuJet's resumption of service, ValuJet undertook a thorough review of its operations, implemented several measures to respond to the concerns that were raised by the FAA and reaffirmed its focus on the safety of its aircraft and operations. These measures included: (i) creating a new position for Senior Vice President of Maintenance and Engineering reporting directly to the President of ValuJet Airlines; (ii) implementing intensified performance, safety and compliance-assurance audits of key maintenance subcontractors, together with revised procedures for qualification, inspection and supervision of all maintenance contractors; (iii) creating an in-house organization to supervise all engineering and maintenance planning functions;
(iv) instituting improved maintenance training procedures that require more hours for initial DC-9 familiarization and orientation training, expanded on-the-job and initial avionics training, mandatory recurrent training for all ValuJet and outstation contract mechanics, and new courses for inspectors, lead mechanics and maintenance managers; (v) reviewing thoroughly all aircraft prior to reintroducing them into service, including, in each case, reconfirming compliance with all Airworthiness Directives, correcting aircraft-specific FAA inspection findings and performing special emphasis "B" checks; and (vi) expanding training for customer service and station personnel.

     Upon implementation of ValuJet's response outlined above and receipt of FAA approval, ValuJet resumed limited operations with service between Atlanta and four other cities as of September 30, 1996. ValuJet has continued to work with the FAA since that time to recertify aircraft and expand its flight operations. As of August 31, 1997, the FAA has approved 31 of ValuJet's DC-9 Series 30 aircraft for flight and ValuJet operates a total of 200 flights per peak day of which 182 flights per peak day are between Atlanta and 23 other cities. Additional service is offered between Washington, D.C. (Dulles Airport) and Boston and Chicago and between Boston and Philadelphia.

     As a result of the accident, the suspension of operations and subsequent reduced service levels, ValuJet recorded net losses of $41.5 million for the year ended December 31, 1996, and $42.3 million in the first nine months of 1997. ValuJet attributes these losses to substantial nonrecurring expenses incurred in connection with the accident, the allocation of fixed costs over fewer ASMs as a result of ValuJet's reduced flight operations, and lower revenues resulting from reduced flight operations, lower load factors and reduced average fares.


     Since ValuJet resumed service on September 30, 1996, its principal near-term objective has been to return to profitability by increasing flight operations and regaining its low historic cost level per ASM. ValuJet's operating cost per ASM was 6.77c for the year ended December 31, 1995, one of the lowest in the airline industry. Although ValuJet's operating cost per ASM (excluding those expenses classified as shutdown and other nonrecurring expenses) increased to 10.24c in the first quarter of 1997, ValuJet reported that its cost per ASM declined to 8.22c and 8.11c for the second and third quarters of 1997, respectively, which it believes compares favorably with other airlines providing service in ValuJet's markets. ValuJet's goal is to continue to reduce its cost per ASM through the end of 1997.

    Despite lower average fares, ValuJet's load factors during the period from recommencement of operations on September 30, 1996, through April 30, 1997 have been less than the load factors achieved by ValuJet during the same month in the previous year, except for October 1996, during which ValuJet offered aggressive fare discounts. Management believes that the lower load factors are attributable to aggressive fare matching by ValuJet's competitors and as a result of the accident involving Flight 592 and the suspension of operations. The following reflects a comparison of ValuJet's load factor in each month following recommencement of operations and the same month of the immediately preceding year:

             Month          Load Factor       Month      Load Factor
             -----          ------------      -----      ------------
           October 1996        72.1%      October 1995       64.2%
           November 1996       48.2%      November 1995      66.7%
           December 1996       56.0%      December 1995      62.8%
           January 1997        41.5%      January 1996       48.5%
           February 1997       55.7%      February 1996      58.6%
           March 1997          62.1%      March 1996         65.3%
           April 1997          59.7%      April 1996         61.8%


MERGER WITH AIRWAYS CORPORATION


    On July 10, 1997, the Company entered into a merger agreement with Airways. Under the merger agreement, the Company acquired Airways on November 17, 1997, through a merger of Airways with and into the Company. In anticipation of the Merger, the name of ValuJet Airlines has been changed to "AirTran Airlines." Upon completion of the Merger, the Company changed its name to AirTran Holdings, Inc. Airways' operating subsidiary (AirTran) will continue to operate under its current name. The Company has announced that it will move its headquarters to Airways' existing headquarters in Orlando, Florida. While the Company intends to initially operate ValuJet Airlines and AirTran under separate operating certificates, it may also merge these two operating subsidiaries at a later date.

    The Company believes that the Airways Acquisition will enable it to operate more competitively and profitably in the eastern United States. Like ValuJet Airlines, AirTran operates lower cost, used aircraft and targets fare conscious leisure travelers with a limited flight frequency, no-frills product. Both airlines rely on achieving and maintaining operating costs below industry averages in order to offer low fares. The Company believes that the combined entity can achieve significant financial and operating synergies and cost savings in the first twelve months after the Merger by eliminating certain redundant operations, reducing personnel and taking advantage of economies of scale in maintenance operations and fuel purchasing. The 11 Boeing 737-200 aircraft operated by AirTran will provide increased revenue opportunities for the Company through their longer flight range and greater seating capacity as compared with the Company's DC-9 aircraft. The Company expects that the change in name and product image that will accompany the Merger will further increase its revenue opportunities. In addition, the Company believes that the Airways Acquisition will afford it a competitive advantage in the consolidating airline industry.


    The purchase price paid by the Company in the Merger consisted of approximately 9.1 million shares of common stock of the Company. The Merger will also result in an increase in the consolidated debt of the Company of $9.4 million as of September 30, 1997 (which amount reflects the preexisting debt of Airways), and the assumption by the Company on a consolidated basis of certain off balance sheet operating lease obligations of Airways. In addition, as a result of the Merger, a loan of $12.7 million from the Company to AirTran will be converted into an intercompany loan. As part of the Merger, the Company will acquire cash and cash equivalents and restricted cash held by Airways of approximately $15.2 million, as of September 30, 1997. The Company will also acquire all other assets of Airways, including four Boeing 737's currently owned by Airways, three of which are Stage 3 aircraft, Airways' fixed based operations, located in Grand Rapids, Minnesota and Airways' hangar, located in Orlando, Florida. There can be no assurance that the Company will be able to realize the expected benefits from the Merger. See "Risk Factors -- Risks Associated with the Merger" and "Pro Forma Condensed Combined Financial Information."

STRATEGY

    In order to return to profitability and resume growth, ValuJet intends to pursue a three-pronged strategy (i) to maintain its traditional cost and value leadership in the markets that it serves, (ii) to reposition its brand image with its target value-conscious customers to address the long-term adverse effects of the May 1996 accident and the subsequent suspension of operations, and (iii) to gradually expand capacity as market demand warrants.

    ValuJet's strategy is to provide a safe, reliable, customer friendly alternative for affordable air transportation. ValuJet's operating strategy is based on its commitment to offer everyday low fares that stimulate demand from leisure and fare conscious business travelers. The key elements in this strategy are a simple fare structure and a competitive low cost structure based on a ticketless distribution system, a fleet of low cost DC-9 aircraft and relatively low labor costs. For the customer, "simple" means the service is easy to understand and use, including a simplified fare structure, with everyday low prices, simplified reservations and check-in procedures and a ticketless process. In contrast, today's airline industry is characterized by complex fares, schedules, reservations, check-in procedures and, in most cases, physical ticketing.

    ValuJet's service is intended to satisfy the basic air transportation needs of ValuJet's targeted customers who are short haul leisure travelers visiting friends and relatives or vacationing and fare conscious business travelers. ValuJet believes that the basic air transportation needs of its targeted customers can be satisfied by providing a limited number of flights per day (currently up to nine frequencies), baggage service, in-flight beverages and the ability to make advance reservations. ValuJet avoids what it believes to be unnecessary and nonproductive costs such as meals, a frequent flyer program, airport clubs and other amenities offered by many of its competitors.

    ValuJet's pricing structure and affordable fares are intended to stimulate new demand for air travel by leisure customers and fare conscious business travelers who would have otherwise not traveled or used ground transportation. ValuJet's simple fare system incorporates a predictable, "everyday low pricing" fare structure designed to provide its customers with substantial savings over its competitors based on walk up fares and further savings by purchasing seats in advance or by flying during off peak times. ValuJet believes that it has historically generated its own traffic through low fare market stimulation rather than by pursuing the more traditional airline approach of competing for market share with existing carriers.

    ValuJet's thrifty and informal brand image has traditionally complemented its position as the cost and value leader in its target markets. While ValuJet believes that its basic business model remains viable, it believes that its name and image have been significantly impaired by the accident in May 1996, the subsequent suspension of operations and the resulting adverse media exposure.
As a result, ValuJet has commenced the implementation of a program to enhance its image. In anticipation of the Merger and to seek to increase revenue opportunities of both ValuJet Airlines and AirTran, the parties entered into a Code Share Agreement and License Agreement in September 1997. The Code Share Agreement permits the airlines to use a single designator code in the Official Airline Guide and in reservations systems. The License Agreement provides ValuJet the non-exclusive use of the name "AirTran Airlines," AirTran's designator code "FL" and AirTran's service marks. In order to begin to capitalize on this joint marketing program, ValuJet's operating subsidiary, ValuJet Airlines, has changed its name to AirTran Airlines, is repainting its aircraft with the AirTran logo and is changing its marketing accordingly. In addition, ValuJet is reconfiguring its aircraft to provide 16 business class seats in each aircraft and with commence to offer advance seat selection beginning in fourth quarter 1997. This program is being implemented during the second half of 1997 and is expected to result in the incurrence of material expenses during the period.


    Once ValuJet reestablishes profitability and a favorable brand image, ValuJet intends to pursue a prudent growth strategy. ValuJet has entered into a contract with Boeing to purchase 50 new MD-95 aircraft, to be delivered from 1999 through 2002, with options to purchase an additional 50 aircraft. The MD-95 will have 115 seats, consisting of 16 business class seats and 99 coach seats. ValuJet estimates that the MD-95 aircraft, which have a slightly larger seating capacity, increased fuel efficiency and lower maintenance costs than ValuJet's DC-9 aircraft, will provide a cost per ASM lower than ValuJet's DC-9 fleet, even after taking into account the aircraft's higher acquisition cost. ValuJet is the "launch" customer of the MD-95 aircraft. As the launch customer, ValuJet anticipates that this contract will provide material value in terms of acquisition cost and manufacturer financing assistance. ValuJet determined that the MD-95 aircraft offers the optimum balance between operating cost and revenue opportunity.

GEOGRAPHIC MARKET

    ValuJet's markets are located predominantly in the eastern United States. These markets are attractive to ValuJet due to the concentration of major population centers within relatively short distances from Atlanta, historically high air fares and the potential for attracting leisure customers who would otherwise use ground transportation.

    During 1996, the Atlanta Airport was the second busiest airport in the United States, enplaning over 30 million passengers. Additionally, ValuJet offers service to Florida markets as ValuJet believes that more than 20 million people visit the Florida markets by automobile every year from Atlanta and other points in the eastern United States.

    In ValuJet's city selection process, ValuJet considers the amount of airport charges, incentives offered by communities to be served, the ability to stimulate air travel and competitive factors.

FARES, ROUTE SYSTEM AND SCHEDULING

    ValuJet serves short haul markets (up to 1,000 miles) primarily from Atlanta with a limited number of flights (up to nine round trips per destination per day) offering basic air transportation at affordable fares. Service is provided on all routes every day although more frequent service may be provided on peak travel days.

    ValuJet offers a range of fares based on advance purchases of 14 days, 7 days and "walk-up" fares. Within the 14 and 7 day fare types, ValuJet offers off-peak and peak fares which are typically $10 to $30 higher based on day of week and time of day traveled. Peak travel times are those designated by flight by ValuJet; peak times are generally portions of the day or all day on Thursdays, Fridays, Saturdays and Sundays. All ValuJet's fares are nonrefundable, but can be changed prior to departure for a $30 fee. ValuJet's fares are always purchased on a one-way basis. ValuJet's fares do not require any minimum, maximum or day of week (e.g., Saturday night) stay. ValuJet's simplified fare offerings, all for a single class of service, are in direct contrast to prevalent pricing policies in the industry where there are typically many different price offerings and restrictions for seats on any one flight.

    ValuJet's published Atlanta fares for non-stop service range from $49 to $89 for off-peak one-way travel on a 14 day advance purchase basis and $119 to $159 for one-way travel on a "walk-up" basis. During the reintroduction of ValuJet's service to markets previously served and during the introduction of service to new markets, ValuJet generally offers introductory one-way fares for all flights to or from Atlanta. In addition, ValuJet offers fare sales from time to time (such as additional discounts for companion travelers) in order to seek to generate additional traffic. There is recently passed legislation that imposes taxes on domestic airline transportation equal to a per segment flown charge (initially $1.00 to be increased to $3.00 by 2003) plus a percentage of the ticket price (initially 9% to be decreased to 7.5% in 1999). Such taxes will likely have a greater effect on leisure travelers. Since ValuJet relies to a large extent on leisure travelers, such tax increase may affect ValuJet to a greater extent than ValuJet's competitors who rely more heavily on business travelers. As of this time, ValuJet does not expect to increase its fares to offset the effect of these taxes.

    A majority of ValuJet's customers originate or terminate their travel on ValuJet's non-stop service. One-stop connecting service is provided through Atlanta between certain of the other cities served by ValuJet.

    The following table sets forth certain information with respect to ValuJet's route system based on ValuJet's schedule in effect as of September 3, 1997.

                                                                        Round Trip
                                                  Service                 Flights
                                               Commencement              Scheduled
           Airport Served                        Date (a)             On Peak Day (b)
           --------------                    -----------------        ---------------
      Atlanta-
         Akron/Canton, OH                      March 1997                   3
         Boston, MA..............              February 1997                3(c)
         Chicago, IL (Midway)....              October 1996                 5
         Dallas/Fort Worth, TX...              April 1997                   5
         Flint, MI...............              May 1997                     3
         Fort Lauderdale, FL.....              September 1996               6
         Fort Myers, FL..........              January 1997                 2
         Fort Walton Beach, FL...              October 1996                 2
         Jacksonville, FL........              October 1996                 4
         Memphis, TN.............              October 1996                 4
         Mobile, AL..............              October 1996                 2
         New Orleans, LA.........              October 1996                 3
         Newport News, VA........              October 1996                 3
         Orlando, FL.............              September 1996               6
         Philadelphia, PA........              October 1996                 4
         Raleigh/Durham, NC......              October 1996                 4
         Savannah, GA............              October 1996                 2
         Tampa, FL...............              September 1996               6
         Washington DC (Dulles)..              September 1996               9
         West Palm Beach, FL.....              December 1996                2

       Washington, DC (Dulles)-
         Atlanta, GA.............              September 1996               9
         Boston, MA..............              February 1997                4
         Chicago, IL (Midway)....              July 1997                    3

--------------------------

(a) For markets served by ValuJet prior to the suspension of its operations, the date indicated is the date ValuJet recommenced service.
(b) Peak day refers to the days of the week on which ValuJet provides the greatest number of flights for the route shown.
(c) Does not include one-stop service through Washington, DC (Dulles) (up to four round trips per peak day).


    The Company also provides three round trips per peak day between Boston and Philadelphia.

    The Company commenced service between Atlanta and Houston with three round trips per peak day effective September 24, 1997. The Company announced that service between Atlanta and New York's LaGuardia Airport will commence December 15, 1997.

    Subject to the FAA's approval, ValuJet will consider the addition of other markets and the provision of service between cities other than Atlanta. There can be no assurance as to the timing of approvals of additional aircraft or additional markets by the FAA which will depend upon the FAA's review of
ValuJet's operations.   See "Risk Factors -- Accident/Suspension of Operations"
and "Risk Factors -- Federal Regulation."

    ValuJet's aircraft scheduling strategy is directly related to the perceived needs of its target market segments and the low fixed ownership costs of its aircraft fleet. ValuJet's target customers are travelers visiting friends and relatives, vacationers and small business travelers who are more price sensitive than schedule or frequency sensitive. Since these customers are not typically as time sensitive as business travelers, ValuJet's schedule provides for two to nine frequencies per peak travel day in any given market.

    ValuJet's low fixed aircraft ownership costs (depreciation plus interest expense) provide ValuJet with flexibility to tailor capacity to demand. As a result, on low demand travel days such as Tuesday and Wednesday, ValuJet reduces total costs by operating a reduced schedule with fewer frequencies per market. Conversely on peak days, ValuJet may add more frequencies to accommodate higher demand. ValuJet generally keeps a number of its aircraft out of scheduled service in order to provide operating spares and to rotate aircraft into routine scheduled maintenance.

AIRCRAFT

    As of August 31, 1997, ValuJet owned 42 DC-9 Series 30 aircraft. The Company is in the process of reconfiguring its DC-9 fleet to 106 seats consisting of 16 business class seats and 90 coach seats. As of August 31, 1997, the FAA has approved 31 of ValuJet's aircraft for operation by ValuJet. The addition of aircraft to ValuJet's operations is subject to FAA and DOT approval. There can be no assurance as to the timing or extent of any such subsequent approvals. ValuJet's expansion is subject to FAA approval and could be affected by heightened FAA scrutiny and ValuJet's ability to regain customer acceptance.

    In order to simplify its operations and in light of the limited number of aircraft ValuJet is authorized to operate, ValuJet has leased out three of its aircraft under leases not longer than 18 months. Aircraft in excess of the number ValuJet is authorized to operate will be stored until ValuJet receives authorization to operate from the FAA and return them to service.


    ValuJet has entered into a contract with Boeing to purchase 50 new MD-95 aircraft, to be delivered from 1999 through 2002, with options to purchase an additional 50 aircraft. The MD-95 will have 115 seats, consisting of 16 business seats and 99 coach seats. ValuJet estimates that the MD-95 aircraft, with a slightly larger capacity, increased fuel efficiency and lower maintenance costs, will provide a cost per ASM lower than ValuJet's existing DC-9 fleet, even after including its higher acquisition cost. ValuJet is the "launch" customer of the MD-95 aircraft. As the launch customer, ValuJet anticipates that this contract will provide material value in terms of acquisition cost and manufacturer financing assistance. ValuJet has determined that the MD-95 aircraft offers the optimum balance for its purposes between operating cost and revenue opportunity.

    According to FAA rules, during 1997, each new entrant airline must have at least 50% of its fleet in compliance with the FAA's Stage 3 noise level requirements. The balance of such airlines' fleets must be brought into compliance with Stage 3 noise level requirements in phases: 75% by December 31, 1998 and full compliance required by December 31, 1999. As of August 31, 1997, only 18 of ValuJet's 42 aircraft meet the Stage 3 requirements. However, ValuJet is in compliance with Stage 3 by virtue of the fact that 16 of ValuJet's 31 aircraft currently comply with these requirements. Of ValuJet's remaining 11 aircraft, two comply with Stage 3 as of the date of this Prospectus. ValuJet intends to meet the Stage 3 requirements by installing hush kits on certain of its Stage 2 aircraft and by acquiring additional Stage 3 aircraft. ValuJet expects that FAA certified hush kits will cost approximately $2.3 million per aircraft or approximately $55.0 million for a fleet of 24 non-hushed DC-9 aircraft. Approximately $7.3 million of the proceeds from ValuJet's sale of the Notes will be used to finance 90% of the cost of four hush kits. Although ValuJet has sufficient cash reserves to fund the purchase of the remaining hush kits, ValuJet intends to seek to finance a portion of the cost of the remaining hush kits. If financing is obtained, ValuJet plans to pay for the nonfinanced portion of the hush kits using cash flows generated from operations and from cash reserves. ValuJet expects to pay the debt service on any such loans out of cash flow generated from operations during the term of financing. The phase-in period for full compliance with Stage 3 (through December 31, 1999) and the expected terms of financing, if available, should allow ValuJet to spread the payments for Stage 3 compliance over a number of years.

MAINTENANCE AND REPAIRS

    Since ValuJet's fleet of DC-9 aircraft are all more than 20 years old, they will require higher maintenance expenses than newer aircraft. ValuJet believes that its aircraft are mechanically reliable and that in the long term the estimated cost of maintenance to fly such aircraft will be within industry norms for this aircraft type and age. Since the resumption of ValuJet's service in September 1996, ValuJet has incurred higher maintenance expenses as a result of costs incurred in connection with reactivating its aircraft. Amendments to FAA regulations are under consideration which would require certain heavy maintenance checks and other maintenance requirements for aircraft operating beyond certain operational limits. ValuJet will be required to comply with such proposals, if adopted, and with any other aging aircraft issues, regulations or Airworthiness Directives, that may be promulgated in the future. There can be no assurance that ValuJet's maintenance expenses (including costs to comply with aging aircraft requirements) will fall within industry norms.


    Five incidents involving ValuJet's aircraft during January through April 1996 (including one hard landing, one tail drag and three occasions on which aircraft went off the runway) in which no injuries were sustained, the accident involving Flight 592 and the suspension of ValuJet's operations have contributed to a negative public perception as to the safety of ValuJet's aircraft and operations. Extraordinary regulatory review of ValuJet's operations by the FAA followed the May 1996 accident and various FAA findings ultimately resulted in the consent order under which ValuJet's operations were suspended on June 17, 1996. In the consent order, the FAA alleged that ValuJet violated various federal regulations relating to aircraft maintenance, maintenance manuals, training, record keeping and reporting and ValuJet agreed to present a plan to the FAA specifying the methods by which it would demonstrate to the FAA its qualifications to hold an air carrier operating certificate. ValuJet subsequently satisfied the FAA's requirements outlined in the consent order and the FAA returned ValuJet's operating certificate to it on August 29, 1996. ValuJet is likely to be subject to continuing regulatory scrutiny which could affect ValuJet's operations, acquisition program and expansion plans indefinitely.

    Prior to the resumption of service, ValuJet implemented the following additional steps to respond to the concerns that were expressed by the FAA and reaffirmed its focus on the safety of its aircraft and operations: (i) creating a new position for a Senior Vice President of Maintenance and Engineering, a new position reporting directly to the President of ValuJet Airlines; (ii) implementing intensified performance, safety and compliance-assurance audits of key maintenance subcontractors, together with revised procedures for qualification, inspection and supervision of all maintenance contractors; (iii) creating an in-house organization to supervise all engineering and maintenance planning functions; (iv) instituting improved maintenance training procedures that require more hours for initial DC-9 familiarization and orientation training, expanded on-the-job and initial avionics training, mandatory recurrent training for all ValuJet and outstation contract mechanics, and new courses for inspectors, lead mechanics and maintenance managers; (v) reviewing thoroughly all aircraft prior to reintroducing them into service, including, in each case, reconfirming compliance with all Airworthiness Directives, correcting aircraft-specific FAA inspection findings and performing special emphasis "B" checks; and
(vi) expanding training for customer service and station personnel.

    Aircraft maintenance and repair consists of routine daily or "turn-around" maintenance and major overhaul. Routine daily maintenance is performed at Atlanta by ValuJet's employees or contract employees and by contractors at the other cities served by ValuJet. Heavy maintenance and other work which require hangar facilities are currently performed at three maintenance contractors. The contractors are Zantop International Airlines, Inc. of Macon, Georgia, Aero Corp. of Lake City, Florida and Pemco World Air Services of Dothan, Alabama. ValuJet may replace these contractors or add additional contractors subject to FAA approval. Other routine daily maintenance contractors are either other airlines which operate DC-9 Series 30 aircraft or other maintenance companies approved by the FAA, who in either case have employees qualified in DC-9 Series 30 aircraft maintenance.


    The addition of MD-95 aircraft and Airways' Boeing 737-200 aircraft will require greater inventories of spare parts and associated costs.

FUEL


    The cost of jet fuel is an important expense for ValuJet. ValuJet estimates that a 1c increase in fuel cost would increase ValuJet's fuel expenses by approximately $59,000 per month, based on ValuJet's current fuel consumption rate. This figure increases to $79,000 after consideration of Airways' recent fuel consumption. Jet fuel costs are subject to wide fluctuations as a result of sudden disruptions in supply, such as the effect of the invasion of Kuwait by Iraq in August 1990. Due to the effect of world and economic events on the price and availability of oil, the future availability and cost of jet fuel cannot be predicted with any degree of certainty. Increases in fuel prices or a shortage of supply could have a material adverse effect on ValuJet's operations and operating results. ValuJet has not entered into any agreement which fixes the price of fuel over any period of time.

    A significant increase in the price of jet fuel would result in a disproportionately higher increase in ValuJet's average total costs than its competitors using more fuel efficient aircraft and whose fuel costs represent a smaller portion of total costs. ValuJet would possibly seek to pass such a cost increase to ValuJet's customers through a fare increase. There can be no assurance that any such fare increase would not reduce the competitive advantage ValuJet seeks by offering affordable fares.

    ValuJet's fleet of DC-9 Series 30 aircraft are relatively fuel inefficient compared to newer aircraft and industry averages. The primary reasons for this inefficiency are aircraft size and engine technology. In management's opinion, the lower ownership costs of the DC-9 aircraft more than compensate for this relative fuel inefficiency. The MD-95 aircraft to be acquired by ValuJet are expected to be more fuel efficient and should make ValuJet relatively less susceptible to adverse effects attributable to fuel price changes.

DISTRIBUTION AND MARKETING

    ValuJet's marketing efforts are vital to its success as it seeks to stimulate new customer demand, generate the majority of its revenue through consumer direct distribution channels and forgo traditional amenities. ValuJet has targeted short haul travelers visiting friends and relatives, vacationing or involved with fare conscious businesses. These are market segments which ValuJet believes offer the greatest opportunity for stimulating new demand, selling direct and not requiring traditional amenities. Based on a survey conducted by ValuJet in 1994, a substantial majority of ValuJet's customers were traveling for pleasure.

    The primary objectives of ValuJet's marketing activities are to develop a brand identity or personality which is visibly unique and easily contrasted with its competitors and to communicate its service directly to potential customers. When initiating service to a new market or restarting flights to previously served markets, ValuJet typically makes extensive use of advertising, as well as active public relations efforts, and focuses on the affordable fares to be offered on an everyday basis.

    ValuJet communicates regularly and frequently with potential customers through the use of advertisements in newspapers, on radio and on billboards and through toll-free telephone numbers. These communications feature

ValuJet's destinations, everyday affordable fares, ease of use (including its simplified fare structure and ticketless travel process) and ValuJet's reservations phone number.

    ValuJet seeks to sell seats directly to the customer whenever possible. ValuJet also sells seats through travel agents and pays customary sales commissions, but without volume override increases. Information on its customers' needs, travel patterns and identity is collected, organized and stored by ValuJet's automated reservation system and can be used at a future time for direct marketing efforts.

    In June 1997, ValuJet signed participation agreements with two of the leading travel agency computer reservation system ("CRS") vendors worldwide:
Sabre Travel Information Network Div. (SABRE) and Worldspan L.P. (WORLDSPAN). These systems provide flight schedules and pricing information. However, flight reservations made by travel agents can only be confirmed over the telephone with ValuJet's reservations personnel. Beginning in the fourth quarter of 1997, ValuJet's participation in these systems is expected to allow travel agents participating in either of these two systems to electronically process a ValuJet flight reservation without contacting ValuJet's reservations facility. These agreements represent an effort by ValuJet to obtain the benefit of additional distribution channels without compromising ValuJet's ticketless and direct form of payment (credit card) practices.

    ValuJet performs public relations and promotional activities in house. Advertising is handled by an outside advertising agency.

    In June 1997, ValuJet and Greyhound Lines, Inc. introduced "FlightLink" which provides intermodal scheduled ground transportation between Atlanta's Hartsfield International Airport and Dalton and Macon, Georgia as well as Chattanooga, Tennessee. The operation uses modern 47-passenger air-conditioned motor coach vehicles and provides up to six round-trip segments to each destination. Customers connecting to/from ValuJet flights can take advantage of FlightLink's reservations, baggage checking and flight check-in functions. By using this service, customers avoid airport parking availability problems as well as parking lot fees and are delivered to Hartsfield's North Terminal lower level doors. Customers not connecting to ValuJet flights may also purchase FlightLink reservations.

    ValuJet and The Hertz Corporation operate a joint program under which ValuJet's customers are able to reserve a Hertz rental car outside of Florida at discounted rates when making a reservation for ValuJet's flights. Alamo Rent A Car offers discounted car rental rates to ValuJet's customers in Florida.

    Air travel in ValuJet's markets tends to be seasonal, with the highest levels occurring during the winter months to Florida and the summer months to the midwest/northeastern U.S. Advertising and promotional expenses may be greater in lower traffic periods, as well as when entering a new market, in an attempt to stimulate further air travel.

AUTOMATION

    Automation is a key component of ValuJet's strategy. ValuJet's UNIX based computer system has been specifically designed to implement ValuJet's simplified, ticketless service and is an important component of ValuJet's attempt to maintain its low cost structure, particularly as ValuJet grows.

    ValuJet has designed its computer system to capture information in the computer at its source, eliminating paper records whenever possible. These entries are made by the reservation agents, eliminating subsequent data processing entries. Once the initial data has been entered into the system, the system updates various affected files and reports. ValuJet's software supports all of ValuJet's operational areas (e.g., flight operations, maintenance, accounting, marketing and personnel).

    A key component of this system and ValuJet's low cost structure is the "ticketless" environment. At the time of a sale/reservation, ValuJet provides its customers with a confirmation number, similar to the systems used by hotels and car rental agencies. At the airport, this information is available for customer check-in, which typically requires only two to three key strokes by the gate agent and helps to alleviate long lines and achieve a quicker turnaround of aircraft. After the flight has departed, the computer posts passenger revenue from the passenger manifest information.

    In June 1997, ValuJet entered into an agreement for the Open Skies reservation system which it expects will provide greater flexibility than the system currently in use. Benefits expected from the Open Skies system include improved mainframe and hardware performance and reliability, CRS (SABRE) booking access, applications to improve unit revenue through enhanced data reporting and software to facilitate Internet reservations booking and processing. ValuJet expects to effect a transition to the new system during the second half of 1997. There can be no assurance that ValuJet will not suffer losses of revenue during the transition period or that ValuJet will be able to secure the benefits sought.

    Furthermore, ValuJet does not participate in the ARC, the airline industry collection agent for travel agency sales. At the time of the reservation, ValuJet identifies the travel agency making the booking and takes credit card information. Each agency then receives a statement summarizing these transactions. Although management believes that travel agencies are accustomed to doing business through ARC, management believes that the cost savings realized by avoiding the fees and revenue accounting costs inherent in the ARC system justify not participating in ARC.

    Because of its ticketless system and its non-participation in ARC, ValuJet's customers are not able to transfer their reservations from ValuJet to other airlines, for example in the event of an interruption of a Company flight or a last minute change in their travel plans.

EMPLOYEES

    As of August 31, 1997, ValuJet employed approximately 2,300 people. Additional employees will be hired as ValuJet increases the number of aircraft operated subject to FAA approval.

    ValuJet has modified its compensation program, increasing employee base pay for most workers and reducing reliance on variable performance bonuses as a major component of the overall compensation package. Regular, periodic bonuses have been eliminated.

    Training, both initial and recurrent, is required for most employees. The average training period for all new employees is approximately one to two weeks, depending on classification. Both pilot training and mechanic training are provided by professional training organizations, which may include other airlines. ValuJet generally pays for recurrent training.

    FAA regulations require pilots to be licensed as commercial pilots, with specific ratings for aircraft to be flown, and to be medically certified as physically fit. Licenses and medical certification are subject to periodic continuation requirements including recurrent training and recent flying experience. New hire pilots pay for their own initial training which includes an airline transport pilot rating. Mechanics, quality-control inspectors and flight dispatchers must be licensed and qualified for specific aircraft. Flight attendants must have initial and periodic competency fitness training and certification. Training programs are subject to approval and monitoring by the FAA. Management personnel directly involved in the supervision of flight operations, training, maintenance and aircraft inspection must meet experience standards prescribed by FAA regulations. All of these employees are subject to pre-employment and subsequent drug testing.

    ValuJet's flight attendants have elected the Association of Flight Attendants ("AFA") and ValuJet's mechanics have elected the International Brotherhood of Teamsters (the "Teamsters") to represent them in negotiating contracts with ValuJet. In April 1997, ValuJet reached an agreement with the Teamsters. ValuJet does not expect that the unionization of its flight attendants or mechanics will have a material adverse effect on its operating costs or performance. However, until union contracts are negotiated, there can be no assurance that this will be the case.

    ValuJet is unable to predict whether any of its other employees will elect to be represented by a labor union or other collective bargaining unit. The election by ValuJet's employees for representation in such an organization could result in employee compensation and working condition demands that may affect operating performance or expenses.


    The AFA and a former flight attendant have filed a lawsuit against ValuJet relating to alleged violatons under the Railway Labor Act. See " -- Litigation."

    ValuJet from time to time considers alternative means of providing compensation to its employees and ValuJet's method of determining compensation is subject to possible change in the future.

AIRPORT OPERATIONS

    Ground handling services typically can be placed in three categories--public contact, underwing and complete ground handling. Public contact services involve meeting, greeting and serving ValuJet's customers at the check-in counter, gate and baggage claim area. Underwing ground handling services include, but are not limited to, marshaling the aircraft into and out of the gate, baggage and mail loading and unloading, as well as lavatory and water servicing, anti-icing and deicing and certain services provided to the aircraft overnight. Complete ground handling consists of public contact and underwing services combined.

    All of ValuJet's ground handling services in Atlanta are conducted by ValuJet's employees. At other airports, Company operations not conducted by ValuJet's employees are contracted to other air carriers, ground handling companies or fixed base operators.

INSURANCE

    ValuJet carries customary levels of passenger liability insurance, aircraft insurance for aircraft loss or damage and other business insurance. ValuJet is exposed to potential catastrophic losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. See "Litigation" below. ValuJet is required by the DOT to carry liability insurance on each of its aircraft. ValuJet currently maintains liability insurance in the amount of $750 million per occurrence. Although ValuJet currently believes its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that ValuJet will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage or not covered by ValuJet's insurance could have a material adverse effect on ValuJet. Moreover, any aircraft accident, even if fully insured, could cause and has caused a public perception that some of ValuJet's aircraft are less safe or reliable than other aircraft, which could have and has had a material adverse effect on ValuJet's business. ValuJet's insurance premiums have increased significantly since the accident on May 11, 1996.

SEASONALITY AND CYCLICALITY

    ValuJet's operations are primarily dependent upon passenger travel demand and, as such, may be subject to seasonal variations. Management believes that the weakest travel periods will generally be during the months of January, May and September. Leisure travel generally increases during the summer months and at holiday periods.

    The airline industry is highly volatile. General economic conditions directly affect the level of passenger travel. Leisure travel is highly discretionary and varies depending on economic conditions. While business travel is not as discretionary, business travel generally diminishes during unfavorable economic times as businesses tend to tighten cost controls.

COMPETITION

    The following table identifies airlines which provide non-stop service to and from Atlanta and the cities indicated and the approximate number of daily round trip flights scheduled to be flown by those other airlines as of September 1997.


                                                DAILY NON-STOP ROUND TRIPS
                                           -------------------------------------
                                                     American/Northwest/
ATLANTA TO/FROM                                  Delta     USAir    Others(a)
---------------                                 --------   -----    ---------
Akron/Canton, OH...........                        --         --        --
Boston, MA.................                        10         --        --
Chicago, IL (Midway)(b)....                        --         --         2
Dallas/Fort Worth, TX......                        17       14.5        --
Flint, MI..................                        --         --        --
Fort Lauderdale, FL........                       9.5         --        --
Fort Myers, FL.............                       7.5         --        --
Fort Walton Beach, FL......                        --         --         9
Jacksonville, FL...........                         7         --        --
Memphis, TN................                       9.5          6        --
Mobile, AL.................                         8         --        --
New Orleans, LA............                         9         --        --
Newport News, VA...........                      5(c)         --        --
Orlando, FL................                        14         --        --
Philadelphia, PA...........                       9.5          6        --
Raleigh/Durham, NC.........                         9         --        --
Savannah, GA...............                         8         --        --
Tampa, FL..................                        10         --        --
Washington DC (Dulles)(d)..                         6         --         1
West Palm Beach, FL........                         9         --         1
                                                  ---      -----    ------

Total......................                       148       26.5        13
                                                  ===      =====    ======

---------------------

(a) Includes United Airlines and Kiwi. Also includes commuter affiliates of major airlines which generally provide service with turboprop aircraft.
(b) Several major airlines operate daily flights to Chicago's O'Hare Airport which are not reflected in the table above.
(c) Service provided by Delta to Norfolk, VA.
(d) Delta operates daily flights to Washington DC's National Airport which are not reflected in the table above.


    ValuJet currently provides service between Atlanta and other markets generally within a 1,000 mile radius and other limited service from Washington, D.C. (Dulles Airport), Boston, Chicago and Philadelphia. In the future, ValuJet may add additional service between cities already served by ValuJet or may add service to new markets. ValuJet's selection of markets depends on a number of factors existing at the time service to such market is being considered. Consequently, there can be no assurance that ValuJet will continue to provide service to all of the markets listed above or that ValuJet will not provide service to any other particular market.

    With respect to ValuJet's one-stop service provided between markets served on a connecting basis through Atlanta, ValuJet faces competition from numerous airlines with varying degrees of flight frequency and marketing approaches. In addition, ValuJet competes with numerous nonstop flights to many of its cities from other airports in the same metropolitan areas as served by ValuJet (such as Washington's National Airport and Chicago's O'Hare Airport).

    In October 1996, Delta Express, Delta's new-low-fare operation, commenced nonstop service from Orlando to various midwest and northeast cities -- Hartford, CT / Springfield, MA / Boston, MA / Columbus, OH / Newark, NJ / Washington, DC (Dulles) / Indianapolis, IN/ Philadelphia, PA / Louisville, KY / and Providence, RI; plus Orlando to four other Florida cities -- Tampa, Ft. Lauderdale, Ft. Myers and West Palm Beach. Delta Express discontinued service to Philadelphia as of September 30, 1997, and commenced service to Islip, New York, and Raleigh-Durham, North Carolina. Delta Express operates a dedicated single class fleet of 25 Boeing 737-200 aircraft which are flown by pilots who are paid less, fly longer hours and operate under more efficient work rules than other Delta pilots.

    Initially, Delta Express started service with 62 daily flights and has increased daily departures to a total of 128 as of June 1997. A three-tiered fare structure (21-day advance purchase, 7-day advance purchase and walk-up) is offered in addition to advance seat selection and the SkyMiles frequent flyer program. Fares offered by Delta Express compete with ValuJet's connecting fares via Atlanta. However, Delta Express does not currently have any flights operating to/from Atlanta and has not announced any current plans to operate this service in the Atlanta area.

    The identity of competing airlines and the number and character of the flights flown changes from month to month, and while management believes published schedules for the month of September 1997, upon which the foregoing information was based, are representative of the competition ValuJet may face, competing airlines and their flight schedules are subject to frequent change.

    ValuJet may also face competition from other airlines which may begin serving any of the markets it serves or plans to serve, from new low cost airlines that may be formed to compete in the low fare market (including any that may be formed by other major airlines) and from ground transportation alternatives.

    ValuJet believes that the most significant competitive factors among airlines are price (fare levels), convenient departure times, flight frequency and the availability of incentives such as a frequent flyer program. ValuJet currently does not offer a frequent flyer program and typically offers limited flight frequencies. There can be no assurances that ValuJet will not choose to develop a frequent flyer program or join an existing program for competitive reasons. Additionally, competitive factors include access to computerized reservation and ticketing systems used by travel agents, dependability of service, name recognition, airports served and the availability, quality and convenience of other passenger services.

GOVERNMENT REGULATION

    All interstate air carriers are subject to regulation by the DOT and the FAA under the Federal Aviation Act of 1958, as amended (the "Aviation Act"). The DOT's jurisdiction extends primarily to the economic aspects of air transportation, while the FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew licensing and training and maintenance standards.

U.S. Department of Transportation

    In general, the amount of economic regulation over interstate air carriers in terms of market entry and exit, pricing and inter-carrier acquisitions and agreements has been greatly reduced subsequent to enactment of the Deregulation Act. As a result of that change in the regulatory structure, any company's entry into the domestic air transportation business has been greatly simplified, and the level of post-entry regulation to which an airline is subject has been greatly reduced.

    Each United States air carrier must obtain, and ValuJet has obtained a Certificate of Public Convenience and Necessity issued by the DOT pursuant to
Section 401 of the Aviation Act. As a result of ValuJet's suspension of operations on June 17, 1996, ValuJet was required to apply for recertification by the DOT. The DOT issued a "show cause" order on August 29, 1996, reflecting its preliminary determination that ValuJet had satisfied the DOT requirements and issued its final order on September 26, 1996, approving ValuJet's return to service.

    Each United States carrier must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a state, territory or possession thereof, that its President and at least two-thirds of its Board of Directors and other managing officers must be comprised of United States citizens, that not more than 25% of its voting stock may be owned by foreign nationals, and that the carrier not be otherwise subject to foreign control.

U.S. Federal Aviation Administration

    ValuJet has also obtained an operating certificate issued by the FAA pursuant to Part 121 of the Federal Aviation Regulations. ValuJet's operating certificate was surrendered to the FAA in connection with the consent order dated June 17, 1996 and returned to ValuJet on August 29, 1996, after ValuJet satisfied the requirements of the FAA in the consent order. In the consent order, the FAA alleged that ValuJet violated various federal regulations relating to aircraft maintenance, maintenance manuals, training, record keeping and reporting and ValuJet agreed to present a plan to the FAA specifying the methods by which it would demonstrate to the FAA its qualifications to hold an air carrier operating certificate. Under the consent order, ValuJet suspended operations and paid $2 million to the FAA to compensate it for the costs of the special FAA inspections conducted and increases in the number of aircraft are presently subject to FAA approval.

    Since the recommencement of operations on September 30, 1996, ValuJet has made approximately fifteen voluntary self disclosures to the FAA for maintenance, operational and in-flight violations. Under the voluntary self disclosure program, when a violation is detected, the air carrier promptly discloses and remedies the violation. If the FAA accepts the remedy proposed by the air carrier, the FAA will not impose civil penalties for the violation. Minor penalties have been assessed with respect to certain of these self-disclosures with all penalties totaling less than $40,000. To its knowledge, ValuJet believes that it has disclosed all relevant items, but there can be no assurance that ValuJet will not have other non-compliance items in the future. Although ValuJet believes that the self-disclosed matters are relatively routine in the airline business and does not believe that these items will result in material adverse consequences to ValuJet, ValuJet does not have control over the consequences that may be imposed by the FAA as a result of such items.

    The FAA has jurisdiction over the regulation of flight operations generally, including the licensing of pilots and maintenance personnel, the establishment of minimum standards for training and maintenance and technical standards for flight, communications and ground equipment. As required, ValuJet has effective FAA certificates of airworthiness for all of the aircraft used in its operations. ValuJet's flight personnel, flight and emergency procedures, aircraft and maintenance facilities are subject to periodic inspections and tests by the FAA. ValuJet's director of safety and regulatory compliance acts as a liaison between ValuJet and the FAA, implementing any changes requested by the FAA with respect to operating procedures or training programs and generally ensuring proper compliance with aviation regulations applicable to ValuJet.

    The DOT and FAA also have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended, under the Airport Noise and Capacity Act of 1990 ("ANCA") and, along with the Environmental Protection Agency, under the Clean Air Act to monitor and regulate aircraft engine noise and exhaust emissions. To ValuJet's knowledge, ValuJet's aircraft comply with all applicable FAA noise control regulations (except as indicated below) and with current emissions standards.

    The ANCA requires the phase-out of Stage 2 airplanes (which meet less stringent noise emission standards than later Stage 3 airplanes) in the contiguous 48 states by December 31, 1999. In September 1991, the FAA promulgated final rules establishing interim compliance dates of December 31, 1994, December 31, 1996 and December 31, 1998 for phasing out Stage 2 aircraft. As of August 31, 1997, ValuJet's operating aircraft consisted of 31 aircraft, 16 of which comply with Stage 3. See "Business of ValuJet -- Aircraft" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Therefore, ValuJet must take action to continually assure that its fleet will be in compliance with ANCA.

Miscellaneous

    All international service is subject to the regulatory requirements of the appropriate authorities of the other country involved. ValuJet does not currently provide any international service.

    All air carriers are subject to certain provisions of the Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities, and are required to obtain an aeronautical radio license from the Federal Communications Commission ("FCC"). To the extent ValuJet is subject to FCC requirements, it has taken and will continue to take all necessary steps to comply with those requirements.

    ValuJet's operations may become subject to additional federal regulatory requirements in the future under certain circumstances. ValuJet's labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. During a period of past fuel scarcity, air carrier access to jet fuel was subject to allocation regulations promulgated by the Department of Energy. To the extent ValuJet seeks to provide international air transportation in the future, it will be required to obtain additional authority from the DOT and become subject to regulatory requirements imposed by affected foreign jurisdictions. ValuJet is also subject to state and local laws and regulations at locations where it operates and the regulations of various local authorities that operate the airports it serves.

PROPERTY

    ValuJet leases approximately 40,500 square feet of office space at 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349 for general corporate and operational use (including Atlanta reservations) under a lease which expires September 30, 1999 and ValuJet also leases approximately 15,000 square feet of space for use as a training center under a lease that expires August 31, 1999. ValuJet has signatory status on a lease of facilities at the Atlanta Airport, which lease expires in the year 2010. ValuJet also maintains a separate reservations center in leased premises in Savannah, Georgia (approximately 7,000 square feet) which lease expires in January 2000 and leases additional space in Newport News, Virginia (approximately 20,000 square feet) which lease expires in the year 2001. ValuJet is not currently using its leased premises in Newport News, Virginia, and is seeking to sublease such space.

    The check-in counters, gates and airport office facilities at each of the airports ValuJet serves are leased from the appropriate airport authority or subleased from other airlines. Such arrangements may include baggage handling, station operations, cleaning and other services. If facilities at any additional cities to be served by ValuJet are not available at acceptable rates, or if such facilities cease to be available at acceptable rates, then ValuJet may choose not to service such markets.

LITIGATION


    Several stockholder class action suits have been filed against ValuJet and certain of its present and former executive officers and Directors ("Defendants"). The consolidated lawsuits discussed below seek class certification for all purchasers of stock in ValuJet during periods beginning on or after June 1995 and ending on or before June 18, 1996, and are based on allegedly misleading public statements made by ValuJet or omission to disclose material facts in violation of federal securities laws. A total of 14 stockholder lawsuits have been filed against and served upon ValuJet between May 30, 1996 and July 26, 1996. Of these suits, 11 have been filed in the United States District Court for the Northern District of Georgia and these suits have been consolidated into a single action (In re ValuJet, Inc.). Another lawsuit
                                        -------------------
filed in the United States District Court for the Middle District of Florida has been transferred to the Northern District of Georgia and has been consolidated into In re ValuJet, Inc. One additional class action stockholder lawsuit (Davis
     -------------------                                                   -----
v. ValuJet Airlines, Inc., et al.) has been filed and served upon the
---------------------------------
Defendants. On November 10, 1997, the Court ordered this suit to be consolidated into In re ValuJet, Inc.. All of the Defendants filed a joint
                  -------------------
Motion to Dismiss the Consolidated Amended Complaint on December 23, 1996. On November 10, 1997, the Court denied this Motion to Dismiss in part and granted it in part (dismissing the negligent misrepresentations claims). Pursuant to a consent scheduling order submitted by the parties, Defendants must now answer the Consolidated Amended Complaint by January 16, 1998. On November 25, 1996, Plaintiffs filed their Motion for Class Certification. On January 14, 1997, Defendants filed a "Notice of Stay of Discovery and Other Proceedings," in which Defendants state that the filing of their Motion to Dismiss has stayed the issue of class certification pursuant to the Private Securities Litigation Reform Act. On November 10, 1997, the Court ordered Defendants to respond to Plaintiffs' Motion for Class Certification. Pursuant to a consent scheduling order submitted by the parties, Defendants have until March 2, 1998, to respond. Two suits (Cohen et al. v. ValuJet, Inc., et
                                            ---------------------------------
al. and Hepler et al. v. ValuJet, Inc. et al.) have been filed in the State
--      ------------------------------------
Court of Fulton County, Georgia. On December 23, 1996, all Defendants in both actions, other than SabreTech, answered the Complaint and filed a Motion to Dismiss the Complaint. On May 8, 1997, Plaintiffs responded to this motion. Defendants are currently working on a reply brief for which no deadline has been established. On May 2, 1997, the Court ordered the consolidation of these two state court actions and now refers to them as Cohen, et al. v. ValuJet Airlines,
                                              ---------------------------------
Inc. Additionally, Defendant Timothy Flynn filed a Motion to Dismiss for lack of
---
personal jurisdiction. By consent of the parties, the Plaintiffs have until December 12, 1997, to respond to this motion to dismiss. Although ValuJet denies that it has violated any of its obligations under the federal securities laws, there can be no assurance that ValuJet will not sustain material liability under such or related lawsuits.

    Numerous lawsuits have been filed against ValuJet seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. Thus far, approximately 80 such lawsuits have been filed against ValuJet Airlines, Inc. prior to September 22, 1997. Most of the cases were initially removed to the federal court. That court, however, remanded the majority of the actions to the state courts from which they originated and retained jurisdiction over only seven cases. As a consequence, most of the cases will proceed in state courts in Florida and Georgia. ValuJet's insurance carrier has assumed defense of all of these suits under a reservation of rights against third parties and ValuJet and has settled and paid approximately 47 claims as of September 22, 1997, and is pursuing settlements in the balance of the claims. In the remaining lawsuits, SabreTech has been named as a co-defendant as a result of the role that it played in the accident. ValuJet maintains a $750 million policy of liability insurance per occurrence. ValuJet believes that the coverage will be sufficient to cover all claims arising from the accident.


    In November 1997, ValuJet filed a suit in the Circuit Court of St. Louis County, Missouri against SabreTech, seeking to hold SabreTech responsible for the accident involving Flight 592. SabreTech is the maintenance contractor who delivered oxygen generators without safety caps and in a mislabeled box for shipment aboard Flight 592. The oxygen generators are believed to have caused or contributed to the fire which resulted in the accident. The complaint seeks indemnification against losses attributable to the lawsuits referred to above and other damages that ValuJet suffered as a result of the accident.

    In May 1997, SabreTech filed a Complaint for declaratory judgment and other relief against ValuJet. The action seeks a determination that SabreTech is not liable to ValuJet for the accident involving Flight 592 as a result of language contained in certain of the contracts between the parties and that ValuJet is liable to SabreTech for damages that it has suffered. ValuJet intends to vigorously defend this lawsuit and to assert all claims it has against SabreTech.

    On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against ValuJet in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether ValuJet was entitled to exercise a termination right contained in its lease agreement.

    In May 1997, the State of Florida filed suit against ValuJet and its insurers in the United States District Court for the Southern District of Florida seeking recovery of costs incurred relating to the accident involving Flight 592. ValuJet does not believe that it is obligated for such amounts and has filed a motion to dismiss this lawsuit.


    In November, 1997, the Association of Flight Attendants ("AFA") and a former flight attendant filed suit in federal court in the Eastern District of Virginia alleging that ValuJet had violated the Railway Labor Act. ValuJet believes that it has not violated such act and has filed a motion to dismiss this action.




    From time to time, ValuJet is engaged in litigation arising in the ordinary course of its business. ValuJet does not believe that any such pending litigation will have a material adverse effect on its results of operations or financial condition.

Governmental Investigations

    Several governmental inquiries and investigations have been launched in connection with the loss of Flight 592, including investigations by the DOT, the NTSB, the U.S. Attorney's Office in Atlanta, Georgia and Miami, Florida and certain state agencies in Florida. Although ValuJet does not believe, based on information currently available to it, that such investigations and inquiries will result in any finding of criminal wrongdoing on its part, the investigations have not yet been concluded and the possibility of such a finding cannot be ruled out. ValuJet may also be assessed civil penalties in connection with the accident and/or the results of ensuing investigations. Any such findings or penalties could be material. In addition, it is possible that ValuJet could be indirectly affected by negative publicity related to charges of wrongdoing, if any, against others acting on behalf of ValuJet at the time of the accident.


                              BUSINESS OF AIRWAYS



    The following is a description of the business of Airways, with whom the Company has merged as of November 17, 1997. The following description of the business of Airways does not reflect any changes that may be implemented after the Merger.

GENERAL

    Airways, a Delaware corporation incorporated in 1995, is the parent Company of AirTran, a domestic commercial airline providing direct scheduled passenger air service from Orlando, Florida to 23 locations in the eastern United States. AirTran, a Delaware corporation incorporated in September 1993, was acquired by Mesaba Holdings, Inc. (formerly known as AirTran Corporation) from Conquest Airlines Corporation in June 1994.

    AirTran began flying commercially in July 1994 with one Boeing 737-200 aircraft providing charter services and commenced scheduled flight operations in October 1994. As of August 15, 1997, AirTran operated a fleet of 11 Boeing 737-200 aircraft.

    In addition to AirTran, Airways operates a fixed base operation in Grand Rapids, Minnesota (the "FBO"), which provides private aircraft services, maintenance, fueling, hangar facilities, flight instruction, aircraft parts sales and other ground services to general aviation and government aircraft fleets. The FBO began operations in 1944 and was previously owned by Mesaba Aviation, Inc., a subsidiary of Mesaba Holdings, Inc. Airways currently operates its FBO business under an FAA repair station certificate.

BUSINESS STRATEGY

    AirTran's strategy is based on a commitment to customer service, reliability and affordable service. AirTran's one-way fares currently range from $39 (for flights between two of its outstations) to $219.

    AirTran's affordable service strategy depends on maintaining competitive operating cost levels. In the fiscal year ended March 31, 1997 ("fiscal 1997"), AirTran's total cost per ASM was 8.04c, resulting in a 73% break-even load factor. AirTran's fixed aircraft expenses (including hull insurance and depreciation expense) were 9.6% of operating expenses during fiscal 1997.

FARES, ROUTE SYSTEM AND SCHEDULING

    AirTran provides direct scheduled passenger air service between Orlando and cities principally in the eastern half of the United States. AirTran's strategy in developing its route system is to serve medium-sized cities from which direct service to Orlando is not typically provided by the major airlines. This strategy involves flying long stage lengths to medium-sized markets on a low frequency basis. Stage lengths range from approximately 152 miles (for the interstation flights between Kansas City and Omaha) to 1,140 miles and service is provided to most markets on a one-flight-per-day schedule.


    AirTran generally offers four fare levels in each of its markets. The number of seats available at each fare level is set according to market conditions. AirTran may also offer promotional fares in certain markets. Tickets are non-refundable but travel dates can be changed prior to departure for a $35 fee. All fares are sold on a one-way basis without any minimum, maximum or required overnight stay. The following table shows the expansion of AirTran's scheduled route system and fleet through September 30, 1997.

AS OF                     TOTAL NUMBER   DEPARTURES
MONTH END                 OF AIRCRAFT    PER MONTH           SCHEDULED CITIES ADDED
-----------------------------------------------------------------------------------------------------

FISCAL YEAR 1995:
  October                        2             164           Orlando, Providence*, Hartford*, Huntsville*,
  November                       2             192           -
  December                       3             317           Ft. Lauderdale* and Islip*
  January                        3             326           -
  February                       3             266           Cincinnati, Albany, and Syracuse
  March                          4             362           Omaha

FISCAL YEAR 1996:
  April                          4             354           -
  May                            4             428           Nashville*
  June                           4             412           -
  July                           4             426           -
  August                         6             714           San Antonio*, Dayton, Birmingham*, and Buffalo
  September                      6             642           -
  October                        7             880           Dallas* , Greenville/Spartanburg, Kansas City and Norfolk
  November                       7             874           -
  December                       8             883           -
  January                        9             929           -
  February                      10           1,126           Allentown, Canton/Akron, and Rochester
  March                         10           1,223           Richmond

FISCAL YEAR 1997:
  April                         10           1,209           -
  May                           10           1,135           -
  June                          10           1,106           Greensboro
  July                          10           1,315           -
  August                        10           1,280           -
  September                     10             963           -
  October                       10           1,045           Chattanooga*
  November                      10           1,020           Toledo
  December                      10           1,034           Bloomington/Normal
  January                       10           1,060           -
  February                      10           1,075           Harrisburg*, Charleston* and Columbia*
  March                         10           1,437           Des Moines and Moline

FISCAL YEAR 1998:
  April                         10           1,357           -
  May                           10           1,290           -
  June                          10           1,245           -
  July                          10           1,284           -
  August                        11           1,199           -
  September                     11           1,365           Boston to Islip and Allentown



  *  Service to these locations was subsequently discontinued.

     The Company has recently announced that AirTran will commence service between Knoxville and New York's LaGuardia Airport on December 15, 1997.

MAINTENANCE AND REPAIRS

     Aircraft maintenance consists of routine maintenance and major overhauls. Routine maintenance is performed in Orlando and at AirTran's newest maintenance station in Greensboro, North Carolina by AirTran's employees. In other cities, that work is performed by FAA-approved contractors. Major overhauls or heavy checks are performed by a contractor approved by the FAA to work on Boeing 737-200 aircraft.

     AirTran's aircraft were manufactured between 1968 and 1985. AirTran believes that its aircraft are mechanically reliable but that its maintenance costs may be higher (including costs to comply with FAA aging aircraft requirements and procedures) than maintenance costs associated with newer fleets.

     AirTran maintains an inventory of rotable aircraft parts and supplies for routine maintenance and obtains parts for major overhauls from vendors and manufacturers when needed. Due to the large number of 737 aircraft in commercial operation, AirTran expects that a reliable supply of replacement engines and parts will continue to be available at market prices.

AIRCRAFT

     AirTran's fleet currently consists of seven leased and four owned Boeing 737-200 aircraft with average capacities of 126 passengers. The lease terms range from three to seven years and require monthly lease payments of $45,000 to $142,000 as well as reserve payments for major engine and airframe overhauls.

     According to FAA rules, AirTran's fleet must comply with the FAA's Stage 3 noise level requirements on the same schedule as ValuJet. Six of AirTran's 11 aircraft currently meet Stage 3 requirements. AirTran intends to remain in compliance with noise requirements through the acquisition of Stage 3 aircraft and the installation of hush kits on Stage 2 aircraft presently in its fleet. Hush kits certified by the FAA for the Boeing 737-200 aircraft are available at an installed cost of approximately $1.5 million per aircraft.

FUEL

     The cost of jet fuel, related taxes and fueling fees is AirTran's largest operating expense, accounting for 19.5% of total operating costs in 1997. Jet fuel costs are subject to wide fluctuations, primarily resulting from changes in supply and the effects of world events. These changes make predicting the cost of jet fuel difficult. Increases in fuel prices could have a materially adverse effect on AirTran's operating results. AirTran has not entered into any fixed-price or guaranteed delivery contracts for fuel.

     AirTran's fleet is not as fuel efficient as competitors' fleets comprised of newer, more fuel efficient jet aircraft. As a result, a significant increase in the price of jet fuel would disproportionately affect AirTran's costs as compared to such competitors. AirTran intends to pass on fuel cost increases through increased fares, but there can be no assurance that AirTran's competitive fare advantage would not be negatively impacted by such fare increases.

INSURANCE

     AirTran carries the types of insurance customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers' compensation. AirTran believes that this insurance is adequate in amount and risk covered. There can be no assurance, however, that the insurance coverage would be sufficient to protect AirTran adequately in the event of a catastrophic accident.

SEASONALITY

     Seasonal factors, primarily weather conditions and passenger demand, are expected to affect AirTran's monthly passenger boardings. AirTran generally experiences diminished demand in late spring, early fall and mid-winter.

COMPETITION AND INDUSTRY CONSIDERATIONS

     AirTran's competition includes carriers with substantially greater financial resources. Fare levels and passenger demand are negatively affected by a number of factors, including the general state of the economy and intense fare competition in the industry.

MARKETING

     AirTran's marketing objective is to build on the growing awareness of its service and benefits in the markets served. The message is focused on leisure travelers and travel agents.

EMPLOYEES

     As of August 31, 1997, Airways had 578 full-time equivalent employees.

     Management personnel directly involved in the supervision of flight operations, training, maintenance and aircraft inspection must meet certain experience levels set by the FAA. Under FAA regulations, pilots are required to be licensed as commercial pilots, with specific ratings for the type of aircraft flown, and must also be medically certified as physically fit. In order to maintain licenses and medical certifications, pilots must satisfy periodic continuation requirements, including recurrent training and recent flying experience. Mechanics, quality control inspectors and flight dispatchers must also be licensed and qualified for specific aircraft. Flight attendants are required to have initial and periodic competency fitness training and certification. As required by FAA regulations, all of these employees must undergo pre-employment and periodic drug testing as well as employment and background checks. Airways is presently negotiating a collective bargaining agreement with its mechanics and store clerks, who are represented by the International Association of Machinists. Elections for union representation are pending for Airways' pilots and flight attendants. Airways has not experienced any work stoppages and believes that its employee relations are satisfactory.

AIRPORT OPERATIONS

     AirTran's operations are based largely at the Orlando International Airport, where it maintains its aircraft fleet. In Orlando, AirTran's employees provide passenger services, catering and cleaning of the aircraft. All other ground services are provided by contractors. In most other cities served by AirTran, contractors, including major airlines, provide all ground handling services, including passenger services. Ground handling services include greeting and serving passengers at check-in, gate and baggage claim areas, catering, guiding aircraft to and from gates, baggage handling services, aircraft cleaning, lavatory and water servicing, de-icing and certain overnight aircraft maintenance services. AirTran has at least one employee at each of the cities it serves to promote sales and oversee its operations.

REAL PROPERTY

     AirTran's principal executive offices are located two miles from the Orlando International Airport in a leased facility consisting of approximately 11,500 square feet of office space. This facility houses the executive offices of both Airways and AirTran as well as the general administrative staff, reservations staff and computer systems of AirTran. The lease agreement for this facility expires in October 1998 and requires monthly lease payments of approximately $14,000. In January 1996, AirTran entered into a ground lease with the Greater

Orlando Aviation Authority expiring in 2016 and a purchase agreement with Page AvJet Corporation to acquire an aircraft hangar of approximately 70,000 square feet at the Orlando International Airport for its operations staff, including flight operations and station operations, and its maintenance staff, records, inventory and personnel training facilities. AirTran paid $3.6 million for the hangar, improved the facilities and makes monthly ground lease payments of approximately $8,900. The FBO's principal offices are located in one leased and one owned facility at the Grand Rapids Itasca County Airport in Grand Rapids, Minnesota.


                                  MANAGEMENT

     The following table contains the name, age and position with the Company of each Executive Officer and Director of the Company. Their respective backgrounds are described following the table.


Name                  Age      Position *
----                  ---      ----------
D. Joseph Corr         56      President and Chief Executive Officer and Director
Stephen C. Nevin       47      Senior Vice President - Finance and Chief Financial Officer
Thomas Kalil           61      Senior Vice President - Customer Service of Operating Subsidiaries
M. Ponder Harrison     36      Senior Vice President - Sales and Marketing of Operating Subsidiaries
Robert D. Swenson      43      Chairman of the Board
Don L. Chapman         58      Director
John K. Ellingboe      46      Director
Lewis H. Jordan        53      Director
Robert C. Pohlad       43      Director
Robert L. Priddy       51      Director


* Unless otherwise indicated, the position indicated is that held with ValuJet, Inc.


     D. Joseph Corr joined the Company in November 1996 as President and Chief Executive Officer of ValuJet Airlines. Mr. Corr was elected as a Director and Executive Vice President of the Company in July 1997 and was elected as the Company's President and Chief Executive Officer in November 1997. Since June 1990, Mr. Corr has also been the President and owner of Aircorr, Inc., an aircraft repair business, and D. Joseph Corr, Inc., an investments and management services firm. Prior to 1990, Mr. Corr served as Chairman, President and Chief Executive Officer of Continental Airlines from December 1988 to October 1989. From March 1986 to November 1988, Mr. Corr was Vice Chairman, President and a Director of TransWorld Airways (TWA). Mr. Corr also served as Chairman and Director of Ozark Airlines during 1986 and as Chairman and a Director of Mid-Coast Aviation from 1986 to 1988.

     Stephen C. Nevin joined the Company in May 1994 as its Senior Vice President - Finance and Chief Financial Officer. From 1982 to April 1994, he served as Vice President of the Aircraft Financing Group for McDonnell Douglas Finance Corporation. From 1981 to 1982, he was Western Regional Manager, Equipment

Leasing for Integrated Resources, Inc., a real estate and equipment financing Company. From 1977 to 1980, he was Senior Account Officer for Citicorp Industrial Credit, a finance Company. He was District Sales Manager of Cessna Aircraft Company, an aircraft manufacturer, from 1975 to 1977.

     Thomas Kalil was elected as Senior Vice President - Customer Service of ValuJet Airlines, Inc. in May 1995. Prior to joining the Company, Mr. Kalil was employed by Continental Airlines from May 1987 until May 1995, in various positions including Senior Vice President Airport Services and Senior Vice President Customer Services. Continental Airlines filed for reorganization under Chapter 11 of the federal bankruptcy laws in 1990. Prior to that, he served in various customer service positions at Northwest, Republic and Southern Airways during the period from 1960 to 1987.




     M. Ponder Harrison has been employed as Vice President - Sales and Marketing of ValuJet Airlines, Inc. since June 1993. In December 1996, he was elected as Senior Vice President - Sales and Marketing of ValuJet Airlines, Inc. Prior to joining the Company, he was employed by Delta Air Lines, Inc. from 1988 to June 1993 in various marketing positions, his last position being national accounts manager, corporate marketing. He was also employed by Delta from 1983 to 1987.


     Robert D. Swenson was elected as Chairman of the Board of the Company in November 1997 pursuant to the terms of the Merger agreement. He served as Chairman of the Board and Chief Executive Officer of Airways from April 1995 until November 1997 when Airways merged into the Company and served as Chairman of the Board of AirTran from June 1994 until November 1997. From June 1994 to January 1995, Mr. Swenson was President of AirTran. On July 11, 1996, the Board of Directors of Airways and AirTran appointed him to the office of President of Airways and President and Chief Executive Officer of AirTran. Mr. Swenson served as a director, President and Chief Executive Officer of Mesaba Holdings, Inc. and its subsidiary, Mesaba Aviation, Inc. from 1981 to 1995 and was Chairman of the Board of Mesaba Holdings, Inc. and Mesaba Aviation, Inc. from 1986 to September 1995. Mr. Swenson also served as President of Mesaba's predecessor from 1978 until March 1981. Mr. Swenson holds an Airline Transport Pilot certificate with flight instructor privileges and is type rated in the Fokker F-27 aircraft. Mr. Swenson was a member of the Board of Directors of the Regional Airline Association from 1985 through 1988 and served as Treasurer of the Association during 1987 and 1988. He was elected to serve as Vice Chairman of the Board of Directors of the Association for 1992 and was elected Chairman for 1993.

     Don L. Chapman was elected as a Director of the Company in April 1994. He has served as Chief Executive Officer of Tug Manufacturing Company, a Company that manufactures ground support equipment for the airline industry, since he acquired that Company in 1977. He also served as Chief Executive Officer of Opti World, Inc., an optical superstore chain, from 1983 (when he founded that Company) until 1995. From July 1991 to November 1992, he served as Chairman of Winkler Products, a plastic cutlery manufacturer. He also serves as a director of Longhorn Steaks (since 1992) and Omni Insurance Company (since 1993).

     John K. Ellingboe was elected as a Director of the Company in November 1997 pursuant to the terms of the Merger agreement. He served as a director of Airways from April 1995 until November 1997 when Airways merged into the Company and a director of AirTran from June 1994 until November 1997. Mr. Ellingboe served as a director of Mesaba Holdings, Inc. from September 1990 to September 1995. Since June 1996, Mr. Ellingboe has been Chief Executive Officer of PMSA Management Group, LLC, a management consulting firm. From October 1993 to May 1996, he was Senior Vice President, Business Development, General Counsel and Secretary of Fingerhut Companies, Inc. From May 1990 to October 1993, he was Vice President, General Counsel and Secretary of Fingerhut Companies, Inc.
Prior to 1990, he was an attorney in private practice.


     Lewis H. Jordan has served as a Director of the Company since June 1993. He served as President and Chief Operating Officer of the Company from June 1993 until November 1997. He also served as Chairman of the Board of ValuJet Airlines from November 1996 until November 1997. He served as President and Chief Operating Officer and as a director of Continental Airlines from August 1991 to March 1993 and served as Executive Vice President of that Company from 1986 to August 1991. From 1985 to 1986, he served as President and Chief Operating Officer of Flying Tigers, an air cargo carrier, and was previously employed by Flying Tigers as Executive Vice President and Chief Operating Officer from 1984 to 1985, as Senior Vice President - Operations from 1980 to 1982 and as Vice President - Maintenance and Engineering from 1979 to 1980. From 1982 to 1984, he served as Executive Vice President and Chief Operating Officer of Air Treads, Inc., an aviation tire retreading, wheel and brake Company. From 1962 to 1979, he held various positions with Southern Airways, his last position being Assistant Vice President in charge of technical operations. Mr. Jordan has been elected as a Director of the Company pursuant to an agreement with Messrs. Priddy, Gallagher and Flynn under which Messrs. Priddy, Gallagher and Flynn have agreed to vote their stock in the Company so as to elect Mr. Jordan as a Director so long as he is employed by the Company.


     Robert C. Pohlad was elected as a Director of the Company in November 1997 pursuant to the terms of the Merger agreement. He has served as President of Pohlad Companies, a holding and management services company, since 1987. Since 1988 he has been Chief Executive Officer and a director of Delta Beverage Group, Inc., a soft drink manufacturer and distributor. He also serves as a director of Mesaba Holdings, Inc., a regional air carrier, Grow Biz International, Inc. and North Central Life Insurance Company.


    Robert L. Priddy has been actively employed by the Company since June 1993 and served as its Chairman of the Board until November 1997. He has served as a Director of the Company since he participated in its founding in July 1992. Prior to his involvement with the Company, Mr. Priddy founded Florida Gulf Airlines as a subsidiary of Mesa Airlines, for which he served as president from December 1991 to April 1993. From July 1991 to January 1993, he also served as a director of Mesa Airlines, Inc. From January 1988 to November 1991, he served as President and Chief Executive Officer of Air Midwest, Inc., a regional airline headquartered in Wichita, Kansas, for which he also served as a director from November 1987 to November 1991. From 1979 to 1987, he served as Vice President and Chief Financial Officer of Atlantic Southeast Airlines, Inc. ("ASA"), a regional airline headquartered in Atlanta, Georgia, for which he also served as a director from 1981 to 1987. He was one of three founding shareholders of ASA. From 1966 to 1979, he worked for Southern Airways in various capacities, his last responsibilities being manager of scheduling, pricing and market analysis. He has also served as a director of Lukens Medical Corporation, a medical supplies company, since 1995 and now serves as its Chairman of the Board.

                             CERTAIN TRANSACTIONS

     Prior to August 1996, the Company contracted with Jordan Temporaries, Inc. for temporary personnel and certain recruiting services. Lewis Jordan's daughter is president and a part owner of Jordan Temporaries, Inc. Jordan Temporaries provided the Company with flight attendants and ticket and gate agents during 1996. The Company's expense to Jordan Temporaries for the services of temporary personnel and recruiting services provided was approximately $4.2 million for the year ending December 31, 1996. Management believes that the rates paid to Jordan Temporaries were competitive with alternative agencies which provide similar services and that the terms of payment were at least as favorable as available from similar agencies. The Company discontinued its relationship with Jordan Temporaries in August 1996.

     The Company purchases ground support equipment from Tug Manufacturing Corporation ("Tug") in which Don L. Chapman is an officer and 100% stockholder. The amount of ground support equipment purchased by the Company from Tug was approximately $328,000 during 1996. The Company intends to continue purchasing such equipment from Tug so long as Tug's equipment meets the Company's quality, price and time of delivery requirements. The Company began to purchase equipment from Tug prior to Mr. Chapman being elected to the Company's Board of Directors and management believes that its purchases from Tug are at competitive prices and terms.


                            PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF VALUJET


     The following table sets forth, as of November 30, 1997, certain information with respect to ValuJet's Common Stock owned beneficially by each ValuJet director, by all executive officers and directors as a group and by each person known by ValuJet to be a beneficial owner of more than 5% of the outstanding Common Stock of ValuJet. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of ValuJet Common Stock included in the table.


                                                         Number of Shares                 Percent
Name of Beneficial Owner                               Beneficially Owned (1)         of Ownership (2)
------------------------                               ----------------------         ----------------
Lewis H. Jordan (3)..........................               4,389,540                       6.5%
Robert L. Priddy (4).........................               4,140,000                       6.4%
Robert D. Swenson (5)........................                 707,895                       1.1%
D. Joseph Corr (6)...........................                 150,000                         *
Don L. Chapman (7)...........................                  79,000                         *

John K. Ellingboe (8)........................                  29,620                *
Robert C. Pohlad.............................                       -                -

All Executive Officers and Directors as a
group (10 persons) (2)(3)(4)(5)(6)(7)(8)(9)..               9,689,255             14.2%


________________________________
*    Less than 1%

(1) Information with respect to beneficial ownership is based upon information furnished by each owner.

(2) The percent of outstanding Common Stock owned is determined by assuming that in each case the person only, or group only, exercised his or its rights to purchase all shares of Common Stock underlying presently exercisable stock options.

(3) Includes options to purchase 3,040,000 shares of Common Stock which are presently exercisable and also includes 100,000 shares owned by a trust under which Mr. Jordan is a beneficiary. Mr. Jordan's address is 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349.

(4) Includes options to purchase 640,000 shares of Common Stock which are presently exercisable. Excludes 100,000 shares of Common Stock owned by Mr. Priddy's daughter and son-in-law, with respect to which Mr. Priddy disclaims any beneficial ownership. Mr. Priddy's address is 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349.


(5) Includes options to purchase 325,000 shares which are presently exercisable. Includes 83,220 shares of Common Stock held by Mr. Swenson's wife and 69,720 shares of Common Stock Mr. Swenson holds as custodian for his minor children.

(6) Includes options to purchase 150,000 shares which are presently exercisable.

(7) Includes 69,000 shares of Common Stock owned by a corporation in which Mr. Chapman is an officer and sole stockholder and options to purchase 10,000 shares of Common Stock which are presently exercisable.

(7) Includes options to purchase 5,000 shares of Common Stock which are presently exercisable and 20,000 shares of Common Stock owned by Mr. Flynn's children. Mr. Flynn's address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.


(8) Includes options to purchase 8,000 shares which are presently exercisable.


(9) In addition to outstanding shares of Common Stock owned by Executive Officers not named in the table, also included are options to purchase 90,800, 31,000 and 38,200 shares of Common Stock by Stephen C. Nevin, Thomas Kalil and M. Ponder Harrison, respectively, which are presently exercisable.

                      DESCRIPTION OF COLLATERAL AIRCRAFT

COLLATERAL AIRCRAFT


     The Collateral Aircraft consist of 24 McDonnell Douglas DC-9 series 30 aircraft. The aircraft were manufactured between 1967 and 1976 and have an average number of take-off and landing cycles of aircraft of approximately 57,300. Seventeen of the Collateral Aircraft already comply with the Stage 3 noise requirements, hush kits having been already added. The remaining Collateral Aircraft are Stage 2 aircraft. A portion of the proceeds of this Offering will be applied to the purchase of hush kits for four of such Stage 2 aircraft.

     In addition, three Pratt & Whitney JT8D-9A spare engines and four hush kits to be installed on such aircraft (after their purchase by ValuJet Airlines) also serve as collateral for the Notes.

APPRAISALS

     The Company has obtained appraisals of the Collateral Aircraft from BK Associates and AvSolutions. The appraisals estimate aggregate current fair market value at $119.6 million and $112.5 million, respectively, and estimated aggregate future market value in 2001 at $93.7 million and $87.7 million, respectively. The following is a summary of the appraisals (the totals do not add up due to rounding):

                                                                                                  Future Fair Market
Registration            Date of                Current Fair Market Appraised Value          Appraised Value As of April 2001
                                               -----------------------------------          --------------------------------

   Number             Manufacture      Stage       AvSolutions    BK Associates  Average  AvSolutions   BK Associates      Average
------------          -----------      -----       -----------    -------------  -------  -----------   -------------      -------
                                                        (dollars in millions)                         (dollars in millions)

N921VV                   1968            2            $  2.5         $  3.2   $  2.8        $ 3.5          $ 3.8           $ 3.6
N922VV                   1968            2               2.5            3.2      2.8          3.5            3.8             3.6
N923VV                   1971            2               2.6            3.7      3.1          3.8            3.9             3.9
N924VV                   1968            2               2.5            3.2      2.8          3.5            3.8             3.6
N925VV                   1968            2               2.5            3.2      2.8          3.5            3.8             3.6
N930VV                   1976            3               6.1            7.0      6.5          4.3            4.8             4.5
N931VV                   1975            3               6.0            6.6      6.3          4.2            4.6             4.4
N932VV                   1970            3               5.6            5.6      5.6          3.8            3.8             3.8
N933VV                   1969            3               5.5            5.4      5.4          3.5            3.8             3.7
N934VV                   1969            3               5.5            5.4      5.4          3.5            3.8             3.7
N935VV                   1971            3               5.7            5.8      5.7          3.8            3.9             3.9
N936VV                   1971            3               5.7            5.8      5.7          3.8            3.9             3.9
N937VV                   1968            3               5.4            5.3      5.4          3.5            3.8             3.6
N938VV                   1970            3               5.6            5.6      5.6          3.8            3.8             3.8
N939VV                   1967            3               5.3            5.1      5.2          3.4            3.8             3.6
N945VV                   1969            3               5.5            5.4      5.4          3.5            3.8             3.7
N946VV                   1968            3               5.4            5.3      5.4          3.5            3.8             3.6
N947VV                   1972            3               5.7            6.0      5.9          3.9            4.1             4.0
N948VV                   1972            3               5.7            6.0      5.9          3.9            4.1             4.0
N949VV                   1971            3               5.7            5.8      5.7          3.8            3.9             3.9
N960VV                   1967            2               2.5            3.0      2.7          3.4            3.8             3.6
N965VV                   1968            2               2.5            3.2      2.8          3.5            3.8             3.6
N966VV                   1968            3               5.4            5.3      5.4          3.5            3.8             3.6
N967VV                   1968            3               5.4            5.3      5.4          3.5            3.8             3.6
                                                      ------         ------   ------        -----          -----           -----

TOTAL                                                 $112.5         $119.6   $116.1        $87.7          $93.7           $90.7

     Current fair market value is the most likely trading price that, in the opinion of the appraiser, may be generated for an aircraft under the market conditions that are perceived to exist at the time in question. Current fair market value assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers. Current market value also assumes that an aircraft's physical condition is average for aircraft of its type and age.

     The appraised value of the Collateral Aircraft does not necessarily reflect the price the Company would receive if it were to sell such aircraft. If, for example, a distress sale were necessary to dispose of Collateral Aircraft quickly, a substantial discount from the appraised value could be required.

     In making their appraisals, the appraisers have not physically inspected the Collateral Aircraft nor the related technical documentation, and have relied solely on data provided by the Company for purposes of the appraisals. In making the appraisals, the appraisers have made the following assumptions: (i) the aircraft have "half-time" remaining to the next major overhauls or scheduled shop visit on the aircraft's airframe or major components, (ii) the aircraft are in compliance with all FAA airworthiness directives, (iii) the aircraft are in current flight operations, (iv) the aircraft have no damage history, (v) the aircraft are in average or better physical condition, and (vi) the aircraft are sold for cash without seller financing. However, one of the Collateral Aircraft is currently being stored and is not currently in the Company's flight operations. Unless such aircraft is leased out or sold by the Company, the Company intends to reactivate such aircraft into commercial service in the near future.


                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

     The Outstanding Notes were issued under an Indenture dated as of August 13, 1997 (the ''Indenture'') among the Company, (sometimes referred to herein as the "Guarantor"), the Subsidiary Guarantors (as defined herein) and The Bank of New York, trustee (the ''Trustee''). The Exchange Notes will also be issued under the Indenture, and the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the Exchange notes will be same as the Outstanding Notes, except that the issuance of the Exchange Notes has been registered under the Securities Act and thus the Exchange Notes will not bear legends restricting their transferability. The Exchange Notes will evidence the same indebtedness as the Outstanding Notes, will be entitled to the benefits of the Indenture, and will be treated as a single class under the Indenture with any Outstanding Notes will be considered collectively to be a single class for all purposes of this "Description of the Exchange Notes" (except under the caption "-Registration Covenant; Exchange Offer'), all references herein to "Notes' shall be deemed to refer collectively to the Outstanding Notes and any Exchange Notes, unless the context otherwise requires,

     The Notes are secured senior obligations of the Issuer, will be limited to $80.0 million aggregate principal amount and will mature on April 15, 2001. The Outstanding Notes bear interest at the rate of 10 1/2% per annum from August 13, 1997, the date of initial issuance. The Exchange Notes will bear interest at the rate of 10 1/2%per annum from their date of issuance, except that holders of Exchange Notes will also receive interest on April 15, 1998 from October 15, 1997, to the date of surrender of such Outstanding Notes in exchange for Exchange Notes. Subject to the preceding sentence, payable in cash on April 15 and October 15 of each year, commencing April 1, 1998, to the holders of record at the close of business on the preceding April 1 or October 1 (whether or not a business day), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The interest rate on the Notes is subject to increase in certain circumstances if the registered exchange offer is not consummated and a shelf registration statement is not declared effective on a timely basis as described under ''--Registration Rights.''

     The principal of (and premium, if any) and interest on the Notes will be payable, and the transfer of Notes will be registrable, at the office or agency of the Issuer in The Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of the Issuer, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register.

     No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

REDEMPTION

     The Notes will not be subject to any redemption at the option of the Issuer and will not have the benefit of any sinking fund obligations.

GUARANTEES

     The Notes are fully and unconditionally guaranteed by the Guarantor and all existing Restricted Subsidiaries of the Guarantor (other than the Issuer), and the Guarantor has agreed to cause any future Restricted Subsidiaries to fully and unconditionally guarantee the Notes, in each case jointly and severally on a senior basis (such guarantees, the ''Guarantees,'' such Restricted Subsidiary guarantors, the ''Subsidiary Guarantors'' and, together with the Guarantor, the ''Guarantors''); provided that each such Restricted Subsidiary will cease to be a Subsidiary Guarantor when it ceases to be a Restricted Subsidiary.

RANKING

     The Notes are senior secured obligations of the Issuer and rank pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer. The Notes have the benefit of the security interests described under ''--Security.'' The Notes are effectively subordinated to other senior secured indebtedness of the Issuer with respect to the assets securing such indebtedness. The Guarantees rank pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness of the Guarantors will rank senior in right of payment to any future subordinated indebtedness. The Guarantees are effectively subordinated to all existing and future secured indebtedness of the Guarantors to the extent of the collateral securing such indebtedness. See ''Risk Factors--Recent Operating Losses; Ability to Repay Indebtedness At Maturity.'' In addition, the Notes and the Guarantees are effectively subordinated to all liabilities (including trade payables) of the Guarantors' subsidiaries (if any) that are not Subsidiary Guarantors.

SECURITY

     As security for the Notes, the Issuer has granted to the Trustee for the equal and ratable benefit of the Holders of the Notes a security interest in:
(i) all right, title and interest of the Issuer in and to the Aircraft, the Engines and the hush kits and all warranties of any manufacturer with respect thereto; (ii) all monies and securities deposited or required to be deposited with the Trustee pursuant to any term of the Indenture or required to be held by the Trustee thereunder; (iii) all policies covering loss or damage to the Aircraft that are made payable to the Trustee; and (iv) all proceeds of the foregoing.

     Subject to the exception summarized in this paragraph, the Issuer will be required to keep each Aircraft registered under the Aviation Act and to record, or maintain the recordation of, the Indenture, among other documents, with respect to each Aircraft under the Aviation Act. Such recordation of the Indenture and other documents with respect to each Aircraft will give the Trustee a first priority perfected security interest in the related Aircraft wherever it is located in the United States or any of its territories and possessions and, with certain exceptions, in a limited number of other jurisdictions. In the event the Issuer leases any Aircraft to a Permitted Air Carrier operating pursuant to a license or authorization issued under the laws of a Permitted Country, the Issuer may, subject to certain conditions, re-register an Aircraft under the laws of such country. On or prior to such lease or change in the jurisdiction of registry, the Trustee shall have received an opinion (or opinions) of counsel to the effect that, among other things, the lien of the Indenture continues to be perfected, the Indenture continues to be enforceable against the parties thereto and the Trustee maintains its right to repossession thereunder, in each case pursuant to applicable law. In the case of an Event of Default, the ability of the Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if the Aircraft is registered or located outside of the United States. The Aircraft also may be operated by the Issuer or by a lessee under lease in certain countries that are not Permitted Countries. The extent to which the priority of the Trustee's security interest would be recognized in such countries is uncertain, but the Issuer has covenanted not to create or suffer to exist any other Liens except for certain Permitted Liens.

     Funds, if any, held from time to time by the Trustee with respect to any Aircraft, including funds held as a result of an Event of Loss to such Aircraft or an Asset Disposition of such Aircraft, so long as no Event of Default shall have occurred and be continuing, will be invested and reinvested by the Trustee, at the direction of the Issuer, in certain Permitted Investments. The Issuer will pay the amount of any loss resulting from any such investment directed by it.

     Although the Indenture and other documents will give the Trustee a first priority perfected security interest in the Aircraft, the protections of Section 1110 under Title 11 of the United States Bankruptcy Code will not be available.
Section 1110 grants special rights to parties who acquire security interests in various aircraft-related transactions if such security interests are purchase money security interests and the security interests are granted by a U.S. certificated air carrier. Under Section 1110, the right of a party to repossess an aircraft in compliance with the terms of the security agreement relating to the aircraft will not be affected in a Chapter 11 bankruptcy reorganization case by the automatic stay provisions of the Bankruptcy Code or any power of the bankruptcy court to enjoin such repossession unless, within 60 days after commencement of a Chapter 11 bankruptcy reorganization case, the debtor agrees, with the court's approval, to perform its obligations under the security agreement that are or thereafter become due and cures all outstanding defaults (other than defaults relating to financial condition or bankruptcy). Because the protections of Section 1110 will not be available, payments under the Notes might be interrupted without the ability to repossess the Aircraft from the Issuer or the ability of the Trustee to exercise its remedies under the Notes may be adversely affected. See ''Risk Factors--Effect of Bankruptcy on Exercise of Remedies.''

REGISTRATION RIGHTS

     The Issuer and the Guarantors have entered into a registration rights agreement (the ''Registration Rights Agreement'') pursuant to which they agreed with the Initial Purchaser, for the benefit of the holders of the Notes, (i) to file with the Commission, within 60 days following the Closing Date, a registration statement (the ''Exchange Offer Registration Statement'') under the Securities Act relating to an exchange offer (the ''Exchange Offer'') pursuant to which securities (the ''Exchange Notes'') substantially identical to the Notes (except that such securities will not bear legends restricting the transfer thereof) would be offered in exchange for the then outstanding Notes and (ii) to use their best efforts to cause the Exchange Offer Registration Statement to become effective within 150 days following the Closing Date. The Issuer and the Guarantors have further agreed to hold the Exchange Offer open for at least 30 days (or longer if required by applicable law), and to issue Exchange Notes for all outstanding Notes validly tendered and not withdrawn before the expiration of the Exchange Offer.

     Under positions enunciated by the staff of the Securities and Exchange Commission (the ''Commission'') in no-action letters issued in Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers (''Participating Broker-Dealers'') receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resale of those Exchange Notes. The Commission has in these no-action letters taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of any unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Issuer and the Guarantors are required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes. Each holder of the outstanding Notes who wishes to exchange such outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an ''affiliate'' of the Issuer (as defined in Rule 405 of the Securities Act) or, if it is an affiliate, that it will comply with all applicable registration and prospectus delivery requirements of the Securities Act.

     However, if the interpretations of the staff of the Commission do not permit the Issuer and the Guarantors to effect the Exchange Offer, or under certain other circumstances, the Issuer and the Guarantors have agreed to use their best efforts to cause a shelf registration statement relating to resales of the Notes (the ''Shelf Registration Statement'') to become effective and to remain effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date or such shorter period that will terminate when all Notes covered by the Shelf Registration Statement have been sold pursuant thereto. The Issuer and the Guarantors will, in the event of a shelf registration, provide to the Holders of the Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holders when the Shelf Registration Statement has become effective and take certain other actions as are required to permit resales of the Notes. A Holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

     In the event that (a) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission on or prior to the 60th day following the Closing Date, (b) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective on or prior to the 150th day following the Closing Date, (c) either the Exchange Offer has not been consummated or a Shelf Registration Statement has not been declared effective on or prior to the 180th day following the Closing Date or (d) after the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) a ''Registration Default''), interest (''Additional Interest'') will accrue on the Notes and the Exchange Notes (in addition to the stated interest on the Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to, but excluding the date on which all Registration Defaults have been cured. The Additional Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.50% per annum.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COVENANTS RELATING TO THE AIRCRAFT

     Registration and Maintenance.   Pursuant to the Indenture, the Issuer is
obligated, at its expense, to cause each Aircraft to be duly registered, to pay all costs of operating each Aircraft and to maintain, service and repair each Aircraft so as to keep each Aircraft in as good operating condition as on the Closing Date, ordinary wear and tear excepted, and in such condition as may be necessary to enable the airworthiness certification thereof to be maintained in good standing at all times (other than during temporary periods of repair, maintenance, modification, storage or grounding) under the Aviation Act; provided that in the event the Issuer leases the Aircraft in accordance with the terms of the Indenture to a Permitted Air Carrier organized and operating under the laws of a Permitted Country, such lease shall provide that the lessee shall (i) throughout the term of such lease, inspect, service, repair, overhaul and test the Aircraft in compliance with such lessee's maintenance program as approved by the applicable governmental authority and maintain the airworthiness certification of such Aircraft in such Permitted Country in good standing throughout the term of the lease; and (ii) return the Aircraft at the end of the term of the lease in an operating condition the same or better than the operating condition of the Aircraft when delivered to the lessee (ordinary wear and tear excepted), and in such condition as to qualify for a United States standard FAA certificate of airworthiness. The Issuer will be obligated, at its expense, to replace, or cause to be replaced, all parts (other than severable parts added at the option of the Issuer and obsolete or unsuitable parts that the Issuer is permitted to remove to the extent described below) that may from time to time be incorporated or installed in or attached to any Aircraft and that may become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use. The Issuer will have the right to make such alterations and modifications in and additions to (including removal of parts from) each Aircraft as the Issuer deems desirable; provided that no such alteration, modification, addition or removal shall materially diminish the value, utility or condition of such Aircraft in the service in which it is operated by the Issuer or impair the airworthiness thereof.

     Possession, Lease and Transfer.   The Issuer may lease any Aircraft or
Engine to a Permitted Air Carrier; provided that the Trustee shall have received an opinion (or opinions) of counsel to the effect that, among other things, the lien of the Indenture continues to be perfected, the Indenture continues to be enforceable against the parties thereto and the Trustee maintains its right to repossession thereunder, in each case pursuant to applicable law. In addition, subject to certain limitations, the Issuer (and any permitted lessee) may (i) transfer possession of any Aircraft pursuant to ''wet lease'' or similar arrangements, in each case whereby the Issuer (or such permitted lessee) maintains operational control of the Aircraft, (ii) transfer possession of any Aircraft or the Engines, other than by lease, through transfers to the United States Government and transfers in connection with maintenance or modifications;
(iii) transfer possession of the Engines and any parts from time to time installed on any Aircraft or Engine other than by lease through transfers in connection with interchange and pooling arrangements with certificated ''air carriers'' within the meaning of the Aviation Act or FAA licensed repair stations; or (iv) install one or more of the Engines on airframes owned, mortgaged, leased or subject to conditional purchase by, the Issuer (or such permitted lessee); provided that the rights of the parties to agreements related thereto effectively provide that such Engines shall not become subject to the lien of such agreement notwithstanding the installation thereof on such airframe (and the Indenture shall provide for a reciprocal agreement for the benefit of such parties that have so agreed that the Trustee shall not claim a lien on any Engine installed on an Airframe). If any Aircraft is leased or the possession is otherwise transferred, such Aircraft will remain subject to the lien of the Indenture. No lease of any Aircraft shall be for a term in excess of five years beyond the maturity of the Notes and the Issuer shall grant to the Trustee for the equal and ratable benefit of the Holders of the Notes a security interest in such lease; provided that at all times prior to an Event of Default (and at any time thereafter when any such Event of Default has been cured or waived), the Issuer (x) shall be entitled to receive and retain all payments made pursuant to the lease; and (y) shall be entitled to exercise (to the exclusion of the Trustee) all rights and remedies of the ''Lessor'' under the lease and grant such consents, waivers and enter into such amendments to the lease as are consistent with the provisions of the Indenture and as the Issuer may determine appropriate in its discretion.

     Liens.   The Aircraft will be maintained by the Issuer free of any Liens, other than the rights of the Trustee under the Indenture and certain Permitted Liens, such as Liens for taxes either not yet due and payable or being contested in good faith; suppliers', mechanics' and other similar Liens arising in the ordinary course of business and either not yet due and payable or being contested in good faith; certain judgment Liens whose enforcement has been stayed; salvage and similar rights of insurers of the Aircraft, and certain other Liens with respect to which the Issuer shall have provided a bond or other security in an amount and under terms reasonably satisfactory to the Trustee.

     Insurance.   The Issuer will maintain, at its expense, all-risk aircraft hull insurance covering the Aircraft and all-risk property damage insurance covering Engines and parts, including while temporarily removed from an Aircraft pending replacement, at all times in an amount not less than the aggregate Initial Appraised Value of all of the Aircraft (as such aggregate appraised value may be reduced from time to time in connection with an Asset

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Disposition permitted under the terms of the Indenture); provided that in no event will a Stage 3 Aircraft be insured for less than $5.5 million or a Stage 2 Aircraft be insured for less than $3.0 million. See ''--Limitation on Certain Asset Dispositions.'' All policies covering loss or damage to such Aircraft shall be made payable to the Trustee for any Event of Loss to an Aircraft and for that portion, if any, of damage not constituting an Event of Loss to an Aircraft in excess of $900,000, which amount will be applied to repair of such aircraft in accordance with the Indenture. The Issuer may self-insure a portion of these risks by means of deductible or premium adjustment provisions in insurance policies in such reasonable amounts as are then applicable to other similar owned aircraft in the Issuer's fleet, but in no case will the self-insurance (including the self-insurance for public liability and property damage referred to below) with respect to all of the aircraft in the Issuer's fleet (including the Aircraft) exceed, for any policy period, 7.5% of Consolidated Net Worth (during the preceding calendar year) of all aircraft in which the Company carries insurance. The Issuer is also permitted a deductible per occurrence not in excess of the prevailing standard market deductible for similar aircraft in the case of damage to such Aircraft not constituting an Event of Loss to such Aircraft. In addition, the Issuer will, at its expense, maintain public liability and property damage insurance (exclusive of manufacturer's product liability insurance) with respect to each Aircraft in amounts that are not less than the public liability and property damage insurance applicable to similar aircraft in the Issuer's fleet. The Issuer may also self-insure a portion of these risks by means of deductible or premium adjustment provisions in insurance policies which are subject to the same limitation with respect to the aggregate amount of self-insurance as that set forth in the third sentence of this paragraph for insurance for risks of loss or damage to such Aircraft. The Issuer is also permitted a deductible per occurrence not in excess of the prevailing standard market deductible for similar aircraft. To the extent that a lessee of an Aircraft maintains insurance policies which name the Trustee as loss payee and which comply with the terms of the Indenture, the Issuer will not be required to maintain such insurance coverage. The Trustee and the Issuer will be named as insured parties under all insurance policies required with respect to such Aircraft. If and to the extent that the Issuer or a lessee operates the Aircraft (A) on routes where it maintains war risk insurance in effect with respect to other similar equipment or (B) on routes where the custom in the industry is to carry such insurance, the Issuer or such lessee shall maintain such insurance with respect to the Aircraft in an amount not less than the Initial Appraised Value of the Aircraft; provided that in no event will a Stage 3 Aircraft be insured for less than $5.5 million or a Stage 2 Aircraft be insured for less than $3.0 million. Unless the Aircraft is operated or used under a contract with the United States Government pursuant to which the United States Government assumes liability for damage or loss to such Aircraft and to other property or persons, the Issuer may not operate or locate any such Aircraft outside the United States and Canada (i) in any war zone or recognized or, in the Issuer's reasonable judgment, threatened area of hostilities, unless such Aircraft is covered by war risk insurance, or (ii) in any area excluded from the insurance coverage required by the Indenture.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     (a) Limitation on Guarantor Debt. The Guarantor may not Incur any Debt unless either (A) at the time of the Incurrence of such Debt, the Notes have been rated Investment Grade or (B) immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Ratio for the four full fiscal quarters next preceding the Incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been received and so applied at the beginning of such four full fiscal quarters, would be greater than 2.50 to 1.

     Without regard to the foregoing limitation, the Guarantor may Incur the following Debt:

          (i) Debt under Bank Credit Agreements in an aggregate principal amount at any one time outstanding not in excess of the Bank Debt Limit;

          (ii)  Debt represented by the Notes;

          (iii)  Debt outstanding on the date of the Indenture;

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          (iv)   Debt owed by the Guarantor to any Wholly Owned Restricted
     Subsidiary of the Guarantor; provided, however, that upon either (A) the transfer or other disposition by such Wholly Owned Restricted Subsidiary of any Debt so permitted to a Person other than the Guarantor or another Wholly Owned Restricted Subsidiary of the Guarantor or (B) such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary, the provisions described in this Clause (iv) will no longer be applicable to such Debt and such Debt will be deemed to have been incurred at the time of such transfer or other disposition or such cessation;

          (v)    Aircraft Acquisition Debt;

          (vi) Debt Incurred in connection with an acquisition of property which Debt (a) constitutes a part of the purchase price of such property or
     (b) is Incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing any part of the purchase price thereof and which property was not owned by the Guarantor or a Restricted Subsidiary of the Guarantor prior to such purchase; provided, however, the principal amount of such Debt does not exceed 80% of the purchase price of such property and provided further that the aggregate principal amount of all Debt Incurred pursuant to the provisions described under this Clause (vi) and Clause (v) under ''Limitation on Subsidiary Debt and Preferred Stock'' below, or all such Debt refinanced pursuant to Clause
     (viii) below or Clause (x) under ''Limitation on Subsidiary Debt and Preferred Stock'' below, does not exceed $10.0 million at any one time outstanding;

          (vii) Debt (other than the Notes) Incurred to finance the acquisition and installation after June 30, 1997 of Stage 3 hush kit units, which Debt is Incurred prior to, at the time of or within 180 days after the acquisition of such hush kit units and which hush kit units were not owned by the Guarantor or a Restricted Subsidiary of the Guarantor prior to such acquisition; provided that the aggregate principal amount of all Debt Incurred pursuant to the provisions described under this Clause (vii) and Clause (viii) under ''Limitation on Subsidiary Debt and Preferred Stock'' below, or all such Debt refinanced pursuant to Clause (viii) below or Clause
    (x) under ''Limitation on Subsidiary Debt and Preferred Stock'' below, does not exceed $53.0 million at any one time outstanding;

         (viii) Debt Incurred to renew, extend, refund or otherwise refinance any Debt referred to in Clauses (ii) through (vii) above; provided, however, that in each case the principal amount of the Debt so Incurred does not exceed the principal amount of the Debt so renewed, extended, refunded or otherwise refinanced thereby plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Guarantor as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Guarantor incurred in connection with such refinancing; provided further that (A) in the case of any refinancing of Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or is subordinated in right of payment to the Notes and, in the case of any refinancing of Debt which is subordinated in right of payment to the Notes, the refinancing Debt is subordinated in right of payment to the Notes to substantially the same or a greater extent than the Debt being refinanced is so subordinated and (B) the refinancing Debt (x) does not provide for any payments of principal of such Debt to be made by the Guarantor or any Restricted Subsidiary of the Guarantor, for as long as any of the Notes are outstanding, at the stated maturity thereof, by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder) (collectively, ''Mandatory Payments''), in each case prior to the final stated maturity of the Debt being refinanced or of the Notes, whichever is earlier (unless the Debt being refinanced by its terms requires, without being subject to any contingency, that payments of the principal thereof be made on one or more specified dates prior to the final stated maturity thereof (''Scheduled Payments'') and, on every date on which a Mandatory Payment would be due, the total amount of all Mandatory Payments that would be due on or before such date would not exceed the total amount of all Scheduled Payments that (absent such

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

     refinancing) would be due on or before such date and after the refinancing Debt is Incurred), and (y) does not permit, for as long as any Notes are outstanding, redemption or other retirement of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced or of the Notes, whichever is earlier, other than a redemption or other retirement at the option of the holder of such Debt on terms and in circumstances that are substantially similar to those on and in which the Debt being refinanced may be redeemed or otherwise retired;

          (ix) Debt consisting of Permitted Interest Rate, Currency and Fuel Protection Agreements; and

          (x)   Debt not otherwise permitted to be Incurred pursuant to Clauses
     (i) through (ix) above, which, together with any other outstanding Debt Incurred pursuant to this Clause (x), has an aggregate principal amount not in excess of $45.0 million at any one time outstanding.

     (b)  Limitation on Subsidiary Debt and Preferred Stock.   The Guarantor may
not permit any Restricted Subsidiary of the Guarantor to Incur, issue or suffer to exist any Debt or any Preferred Stock except:

          (i) Debt or Preferred Stock issued to and held by the Guarantor or a Wholly Owned Restricted Subsidiary of the Guarantor; provided, however, that upon either (x) the transfer or other disposition by the Guarantor or such Wholly Owned Restricted Subsidiary of any Debt or Preferred Stock so permitted to a Person other than the Guarantor or another Wholly Owned Restricted Subsidiary of the Guarantor or (y) such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary, the provisions of this Clause (i) will no longer be applicable to such Debt or Preferred Stock and such Debt or Preferred Stock will be deemed to have been Incurred or issued at the time of such transfer or other disposition or such cessation;

          (ii) Debt Incurred or Preferred Stock issued by a Person prior to the time such Person becomes a Restricted Subsidiary of the Guarantor (including by way of a merger or consolidation with another Restricted Subsidiary of the Guarantor), which Debt or Preferred Stock was not Incurred or issued in anticipation of and was outstanding prior to such transaction;

          (iii) Debt or Preferred Stock issued and outstanding on the date of the Indenture;

          (iv)  Aircraft Acquisition Debt;

          (v) Debt Incurred in connection with an acquisition of property which Debt (a) constitutes a part of the purchase price of such property or
     (b) is Incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing any part of the purchase price thereof and which property was not owned by the Guarantor or a Restricted Subsidiary of the Guarantor prior to such purchase; provided, however, the principal amount of the Debt does not exceed 80% of the purchase price of such property and provided further that the aggregate principal amount of all Debt Incurred pursuant to the provisions described under this Clause (v) and Clause (vi) of the second paragraph under ''Limitation on Guarantor Debt'' above, or all such Debt refinanced pursuant to Clause (x) below or Clause (viii) under the ''Limitation on Guarantor Debt'' above, does not exceed $10.0 million at any one time outstanding.

          (vi) Debt consisting of Permitted Interest Rate, Currency and Fuel Protection Agreements, provided that any such interest rate or currency protection agreements are effected with respect to Debt Incurred to finance the purchase price of aircraft;

          (vii) Debt consisting of Guarantees of Debt Incurred by the Guarantor under Bank Credit Agreements in an aggregate principal amount at any one time outstanding not in excess of the Bank Debt Limit;

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          (viii) Debt (other than the Notes) Incurred to finance the acquisition and installation after June 30, 1997 of Stage 3 hush kit units, which Debt is Incurred prior to, at the time of or within 180 days after the acquisition of such hush kit units and which hush kit units were not owned by the Guarantor or a Restricted Subsidiary of the Guarantor prior to such acquisition; provided that the aggregate principal amount of all Debt Incurred pursuant to the provisions described under this Clause (viii) and Clause (vii) under ''Limitation on Guarantor Debt'' above, or all such Debt refinanced pursuant to Clause (x) below or clause (viii) under ''Limitation on Guarantor Debt'' above, does not exceed $53.0 million at any one time outstanding;

          (ix) Debt consisting of Guarantees of the Notes Incurred by any Restricted Subsidiary upon such Person becoming a Restricted Subsidiary; and

          (x) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refund or otherwise refinance, any Debt or Preferred Stock permitted to be outstanding pursuant to Clauses (ii) through (ix) above (or any extension or renewal thereof); provided, however, that in each case the aggregate principal amount, in the case of Debt, or liquidation preference, in the case of Preferred Stock, does not exceed the principal amount or liquidation preference of the Debt or Preferred Stock, as the case may be, so exchanged or refinanced plus the amount of any premium required to be paid in connection with such exchange or refinancing pursuant to the terms of the Debt or Preferred Stock being exchanged or refinanced or the amount of any premium reasonably determined by the Guarantor as necessary to accomplish such exchange or refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Guarantor incurred in connection with such exchange or refinancing; provided further that such exchange or refinancing Debt or Preferred Stock by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is issued, (x) does not provide for payments of principal or liquidation value to be made by the Guarantor or any Restricted Subsidiary of the Guarantor, for as long as any of the Notes are outstanding, at the stated maturity of such Debt or final redemption date, if any, of such Preferred Stock, by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt or Preferred Stock upon an event of default thereunder) (collectively, ''Subsidiary Mandatory Payments''), in each case prior to the final stated maturity or final redemption date (if any) of the Debt or Preferred Stock, respectively, being exchanged or refinanced and the final stated maturity of the Notes, whichever is earlier (unless the outstanding Debt or Preferred Stock being exchanged or refinanced by its terms requires, without being subject to any contingency, that payments of the principal or liquidation value thereof be made on one or more specified dates prior to the final stated maturity or final redemption date thereof (''Subsidiary Scheduled Payments'') and, on every date on which a Subsidiary Mandatory Payment would be due, the total amount of all Subsidiary Mandatory Payments that would be due on or before such date would not exceed the total amount of all Subsidiary Scheduled Payments that (absent such exchange or refinancing) would be due on or before such date and after the exchange or refinancing Debt is Incurred or Preferred Stock is issued), and (y) does not permit, for as long as any Notes are outstanding, redemption or other retirement of such Debt or Preferred Stock at the option of the holder thereof prior to the final stated maturity or final redemption date (if any) of the outstanding Debt or Preferred Stock, respectively, being exchanged or refinanced and the final stated maturity of the Notes, whichever is earlier, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock on terms and in circumstances that are substantially similar to those on and in which the outstanding Debt or Preferred Stock being exchanged or refinanced may be redeemed or otherwise retired.

     (c)  Limitation on Liens.   The Guarantor may not, and may not permit any
Restricted Subsidiary of the Guarantor to, Incur any Lien on any property of the Guarantor or any of its Restricted Subsidiaries, now owned or hereafter acquired, to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (and, if the Guarantor may so determine, any other Debt of the Guarantor or of such Subsidiary that is not subordinate in right of payment to the Notes) (x) equally and ratably with (or prior to)

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such Debt will be so secured or (y) in the event such Debt is subordinate in right of payment to the Notes, prior to such Debt as to such property for as long as such Debt will be so secured.

     The foregoing restrictions will not apply to the following liens (collectively "Permitted Lien"):

          (i)    Liens securing only the Notes;

          (ii) Liens in favor of only the Guarantor and its Restricted Subsidiaries; provided, however, that upon either (a) the assignment or other transfer by any such Restricted Subsidiary of any such permitted Lien in its favor to a Person other than the Guarantor or another Restricted Subsidiary of the Guarantor or (b) such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions described in this Clause (ii) will no longer be applicable to such Lien and such Lien will be deemed to have been Incurred at the time of such transfer or other disposition or such cessation;

          (iii) any Lien existing on the date of the Indenture as long as such Lien does not extend to any property that is not subject to such Lien, and does not secure any Debt that is not secured by such Lien, on such date;

          (iv) any Lien on aircraft to secure Aircraft Acquisition Debt, which Lien is Incurred when such Debt is Incurred;

          (v) Liens to secure Debt Incurred for the purpose of financing all or any part of the purchase price of the property subject to such Liens; provided, however, that (a) the principal amount of any Debt secured by such a Lien does not exceed 80% of such purchase price, (b) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (c) the incurrence of such Debt is permitted by the provisions described under "Limitation on Guarantor
     Debt" or "Limitation on Subsidiary Debt and Preferred Stock" above;

          (vi) Liens on property existing immediately prior to the acquisition thereof (and not Incurred in anticipation of the financing of such acquisition), provided that the Debt secured by such Lien is otherwise permitted to be Incurred under the Indenture;

          (vii) any interest in or title of a lessor to any property subject to a Capital Lease Obligation which is otherwise permitted under the Indenture;

          (viii) Liens on property of the Guarantor or any of its Restricted Subsidiaries in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

          (ix) Liens for taxes or assessments or other governmental charges or levies which are being contested in good faith and for which adequate reserves are being maintained to the extent required by generally accepted accounting principles;

          (x) title exceptions, easements and other similar Liens that are not consensual and that do not materially impair the use of the property subject thereto;

          (xi) Liens to secure obligations under workmen's compensation laws or similar legislation, including Liens with respect to judgments which are not currently dischargeable;

          (xii) warehousemen's, materialmen's and other similar Liens for sums being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by generally accepted accounting principles;

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          (xiii) Liens Incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business;

          (xiv) Liens (a) on an aggregate of four DC-9 aircraft to secure Debt of up to $3.0 million per aircraft, which is permitted to be Incurred under the "Limitation on Guarantor Debt" or the "Limitation on Subsidiary Debt and Preferred Stock" covenants, Incurred to finance the acquisition and installation after June 30, 1997 of Stage 3 hush kit units on other aircraft and (b) on an aircraft to secure Debt, which is permitted to be Incurred under the "Limitation on Guarantor Debt" or the "Limitation on Subsidiary Debt and Preferred Stock" covenants, Incurred to finance the acquisition and installation after June 30, 1997 of Stage 3 hush kit units on such aircraft; and

          (xv) any Liens securing Debt Incurred to extend, renew, refinance or refund secured Debt which is permitted to be Incurred under Clause (viii) of the "Limitation on Guarantor Debt" or Clause (x) of the "Limitation on Subsidiary Debt and Preferred Stock" covenants; provided such Liens do not extend to any property other than the property securing the Debt being extended, renewed, refinanced or refunded.

     (d) Limitation on Restricted Payments. The Guarantor (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) in respect of its Capital Stock or to the holders thereof (excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock)); (ii) may not, and may not permit any Restricted Subsidiary of the Guarantor to, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Guarantor or any Related Person of the Guarantor or (b) any options, warrants or other rights to acquire, or any securities convertible or exchangeable into, shares of Capital Stock of the Guarantor or any Related Person of the Guarantor; (iii) may not make, or permit any Restricted Subsidiary of the Guarantor to make, any Investment that is not a Permitted Investment; and (iv) may not, and may not permit any Restricted Subsidiary of the Guarantor to, redeem, defease (whether legal, covenant or other defeasance), repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, 10 1/4% Notes or any Debt of the Issuer or any Guarantor that is subordinate in right of payment to the Notes or the Guarantees (each of the transactions described in Clauses (i) through (iv) being a "Restricted Payment"), if:

          (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing,

          (2) the Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, not have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Cash Flow Ratio test described in the first paragraph under "Limitation on Guarantor Debt" above, or

          (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments (excluding Restricted Payments referred to in Clause (ii) of the next succeeding paragraph and Recovered Restricted Payments) from the date of the Indenture (the amount, if other than in cash, determined in good faith by the Board of Directors) exceeds the sum of: (a) 50% of the Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the Indenture through the end of the Guarantor's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (provided that, if such Consolidated Net Income for such period is negative, 100% of such deficit for such period will be taken into account for this purpose); and (b) 100% of the aggregate net cash proceeds from the issuance or sale (other than to a Restricted Subsidiary of the Guarantor) of Capital Stock (other than Disqualified Stock) of the Guarantor and options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the

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     Guarantor and the principal amount of Debt of the Guarantor that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Guarantor after the date of the Indenture.

     The foregoing covenant will not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing covenant; (ii) any refinancing of Debt permitted pursuant to Clause (viii) of the second paragraph under "Limitation on Guarantor Debt" above or any refinancing or exchange of Debt or Preferred Stock permitted pursuant to Clause (x) under "Limitation on Subsidiary Debt and Preferred Stock" above; (iii) any purchase, redemption or other acquisition or retirement for value of Capital Stock of the Guarantor or Debt with the proceeds of, or in exchange for, shares of Capital Stock (other than Disqualified Stock) of the Guarantor; (iv) the repurchase of 10 1/4% Notes or any Debt of the Issuer or any Guarantor that is subordinate in right of payment to the Notes or the Guarantees in connection with an Asset Disposition or Change of Control; provided that the Issuer shall have made an Offer to Purchase the Notes, and shall have accepted and paid for any Notes properly tendered in connection therewith, in each case in accordance with the terms of the Indenture; (v) Investments acquired as a capital contribution to the Guarantor or in exchange for Capital Stock (other than Disqualified Stock) of the Guarantor; provided, however, that the amount of any such capital contribution or Investment acquired in exchange of Capital Stock shall not be added to the aggregate amount available to the Guarantor to make Restricted Payments as calculated under clause (3)(b) of the preceding paragraph; and (vi) the repurchase of 10 1/4% Notes in an aggregate principal amount not to exceed $35.0 million.

     (e)  Limitations Concerning Distributions by Subsidiaries, etc.   The
Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, suffer to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Guarantor (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Guarantor or any other Restricted Subsidiary of the Guarantor; (ii) to make loans or advances to the Guarantor or any Restricted Subsidiary of the Guarantor; or (iii) to transfer any of its property to the Guarantor or any Restricted Subsidiary of the Guarantor except, in any such case, any encumbrance or restriction:

          (a)  pursuant to any agreement in effect on the date of the Indenture,

          (b) pursuant to an agreement relating to any Debt Incurred by such Subsidiary prior to and outstanding on the date on which such Subsidiary became a Subsidiary of the Guarantor (including by reason of a merger or consolidation with another Subsidiary of the Guarantor), provided that such Debt was not Incurred in anticipation of becoming a Subsidiary,

          (c) pursuant to an agreement which has been entered into for the pending sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided that such restriction terminates if such transaction is consummated or abandoned and if such agreement is terminated,

          (d) pursuant to customary non-assignment provisions in leases or purchase agreements entered into in the ordinary course of business, or

          (e) pursuant to an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in Clause (a) or (b) above; provided, however, that the provisions relating to such encumbrance or restriction contained in such renewal, extension, refinancing or refunding are no more restrictive in any material respect than the provisions contained in the agreement it replaces, as determined in good faith by the Board of Directors.

     (f)  Limitation on Issuances and Sales of Capital Stock of Restricted
Subsidiaries.   The Guarantor will not, and will not permit any Restricted
Subsidiary of the Guarantor to, issue, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of or other ownership interests in such or any other Restricted Subsidiary, or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such Capital Stock or other ownership interests, to any Person (other than the Guarantor or a Wholly Owned Restricted Subsidiary)

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unless such transfer, conveyance, sale, lease or other disposition is of all the
Capital Stock of and other ownership interests in such Restricted Subsidiary and the Net Available Proceeds from such sale, assignment, transfer or conveyance (including from the sale of any marketable cash equivalents received therein), less any Reinvested Amounts, are applied in accordance with Clause (iii) of the covenant described under "Limitation on Certain Asset Dispositions."

     (g)  Limitation on Transactions with Affiliates and Related Persons.   The
Guarantor may not, and may not permit any Restricted Subsidiary of the Guarantor to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of property, the rendering of any service or the making of any loan or advance) after the date of the Indenture with any Affiliate or Related Person unless (i) such Affiliate or Related Person is (both before and after such transaction) a Wholly Owned Restricted Subsidiary of the Guarantor; or (ii) the terms of the transaction are no less favorable to the Guarantor or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person and are in the best interests of the Guarantor or such Subsidiary; provided that, for any transaction (or series of related transactions) in which the total consideration given or to be provided by the Guarantor or such Subsidiary in or pursuant to such transaction (or series) (including cash, the fair value of non-cash property and the assumption of Debt) exceeds or will exceed $5.0 million, a majority of the members of the Board of Directors who are disinterested with respect to such transaction (or series) shall determine that such transaction (or series) satisfies the criteria set forth in Clause (ii) above and shall evidence such determination by a Board Resolution filed with the Trustee.

     (h) Limitation on Certain Asset Dispositions. The Guarantor may not make, and may not permit any Restricted Subsidiary of the Guarantor to make, any Asset Disposition in one or more related transactions unless: (i) the Guarantor (or such Subsidiary, as the case may be) receives consideration at the time of such disposition at least equal to the fair market value of the shares or the assets disposed of, as determined by the Board of Directors or Chief Financial Officer of the Guarantor in good faith and evidenced by a resolution of the Board of Directors or a certificate of the Chief Financial Officer filed with the Trustee; (ii) at least 75% of the consideration received by the Guarantor (or such Subsidiary) consists of cash or readily marketable cash equivalents or the assumption of Debt or other obligations of the Guarantor or any Restricted Subsidiary (other than Debt or any other obligation subordinate in right of payment to the Notes) relating to such assets and release of the Guarantor and its Restricted Subsidiaries from all liability on such Debt or other obligations; and (iii) all Net Available Proceeds from such disposition (including from the sale of any marketable cash equivalents received therein), less any Reinvested Amounts, are applied by the Guarantor (or such Subsidiary as the case may be) within 180 days of such disposition (1) first, to the repayment (in whole or in part) of unsubordinated Debt then outstanding under any agreements or instruments which would require such application or which would prohibit payments pursuant to Clause (2) following; (2) second, to the extent of any remaining Net Available Proceeds after giving effect to Clause (1) ("Excess Proceeds"), to purchases of outstanding Notes pursuant to an Offer to Purchase at a purchase price equal to 100% of their principal amount plus accrued interest to the date of purchase; and (3) third, to the extent of any remaining Net Available Proceeds following completion of such Offer to Purchase, to any other use as determined by the Guarantor which is not otherwise prohibited by the Indenture.

     Notwithstanding the foregoing, the Issuer will not be required to purchase Notes pursuant to the requirements described in Clause (iii) (2) of the preceding paragraph if the Net Available Proceeds (less Reinvested Amounts) available for use to make an Offer to Purchase Notes, together with all Net Available Proceeds (less Reinvested Amounts) from prior Asset Dispositions which were available for use to make an Offer to Purchase, but were not so used pursuant to the provisions described in this paragraph, are less than $10.0 million. Notwithstanding the foregoing, if any Restricted Subsidiary in which a Reinvested Amount is invested becomes an Unrestricted Subsidiary thereafter, then such change in status will be deemed to be an Asset Disposition with Net Available Proceeds of cash in an amount equal to such Reinvested Amount, and such an amount of cash will be applied pursuant to Clause (iii) above (subject to this paragraph).

     Any Offer to Purchase required by the provisions described above will be effected by the sending of the written terms and conditions thereof (the "Offer Document"), by first class mail, to Holders of the Notes within

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90 business days after the aggregate amount of Excess Proceeds exceeds $10.0 million. The contents of the Offer to Purchase and the requirements that a Holder must satisfy to tender any Note pursuant to such Offer to Purchase are substantially the same as those described below under "Change of Control."

     The provisions described in this subsection will not apply to any Asset Disposition that constitutes a transfer, conveyance, sale, lease or other disposition of (x) all or substantially all the properties and assets of the Issuer or the Guarantor subject to the provisions described under "Mergers, Consolidations and Certain Sales and Purchases of Assets" or (y) Collateral subject to the provisions described under "Limitation on Collateral Sales."

     (i)  Limitation on Collateral Sales; Event of Loss.   The Issuer will not
transfer, convey, sell, lease (other than leases and transfers of possession permitted under "Covenants Relating to the Aircraft") or otherwise dispose of (a "Sale") any Aircraft or Engine unless (i) the Issuer receives (x) consideration, consisting solely of cash, at the time of such Sale at least equal to the fair market value of the Aircraft or Engine disposed of (determined by the Chief Financial Officer of the Issuer in good faith) or (y) a Stage 3 Aircraft or Engine or, in the case of a Sale of any Stage 2 Aircraft or Engine only, a Stage 2 Aircraft or Engine, as the case may be, of the same or a more advanced model and having a value (determined by the Chief Financial Officer of the Issuer in good faith) and utility at least equal to, and in as good operating condition and repair and as airworthy as, the Aircraft or Engine subject to the Sale, assuming such Aircraft or Engine, as the case may be, was in the condition and repair required by the Indenture immediately prior to such Sale. If the Issuer consummates a Sale for cash, or if an Event of Loss occurs, with respect to any Aircraft or Engine, the Trustee will receive and hold, and if received by the Issuer, the Issuer will pay over to the Trustee, the proceeds of such Sale or Event of Loss; provided that if the amount of such proceeds is less than the Initial Appraised Value of such Aircraft or Engine, the Issuer shall pay to the Trustee an additional amount equal to the difference between such proceeds and the Initial Appraised Value. The Issuer may, within 365 days after such Sale or Event of Loss, subject to the lien of the Indenture, substitute a Stage 3 aircraft or engine or, in the case of a Sale of a Stage 2 aircraft or engine only, a Stage 2 Aircraft or Engine, of the same or a more advanced model and having a value (determined by the Chief Financial Officer of the Issuer in good faith) and utility at least equal to, and in as good operating condition and repair and as airworthy as, the Aircraft or Engine subject to the Sale or Event of Loss, assuming such Aircraft or Engine was in the condition and repair required by the Indenture immediately prior to the occurrence of such Sale or Event of Loss, and the Trustee shall, upon receipt of evidence of such substitution, pay to the Issuer the proceeds of such Sale or Event of Loss and any related additional amounts held by it. In the event the Issuer elects not to replace such Aircraft (or in the event such Aircraft or Engine is not replaced within 365 days after such Sale or Event of Loss), the Trustee will refund to the Issuer, and the Issuer will be required to apply, an amount equal to the proceeds received from such Sale or Event of Loss, together with any additional amounts paid to the Trustee by the Issuer with respect to the difference between the amount of such proceeds and the Initial Appraised Value of such Aircraft, to purchase Notes in the open market; provided that with respect to the proceeds of any Sale of or Event of Loss to an Aircraft, in no event shall the Issuer be required to so apply, and the Issuer shall be permitted to retain, amounts, if any, in excess of the Initial Appraised Value of such Aircraft unless such Aircraft was a Stage 2 Aircraft at the date such Initial Appraised Value was determined (or an Aircraft substituted for such Aircraft under the Indenture) and such Aircraft (or such substituted Aircraft) subsequently became a Stage 3 Aircraft, in which case the maximum amount the Issuer would be required to so apply will be the Initial Appraised Value of such Aircraft plus $2.3 million. Notwithstanding the foregoing, if the Issuer consummates a Sale, or an Event of Loss occurs, with respect to an Engine alone, the Issuer must replace such Engine with another engine of the same or an improved model of the same or another manufacturer and suitable for installation and use on the Aircraft, and having a value and utility at least equal to and in as good operating condition as, the Engine subject to the Sale or Event of Loss, assuming such Engine was of the value and utility and in the condition and repair required by the Indenture immediately prior to the occurrence of such Sale or Event of Loss. Any cash received in connection with a Sale or an Event of Loss shall be held by the Trustee and invested in Permitted Collateral Investments until applied in accordance with this covenant. Upon payment to the Trustee of the proceeds from the Sale or an Event of Loss with respect to an Aircraft, together with any additional amounts paid to the Trustee by the Issuer in respect of the difference between the amount of such proceeds and the Initial Appraised Value of such Aircraft, as required by this "Limitation on Collateral Sales" covenant, the lien of the Indenture with respect to such Aircraft (but not the proceeds with respect thereto) shall terminate.

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     (j)  Provision of Financial Information.   Whether or not the Guarantor is
required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Guarantor will file with the Commission the annual reports, quarterly reports and other documents which the Guarantor would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Guarantor were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Guarantor would have been required so to file such documents if the Guarantor were so required. The Guarantor will also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents (excluding exhibits) which the Guarantor would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if the Guarantor were required to be subject to such Sections and (b) if filing such documents by the Guarantor with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

     (k) Unrestricted Subsidiaries. The Guarantor at any time may designate any Subsidiary as an "Unrestricted Subsidiary," whereupon (and until such Person ceases to be an Unrestricted Subsidiary) such Person and each other Person that is then or thereafter becomes a Subsidiary of such Person will be deemed to be an Unrestricted Subsidiary. In addition, the Guarantor may at any time terminate the status of any Subsidiary as an Unrestricted Subsidiary, whereupon such Subsidiary and each other Subsidiary of the Guarantor (if any) of which such Subsidiary is a Subsidiary will cease to be an Unrestricted Subsidiary.

     Notwithstanding the foregoing, no change in the status of a Subsidiary of the Guarantor from a Restricted Subsidiary to an Unrestricted Subsidiary or vice versa will be effective, and no Person may otherwise become a Restricted Subsidiary, if (i) the Consolidated Cash Flow Ratio for the four full fiscal quarters of the Guarantor next preceding the effective date of such purported change or other event, calculated on a pro forma basis as if such change or other event had been effective at the beginning of such period, would be less than 2.50 to 1, (ii) in the case of any change in status of such a Subsidiary from a Restricted Subsidiary to an Unrestricted Subsidiary, the aggregate of all Restricted Payments on and after the date of the Indenture (excluding Restricted Payments referred to in Clause (ii) of the last paragraph under "Limitation on Restricted Payments" and Recovered Restricted Payments), plus the greater of the book value and the fair market value of all assets of such Restricted Subsidiary prior to such change, would exceed the amount specified in Clause (3) of the first paragraph under "Limitation on Restricted Payments" above, (iii) in the case of any change in status of such a Subsidiary from an Unrestricted Subsidiary to a Restricted Subsidiary, such Subsidiary could not then Incur or issue, pursuant to the covenant described under "Limitation on Subsidiary Debt and Preferred Stock," all Debt and Preferred Stock as to which it is then obligated or the issuer at such time or (iv) such change or other event would otherwise result (after the giving of notice or the lapse of time, or both) in an Event of Default. In addition and notwithstanding the foregoing, no Subsidiary of the Guarantor may become an Unrestricted Subsidiary, and the status of any Subsidiary as an Unrestricted Subsidiary will be deemed to have been immediately terminated (with the effect described in the preceding paragraph) at any time when, (i) such Subsidiary (A) has outstanding Debt that is Unpermitted Debt or (B) owns or holds any Capital Stock of or other ownership interests in, or a Lien on any property of, the Guarantor or any of its Subsidiaries that is not an Unrestricted Subsidiary or (ii) the Guarantor or any Subsidiary of the Guarantor that is not an Unrestricted Subsidiary (A) provides credit support for, or a Guaranty of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (B) is directly or indirectly liable for any Debt of such Subsidiary. Any such termination otherwise prohibited by the restrictions described in the first sentence of this paragraph will be deemed to result in a default under the Indenture. "Unpermitted Debt" means any Debt of a Subsidiary of the Guarantor if (x) a default thereunder (or under any instrument or agreement pursuant to or by which such Debt is issued, secured or evidenced), or any right that the holders thereof may have to take enforcement action against such Subsidiary or its property, would permit (whether or not after the giving of notice or the lapse of time or both) the holders of any Debt of the Guarantor or a Subsidiary of the Guarantor that is not an Unrestricted Subsidiary to declare the same due and payable prior to the date on which it otherwise would have become due and payable or otherwise to take any enforcement action against the Guarantor or any such other Subsidiary or (y) such Debt is secured by a Lien on any property of the Guarantor or any of its Subsidiaries that is not an Unrestricted Subsidiary.

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     Upon the designation of any Restricted Subsidiary as an Unrestricted
Subsidiary, an amount equal to the greater of the book value and the fair market value of all assets of such Restricted Subsidiary prior to such change will be deemed to be a Restricted Payment for purposes of calculating the aggregate amount for Restricted Payments under the covenant "Limitation on Restricted Payments."

     Each Person that is or becomes a Subsidiary of the Guarantor will be deemed to be a Restricted Subsidiary at all times when it is a Subsidiary of the Guarantor that is not an Unrestricted Subsidiary. Each Person that is or becomes a Wholly Owned Subsidiary of the Guarantor shall be deemed to be a Wholly Owned Restricted Subsidiary at all times when it is a Wholly Owned Subsidiary of the Guarantor that is not an Unrestricted Subsidiary.

     (l)  Change of Control.   Within 30 days following the date of the
consummation of a transaction that results in a Change of Control (as defined below), the Issuer will commence an Offer to Purchase all outstanding Notes, at a purchase price equal to 101% of their aggregate principal amount plus accrued interest to the date of purchase. Such obligation will not continue after a discharge of the Issuer and the Guarantors or defeasance from their obligations with respect to the Notes. See "--Defeasance."

     A "Change of Control" will be deemed to have occurred in the event that, after the date of the Indenture, (i) any Person, or any Persons acting together that would constitute a "group" (a "Group"), for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 50% or more of the total voting power of all classes of Voting Stock of the Guarantor, (ii) any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Guarantor such that such nominees, when added to any existing director remaining on the Board of Directors of the Guarantor after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of the Guarantor, (iii) there occurs any transaction or series of related transactions, and the beneficial owners of the Voting Stock of the Guarantor immediately prior to such transaction (or series) do not, immediately after such transaction (or series), beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the Guarantor (or in the case of a transaction (or series) in which another entity becomes a successor to the Guarantor, of the successor entity) or (iv) the Guarantor shall cease to own 100% of the outstanding Capital Stock of the Issuer; provided that the foregoing shall not apply with respect to any such Person or Group referred to in Clause (i) or (ii) above, which consists exclusively, or to any transaction (or series) referred to in Clause (iii) above if at least 50% of such voting power is beneficially owned immediately thereafter by any Person or Group, which consists exclusively, of any one or more Permitted Holders and their Affiliates (while they are such).

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes resulting from a Change of Control (or any Asset Disposition).

     On or before the thirtieth day following any Change of Control, an Offer Document will be sent, by first class mail, to Holders of the Notes, accompanied by such information regarding the Guarantor and its Subsidiaries as the Issuer in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase, which at a minimum will include (a) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the "Provision of Financial Information" covenant (which requirements may be satisfied by delivery of such documents together with the Offer to Purchase),
(b) a description of material developments in the Guarantor's business subsequent to the date of the latest of such financial statements referred to in Clause (a) (including a description of the events requiring the Issuer to make the Offer to Purchase), (c) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Issuer to make the Offer to Purchase and (d) any other information required by applicable law to be included therein. The Offer Document will contain all instructions and materials necessary to enable Holders of the Notes to tender Notes pursuant to the Offer to Purchase. The Offer Document will also state

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(i) that a Change of Control has occurred (or, if the offer to purchase is delivered in connection with an Asset Disposition, that an Asset Disposition has occurred) and that the Issuer will Offer to purchase the Holder's Notes, (ii) the Expiration Date of the Offer Document, which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer Document, (iii) the Purchase Date for the purchase of Notes which will be within five Business Days after the Expiration Date, (iv) the aggregate principal amount of Notes to be purchased (including, if less than 100%, the manner by which such purchase has been determined pursuant to the Indenture) and the purchase price, and (v) a description of the procedure which a Holder must follow to tender all or any portion of the Notes.

     To tender any Note, a Holder must surrender such Note at the place or places specified in the Offer Document prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing). Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender. Any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount.

     The Indenture does not contain any other change of control provisions.

MERGERS, CONSOLIDATIONS AND CERTAIN SALES AND PURCHASES OF ASSETS

     Neither the Guarantor nor the Issuer (i) may consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Guarantor or any Restricted Subsidiary of the Guarantor (in a transaction in which such Subsidiary remains a Restricted Subsidiary); (ii) may, directly or indirectly, in one or a series of transactions, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets;
(iii) may, and neither may permit any Restricted Subsidiary of the Guarantor to, acquire Capital Stock of or other ownership interests in any other Person such that such other Person becomes a Restricted Subsidiary; and (iv) may, and neither may permit any Restricted Subsidiary of the Guarantor to, purchase, lease or otherwise acquire all or substantially all of the properties and assets of any Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, unless, in each case
(i), (ii), (iii) and (iv) above: (1) immediately before and after giving effect to such transaction (or series) and treating any Debt Incurred by the Guarantor or a Subsidiary of the Guarantor as a result of such transaction (or series) as having been Incurred by the Guarantor or such Subsidiary at the time of the transaction (or series), no Event of Default or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default shall have occurred and be continuing, (2) in a transaction (or series) in which the Guarantor or the Issuer does not survive or in which the Guarantor or the Issuer transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its properties and assets, the successor entity is a corporation, partnership, limited liability Company or trust and is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all the obligations under the Indenture of the Guarantor or the Issuer, as the case may be; (3) immediately after giving effect to such transaction (or series), the Guarantor or the Issuer or the successor entity would have a Consolidated Net Worth equal to or greater than 90% of the Consolidated Net Worth of the Guarantor or the Issuer, as the case may be, immediately prior to such transaction (or series); (4) immediately after giving effect to such transaction (or series) the Consolidated Cash Flow Ratio of the Guarantor or, if applicable, the successor entity for the four full fiscal quarters immediately preceding consummation of such transaction (or series), determined on a pro forma basis as if such transaction (or series) had taken place at the beginning of such four full fiscal quarters, shall be not less than 2.50 to 1; (5) if, as a result of any such transaction, property or assets of the Guarantor or any Subsidiary of the Guarantor would become subject to a Lien prohibited by the "Limitation on Liens" covenant, the Guarantor or the successor entity will have secured the Notes as required by such covenant; , and (6) the Guarantor or the Issuer, as the case may be, has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as specified in the Indenture. Notwithstanding the foregoing, the Airways

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Acquisition will be exempt from the restrictions of the "Mergers,
Consolidations and Certain Sales and Purchases of Assets" covenant and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Guarantor or another Restricted Subsidiary.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Aircraft" means each of the Airframes, together with the Engines relating thereto and hush kits, if any, installed thereon, upon which the Trustee has been granted a security interest and mortgage lien by the Issuer pursuant to the Indenture, and any airframes which may from time to time be substituted for such Airframes pursuant to the terms of the Indenture.

     "Aircraft Acquisition Debt" means Debt Incurred by the Company or any of its Restricted Subsidiaries either (i) in connection with an acquisition of aircraft, related engines or spare engines which Debt either constitutes part of the purchase price of such aircraft, engine or spare engines, as the case may be, or is Incurred prior to, at the time of or within 270 days (or 365 days if such acquisition involves a purchase of an MD-95 aircraft, related engine or spare engine from the manufacturer thereof) after the acquisition of such equipment for the purpose of financing or refinancing part of the purchase price thereof, and which equipment was not owned by the Company or a Restricted Subsidiary of the Company prior to such purchase; provided, however, that in either case (A) the proportion (expressed as a percentage) of such Debt to the purchase price or appraised value of such equipment at the time of such financing does not exceed 80% (or, with respect to Debt Incurred to acquire MD-95 aircraft, related engines and spare engines, 90%), and (B) other than in the case of financing of MD-95 aircraft, related engines and spare engines, after giving effect to the Incurrence of such Debt and the acquisition of such equipment, the Company's Consolidated Net Worth is not less than $150.0 million or (ii) which is a Restricted Lease Obligation relating solely to an aircraft, related engine or spare engine that was not owned by the Company or a Restricted Subsidiary of the Company more than 270 days prior to such Incurrence; provided, however, that, other than in the case of financing of MD-95 aircraft, related engines or spare engines, after giving effect to the Incurrence of such Debt the Company's Consolidated Net Worth is not less than $150.0 million.

     "Airframes" means each of the 17 Stage 3 DC-9 aircraft and each of the seven Stage 2 DC-9 aircraft (except Engines or engines from time to time installed on such aircraft) initially pledged to secure the Issuer's obligations under the Indenture and the Notes, and any aircraft (except Engines or engines from time to time installed on such aircraft) which may from time to time be substituted for such aircraft (except Engines or engines from time to time installed on such aircraft) pursuant to the Indenture.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person (including as part of a Sale and Lease Back Transaction and in a consolidation or merger or other sale of any Restricted Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of such Person, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary or by such Person to a Wholly Owned Restricted Subsidiary and excluding a Permitted Aircraft Lease by such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary, (ii) all or substantially all of the assets of such Person or any Restricted Subsidiary representing a division or line of business, (iii) aircraft or (iv) other assets or rights of such Person or any Restricted Subsidiary outside of the ordinary course of business consistent with past practice.

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     "Aviation Act" means the Federal Aviation Act of 1958, as amended, and the applicable regulations thereunder.

     "Bank Credit Agreements" means one or more credit agreements between the Guarantor and one or more commercial banks named therein as lenders providing for term borrowings and/or revolving borrowings, including all related notes, collateral documents, instruments and agreements executed in connection therewith, in each case as may be amended, supplemented or restated from time to time and including any replacement, extension, modification or renewal thereof.

     "Bank Debt Limit" means $50.0 million, provided that if (a) any one or more Bank Credit Agreements are entered into or amended, supplemented, restated, replaced, extended, modified or renewed at any time so as to establish the aggregate amount of term borrowings and/or revolving borrowings permitted under the Bank Credit Agreements to be outstanding at any one time to be an amount in excess of $50.0 million (such amount, the "Adjusted Bank Debt Limit"; such excess amount, the "Excess Amount"; and such event, a "Bank Debt Limit Adjustment") and (b) at the time of such Bank Debt Limit Adjustment, and assuming on a pro forma basis that borrowings in an amount equal to the Excess Amount or $50.0 million, whichever is less, had been Incurred under the Bank Credit Agreements at the beginning of, and remained outstanding during, the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of the Bank Debt Limit Adjustment, the Guarantor would have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Cash Flow Ratio test described in the first paragraph under the covenant "Limitation on Guarantor Debt," then the Bank Debt Limit shall be the Adjusted Bank Debt Limit or $100.0 million, whichever is less.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The amount of any such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with generally accepted accounting principles, and the stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) in equity of such Person.

    "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Cash Flow Available for Fixed Charges" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense deducted in determining the Consolidated Net Income of such Person for such period, plus (iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such Person for such period, plus (iv) Consolidated Rent Expense, plus (v) other non-cash charges of such Person for such period deducted from consolidated revenues in determining Consolidated Net Income for such period, minus (vi) non-cash items of such Person for such period increasing consolidated revenues in determining Consolidated Net Income for such period.

     "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period plus (B) Consolidated Rent Expense of such Person for such period, plus

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(C) the annual interest expense (including the amortization of debt discount)
with respect to any Debt proposed to be Incurred by such Person or its Restricted Subsidiaries, minus (D) Consolidated Interest Expense of such Person to the extent included in Clause (ii)(A) with respect to any Debt that will no longer be outstanding as a result of the Incurrence of the Debt proposed to be Incurred, plus (E) the annual interest expense (including the amortization of debt discount) with respect to any other Debt Incurred by such Person or its Restricted Subsidiaries since the end of such period to the extent not included in Clause (ii)(A) minus (F) Consolidated Interest Expense of such Person to the extent included in Clause (ii)(A) with respect to any Debt that no longer is outstanding as a result of the Incurrence of the Debt referred to in Clause
(ii)(E); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event such Person or any of its Restricted Subsidiaries has made acquisitions of a division or line of business not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) or Asset Dispositions during or after such period, such computation shall be made on a pro forma basis as if the acquisitions or Asset Dispositions had taken place on the first day of such period.

     "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" of any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Debt discounts; (iii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities; (iv) fees with respect to interest rate swap or similar agreements, fuel hedging or similar agreements or foreign currency hedge, exchange or similar agreements; (v) Preferred Stock dividends declared and paid or payable in cash; (vi) the portion of the rental obligation in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such obligation were a Capital Lease Obligation); and (vii) interest in respect of any Debt that is guaranteed or secured by the Guarantor or any of its Restricted Subsidiaries.

     "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not net loss) of any Consolidated Subsidiary of such Person that is subject to restrictions that prevent the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) gains or losses on Asset Dispositions by such Person or its Consolidated Subsidiaries, (e) all extraordinary gains and extraordinary losses, (f) the cumulative effect of changes in accounting principles in the year of adoption of such changes and (g) the tax effect of any of the items described in Clauses (a) through (f) above.

     "Consolidated Net Worth" of any Person means, as of any date, the consolidated stockholders' equity of such Person and its subsidiaries (or in the case of the Guarantor, Restricted Subsidiaries) as of such date, as determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person, provided that calculations of the foregoing will not give effect to, with respect to the Guarantor and its Restricted Subsidiaries, adjustments following the date of the Indenture to the accounting books and records of the Guarantor and its subsidiaries in accordance with Accounting Principles

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Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Guarantor by another Person.

     "Consolidated Rent Expense" of any Person means for any period the consolidated rent expense attributable to Restricted Lease Obligations and included in a consolidated income statement (without deduction of any rental income and without duplication for any amount included in Consolidated Interest Expense) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles.

     "Consolidated Subsidiaries" of any Person means, as of any date or for any period, all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles as of such date or for such period, as the case may be; provided that, for any particular period (or portion thereof) during which any Subsidiary was an Unrestricted Subsidiary, "Consolidated Subsidiaries" will exclude such Subsidiary for such period (or portion thereof) during which it was an Unrestricted Subsidiary.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Restricted Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination, (vii) every payment obligation of such Person under interest rate swap or similar agreements, fuel hedging or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination and (viii) every obligation of the type referred to in Clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes.

     "Engines" means, for each of the 17 Stage 3 DC-9 Airframes and seven
Stage 2 DC-9 Airframes, each of two JT8D-9 engines relating thereto, as specified in the Indenture, three spare JT8D-9 engines and any engines which may from time to time be substituted for such engines pursuant to the Indenture.

     "Event of Loss" means, with respect to an Aircraft or Engine, any of the following events: (i) payment of an insurance settlement with respect to such property on the basis of any actual or constructive total loss; (ii) destruction or damage beyond repair; (iii) theft or disappearance for a period in excess of 120 days; (iv) the condemnation or taking of title to such Aircraft or Airframe by the United States government or any foreign government or instrumentality or agency thereof; (v) the requisition or taking of such Aircraft or Airframe by a foreign government or instrumentality or agency for a continuous period of more than six months; or (vi) with respect to an Engine only, the requisition for use by any government or the divestiture of title resulting from installation of such Engine on an airframe leased to the Issuer or purchased by the Issuer subject to a conditional sale agreement, in either case under circumstances where the Trustee's security interest in such engine is adversely affected thereby. An Event of Loss with respect to the Aircraft will be deemed to have occurred if an Event of Loss occurs with respect to the Airframe of such Aircraft. An Event of Loss in respect of an Engine will not be an Event of Loss in respect of an Airframe.

     "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and ''Guaranteed'' and ''Guaranteeing'' shall have meanings correlative to the foregoing); provided, however, that the Guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing), provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an incurrence of such Debt.

     "Initial Appraised Value" with respect to any Aircraft means the average of two independent appraisals of the "Current Fair Market Value" of such aircraft obtained by the Issuer from BK Associates and AvSolutions in connection with this Offering.

     "Interest Rate, Currency and Fuel Protection Agreement" of any Person means any interest rate protection agreement (including interest rate swaps, caps, floors, collars and other types of interest hedging agreements), any currency protection agreement (including foreign exchange contracts, currency swap agreements and other types of currency hedging arrangements) and any aircraft fuel price protection or similar hedging agreements.

     "Investment" by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Capital Stock, bond, note, debenture or other debt or equity security or evidence of Debt, or any other ownership interest, issued by such other Person, whether such acquisition is from such or any other Person, (iii) any direct or indirect issuance by such Person of a Guaranty of any obligation of or for the account of such other Person or (iv) any other investment of cash or other property by such Person in or for the account of such other Person.

     "Investment Grade" means, with respect to any corporate debt securities at any time, that such securities are rated both Baa3 or higher (or the equivalent thereof) by Moody's Investors Service, Inc. and BBB- or higher (or the equivalent thereof) by Standard & Poor's Ratings Services at such time.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or title exception, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquire of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset

Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt that is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or that must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its good faith judgement evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     "pari passu," when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person, means that each such Debt (a) either (i) is not subordinated in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other or to any Debt of such Person as to which the other is not so subordinate.

     "Permitted Air Carrier" means (i) a United States "air carrier" within the meaning of the Aviation Act or (ii) an air carrier which, among other things, (A) is duly organized and operating pursuant to a license or authorization issued under the laws of any Permitted Country and (B) will perform or cause to be performed maintenance, preventive maintenance and inspections for such Aircraft, Airframe or any Engine or engine in accordance with standards which are approved by the Aeronautical Authority in the country of registration of the Aircraft.

     "Permitted Collateral Investments" means (i) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof maturing within one year from the date of acquisition; (ii) time deposits and certificates of deposit of any U.S. commercial bank or U.S. branch of a foreign bank, in each case having capital and surplus in excess of $500.0 million and having outstanding long-term debt rated A or better (or the equivalent thereof) by Standard & Poor's Ratings Services or A2 or better (or the equivalent thereof) by Moody's Investors Service, Inc. and maturing within six months from the date of acquisition; and
(iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Ratings Services or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and maturing within six months from the date of acquisition.

     "Permitted Country" means any of the foreign countries set forth in the "Schedule of Permitted Countries" to the Indenture.

     "Permitted Holder" means Robert L. Priddy, Maurice J. Gallagher, Jr., Lewis H. Jordan, Stephen C. Nevin, Thomas Kalil, Don L. Chapman and Timothy P. Flynn.

     "Permitted Interest Rate, Currency and Fuel Protection Agreement" of any Person means any Interest Rate, Currency and Fuel Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person (i) against fluctuations in interest rates or currency exchange rates with respect to Debt permitted to be Incurred under the Indenture, or in the case of currency protection agreements, against currency fluctuations with respect to any receivable or liability the amount payable of which is determined by reference to a foreign currency in the ordinary course of business; provided that, in any such case, such interest rate or currency protection agreement shall have a notional amount no greater than the principal amount of the Debt, receivable or liability being hedged thereby; and (ii) in the case of fuel hedging agreements, against fluctuations in market prices of aircraft fuels.

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

     "Permitted Aircraft Lease" by any Person means a lease of aircraft owned by such Person to a third party on terms which permit the lessor to reacquire possession of such aircraft, with good and marketable title thereto free and clear of any adverse claim in favor of the lessee, upon a material breach of such lease by the lessee.

    "Permitted Investments" means (i) Investments in (including a Guaranty of any obligation of) the Guarantor or any Person that is, or as a consequence of such Investment becomes, a Restricted Subsidiary of the Guarantor (provided that any such Guaranty will cease to be a Permitted Investment and will be deemed to be Incurred when such Restricted Subsidiary ceases to be a Restricted Subsidiary or such obligation is assumed by any Person other than a Restricted Subsidiary),
(ii) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) time deposits and certificates of deposit, having maturities of not more than one year from the date of deposit or issuance, as the case may be, of any U.S. commercial bank or U.S. branch of a foreign bank, in each case having capital and surplus in excess of $500.0 million and having a peer group rating of C or better (or the equivalent thereof) by Thompson BankWatch, Inc. or outstanding long-term debt rated A- or better (or the equivalent thereof) by Standard & Poor's Ratings Services or A3 or better (or the equivalent thereof) by Moody's Investors Service, Inc., (iv) commercial paper rated A-2 (or the equivalent thereof) by Standard & Poor's Ratings Services or P-2 (or the equivalent thereof) by Moody's Investors Service, Inc., and in each case maturing within nine months from the date of issuance, (v) corporate debt securities rated Investment Grade, (vi) any Investment in a Person that is engaged in the airline or related businesses, in an aggregate amount from the date of the Indenture not to exceed $35.0 million; provided that the amount available under this clause (vi) may be increased from time to time by an amount equal to the net reduction of an Investment in a Person made under this clause
(vi) through a cash payment to the Issuer, the Guarantor or any Restricted Subsidiary by such Person, or through the forgiveness of Debt of the Issuer, the Guarantor or any Restricted Subsidiary to such Person (except, in either case, to the extent such payment or proceeds are included in the calculation of Consolidated Net Income), not to exceed, in each case, the amount of such Permitted Investment previously made by the Guarantor or any Restricted Subsidiary in such Person and (vii) Permitted Interest Rate, Currency and Fuel Protection Agreements.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Recovered Restricted Payment" means (i) a Guaranty that, when Incurred, constitutes a Restricted Payment, but only to the extent that the obligations of the Guarantor and its Restricted Subsidiaries in respect of such Guaranty are discharged for consideration given by the Guarantor and its Restricted Subsidiaries in an amount less than the amount of such Restricted Payment and such discharge is not included in Consolidated Net Income of the Guarantor, or
(ii) a loan that, when made, constitutes a Restricted Payment, but only to the extent that such loan is repaid to the Guarantor and the Restricted Subsidiaries in cash without restriction and is not included in Consolidated Net Income of the Guarantor.

     "Reinvested Amounts," with respect to any Asset Disposition, means amounts invested within 180 days after such Asset Disposition in assets that are related to the business of the Guarantor and its Restricted Subsidiaries and, upon consummation of such investment, are owned by the Guarantor or any of its Restricted Subsidiaries.

     "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Stock of such Person.

     "Restricted Lease Obligation" of any Person means either (i) a Capital Lease Obligation of such Person or (ii) the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person, except, for purposes of this Clause (ii), for (x) any such lease (or Debt arrangement) relating solely to property other than aircraft under which such rent or other payment amounts do not exceed $250,000 on an annualized basis and (y) gate, ticket counter and other airport facility leases.

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     "Restricted Subsidiary" means a Subsidiary of the Guarantor that is not an Unrestricted Subsidiary; and on the date of the Indenture includes all of the Guarantor's existing Subsidiaries on such date.

     "Sale and Leaseback Transaction" means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by a Person of any property or asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs thereof or (iii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affairs thereof.

     "10 1/4% Notes" means the 10 1/4% senior notes due 2001 issued pursuant to an indenture dated as of April 17, 1996, among ValuJet, the guarantors specified therein and Bank of Montreal Trust Company, as Trustee, as amended.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Unrestricted Subsidiary" means a Subsidiary of the Guarantor that is deemed by the Guarantor to be an Unrestricted Subsidiary and is not terminated as an Unrestricted Subsidiary by the Guarantor, in each case in accordance with the provisions in the Indenture described under the caption "Certain Covenants- -Unrestricted Subsidiaries."

     "Voting Stock" of any Person means Capital Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay any interest on any Note when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Note when due; (c) failure to purchase Notes required to be purchased pursuant to an Offer to Purchase as described under the "Limitation on Certain Asset Dispositions" covenant and under "Change of Control" or pursuant to the "Limitation on Collateral Sales" covenant; (d) failure to perform or comply with the provisions described under

"Mergers, Consolidations and Certain Sales and Purchases of Assets"; (e) failure to perform any other covenant or warranty of the Guarantor or the Issuer in the Indenture, continued for 45 days after written notice as provided in the Indenture; (f) a default or defaults under the terms of any instruments evidencing or securing, or of any agreements pursuant to which there may be issued, Debt of the Guarantor or any Restricted Subsidiary of the Guarantor having an outstanding principal amount of $10.0 million individually or in the aggregate, which Debt now exists or is hereafter Incurred, which default or defaults (i) result in the acceleration of the payment of such indebtedness,
(ii) constitute the failure to pay all or any part of such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period) or (iii) constitute the failure to pay when due at any time all or any part of such indebtedness under a single instrument or agreement that evidences or secures, or pursuant to which there may be issued, Debt having an outstanding principal amount of $16.0 million or more (after expiration of any applicable grace period); (g) the rendering of a final judgment or judgments (not subject to appeal) against the Guarantor or any of its Subsidiaries in an aggregate amount in excess of $15.0 million which remains unstayed, undischarged or unbonded for a period of 60 days thereafter; (h) certain events of bankruptcy, insolvency or reorganization affecting the Guarantor or any Restricted Subsidiary of the Guarantor; (i) failure to procure and maintain property and liability insurance in accordance with the provisions of the Indenture continuing, in the case of maintaining such insurance, until the earlier of (x) 30 days after notice to the Issuer or the Trustee of the lapse or cancellation of such insurance and (y) the date such lapse or cancellation is effective as to the Trustee; (j) operation of any Aircraft after the insurance required by the Indenture had been canceled; and (k) except as provided in the Indenture, the Trustee does not have at all times a first priority perfected security interest in the Aircraft or the Issuer or any Guarantor asserts in writing that the security arrangements under the Indenture are not in full force and effect.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default of the type described in Clause (h) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes, and if an Event of Default of the type described in Clause (h) above occurs, the principal of and any accrued interest on the Notes then outstanding will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

     The Guarantor will be required to furnish to the Trustee annually a statement as to the performance by the Guarantor and its Restricted Subsidiaries of certain of their obligations under the Indenture and as to any default in such performance.

DEFEASANCE

     The Indenture will provide that (A) if applicable, the Issuer and the Guarantors will be discharged from any and all obligations in respect of the outstanding Notes or (B) if applicable, the Guarantor and the Issuer may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an Event of Default under the Indenture and the Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of, and premium, if any, and each installment of interest, if any, on the outstanding Notes. With respect to Clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to Clause (A), the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to Clause (B), the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default (or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default) shall have occurred or be continuing;
(iii) the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Issuer, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of (or the premium, if any), or interest on, any Note, (c) change the place or currency of payment of principal of (or premium, if any), or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) following the mailing of an Offer to Purchase with respect to an Offer, modify the Indenture with respect to an Offer as described under the "Limitation on Certain Asset Dispositions" covenant and under "Change of Control" in a manner adverse to the Holders thereof, or (i) create any lien on the property subject to the Indenture ranking prior to, or on a parity with, the security interest created by the Indenture except such as are permitted by the Indenture or deprive any Holder of Notes of the benefit of the lien of the Indenture.

     The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal (or premium, if any) or interest.

                             UNITED STATES FEDERAL
               INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES

     The following summary of all material federal income tax consequences of the exchange of Notes is based on the opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., counsel to the Company, which opinion has been filed as an exhibit to the Registration Statement. Such opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the Notes or the Exchange Offer. This discussion is for general information only and does not purport to address the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes other than the exchange of Outstanding Notes for Exchange Notes in this Exchange Offer.

     This summary deals only with Holders that will hold Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a "straddle" for tax purposes, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a conversion transaction, or persons that have a "functional currency" other than the U.S. dollar. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

     The exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" because the Exchange Notes should not be considered to differ materially in kind or extent from the Outstanding Notes. Rather, the Exchange Notes received by a holder of the Outstanding Notes should be treated as a continuation of the Outstanding Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer.


                             PLAN OF DISTRIBUTION

     Based on positions taken by the staff of the Commission set forth in no-action letters issued to Exxon Capital Holdings Corp. and Morgan Stanley & Co. Inc., among others, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company, or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions for the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Outstanding Notes to the Initial Purchaser thereof) with the Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period of 90 days after the Exchange Offer has been consummated, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer - Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     Holders who tender Outstanding Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley or similar no-action letters.
         --------------

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.


                                 LEGAL MATTERS

     Certain legal matters regarding the validity of the Exchange Notes offered hereby and the United States federal income tax consequences of the Exchange Offer will be passed upon for the Company by Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia. Certain shareholders of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. own approximately 23,600 shares of common stock of the Company.


                                    EXPERTS

     The consolidated financial statements of ValuJet, Inc. at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                  SUPPLEMENTAL GUARANTOR FINANCIAL STATEMENTS

     The Issuer is offering to exchange $80,000,000 of registered 10 1/2% Senior Secured Notes Due 2001 (the "Exchange Notes") for its unregistered notes which were issued on August 13, 1997 in the same amount and upon substantially the same terms. As with the unregistered notes, the Exchange Notes will be unconditionally guaranteed on a senior basis by ValuJet, Inc., AirTran Airways, Inc. and all of the subsidiaries of the Issuer (the "Guarantors"). All operations of the Company are conducted by AirTran Airlines, Inc. and AirTran Airways, Inc. which are wholly owned subsidiaries of the Company, and all of the subsidiaries of AirTran Airlines, Inc. All of the subsidiary Guarantors are wholly owned direct or indirect subsidiaries of the Company and there are no direct or indirect subsidiaries of the Company that are not Guarantors. The Exchange Notes and the guarantees will rank pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Issuer and the Guarantors, respectively, and will rank senior in right of payment to any future indebtedness of the Issuer and the Guarantors, respectively, to the extent of the Collateral or with respect to indebtedness that may be subordinated thereto. Separate financial statements of the Issuer are not presented because the Company and the subsidiary Guarantors will be obligated on or will guarantee the Exchange Notes on a full, unconditional and joint and several basis and management of the Company has determined that separate financial statements would not be material to investors. Summarized financial information of the Issuer and its subsidiaries is included in a footnote to the December 31, 1996 audited financial statements of the Company in accordance with the disclosure provisions of the Securities Act of 1933 for filings involving the guarantee of securities by a parent.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                 VALUJET, INC.


                                                                           PAGE
                                                                           -----
CONSOLIDATED FINANCIAL STATEMENTS--YEARS ENDED DECEMBER 31,
 1996, 1995 AND 1994
  Report of Independent Auditors.........................................    F-2
  Consolidated Balance Sheets--December 31, 1996 and 1995................    F-3
  Consolidated Statements of Operations--Years Ended December 31, 1996,
   1995 and 1994.........................................................    F-4
  Consolidated Statements of Changes in Stockholders' Equity--Years Ended
   December 31,
   1996, 1995 and 1994...................................................    F-5
  Consolidated Statements of Cash Flows--Years Ended December 31, 1996,
   1995 and 1994.........................................................    F-6
  Notes to Consolidated Financial Statements--December 31, 1996..........    F-7
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--THREE AND NINE MONTHS
 ENDED SEPTEMBER 30, 1997 AND 1996
  Consolidated Balance Sheets - December 31, 1996 and September 30, 1997
   (Unaudited)...........................................................   F-20
  Consolidated Statements of Operations - Three months ended September 30,
   1996 and 1997 (Unaudited)
       Nine months ended September 30, 1996 and 1997 (Unaudited).........   F-22
  Consolidated Statements of Cash Flows - Nine months ended September 30,
   1996 and 1997 (Unaudited).............................................   F-24
  Condensed Notes to Unaudited Consolidated Interim Financial Statements.   F-25

                        REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
ValuJet, Inc.

  We have audited the accompanying consolidated balance sheets of ValuJet, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ValuJet, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
February 10, 1997, except for
Note 4 as to which the date is
March 27, 1997

                                 VALUJET, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $150,012,695  $127,947,096
  Accounts receivable, less allowance of $838,000
   and $405,000 at December 31, 1996 and 1995,
   respectively....................................    7,014,702    12,074,394
  Income tax receivable............................   36,440,653           --
  Inventories of parts and supplies................    6,607,307     4,016,266
  Prepaid expenses.................................    8,066,792     4,758,205
  Deferred tax asset...............................          --        401,621
  Assets held for disposition......................   42,060,242           --
  Other current assets.............................      839,040       589,986
                                                    ------------  ------------
    Total current assets...........................  251,041,431   149,787,568
Property and equipment:
  Flight equipment.................................  126,829,882   153,513,693
  Other property and equipment.....................   65,662,504    40,472,604
  Deposits on flight equipment purchase contracts..   14,534,895    21,801,525
                                                    ------------  ------------
                                                     207,027,281   215,787,822
  Less accumulated depreciation....................  (44,455,397)  (18,834,231)
                                                    ------------  ------------
                                                     162,571,884   196,953,591
Debt issuance costs................................    3,573,561           --
                                                    ------------  ------------
    Total assets................................... $417,186,876  $346,741,159
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................. $  3,221,542  $  6,721,754
  Accrued liabilities..............................   22,718,555    35,866,095
  Air traffic liability............................    3,813,583    22,221,133
  Income taxes payable.............................          --         24,957
  Deferred tax liability...........................    1,298,400           --
  Current maturities of long-term debt.............   33,246,302    21,430,984
  Debt on assets held for disposition..............   18,188,222           --
                                                    ------------  ------------
    Total current liabilities......................   82,486,604    86,264,923
Long-term debt less current maturities.............  193,271,800    87,607,149
Deferred income taxes payable......................   18,028,835    10,803,856
Stockholders' equity:
  Convertible preferred stock, $.01 par value:
   Authorized shares--5,000,000 Issued and
    outstanding shares--none at December 31, 1996
    and 1995.......................................          --            --
  Common stock, $.001 par value:
   Authorized shares--1,000,000,000 Issued and
    outstanding--54,875,610 and 54,556,020 at
    December 31, 1996 and 1995, respectively.......       54,876        54,556
  Additional paid-in capital.......................   77,236,447    74,433,062
  Retained earnings................................   46,108,314    87,577,613
                                                    ------------  ------------
    Total stockholders' equity.....................  123,399,637   162,065,231
                                                    ------------  ------------
    Total liabilities and stockholders' equity..... $417,186,876  $346,741,159
                                                    ============  ============

                            See accompanying notes.

                                 VALUJET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31
                                       ----------------------------------------
                                           1996          1995          1994
                                       ------------  ------------  ------------
Operating revenues:
  Passenger..........................  $209,707,346  $352,574,954  $129,551,344
  Cargo..............................     2,968,863     4,874,449           --
  Other..............................     6,960,023    10,307,975     4,349,966
                                       ------------  ------------  ------------
    Total operating revenues.........   219,636,232   367,757,378   133,901,310
Operating expenses and other, net:
  Flight operations..................    16,478,712    16,272,833     6,967,015
  Aircraft fuel......................    46,691,296    55,812,838    21,774,936
  Maintenance........................    49,500,163    47,330,009    14,862,239
  Station operations.................    42,018,389    49,931,088    20,197,983
  Passenger services.................     8,878,835    10,363,538     3,941,749
  Marketing and advertising..........     8,426,358     8,988,656     6,546,043
  Sales and reservations.............    18,377,843    31,155,592    11,325,162
  General and administrative.........    13,659,237    10,617,312     5,038,897
  Employee bonus.....................     1,245,000    14,382,000     5,146,039
  Depreciation.......................    17,550,596    15,147,647     3,555,426
  Arrangement fee for aircraft
   transfers.........................   (13,036,294)          --            --
  Gain on insurance recovery.........    (2,814,785)   (1,093,527)          --
  Gain on sale of property...........    (3,934,576)          --            --
  Shutdown and other nonrecurring
   expenses..........................    67,994,000           --            --
                                       ------------  ------------  ------------
    Total operating expenses and
     other, net......................   271,034,774   258,907,986    99,355,489
                                       ------------  ------------  ------------
Operating (loss) income..............   (51,398,542)  108,849,392    34,545,821
Interest expense (income):
  Interest expense...................    22,186,349     6,579,020     2,388,240
  Interest income....................    (7,652,592)   (5,555,160)   (1,422,955)
                                       ------------  ------------  ------------
    Total interest expense, net......    14,533,757     1,023,860       965,285
                                       ------------  ------------  ------------
(Loss) income before income taxes....   (65,932,299)  107,825,532    33,580,536
Income tax (benefit) expense.........   (24,463,000)   40,062,934    12,848,556
                                       ------------  ------------  ------------
Net (loss) income....................  $(41,469,299) $ 67,762,598  $ 20,731,980
                                       ============  ============  ============
Net (loss) income per share..........  $      (0.76) $       1.13  $       0.44
                                       ============  ============  ============
Weighted average shares outstanding..    54,702,000    59,793,000    47,620,000
                                       ============  ============  ============


                            See accompanying notes.

                                 VALUJET, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    CONVERTIBLE PREFERRED STOCK                 COMMON STOCK
                  ----------------------------------  ---------------------------------
                                                                                            NOTES
                                         ADDITIONAL                         ADDITIONAL   RECEIVABLE    RETAINED        TOTAL
                                          PAID-IN-                           PAID-IN-    FROM COMMON   EARNINGS    STOCKHOLDERS'
                    SHARES     AMOUNT     CAPITAL       SHARES    AMOUNT      CAPITAL    STOCK SALE   (DEFICIT)       EQUITY
                  ----------  --------  ------------  ---------- ---------  -----------  ----------- ------------  -------------
BALANCE AT
 DECEMBER 31,
 1993...........   3,250,000  $ 32,500  $ 11,826,244  22,300,000 $ 223,000  $ 4,302,028   $(324,010) $   (916,965) $ 15,142,797
Payments on
 notes
 receivable from
 common stock
 sale and
 offering
 expenses
 related to
 issuance of
 common stock...         --        --            --          --        --        (8,858)    124,000           --        115,142
Conversion of
 preferred
 stock..........  (3,250,000)  (32,500)  (11,826,244) 13,000,000   130,000   11,728,744         --            --            --
Issuance of
 common stock to
 employees......         --        --            --       39,680       396         (396)        --            --
Issuance of
 common stock,
 net of issuance
 costs..........         --        --            --    6,000,000    60,000   16,904,743         --            --     16,964,743
Exercise of
 warrants for
 common stock...         --        --            --    1,000,000    10,000    1,190,000         --            --      1,200,000
Issuance of
 common stock
 for exercise of
 options........         --        --            --        8,000        80        1,253         --            --          1,333
Exercise of
 warrants for
 common stock...         --        --            --   10,422,300   104,224   38,856,528         --            --     38,960,752
Exchange of
 warrants for
 common stock...         --        --            --      447,160     4,472       (4,472)        --            --            --
Net income......         --        --            --          --        --           --          --     20,731,980    20,731,980
                  ----------  --------  ------------  ---------- ---------  -----------   ---------  ------------  ------------
BALANCE AT
 DECEMBER 31,
 1994...........         --        --            --   53,217,140   532,172   72,969,570    (200,010)   19,815,015    93,116,747
Issuance of
 common stock
 for exercise of
 options........         --        --            --       28,000       280       10,171         --            --         10,451
Issuance of
 common stock
 for exercise of
 options........         --        --            --    1,309,000    13,090      373,111         --            --        386,201
Issuance of
 common stock
 under stock
 purchase plan..         --        --            --        1,880        18       39,206         --            --         39,224
Change in par
 value..........         --        --            --          --   (491,004)     491,004         --            --            --
Accrued
 compensation
 related to
 stock options..         --        --            --          --        --       550,000         --            --        550,000
Payments on
 notes
 receivable from
 common stock
 sale...........         --        --            --          --        --           --      200,010           --        200,010
Net income......         --        --            --          --        --           --          --     67,762,598    67,762,598
                  ----------  --------  ------------  ---------- ---------  -----------   ---------  ------------  ------------
BALANCE AT
 DECEMBER 31,
 1995...........         --        --            --   54,556,020    54,556   74,433,062         --     87,577,613   162,065,231
Issuance of
 common stock
 for exercise of
 options........         --        --            --      310,810       311      835,862         --            --        836,173
Issuance of
 common stock
 under stock
 purchase plan..         --        --            --        8,770         9      113,493         --            --        113,502
Accrued
 compensation
 related to
 stock options..         --        --            --          --        --     1,854,030         --            --      1,854,030
Net loss........         --        --            --          --        --           --          --    (41,469,299)  (41,469,299)
                  ----------  --------  ------------  ---------- ---------  -----------   ---------  ------------  ------------
BALANCE AT
 DECEMBER 31,
 1996...........         --   $    --   $        --   54,875,600 $  54,876  $77,236,447   $     --   $ 46,108,314  $123,399,637
                  ==========  ========  ============  ========== =========  ===========   =========  ============  ============

                            See accompanying notes.

                                 VALUJET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            YEAR ENDED DECEMBER 31
                                   ------------------------------------------
                                       1996           1995           1994
                                   -------------  -------------  ------------
OPERATING ACTIVITIES
Net (loss) income................. $ (41,469,299) $  67,762,598  $ 20,731,980
Adjustments to reconcile net
 (loss) income to cash (used in)
 provided by operating activities:
  Depreciation and amortization...    29,164,596     15,147,647     3,548,426
  Provision for uncollectible
   accounts.......................     3,637,589      3,159,935     1,043,902
  Deferred income taxes...........     8,925,000      7,390,070     3,012,165
  Gain on disposal of flight
   equipment......................    (6,749,361)    (1,093,527)          --
  Changes in operating assets and
   liabilities:
   Accounts receivable............     1,422,103     (7,705,398)   (6,285,616)
   Other current assets...........    (6,148,682)    (6,644,002)   (1,218,142)
   Accounts payable and accrued
    liabilities...................   (14,354,877)    23,738,400    16,921,695
   Air traffic liability..........   (18,407,550)    12,614,252     7,361,035
   Income taxes payable...........   (36,465,610)      (581,559)      606,516
                                   -------------  -------------  ------------
Net cash (used in) provided by
 operating activities.............   (80,446,091)   113,788,416    45,721,961
INVESTING ACTIVITIES
Purchases of property and equip-
 ment.............................  (127,570,815)  (142,128,206)  (61,969,880)
Proceeds from disposal of
 equipment........................    97,598,198      3,000,000           --
                                   -------------  -------------  ------------
Net cash used in investing
 activities.......................   (29,972,617)  (139,128,206)  (61,969,880)
FINANCING ACTIVITIES
Notes receivable..................           --       5,500,000    (5,500,000)
Payment received on notes
 receivable from common stock
 sale.............................           --         200,010        50,000
Issuance of long-term debt........   224,497,189     73,707,688    40,612,884
Proceeds from sale of common
 stock............................       949,675        435,876    56,961,546
Payment of long-term debt.........   (92,962,557)   (11,634,230)   (4,045,580)
                                   -------------  -------------  ------------
Net cash provided by financing
 activities.......................   132,484,307     68,209,344    88,078,850
                                   -------------  -------------  ------------
Net increase in cash and cash
 equivalents......................    22,065,599     42,869,554    71,830,931
Cash and cash equivalents at
 beginning of year................   127,947,096     85,077,542    13,246,611
                                   -------------  -------------  ------------
Cash and cash equivalents at end
 of year.......................... $ 150,012,695  $ 127,947,096  $ 85,077,542
                                   =============  =============  ============
Cash paid for income taxes........ $   4,041,000  $  32,770,000  $  9,215,000
                                   =============  =============  ============
Cash paid for interest............ $  19,412,000  $   6,592,000  $  2,155,000
                                   =============  =============  ============


                            See accompanying notes.

                                 VALUJET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Reorganization and Principles of Consolidation

  ValuJet Airlines, Inc. was originally incorporated on July 10, 1992 under the name of Charter Way, Inc. In May 1993, the Company changed its name to ValuJet Airlines, Inc. As a result of a merger between ValuJet Airlines, Inc. and VJET Acquisition, Inc. on October 19, 1995, ValuJet Airlines, Inc. became a wholly-owned subsidiary of ValuJet, Inc. ValuJet, Inc. was incorporated on July 17, 1995 by ValuJet Airlines, Inc. as its wholly-owned subsidiary.

  ValuJet, Inc. formed VJET Acquisition, Inc. as its wholly-owned subsidiary. Pursuant to a Plan and Agreement of Merger ("the Merger"), VJET Acquisition, Inc. was merged into ValuJet Airlines, Inc. with ValuJet Airlines, Inc. being the surviving corporation. In connection with the Merger, each outstanding share of Common Stock, $.01 par value per share, of ValuJet Airlines, Inc. was converted into and became the right to receive one share of Common Stock, $.001 par value per share, of ValuJet, Inc., and the shares of Common Stock of VJET Acquisition, Inc. owned by ValuJet, Inc. were converted into shares of Common Stock of ValuJet Airlines, Inc. The shares of Common Stock of ValuJet, Inc. owned by ValuJet Airlines, Inc. were canceled. Therefore, the then current stockholders of ValuJet Airlines, Inc. became stockholders of ValuJet, Inc. and ValuJet Airlines, Inc. became a wholly-owned subsidiary of ValuJet, Inc. Each of the former stockholders of ValuJet Airlines, Inc. has exactly the same proportionate interest in ValuJet, Inc. as they had in ValuJet Airlines, Inc. prior to the Merger.

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

 Description of Business

  The Company offers affordable, no-frills, point-to-point scheduled air transportation and cargo service, serving short-haul markets primarily in the eastern United States.

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the consolidated financial statements.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Accounts Receivable

  Accounts receivable are due primarily from major credit card processors and travel agents. These receivables are unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

                                 VALUJET, INC.

 Inventories of Parts and Supplies

  Inventories of flight equipment, expendable parts, materials and supplies are carried at the lower of cost or market using the first-in, first-out method (FIFO). These items are charged to expense when issued for use. Allowances for obsolescence are provided over the estimated useful life of the related aircraft and engines, for spare parts expected to be on hand at the date aircraft are retired from service.

 Property and Equipment

  Property and equipment is stated on the basis of cost. Flight equipment is depreciated to its residual values, estimated at 20%, using the straight-line method over seven to ten years. Other property and equipment is depreciated over three years.

 Interest Capitalized

  Interest attributable to funds used to finance the acquisition of new aircraft is capitalized as an additional cost of the related asset. Interest is capitalized at the Company's weighted average interest rate on long-term debt or, where applicable, the interest rate related to specific borrowings. Capitalization of interest ceases when the asset is placed in service. In 1996, approximately $1,212,000 of interest cost was capitalized. No interest was capitalized in 1995 or 1994.

 Aircraft and Engine Maintenance

  The Company accounts for airframe and aircraft engine overhaul costs using the direct-expensing method. Overhauls are performed on a continuous basis and the cost of overhauls and routine maintenance costs for aircraft and engine maintenance are charged to maintenance expense as incurred.

 Advertising Costs

  Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was approximately $6,261,000, $8,038,000 and $5,507,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

 Revenue Recognition

  Passenger and cargo revenue is recognized when transportation is provided. Transportation purchased but not yet used is included in air traffic liability.

 Arrangement Fee for Aircraft Transfers

  During 1996, the Company sold its contractual purchase commitments with respect to certain aircraft to other entities for approximately $17,000,000 which, net of related deposits, resulted in income of approximately $13,000,000. This amount is reflected as Arrangement Fee for Aircraft Transfers in the accompanying statement of operations. The Company has no further obligations with respect to these purchase commitments.

 Income Taxes

  The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

 Preoperating Costs

  The cost of routine development of new routes and the pre-operating cost incurred in connection with aircraft acquisitions are charged to expense as incurred.

                                 VALUJET, INC.

 Stock-Based Compensation

  The Company grants stock options for a fixed number of shares to officers, directors, key employees and consultants of the Company with an exercise price equal to or below the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes compensation expense only if the market price of the underlying stock exceeds the exercise price of the stock option on the date of grant.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. However, the Company will continue to account for stock-based compensation in accordance with APB Opinion No. 25.

 Net Income (Loss) Per Share

  Net income (loss) per share is based on the weighted average number of common and preferred shares outstanding and dilutive common stock equivalents during the periods.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock issued for consideration below the initial public offering ("IPO") price of $3.125 per share and stock options and warrants issued with exercise prices below the IPO price during the twelve-month period preceding the initial filing of the Registration Statement ("Cheap Stock") have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods prior to the effective date of the IPO.

  In accordance with APB Opinion No. 15, supplemental income per share data for 1994 is presented for comparability purposes. The following income per share is calculated excluding the effects of Cheap Stock issued during the twelve months immediately preceding the effective date of the Company's IPO.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
      Net income per share.........................................    $0.42
                                                                       =====

 Impact of Recently Issued Accounting Standards

  In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the discounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996, and the effect of adoption was not material.

  During 1996, as a result of the accident involving Flight 592 and the consent order with the FAA which requires the Company to reestablish operations with up to 15 aircraft and subjects further expansion of the Company's operations to FAA and DOT approval, the Company plans to sell certain of its aircraft with a carrying amount of approximately $42 million. Those aircraft which the Company has decided to sell have been classified in the balance sheet as assets held for disposition and are stated at the lower of carrying amount or fair value less cost to sell. The Company began marketing the aircraft to potential buyers and plans to sell the aircraft during 1997. At December 31, 1996, the fair value, as estimated by the current market value, less cost to sell exceeded the carrying amount of such aircraft.

                                 VALUJET, INC.

 Reclassifications

  Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the current year presentation.

2. COMMITMENTS AND CONTINGENCIES

  On May 11, 1996, the Company suffered a tragic loss involving Flight 592. The accident resulted in extensive media coverage calling into question the safety of low-fare airlines in general and the Company in particular, despite the fact that the cause of the accident is still under investigation by the National Transportation Safety Board. In response to the accident, the Federal Aviation Administration (FAA) conducted an extraordinary review of the Company's operations. As a result, the Company significantly reduced its schedule between May 19, 1996 and June 17, 1996, and on June 17, 1996 entered into a consent order with the FAA under which the Company agreed to several matters including the suspension of operations until such time as the Company was able to satisfy the FAA as to its various regulatory compliance concerns and the payment of $2,000,000 to the FAA to compensate it for the cost of the special inspections. The Company satisfied the FAA's requirements and received FAA clearance during August 1996. The Company received its determination of fitness from the Department of Transportation on September 25, 1996 and restarted operations on September 30, 1996. See Note 9 regarding charges associated with the accident and related suspension of operations.

  As a result of the above mentioned events, numerous lawsuits were filed against the Company seeking damages attributable to the deaths of those on Flight 592. Thus far, a total of approximately 50 such lawsuits have been filed against ValuJet Airlines, Inc. Most of the cases were initially removed to the federal court. That court, however, remanded the majority of the actions to the state courts from which they originated and retained jurisdiction for only seven cases. As a consequence, most of the cases will proceed in state courts in Florida and Georgia. In 36 of these lawsuits, a third party maintenance contractor has been named as a co-defendant. The Company's insurance carrier has assumed defense of these suits under a reservation of rights. As all claims are handled independently by the Company's insurance carrier, the Company cannot reasonably estimate the amount of liability which might finally exist. As a result, no accruals for losses and the related claim for recovery from the Company's insurance carrier have been reflected in the Company's financial statements. The Company maintains $750 million of liability insurance, per occurrence, with a major group of independent insurers that provide facilities for all forms of aviation insurance for many major airlines.

  Although the Company believes, based on the information currently available to it, that such coverage will be sufficient to cover all claims arising out of the loss of Flight 592 and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the Company's insurance limit or that all damages awarded will be covered by insurance.

  Several stockholder class action suits have been filed against the Company and certain of its executive officers ("Defendants"). The consolidated lawsuits seek class certification for all purchasers of stock in the Company during periods beginning on or after June 1995 and ending on or before June 18, 1996, and are based on allegedly misleading public statements made by the Company or failure to disclose material facts in violation of federal securities laws. A total of 14 stockholder lawsuits were filed against the Company. Of these suits, 11 were filed in the United States District Court for the Northern District of Georgia and these suits have been consolidated into a single action (In re: ValuJet, Inc.). Another lawsuit filed in the United States District Court for the Middle District of Florida has been transferred to the Northern District of Georgia and has been consolidated into In re:
ValuJet, Inc. All of the Defendants filed a joint Motion to Dismiss the Consolidated Amended Complaint on December 23, 1996. The Plaintiffs' response to this motion to Dismiss is due on May 9, 1997. On November 25, 1996, Plaintiffs filed their Motion for Class Certification. On January 14, 1997, Defendants filed a "Notice of Stay of Discovery and Other Proceedings", in which Defendants state that the

                                 VALUJET, INC.

filing of their Motion to Dismiss has stayed the issue of class certification pursuant to the Private Securities Litigation Reform Act. By consent of the parties, Defendants are not currently obligated to respond to Plaintiffs' Motion for Class Certification, and if the Court decides that the issue of class certification is not stayed by the Private Securities Litigation Reform Act, the Defendants have 30 days from the date of such decision to respond to Plaintiffs' Motion for Class Certification. Two suits (Cohen et al. v. ValuJet, Inc., et al. and Hepler et al. v. ValuJet, Inc. et al.) have been filed in the State Court of Fulton County, Georgia. On December 23, 1996, all Defendants in both actions, other than a third party contractor, answered the Complaint and filed a Motion to Dismiss the Complaint. Additionally, a director named in the suits filed a Motion to Dismiss for lack of personal jurisdiction. By consent of the parties, the Plaintiffs have until May 9, 1997, to respond to these motions to dismiss. The Company denies that it has violated any of its obligations under the federal securities laws and believes that meritorious defenses exist in the lawsuits.

  On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against the Company in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether the Company was entitled to exercise a termination right contained in its lease agreement. Management believes the ultimate resolution will not have a materially adverse effect on the Company's financial position or results of operations.

  From time to time, the Company is engaged in litigation arising in the ordinary course of business. The Company does not believe that any such pending litigation will have a material adverse effect on its results of operations or financial condition.

  At December 31, 1996, the Company's contractual commitments consisted primarily of scheduled aircraft acquisitions. The Company has entered into a contract with a major aircraft manufacturer to purchase 50 new aircraft, to be delivered from 1999 to 2002, with options to purchase another 50 aircraft. Aggregate funding needed for these and all other aircraft commitments was approximately $1 billion at December 31, 1996. Approximately $162 million of this amount is required to be paid in progress payments due from 1995 to 2001. After progress payments, the balance of the total purchase price must be paid or financed upon delivery of each aircraft. While the major aircraft manufacturer is required to provide credit support for a limited portion of third party financing, the Company will be required to obtain financing from other sources relating to these deliveries. If the Company exercises its option to acquire up to an additional 50 aircraft, additional payments could be required beginning in 1997. In conjunction with these contractual commitments, the Company has made refundable deposits of approximately $13,008,000 at December 31, 1996.

  Future required deposits for aircraft progress payments as of December 31, 1996 are as follows:

      1997......................................................... $  7,567,000
      1998.........................................................   31,655,000
      1999.........................................................   35,512,000
      2000.........................................................   44,874,000
      2001.........................................................   29,565,000
                                                                    ------------
                                                                    $149,173,000
                                                                    ============

                                 VALUJET, INC.

  By December 31, 1999, all of the Company's aircraft must be brought into compliance with the FAA's Stage 3 noise requirements. The Company intends to meet its Stage 3 noise requirement obligations by installing hush kits on Stage 2 aircraft and acquiring Stage 3 aircraft. The Company expects that FAA certified hush kits will cost approximately $55,000,000 for its aircraft not currently meeting such requirements.

3. ACCRUED LIABILITIES

                                                               DECEMBER 31
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
   Accrued bonuses...................................... $       --  $12,017,001
   Accrued maintenance..................................   7,710,207   4,700,000
   Other................................................  15,008,348  19,149,094
                                                         ----------- -----------
                                                         $22,718,555 $35,866,095
                                                         =========== ===========

4. LONG-TERM DEBT

                                                            DECEMBER 31
                                                     -------------------------
                                                         1996         1995
                                                     ------------ ------------
   Senior notes..................................... $150,000,000 $        --
   Promissory notes for aircraft and other
    equipment.......................................   94,706,324  109,038,133
                                                     ------------ ------------
                                                      244,706,324  109,038,133
   Less current maturities..........................   33,246,302   21,430,984
   Less debt on assets held for disposition.........   18,188,222          --
                                                     ------------ ------------
                                                     $193,271,800 $ 87,607,149
                                                     ============ ============

  During April 1996, the Company closed a private offering of $150,000,000 principal amount of 10 1/4% Senior Notes due 2001. In October 1996, the Company exchanged the unregistered Notes for Registered 10 1/4% Senior Notes due 2001. Interest on the Senior Notes is payable semi-annually on April 15 and October 15.

  The promissory notes relate to aircraft financing and bear interest at rates ranging from 7.43% to 10.18% per annum, and principal and interest payments are due in monthly or quarterly installments over four to seven year terms on a mortgage-style amortization based on the delivery date of the aircraft. Certain of these notes, with an aggregate unpaid principal balance of approximately $14.3 million as of December 31, 1996, have a variable rate of interest based on the London interbank offered rate (LIBOR) (5.5% at December 31, 1996) plus 1.85% to 3% (1.85% at December 31, 1996) based on the Company's compliance with specific financial ratios concerning leverage and fixed charge coverage. Certain other of these notes have a variable rate of interest based on LIBOR plus a range of 1.20% to 2.75%.

  A substantial portion of the secured notes require prepayment if specific financial ratios (concerning debt to equity, net worth, fixed charge coverage and current ratio) are not maintained. At December 31, 1996, the Company was in violation of the fixed charge coverage ratio covenant related to approximately $66,103,000 of this secured debt. In March 1997, certain of the Company's secured lenders agreed to waive the fixed charge coverage ratio covenant at December 31, 1996 and to waive or reduce the required fixed charge coverage ratio through December 31, 1997. As a result, management believes it will meet all loan covenant requirements on such debt totalling $47,151,000 through December 31, 1997. Accordingly, amounts payable under these secured debt agreements, excluding current maturities and debt on assets held for disposition, are classified as long-term in the accompanying consolidated balance sheet. The Company remains in violation of the fixed charge coverage ratio for $18,952,000 of secured debt. As a result, such debt has been classified as current maturities or debt on assets held for disposition, where appropriate, in the accompanying consolidated balance sheet. No prepayment requests have been made related to such debt. The Company's aircraft, engines and computer and telephone equipment totalling approximately $155,157,000 serve as collateral on secured debt.

                                 VALUJET, INC.

  Future statutory long-term debt principal payments at December 31, 1996 were as follows:

   YEAR ENDING
   DECEMBER 31,
   ------------
   1997............................................................ $ 21,457,302
   1998............................................................   23,124,833
   1999............................................................   20,552,472
   2000............................................................   15,536,446
   2001............................................................  162,885,469
   Thereafter......................................................    1,149,802
                                                                    ------------
                                                                    $244,706,324
                                                                    ============

5. LEASES

  The Company leases facilities from local airport authorities or other carriers, as well as office space. These leases are operating leases and have terms from one month to fourteen years.

  Total rental expense charged to operations for facilities and office space for the years ended December 31, 1996, 1995 and 1994 was approximately $15,824,000, $12,516,000, and $4,726,000, respectively.

  Future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year at December 31, 1996 were as follows:

   YEAR ENDING
    DECEMBER 31,
   -------------
   1997............................................................. $ 5,076,000
   1998.............................................................   4,922,000
   1999.............................................................   4,750,000
   2000.............................................................   4,131,000
   2001.............................................................   3,954,000
   Thereafter.......................................................  34,597,000
                                                                     -----------
                                                                     $57,430,000
                                                                     ===========

6. STOCKHOLDERS' EQUITY

  During 1993, the Company issued 1,200,000 shares of common stock to an officer of the Company and 300,000 shares to a consultant in exchange for notes receivable of $200,010 and $50,000, respectively. During 1996 and 1995, the notes receivable were repaid in full.

  In conjunction with a private placement offering during 1993, the Company issued 250,000 Preferred Stock purchase warrants to the placement agent which entitled the holder to acquire shares of Preferred Stock at a price of $4.80 per share. These warrants were exercised for common stock during the year ended December 31, 1994.

  Also, during 1993, the Company issued 260 units ("Units"), each consisting of 12,500 shares of convertible Series A Preferred Stock ("Preferred Stock") and warrants to purchase 50,000 shares of common stock, or 3,250,000 shares of Preferred Stock and 13,000,000 warrants to purchase common stock, for $11,858,744, net of issuance costs of $1,141,351. Each warrant entitled the holder to purchase shares of common stock at a price of $3.75 per share on or before December 31, 1995. The warrants were callable by the Company at $.0125 per share if the closing bid price of the Company's common stock was greater than or equal to $5 per share for a period of fifteen consecutive trading days and if the common stock issuable upon exercise of warrants was then covered by an effective registration statement filed with the Securities and Exchange Commission. In addition, in conjunction with a sale of common stock in 1993, the Company issued 1,000,000 warrants to purchase

                                 VALUJET, INC.

common stock at a price of $3.75 per share. In October 1994, the Company called the 14,000,000 warrants outstanding at that date. Pursuant to the Company's exchange offer, 10,422,300 warrants for common stock were exercised for $3.75 per share resulting in proceeds of approximately $38,960,000, net of expenses. The remaining 3,577,700 warrants for common stock were exchanged for 447,160 shares of common stock, in accordance with the Company's exchange offer.

  On July 6, 1994, the Company closed an initial public offering of 6,000,000 shares of its common stock, generating proceeds of approximately $17 million, net of underwriting discounts and commissions, and other expenses. Concurrent with the closing of the Company's IPO, all of the Company's Preferred Stock was automatically converted into common stock on a one-for-four basis.

  On June 28, 1994, the Company issued 39,680 shares of common stock to a trust for the benefit of its employees at the IPO date. These shares were valued at the IPO price of $3.12 per share and compensation expense related to these shares will be recognized over the vesting period of three years from the issuance date. At the end of the vesting term, the shares will be divided among the employees employed at the IPO date remaining with the Company at the end of the three year vesting period. Approximately 33,000 of these shares had been earned as of December 31, 1996.

  During 1995, the Company announced two separate two-for-one stock splits effected in the form of stock dividends. The stock splits were payable on April 10, 1995 and November 21, 1995 to stockholders of record as of the close of business on March 24, 1995 and November 6, 1995, respectively. All references in the consolidated financial statements to shares, per share amounts and stock plans have been retroactively restated to reflect the stock splits.

7. STOCK OPTION PLANS

  In 1993, the Company established the ValuJet Airlines, Inc. 1993 Incentive Stock Option Plan (the "1993 Plan") whereby up to 4,800,000 options may be granted to officers, directors and key employees to purchase shares of common stock at prices not less than the fair value of the shares on the dates of grant. With respect to individuals owning more than 10% of the voting power of all classes of the Company's stock, the exercise price per share shall not be less than 110% of the fair value of the shares on the date of grant.

  On March 31, 1994, the Company established the ValuJet Airlines, Inc. 1994 Stock Option Plan (the "1994 Plan") whereby up to 4,000,000 incentive stock options or non-qualified options may be granted to officers, directors, key employees and consultants of the Company.

  On January 30, 1996, the Company established the ValuJet, Inc. 1996 Stock Option Plan (the "1996 Plan") whereby up to 5,000,000 incentive stock options or non-qualified options may be granted to officers, directors, key employees and consultants of the Company.

  Vesting and term of all options is determined by the Board of Directors and may vary by optionee; however, the term may be no longer than ten years from the date of grant.

  At December 31, 1996, the vesting of 1,504,000 stock options with a weighted average exercise price of $0.85 granted to two executive officers was accelerated such that they became fully vested on that date. Such stock options represented all of the nonvested stock options held by the two executive officers.

  Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair

                                 VALUJET, INC.

value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 7.3% and 6.4%; no dividend yields; volatility factors of the expected market price of the Company's common stock of .625 for 1996 and 1995; and a weighted-average expected life of the options of 5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  A summary of stock option activity under the above-described plans is as follows:

                                                                    WEIGHTED
                                          SHARES     PRICE RANGE  AVERAGE PRICE
                                        ----------  ------------- -------------
   Balance at December 31, 1993........  3,880,000   $       0.17     $0.17
     Granted...........................  2,240,000   1.00 -  3.75      2.90
     Exercised.........................     (8,000)          0.17      0.17
     Canceled..........................    (92,000)  0.17 -  3.13      1.63
                                        ----------
   Balance at December 31, 1994........  6,020,000   0.17 -  3.75      1.16
     Granted...........................  1,175,600   3.75 - 23.19      5.67
     Exercised......................... (1,337,000)  0.17 -  3.13      0.33
     Canceled..........................   (239,200)  0.17 - 12.19      3.42
                                        ----------
   Balance at December 31, 1995........  5,619,400   0.17 - 23.19      2.20
     Granted...........................  1,406,000   3.75 - 23.19     15.99
     Exercised.........................   (310,010)  0.17 -  3.13      2.68
     Canceled..........................    (91,860)  0.17 - 12.19      5.91
                                        ----------
   Balance at December 31, 1996........  6,623,530   0.17 - 23.19      5.06
                                        ==========
   Exercisable at December 31, 1996....  4,336,430
                                        ==========

  The following table summarizes information concerning currently outstanding and exercisable options:

                           OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                    --------------------------------- ---------------------
                                 WEIGHTED-
                                  AVERAGE   WEIGHTED-             WEIGHTED-
      RANGE OF                   REMAINING   AVERAGE               AVERAGE
      EXERCISE        NUMBER    CONTRACTUAL EXERCISE    NUMBER    EXERCISE
       PRICES       OUTSTANDING    LIFE       PRICE   EXERCISABLE   PRICE
      --------      ----------- ----------- --------- ----------- ---------
            $ 0.17   2,516,000     6.50      $ 0.17    2,452,000   $ 0.17
   $ 1.00 - $ 5.13   2,603,230     7.69      $ 3.52    1,315,230   $ 2.68
   $ 8.50 - $15.00     570,000     9.62      $10.23       15,600   $13.43
   $18.38 - $23.19     934,300     8.82      $19.35      553,600   $18.40
                     ---------                         ---------
                     6,623,530     7.60      $ 5.06    4,336,430   $ 3.21
                     =========                         =========

                                 VALUJET, INC.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                          1996         1995
                                                      ------------  -----------
   Pro forma net income (loss)....................... $(44,880,415) $67,193,721
   Pro forma earnings (loss) per share:..............        (0.82)        1.14

  Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

  The weighted-average fair value of options granted during 1996 and 1995 with option prices equal to the market price on the date of grant was $7.82 and $4.00, respectively. The weighted-average fair value of options granted during 1996 and 1995 with option prices less than the market price of the stock on the date of grant was $10.13 and $2.73, respectively.

  At December 31, 1996, the Company had reserved a total of 12,144,190 shares of common stock for future issuance upon exercise of stock options.

8. INCOME TAXES

  The income tax provision (benefit) consists of the following:

                                                  YEAR ENDED DECEMBER 31
                                           -------------------------------------
                                               1996         1995        1994
                                           ------------  ----------- -----------
   Current:
     Federal.............................. $(31,311,000) $30,389,736 $ 8,387,121
     State................................   (2,077,000)   2,283,128   1,449,270
                                           ------------  ----------- -----------
   Total current..........................  (33,388,000)  32,672,864   9,836,391
   Deferred:
     Federal..............................   10,614,000    6,313,839   2,694,773
     State................................   (1,689,000)   1,076,231     317,392
                                           ------------  ----------- -----------
   Total deferred.........................    8,925,000    7,390,070   3,012,165
                                           ------------  ----------- -----------
                                           $(24,463,000) $40,062,934 $12,848,556
                                           ============  =========== ===========

  A reconciliation of the provision for income taxes (benefit) to the federal statutory rate is as follows:

                                    YEAR ENDED DECEMBER 31
                             -------------------------------------
                                 1996         1995        1994
                             ------------  ----------- -----------
   Tax at statutory rate...  $(23,076,000) $37,738,937 $11,648,639
   State taxes, net of fed-
    eral benefit...........    (2,448,000)   2,183,583   1,330,254
   Other...................     1,061,000      140,414     233,576
   Valuation reserve.......           --           --     (363,913)
                             ------------  ----------- -----------
                             $(24,463,000) $40,062,934 $12,848,556
                             ============  =========== ===========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                 VALUJET, INC.

                                                              DECEMBER 31
                                                        -----------------------
                                                           1996        1995
                                                        ----------- -----------
   Deferred tax liabilities:
     Prepaid insurance................................. $ 2,687,180 $ 1,210,775
     Depreciation......................................  19,584,784  10,919,065
     Gain on involuntary conversion....................   1,484,100         --
                                                        ----------- -----------
   Total deferred tax liabilities......................  23,756,064  12,129,840
   Deferred tax assets:
     Accrued liabilities...............................     770,463   1,181,489
     State operating loss carryforwards................   2,035,751         --
     Non qualified stock options.......................     929,956         --
     Other.............................................     692,659     546,116
                                                        ----------- -----------
   Total deferred tax assets...........................   4,428,829   1,727,605
                                                        ----------- -----------
   Net deferred tax liability.......................... $19,327,235 $10,402,235
                                                        =========== ===========

  Various subsidiaries of the Company have state operating loss carryforwards of approximately $3,100,000 with expiration dates through the year 2011.

9. SHUTDOWN AND OTHER NONRECURRING EXPENSES

  Shutdown and other nonrecurring expenses include costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule from May 19, 1996 to the June 17, 1996 shutdown, the suspension of operations from June 17, 1996 to September 29, 1996 and the reduced schedule from September 30, 1996 to December 31, 1996. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of the Company's operations including legal fees, payments to the FAA, inspection related costs and unusual maintenance in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of vacated or idled facilities and costs of personnel idled as a result of the reduced and suspended operations from May through December, 1996 are included in shutdown and other nonrecurring expenses. Personnel costs include full wages, salaries and benefits that were provided to idled employees during the reduction and suspension of operations.

  A summary of such costs is as follows for the year ended December 31, 1996:

   Maintenance..................................................... $27,750,000
   Legal and other consulting......................................   8,843,000
   Facilities rental...............................................   6,114,000
   Wages, salaries and benefits, excluding maintenance.............   4,895,000
   FAA remediation.................................................   2,000,000
   Depreciation....................................................  11,054,000
   Other...........................................................   7,338,000
                                                                    -----------
                                                                    $67,994,000
                                                                    ===========

  No accrual was provided for costs to be incurred in future periods related to aircraft depreciation and maintenance and rental costs associated with temporarily idled facilities as such costs will be recognized as they are incurred. There is no accrual for salaries and wages in connection with the June 18, 1996 furlough of employees at December 31, 1996 as such employees were paid through June 30, 1996 with no additional severance benefits provided.

                                 VALUJET, INC.

10. RELATED PARTY TRANSACTIONS

  The Company has utilized temporary employees provided by a temporary agency which is partially owned by the daughter of one of the Company's officers. This arrangement was terminated during 1996. Amounts recorded as expense related to this agency were approximately $4,223,000, $12,663,000, and $5,140,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Accounts payable to this agency was approximately $370,703 at December 31, 1995. No amounts were due at December 31, 1996.

11. FINANCIAL INSTRUMENTS

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various high credit-quality financial institutions or in short-duration high quality debt securities. The Company periodically evaluates the relative credit standing of those financial institutions that are considered in the Company's investment strategy. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

    Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                       1996                      1995
                             ------------------------- -------------------------
                               CARRYING       FAIR       CARRYING       FAIR
                                AMOUNT       VALUE        AMOUNT       VALUE
                             ------------ ------------ ------------ ------------
   Cash and
    cash equivalents.......  $150,012,695 $150,012,695 $127,947,096 $127,947,096
   Accounts receivable, net
    of allowance...........     7,014,702    7,014,702   12,074,394   12,074,394
   Accounts payable........     3,221,036    3,221,036    6,721,754    6,721,754
   Long-term debt..........   244,706,324  219,326,000  109,038,133  110,973,000

12. EMPLOYEE BENEFIT PLANS

  Effective April 1, 1995, the Company adopted the ValuJet Airlines, Inc. 401(k) Plan (the "Plan"), a defined contribution benefit plan which qualifies under Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Plan. Participants may contribute up to 15% of their base salary to the Plan. Contributions to the Plan by the Company are discretionary. No employer contributions were made in 1996 or 1995.

  Effective May 16, 1995, the Company formed the 1995 Employee Stock Purchase Plan (the "Stock Plan") whereby employees who complete twelve months of service are eligible to make quarterly purchases of the Company's common stock at up to a 15% discount from the market value on the offering date. The discount rate

                                 VALUJET, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

is determined by the Board of Directors before each offering date. The Company is authorized to issue up to 4,000,000 shares of common stock under this plan. During 1996 and 1995, the employees purchased a total of 8,770 and 1,880 shares at an average price of $12.94 and $20.86 per share, respectively, which represented a 5% discount from the market price on the offering dates.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1996 and 1995 is as follows (in thousands, except per share data):

                                                        QUARTER
                                          -------------------------------------
                                           FIRST    SECOND    THIRD     FOURTH
                                          -------- --------  --------  --------
   Fiscal 1996:
     Operating revenues.................. $109,995 $ 81,217  $    311  $ 28,113
     Operating income (loss).............   17,525  (11,581)  (29,946)  (27,397)
     Net income (loss)...................   10,667   (9,574)  (21,945)  (20,617)
     Net income (loss) per share.........      .18     (.18)     (.40)     (.38)

                                                            QUARTER
                                               ---------------------------------
                                                FIRST  SECOND   THIRD    FOURTH
                                               ------- ------- -------- --------
   Fiscal 1995:
     Operating revenues....................... $60,747 $86,913 $109,296 $110,801
     Operating income.........................  14,581  27,086   36,672   30,511
     Net income...............................   9,071  16,860   22,661   19,171
     Net income per share.....................     .15     .28      .38      .32

14. SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

  The Company's $150,000,000 of 10 1/4% Senior Notes issued during 1996 are fully and unconditionally guaranteed on a joint and several basis by ValuJet Airlines, Inc., a wholly-owned subsidiary of the Company, and all its subsidiaries ("Guarantors"). All of the operations of the Company are conducted by ValuJet Airlines, Inc. and its subsidiaries. All of the Guarantors are wholly-owned or indirect subsidiaries of the Company, and there are no direct or indirect subsidiaries of the Company that are not Guarantors. Separate financial statements of the Guarantors are not presented because all of the Company's subsidiaries guarantee the Senior Notes on a full, unconditional and joint and several basis.

  Summarized financial information of ValuJet Airlines, Inc. and its subsidiaries is as follows:

                                                               DECEMBER 31, 1996
                                                               -----------------
  Current assets..............................................   $246,041,431
  Non-current assets..........................................    162,571,884
  Current liabilities.........................................     81,743,233
  Non-current liabilities.....................................    207,167,474
                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
  Operating revenues..........................................   $219,636,232
  Operating loss..............................................    (51,398,542)
  Loss before income taxes....................................    (65,932,299)
  Net loss....................................................    (41,469,299)

                                 VALUJET, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1996          1997
                                                    ------------  -------------
                                                       (NOTE)      (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $150,012,695  $123,209,923
  Accounts receivable, less allowance
   of $838,000 and $1,291,000 at December 31, 1996
   and September 30, 1997, respectively............    7,014,702     7,774,890
  Notes receivable.................................            0    12,700,000
  Inventories of parts.............................    6,607,307     7,812,121
  Prepaid expenses.................................    8,066,792       688,491
  Income taxes receivable..........................   36,440,653    12,684,240
  Assets held for disposition......................   42,060,242             0
  Other current assets.............................      839,040     1,763,661
                                                    ------------  ------------
Total current assets...............................  251,041,431   166,633,326
Property and equipment, at cost
  Flight equipment.................................  126,829,882   174,671,425
  Other property and equipment.....................   65,662,504    67,455,689
  Deposits on flight equipment
   purchase contracts..............................   14,534,895    19,442,895
                                                    ------------  ------------
                                                     207,027,281   261,570,009
  Less allowance for depreciation..................  (44,455,397)  (66,372,100)
                                                    ------------  ------------
                                                     162,571,884   195,197,909
Debt issuance costs................................    3,573,561    10,344,740
                                                    ------------  ------------
Total assets....................................... $417,186,876  $372,175,975
                                                    ============  ============

--------
Note:The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. See condensed notes to financial statements.

                                 VALUJET, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
                                                        (NOTE)     (UNAUDITED)
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................. $  3,221,542 $  3,652,706
  Accrued liabilities...............................   22,718,555   31,701,436
  Air traffic liability.............................    3,813,583    8,912,432
  Deferred tax liability............................    1,298,400      485,400
  Current maturities of long-term debt..............   33,246,302    9,125,000
  Debt on assets held for sale......................   18,188,222            0
                                                     ------------ ------------
Total current liabilities...........................   82,486,604   53,876,974
Long-term debt less current maturities..............  193,271,800  233,833,268
Deferred income taxes payable.......................   18,028,835    3,046,835
Stockholders' equity:
  Common stock, $.001 par value:
   1,000,000,000 shares authorized: issued and
   outstanding--54,875,610 at December 31, 1996 and
   55,005,740 at September 30, 1997.................       54,876       55,006
  Additional paid-in capital........................   77,236,447   77,600,497
  Retained earnings.................................   46,108,314    3,763,395
                                                     ------------ ------------
Total stockholders' equity..........................  123,399,637   81,418,898
                                                     ------------ ------------
Total liabilities and stockholders' equity.......... $417,186,876 $372,175,975
                                                     ============ ============


--------
Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. See condensed notes to financial statements.

                                 VALUJET, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                       THREE MONTHS ENDED
                                                   ----------------------------
                                                   SEPTEMBER 30,  SEPTEMBER 30,
                                                       1996           1997
                                                   -------------  -------------
Operating revenues:
  Passenger....................................... $     16,890   $ 53,569,962
  Cargo...........................................            0        582,203
  Other...........................................      294,029      2,261,112
                                                   ------------   ------------
Total operating revenues..........................      310,919     56,413,277
Operating expenses and other, net:
  Flight operations...............................      339,049      5,094,049
  Aircraft fuel...................................       45,000     13,521,439
  Maintenance.....................................    6,748,554     16,265,898
  Station operations..............................      253,672     12,857,477
  Passenger services..............................        2,692      2,552,467
  Marketing and advertising.......................      415,891      2,888,417
  Sales and reservations..........................       52,957      4,543,931
  General and administrative......................    2,784,562      3,129,216
  Employee bonus..................................            0              0
  Depreciation....................................       85,047      8,260,604
  Arrangement fee for aircraft transfers..........   (1,175,000)             0
  Gain on sale of assets..........................   (2,334,678)      (224,945)
  Rebranding expenses.............................            0        325,077
  Shutdown and other nonrecurring expenses........   23,039,576              0
                                                   ------------   ------------
Total operating expenses and other, net...........   30,257,322     69,213,630
                                                   ------------   ------------
Operating loss....................................  (29,946,403)   (12,800,353)
Interest expense (income):
  Interest expense................................    7,198,351      7,131,350
  Interest income.................................   (2,274,930)    (1,644,463)
                                                   ------------   ------------
Total interest expense, net.......................    4,923,421      5,486,887
                                                   ------------   ------------
Loss before income taxes..........................  (34,869,824)   (18,287,240)
Provision for income taxes........................  (12,925,000)    (3,675,000)
                                                   ------------   ------------
Net loss.......................................... ($21,944,824)  ($14,612,240)
                                                   ============   ============
Net loss per share................................       ($0.40)        ($0.27)
                                                   ============   ============
Weighted average shares outstanding...............   54,690,157     54,984,451
                                                   ============   ============

                            See accompanying notes.

                                 VALUJET, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                       NINE MONTHS ENDED
                                                  ----------------------------
                                                  SEPTEMBER 30,  SEPTEMBER 30,
                                                      1996           1997
                                                  -------------  -------------
Operating revenues:
  Passenger...................................... $183,547,708   $ 133,877,328
  Cargo..........................................    2,707,764       1,709,284
  Other..........................................    5,267,744       5,514,043
                                                  ------------   -------------
Total operating revenues.........................  191,523,216     141,100,655
Operating expenses:
  Flight operations..............................   13,271,766      13,998,252
  Aircraft fuel..................................   39,182,578      33,373,347
  Maintenance....................................   38,167,172      40,905,713
  Station operations.............................   32,894,975      35,342,716
  Passenger services.............................    7,626,481       6,369,631
  Marketing and advertising......................    6,922,628       8,115,476
  Sales and reservations.........................   15,495,002      11,344,657
  General and administrative.....................   10,945,982       9,272,145
  Employee bonus.................................    1,245,000               0
  Depreciation...................................   13,296,135      20,507,926
  Arrangement fee for aircraft transfers.........  (13,036,294)              0
  Gain from insurance recovery...................   (2,814,785)              0
  Gain on sale of assets.........................   (2,334,678)       (274,545)
  Rebranding expenses............................            0         325,077
  Shutdown and other nonrecurring expenses.......   54,662,986       9,338,000
                                                  ------------   -------------
Total operating expenses.........................  215,524,948     188,618,395
                                                  ------------   -------------
Operating (loss).................................  (24,001,732)    (47,517,740)
Interest expense (income):
  Interest expense...............................   15,822,366      19,854,122
  Interest income................................   (6,799,164)     (4,912,943)
                                                  ------------   -------------
Total interest expense, net......................    9,023,202      14,941,179
                                                  ------------   -------------
Loss before income taxes.........................  (33,024,934)    (62,458,919)
Provision for income taxes.......................  (12,173,000)    (20,114,000)
                                                  ------------   -------------
Net loss......................................... ($20,851,934)   ($42,344,919)
                                                  ============   =============
Net loss per share...............................       ($0.38)         ($0.77)
                                                  ============   =============
Weighted average shares outstanding..............   54,646,157      54,922,522
                                                  ============   =============

                            See accompanying notes.

                                 VALUJET, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                       NINE MONTHS ENDED
                                                  ----------------------------
                                                  SEPTEMBER 30,  SEPTEMBER 30,
                                                      1996           1997
                                                  -------------  -------------
Operating activities:
Net loss........................................  ($ 20,851,934)  ($42,344,919)
Adjustments to reconcile net loss
 to cash used in operating activities:
  Depreciation..................................     22,199,949     23,356,441
  Provision for uncollectible accounts..........      3,187,931      2,181,299
  Gain from disposal of assets..................     (5,149,463)      (274,545)
  Deferred income taxes.........................              0    (14,982,000)
  Changes in operating assets and liabilities:
    Accounts receivable.........................      4,523,838    ( 2,941,487)
    Notes receivable............................              0    (12,700,000)
    Other current assets........................     (3,176,650)     5,248,866
    Accounts payable and accrued liabilities....    (19,360,555)    10,717,969
    Air traffic liability.......................    (19,508,594)     5,098,849
    Income taxes payable........................    (14,647,451)    22,943,413
                                                  -------------  -------------
Net cash used in operating activities...........    (52,782,929)    (3,696,114)
Investing activities:
Proceeds from disposal of equipment.............     75,801,874      3,216,853
Purchases of property and equipment.............   (135,225,048)   (17,357,941)
                                                  -------------  -------------
Net cash used in investing activities...........    (59,423,174)   (14,141,088)
Financing activities:
Issuance of long-term debt......................    222,694,800     72,418,306
Proceeds from sale of common stock..............      2,528,653        364,180
Payment of long-term debt.......................    (61,978,247)   (81,748,056)
                                                  -------------  -------------
Net cash provided by (used in) financing activi-
 ties...........................................    163,245,206     (8,965,570)
                                                  -------------  -------------
Net increase (decrease) in cash and cash equiva-
 lents..........................................     51,039,103    (26,802,772)
Cash and cash equivalents at beginning of peri-
 od.............................................    127,947,096    150,012,695
                                                  -------------  -------------
Cash and cash equivalents at end of period......  $ 178,986,199  $ 123,209,923
                                                  =============  =============

                            See accompanying notes.

                                 VALUJET, INC.

    CONDENSED NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

A. BASIS OF PRESENTATION

  In the opinion of management, the accompanying unaudited consolidated interim financial statements contain all adjustments necessary to present fairly the Company's financial position as of September 30, 1997 and December 31, 1996, the results of operations for the three and nine month periods ended September 30, 1997 and September 30, 1996, and cash flows for the nine month periods ended September 30, 1997 and September 30, 1996. The adjustments made are of a normal recurring nature. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-Q. It is suggested that these unaudited interim financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 31, 1997, and amendments thereto.

  The results of operations for the three and nine month periods ended September 30, 1997 are not necessarily indicative of the results to be expected for the full fiscal year.

B. NET INCOME PER COMMON SHARE

  Net income per share is based on the weighted average number of common shares outstanding and common stock equivalents during the periods. Common stock equivalents include shares issuable upon the assumed exercise of stock options using the treasury stock method when dilutive. See Note G.

C. LONG-TERM DEBT

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1996          1997
                                                    ------------  -------------
                                                                   (UNAUDITED)
Senior notes due 2001.............................. $150,000,000  $150,000,000
Senior secured notes due 2001......................            0    80,000,000
Promissory notes due 1998 through 2001.............   94,706,324    12,958,268
Less current maturities............................  (33,246,302)   (9,125,000)
Less debt on assets held for sale..................  (18,188,222)            0
                                                    ------------  ------------
                                                    $193,271,800  $233,833,268
                                                    ============  ============

  In August, 1997, the Company completed the private placement of $80 million of 10 1/2% senior secured notes due April 15, 2001. All of the Company's secured debt with financial maintenance covenants was repaid with a portion of the proceeds of this offering. Certain aircraft, together with the installed engines related thereto, three spare engines and four hush kits after their purchase by AirTran Airlines serve as collateral for the senior secured notes.

  Interest on the Company's $150 million senior notes and $80 million senior secured notes is payable semi-annually on April 15 and October 15 at 10 1/4% and 10 1/2%, respectively, per annum. Certain other debt bears interest at fixed rates ranging from 8.0% to 9.78% per annum and is repayable in consecutive monthly or quarterly installments over a two-to four-year period. Certain other notes have a variable rate of interest based on the London interbank offered rate (LIBOR) plus 2.26% to 2.75%.

D. COMMITMENTS AND CONTINGENCIES

  On May 11, 1996, the Company suffered a tragic loss involving Flight 592. The accident resulted in extensive media coverage calling into question the safety of low-fare airlines in general and the Company in particular. In response to the accident, the Federal Aviation Administration (FAA) conducted an extraordinary

                                 VALUJET, INC.

review of the Company's operations. On June 17, 1996 the Company entered into a consent order with the FAA under which the Company agreed to several matters including the suspension of operations until such time as the Company was able to satisfy the FAA as to various regulatory compliance concerns and the payment of $2,000,000 to the FAA to compensate it for the cost of the special inspections. The Company satisfied the FAA's requirements and received FAA clearance during August 1996. The Company received its determination of fitness from the Department of Transportation on September 25, 1996 and restarted operations on September 30, 1996. See Note H regarding charges associated with the accident and related shutdown of operations.

  As a result of the above mentioned events, several class action suits have been filed by shareholders against the Company and various officers alleging, among other things, misrepresentations regarding the Company's safety. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of the Company's stock. Management intends to defend these actions vigorously and believes that the suits are without merit. While any litigation contains elements of uncertainty, management presently believes, based on the information available to it and discussions with outside counsel, that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the results of operations or the financial position of the Company.

  Numerous lawsuits have also been filed against the Company seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. The Company's insurance carrier has assumed defense of these lawsuits under a reservation of rights and is providing the defense of such claims. As all claims are handled independently by the Company's insurance carrier, the Company cannot reasonably estimate the amount of liability which might finally exist. As a result, no accruals for losses and the related claim for recovery from the Company's insurance carrier have been reflected in the Company's financial statements. The Company maintains $750 million of liability insurance, per occurrence, with a major group of independent insurers that provide facilities for all forms of aviation insurance for many major airlines. Although the Company believes, based on the information currently available to it, that such coverage is sufficient to cover claims arising out of the loss of Flight 592 and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the amount of insurance available therefor or that all damages awarded will be covered by insurance.

  In May 1997, SabreTech filed a Complaint for declaratory judgment and other relief against the Company. The action seeks a determination that SabreTech is not liable to the Company for the accident involving Flight 592 as a result of language contained in certain of the contracts between the parties and that the Company is liable to SabreTech for damages that it has suffered. The Company intends to vigorously defend this lawsuit and to assert all claims it has against SabreTech.

  On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against the Company in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether the Company was entitled to exercise a termination right contained in its lease agreement. Management believes the ultimate resolution will not have a material adverse effect on the Company's financial position or results of operations.

  In May 1997, the State of Florida filed suit against the Company and its insurers in the United States District Court for the Southern District of Florida seeking recovery of costs incurred relating to the accident involving Flight 592. The Company does not believe that it is obligated for such amounts and has filed a motion to dismiss this lawsuit.

  From time to time, the Company is engaged in litigation arising in the ordinary course of business. The Company does not believe that any such pending litigation will have a material adverse effect on its results of operations or financial condition.

                                 VALUJET, INC.

E. PROPOSED MERGER

  On July 10, 1997, the Company entered into a merger agreement with Airways Corporation ("Airways"). Under the merger agreement (which remains subject to, among other things, shareholder approval by both companies), the Company will acquire Airways through a merger of Airways with and into the Company (the "Merger"). The purchase price to be paid by the Company in the Merger will consist of approximately 9.1 million shares of Common Stock of the Company. Upon completion of the Merger, the Company intends to change its name to AirTran Holdings, Inc. In connection with the merger, the Company has loaned Airways $12,700,000, which bears interest at 10% to 12% per annum and is due in December 1997 (if the merger is consummated) or March 1998 (if the merger is not consummated by November 30, 1997).

F. ASSETS HELD FOR DISPOSITION

  During 1996, as a result of the loss of Flight 592 and the consent order with the FAA which required the Company to reestablish operations with up to 15 aircraft and subjected further expansion of the Company's operations to FAA and DOT approval, the Company's management decided to sell or lease certain of its aircraft. Those aircraft which the Company decided to sell were removed from operations and were classified in the balance sheet as assets held for disposition and were stated at the lower of carrying amount or fair value less cost to sell. Such aircraft were available for sale and an active sales program was initiated. The fair value, as estimated by the current market value of these aircraft, less cost to sell exceeded the carrying amount of such aircraft.

  At June 30, 1997, as a result of the pending merger with Airways and the resulting opportunities for the Company to expand its services, the Company's management decided to make the remaining aircraft classified as assets held for disposition available for a return to its operating specifications. Each of AirTran Airlines (formerly ValuJet Airlines) and AirTran Airways , Inc. (Airways' operating subsidiary) has the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an operating certificate from the FAA. All remaining aircraft classified as assets held for disposition were reclassified to flight equipment at their carrying amount at June 30, 1997 and will continue to be depreciated over their remaining depreciable lives.

G. NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997 the Financial Accounting Standards Board issued a new accounting pronouncement, SFAS No. 128, "Earnings per Share", which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS No. 128 will be effective for the Company's quarter and year ending December 31, 1997, and, upon adoption, all prior-period earnings per share data presented shall be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending December 31, 1997 is not permitted.

  Pro forma basic and diluted earnings per share for the three months and nine months ended September 30, 1996 and 1997 calculated under the provisions of SFAS No. 128 are as follows:

                                          QUARTER             NINE MONTHS
                                    ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                    --------------------  --------------------
                                      1996       1997        1996      1997
                                    ---------  ---------  ---------- ---------
   Basic earnings per share........ $   (0.40) $   (0.27) $   (0.38) $   (0.77)
   Diluted earnings per share......     (0.40)     (0.27) $   (0.38)     (0.77)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Articles of Incorporation of each Registrant incorporated in Nevada provide that directors of such Registrant will not be personally liable for monetary damages to such Registrant for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Nevada law. Under current Nevada law, directors would remain liable for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a stockholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

    Each Registrant incorporated in Nevada also has the obligation, pursuant to such Registrant's By-laws, to indemnify any director or officer of the Registrant for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Nevada General Corporation Law at the time of any such indemnification.

    The Partnership Agreement of each Registrant which is a Georgia partnership, provides that to the fullest extent permitted by law, such Registrant shall indemnify and shall hold the General Partner, each and every Authorized Agent of the Partnership, and the Limited Partner acting consistently with the Partnership Agreement harmless from any loss or damage, including, without limitation, reasonable legal fees and court costs, incurred by them by reason of anything they may do or refrain from doing hereafter for and on behalf of such Registrant and in furtherance of its best interests, specifically including any such act or failure to act which is attributable, in whole or in part, to the negligence of the party being indemnified, but specifically excluding any such act or failure to act which is primarily attributable to the gross negligence or willful misconduct of such party.

    The Registration Rights Agreement filed as Exhibit 4.2 hereto contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the Initial Purchasers and other holders of Notes.


ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  The following exhibits are filed as part of this Registration
Statement:

     3.1  Articles of Incorporation of ValuJet, Inc. (1)
     3.2  Bylaws of ValuJet, Inc. (1)


     4.1 Indenture dated as of August 13, 1997 among the Issuer, the Guarantors and The Bank of New York, as Trustee (2)


     4.2 Registration Rights Agreement dated as of August 13, 1997 among the Issuer, the Company and UBS Securities LLC. (2)
     4.3  Form of Exchange Note
     5.1  Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
     8.1  Tax Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
     12.1 Computation of ratio of earnings to fixed charges.

     23.1 Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in Exhibits 5.1 and 8.1)
     23.2 Consent of Ernst & Young LLP.
     24.1 Powers of Attorney (included on signature pages).


     25.1 Statement of Eligibility of Trustee. (2)


     99.1 Form of Transmittal Letter. (2)
     99.2 Form of Notice of Guaranteed Delivery. (2)

___________________________________




(1) Incorporated by reference to the Company's Registration Statement on Form S-4, registration number
     33-95232, filed with the Commission on August 1, 1995, and amendments thereto.


(2)  Previously filed.


ITEM 22.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a)  (i)  The undersigned Registrant hereby undertakes:

               (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unissued at the termination of the offering.

          (ii) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ValuJet, Inc. annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                  AIRTRAN AIRLINES, INC.

                                  By: /s/ D. Joseph Corr
                                     -----------------------------------------
                                         D. Joseph Corr, President and Chief
                                         Executive Officer








    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

/s/ D. Joseph Corr                     President (principal executive officer)
---------------------------
D. Joseph Corr                         and Director




/s/ Stephen C. Nevin                   Senior Vice President-Finance
---------------------------
Stephen C. Nevin                       (principal financial officer)


/s/ David W. Lancelot                  Controller (principal accounting officer)
---------------------------
David W. Lancelot


/s/ Robert L. Priddy                   Director
---------------------------
Robert L. Priddy





/s/ Robert D. Swenson                   Director
---------------------------
Robert D. Swenson

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.


                                   AIRTRAN HOLDINGS, INC.


                                   By: D. Joseph Corr
                                       -------------------------------
                                       D. Joseph Corr, President and Chief
                                       Executive Officer








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.


/s/ D. Joseph Corr                      President (principal executive officer)
-----------------------------
D. Joseph Corr                          and Director

/s/ Stephen C. Nevin                    Senior Vice President-Finance
-----------------------------
Stephen C. Nevin                        (principal financial officer)


/s/ David W. Lancelot                   Controller (principal accounting
-----------------------------
David W. Lancelot                       officer)


/s/ Don L. Chapman                      Director
-----------------------------
Don L. Chapman


/s/ John K. Ellingboe                   Director
-----------------------------
John K. Ellingboe


/s/ Lewis H. Jordan                     Director
-----------------------------
Lewis H. Jordan


/s/ Robert C. Pohlad                    Director
-----------------------------
Robert C. Pohlad


/s/ Robert L. Priddy                    Director
-----------------------------
Robert L. Priddy

/s/ Robert D. Swenson                   Director
-----------------------------
Robert D. Swenson

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.


                                    AIRTRAN AIRWAYS, INC.


                                    By:  /s/ D. Joseph Corr
                                       ----------------------------------------
                                         D. Joseph Corr, President and Chief
                                         Executive Officer








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.


/s/ D. Joseph Corr                    President (principal executive officer)
---------------------------
D. Joseph Corr                        and Director


/s/ Stephen C. Nevin                  Senior Vice President - Finance (principal
---------------------------
Stephen C. Nevin                      financial officer) and Director


/s/ David W. Lancelot                 Controller (principal accounting officer)
---------------------------
David W. Lancelot


/s/ John K. Ellingboe                 Director
---------------------------
John K. Ellingboe


/s/ Lewis H. Jordan                   Director
---------------------------
Lewis H. Jordan

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                    VALUJET INVESTMENT CORP.


                                    By:  /s/ D. Joseph Corr
                                       ---------------------------------------
                                       D. Joseph Corr, President and Chief
                                       Executive Officer








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.



/s/ D. Joseph Corr                      President (principal executive officer)
------------------------
D. Joseph Corr                          and Director


/s/ Leslie C. Head                      Secretary/Treasurer (principal financial
------------------------
Leslie C. Head                          and accounting officer)


/s/ Robert L. Priddy                    Director
------------------------
Robert L. Priddy


/s/ Lewis H. Jordan                     Director
------------------------
Lewis H. Jordan

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                    VALUJET CAPITAL CORP.


                                    By:  /s/ D. Joseph Corr
                                       ---------------------------------------
                                         D. Joseph Corr, President








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.


/s/ D. Joseph Corr                     President (principal executive
--------------------------
D. Joseph Corr                         officer) and Director



/s/ Leslie C. Head                     Secretary/Treasurer (principal financial
--------------------------
Leslie C. Head                         and accounting officer) and Director

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                    VALUJET MANAGEMENT CORP.


                                    By:  /s/ D. Joseph Corr
                                       ---------------------------------------
                                         D. Joseph Corr, President and Chief
                                         Executive Officer








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.



/s/ D. Joseph Corr                     President(principal executive officer)
----------------------------
D. Joseph Corr                         and Director


/s/ Leslie C. Head                     Secretary/Treasurer (principal financial
----------------------------
Leslie C. Head                         and accounting officer) and Director


/s/ Lewis H. Jordan                    Director
----------------------------
Lewis H. Jordan


/s/ Robert L. Priddy                   Director
----------------------------
Robert L. Priddy

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                    VALUJET I, LTD.


                                    By: /s/ Robert L. Priddy
                                       ---------------------------------------
                                        Robert L. Priddy, President








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.


/s/ Robert L. Priddy                 President (principal executive
----------------------------
Robert L. Priddy                     officer) and Director



/s/ Leslie C. Head                   Secretary/Treasurer (principal  accounting
----------------------------
Leslie C. Head                       officer)



/s/ D. Joseph Corr                   Director
----------------------------
D. Joseph Corr

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Pre-Effective Amendment No. 1 to Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                    VALUJET II, LTD.


                                    By:  /s/ Robert L. Priddy
                                       ---------------------------------------
                                        Robert L. Priddy, President








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.



/s/ Robert L. Priddy                  President (principal executive
--------------------------------
Robert L. Priddy                      officer) and Director



/s/ Leslie C. Head                    Secretary/Treasurer (principal  accounting
--------------------------------
Leslie C. Head                        officer)



/s/ D. Joseph Corr                    Director
--------------------------------
D. Joseph Corr

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Pre-Effective Amendment No. 1 to Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                    VALUJET CORPORATE PARTNERS, L.P.


                                    By:  /s/ D. Joseph Corr
                                       ---------------------------------------
                                         D. Joseph Corr, President and Chief
                                         Executive Officer of ValuJet
                                         Management Corp., General Partner








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.


/s/ D. Joseph Corr                    President (principal executive officer)
-------------------------------
D. Joseph Corr                        and Director of ValuJet Management Corp.,
                                      General Partner



/s/ Leslie C. Head                    Secretary/Treasurer (principal financial
-------------------------------
Leslie C. Head                        and accounting  officer) of ValuJet
                                      Management Corp., General Partner


/s/ Lewis H.  Jordan                  Director of ValuJet Management
-------------------------------
Lewis H.  Jordan                      Corp., General Partner



/s/ Robert L. Priddy                  Director of ValuJet Management Corp.,
-------------------------------
Robert L. Priddy                      General Partner

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of December, 1997.

                                    VALUJET RESERVATION PARTNERS, L.P.


                                    By:  /s/ D. Joseph Corr
                                       ---------------------------------------
                                         D. Joseph Corr, President and Chief
                                         Executive Officer of ValuJet Management
                                          Corp., General Partner








    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of December, 1997.


/s/ D. Joseph Corr                  President (principal executive officer) and
------------------------------
D. Joseph Corr                      Director of ValuJet Management Corp.,
                                    General Partner


/s/ Leslie C. Head                  Secretary/Treasurer (principal financial
------------------------------
Leslie C. Head                      and accounting officer) of ValuJet
                                    Management Corp., General Partner


/s/ Lewis H. Jordan                 Director of ValuJet Management Corp.,
------------------------------
Lewis H. Jordan                     General Partner



/s/ Robert L. Priddy                Director of ValuJet Management Corp.,
------------------------------
Robert L. Priddy                    General Partner